     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 10, 1999

                                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             BOX HILL SYSTEMS CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             NEW YORK                                3572                               13-3460176
 (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)

                            ------------------------

                             BOX HILL SYSTEMS CORP.
                           161 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10013
                           TELEPHONE: (212) 989-4455
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                  PHILIP BLACK
                            CHIEF EXECUTIVE OFFICER
                             BOX HILL SYSTEMS CORP.
                           161 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10013
                           TELEPHONE: (212) 989-4455
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                           -------------------------

                                   COPIES TO:

                  IRWIN A. KISHNER, ESQ.                                       THOMAS A. COLL, ESQ.
                     DAVID LUBIN, ESQ.                                         CARL R. SANCHEZ, ESQ.
                  HERRICK, FEINSTEIN LLP                                        COOLEY GODWARD LLP
                TWO PARK AVENUE, 21ST FLOOR                              4365 EXECUTIVE DRIVE, SUITE 1100
                    NEW YORK, NY 10016                                      SAN DIEGO, CALIFORNIA 92121
                 TELEPHONE: (212) 592-1400                                   TELEPHONE: (619) 550-6000

                           -------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after this Registration Statement becomes effective and after the effective time of the proposed merger described in this Registration Statement.

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]
                           -------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                              PROPOSED MAXIMUM        PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF             AMOUNT TO BE         OFFERING PRICE PER      AGGREGATE OFFERING          AMOUNT OF
   SECURITIES TO BE REGISTERED         REGISTERED(1)              SHARE(2)                PRICE(2)            REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value.....    10,324,797 shares             $1.913              $19,751,336.66            $5,490.87
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Represents the number of shares of common stock, including shares issuable upon exercise of options, of the Registrant which may be issued to former securityholders of Artecon, Inc. ("Artecon") pursuant to the merger described herein.
(2) Each share of common stock of Artecon will be converted into 0.40 of a share of common stock of the Registrant pursuant to the merger described herein, and each outstanding share of preferred stock of Artecon will be converted into that fraction of a share of common stock of the Registrant as is determined by dividing (x) the number obtained by dividing (1) $4,988,318 by
    (2) the closing sales price per share of common stock of the Registrant as traded on the New York Stock Exchange Composite Transactions Tape on the last trading day immediately preceding the closing of the merger, by (y) 2,494,159. Pursuant to Rule 457(f) under the Securities Act of 1933, as amended, the registration fee has been calculated based on the average of the high and low sale prices per share of Artecon's common stock as of June 9, 1999 as reported on the Nasdaq National Market System.
                           -------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JUNE 10, 1999
PRELIMINARY PROSPECTUS/JOINT PROXY STATEMENT

[BOX HILL LOGO]                                                   [ARTECON LOGO]
                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     The Boards of Directors of Box Hill Systems Corp. and Artecon, Inc. have each unanimously approved a merger agreement which provides for the merger of Artecon and Box Hill, whereby Artecon will become a wholly-owned subsidiary of Box Hill.

     If the merger is completed, holders of Artecon common stock will receive
0.40 of a share of Box Hill common stock for each share of Artecon common stock they own. This is a fixed exchange ratio that will not be adjusted for changes in the stock price of either company. In addition, holders of Artecon preferred stock will receive that fraction of a share of Box Hill common stock in exchange for each share of Artecon preferred stock that they own as is determined:

     - by dividing $4,988,318 by the closing sales price per share of Box Hill common stock on the New York Stock Exchange on the last trading day before the closing of the merger; and

     - then dividing that number by 2,494,159.

     The shareholders of Box Hill will continue to own their existing shares
after the merger. Box Hill expects to issue approximately           million
shares of Box Hill common stock to Artecon stockholders in connection with the
merger (and reserve           shares to be issued upon the exercise of Artecon
options that will be assumed by Box Hill in the merger). As a result, the former
Artecon stockholders will own approximately   % of the outstanding Box Hill
common stock after the merger and the current Box Hill shareholders will own the
remaining   %.

     We cannot complete the merger unless the shareholders of both companies approve the matters proposed in this prospectus/joint proxy statement. Approval of these matters is virtually assured because, as part of the merger negotiations, holders of a majority of the shares of both Box Hill and Artecon have agreed to approve these matters.

     Each board recommends that its respective shareholders approve the matters described in this document. Your vote is very important.

     We have scheduled special meetings for the shareholders of Box Hill and Artecon to vote on the merger. Whether or not you plan to attend your special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will count as a vote in favor of the merger.

     If the required approvals of the shareholders of Box Hill and Artecon are received and the other conditions to the merger are satisfied or waived, we
expect that the merger will be consummated on or promptly after             ,
1999.

     You may vote at your special meeting if you own shares as of the close of
business on             , 1999. The dates, times and places of the special
meetings are as follows:

             For Box Hill shareholders:                              For Artecon stockholders:
                             , 1999                                           , 1999
                     a.m. local time                                      a.m. local time
               Herrick, Feinstein LLP                                   6305 El Camino Real
             Two Park Avenue, 21st floor                              Carlsbad, CA 92009-1606
                 New York, NY 10016

     This document is both the prospectus of Box Hill for the Box Hill common stock to be issued in connection with the merger and the joint proxy statement of Box Hill and Artecon for their respective meetings. This document provides you with detailed information about the proposed merger. We encourage you to read the entire document carefully, including "Risk Factors" beginning at page
  .

                    Philip Black                                         James L. Lambert
               Chief Executive Officer                         President and Chief Executive Officer
               Box Hill Systems Corp.                                      Artecon, Inc.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED THE BOX HILL COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS PROSPECTUS/JOINT PROXY STATEMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
Prospectus/Joint Proxy Statement dated             , 1999 and first mailed to
shareholders on or about             , 1999.

PRELIMINARY PROSPECTUS/JOINT PROXY STATEMENT

                                [BOX HILL LOGO]

                           161 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10013
                           -------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON                , 1999

To our Shareholders:

     We will hold a special meeting of Box Hill Systems Corp. shareholders on
             , 1999      a.m., local time, at the offices of Herrick, Feinstein
LLP, Two Park Avenue, 21st floor, New York, New York 10016, for the following purposes:

          1. To consider and vote upon (i) the approval and adoption of the Agreement and Plan of Merger, dated as of April 29, 1999, among Box Hill, Artecon, Inc., a Delaware corporation, and BH Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Box Hill, and (ii) the approval of the issuance of shares of common stock of Box Hill to the stockholders of Artecon. Upon consummation of the merger, Artecon will become a wholly-owned subsidiary of Box Hill. A copy of the merger agreement is attached as Appendix A to the prospectus/joint proxy statement accompanying this notice.

          2. To consider and vote upon an amendment to Box Hill's certificate of incorporation to provide for (i) the change of the name of Box Hill to
     "             " and (ii) a classified board of directors whereby the board of directors will be separated into three classes with members of each class serving for a three-year term. A copy of the proposed amendment to the Box Hill certificate of incorporation is attached as Appendix B to the prospectus/joint proxy statement accompanying this notice.

          3. To consider and vote upon an increase of an additional 500,000 shares of Box Hill common stock authorized for issuance under the 1997 Box Hill Employee Stock Purchase Plan.

          4. To consider and vote upon an increase of an additional 2,000,000 shares of Box Hill common stock authorized for issuance under the amended Box Hill 1995 Stock Incentive Plan.

          5. To transact such other business as may properly come before the Box Hill special meeting or any adjournment or postponement of the meeting.

Proposals 1 and 2 are mutually dependent, which means that a vote for or against Proposal 1 will constitute a vote for or against, respectively, Proposal 2 and a vote for or against Proposal 2 will constitute a vote for or against, respectively, Proposal 1. These proposals are more fully described in the disclosure document that accompanies this notice.

     Shareholders of record at the close of business on              , 1999 are
entitled to notice of, and to vote at, the Box Hill special meeting and any adjournments or postponements of the meeting.

     All shares represented by properly executed proxies will be voted in accordance with the specifications on the proxy card. If no such specifications are made, proxies will be voted for approval and adoption of the proposals above.

     All shareholders are cordially invited to attend the Box Hill special meeting in person. Whether or not you expect to attend, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

     THE BOARD OF DIRECTORS OF BOX HILL UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THE PROPOSALS DESCRIBED ABOVE.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Mark A. Mays
                                          Secretary

New York, New York
             , 1999

                  PRELIMINARY PROSPECTUS/JOINT PROXY STATEMENT

                                 [ARTECON LOGO]
                              6305 EL CAMINO REAL
                        CARLSBAD, CALIFORNIA 92009-1606
                           -------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON                , 1999

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Artecon,
Inc., a Delaware corporation, will be held on              , 1999, at      a.m.,
local time, at Artecon's offices at 6305 El Camino Real, Carlsbad, California, for the following purposes:

          1. To consider and vote upon the approval and adoption of the Agreement and Plan of Merger dated as of April 29, 1999, among Artecon, Box Hill Systems Corp., a Delaware corporation, and BH Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Box Hill and the approval of the merger of BH Acquisition Corp. with and into Artecon. Upon consummation of the merger, Artecon will become a wholly-owned subsidiary of Box Hill. A copy of the merger agreement is attached as Appendix A to the prospectus/joint proxy statement accompanying this notice.

          2. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

     Stockholders of record at the close of business on              , 1999 are
entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the meeting.

     All shares represented by properly executed proxies will be voted in accordance with the specifications on the proxy card. If no such specifications are made, proxies will be voted for approval and adoption of the merger agreement and the merger.

     You are cordially invited to attend the special meeting in person. Whether or not you expect to attend, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

     THE BOARD OF DIRECTORS OF ARTECON UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          James L. Lambert
                                          Chief Executive Officer and President

Carlsbad, California
             , 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ADDITIONAL INFORMATION......................................    1
  Cautionary Statements Concerning Forward-Looking
     Statements.............................................    1
  Where You Can Find More Information.......................    1
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    3
SUMMARY.....................................................    5
BOX HILL SYSTEMS CORP. SELECTED HISTORICAL FINANCIAL
  INFORMATION...............................................   13
ARTECON, INC. SELECTED HISTORICAL FINANCIAL INFORMATION.....   15
UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL
  INFORMATION...............................................   17
COMPARATIVE PER SHARE DATA..................................   20
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  STATEMENTS................................................   22
RISK FACTORS................................................   30
  Risks Relating to the Merger..............................   30
  Risks Relating to Both Box Hill and Artecon...............   34
  Risks Specific to Either Box Hill or Artecon..............   40
THE BOX HILL SPECIAL MEETING................................   41
THE ARTECON SPECIAL MEETING.................................   44
THE MERGER..................................................   46
  General...................................................   46
  Merger Consideration......................................   46
  Treatment of Artecon Stock Options........................   47
  Stock Ownership Following the Merger......................   47
  Post-Merger Management of Box Hill........................   47
  Conversion of Shares; Procedures for Exchange of
     Certificates...........................................   48
  Background of the Merger..................................   49
  Box Hill's Reasons for the Merger.........................   52
  Artecon's Reasons for the Merger..........................   54
  Opinion of Box Hill's Financial Advisor...................   55
  Opinion of Artecon's Financial Advisor....................   65
  Material Federal Income Tax Matters.......................   75
  Restrictions on Resales by Affiliates.....................   78
  Anticipated Accounting Treatment..........................   78
  Government and Regulatory Matters.........................   78
  Absence of Appraisal Rights of Holders of Artecon and Box
     Hill Common Stock......................................   79
  Appraisal Rights of Holders of Artecon Preferred Stock....   79

                                                              PAGE
                                                              ----
MATERIAL TERMS OF THE MERGER AGREEMENT......................   81
  Representations and Warranties............................   81
  Covenants of the Parties..................................   82
  Conditions to the Merger..................................   86
  Termination...............................................   88
  Expenses and Termination Fees.............................   89
INTERESTS OF CERTAIN PERSONS IN THE MERGER AND RELATED
  AGREEMENTS................................................   90
  Management of Box Hill....................................   90
  Employment Agreements.....................................   93
  Indemnification...........................................   94
  Voting Agreements.........................................   94
  Security Ownership of Management..........................   96
INFORMATION RELATING TO BOX HILL............................   98
  Business..................................................   98
  Box Hill Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................  108
  Box Hill Management.......................................  116
  Certain Transactions of Box Hill..........................  120
  Security Ownership of Certain Beneficial Owners and
     Management of Box Hill.................................  122
INFORMATION RELATING TO ARTECON.............................  123
  Business..................................................  123
  Artecon Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................  137
  Artecon Management........................................  147
  Certain Transactions of Artecon...........................  150
  Security Ownership of Certain Beneficial Owners and
     Management of Artecon..................................  152
COMPARISON OF CAPITAL STOCK.................................  155
  Description of Box Hill Capital Stock.....................  155
  Description of Artecon Capital Stock......................  157
COMPARISON OF SHAREHOLDERS' RIGHTS..........................  159
AMENDMENT TO BOX HILL'S CERTIFICATE OF INCORPORATION........  167
AMENDMENT TO INCREASE THE NUMBER OF SHARES AUTHORIZED UNDER
  BOX HILL'S 1997 EMPLOYEE STOCK PURCHASE PLAN AND 1995
  INCENTIVE STOCK OPTION PLAN...............................  168
EXPERTS.....................................................  170
LEGAL MATTERS...............................................  170
INDEX TO FINANCIAL STATEMENTS...............................  F-1
FINANCIAL STATEMENT SCHEDULES...............................  S-1

       THE FOLLOWING APPENDICES ALSO CONSTITUTE PART OF THIS PROSPECTUS/JOINT
                                PROXY STATEMENT:

A    --   Agreement and Plan of Merger
B    --   Proposed Amended and Restated Box Hill Certificate of
          Incorporation
C    --   Opinion of Salomon Smith Barney Inc.
D    --   Opinion of Tucker Anthony Incorporated
E    --   Section 262 of the Delaware General Corporation Law

                             ADDITIONAL INFORMATION

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     We have each made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future benefits of the merger to either company, including future results of operations of Box Hill, Artecon or the combined company. When we use such words as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which are incorporated by reference, and in our other public filings and press releases, could affect the future results of Box Hill and the combined company, and could cause actual results to differ materially from those expressed in our forward-looking statements. Note that the merger and an investment in securities of Box Hill involves risks and uncertainties that could affect the future financial results of Box Hill. Some of these risks include:

     - risks relating to the respective businesses of Box Hill and Artecon;

     - risks associated with a fixed exchange ratio;

     - risks related to the integration of Box Hill and Artecon; and

     - other risks and uncertainties discussed under "Risk Factors" and elsewhere in this document.

     Neither Box Hill nor Artecon intends to update these forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

     Box Hill Systems Corp. is a New York corporation. Box Hill's principal executive offices are located at 161 Avenue of the Americas, New York, New York 10013, and its telephone number is (212) 989-4455. Box Hill's website is www.boxhill.com. Web site materials are not part of this prospectus/joint proxy statement. The Box Hill common stock is quoted on the New York Stock Exchange. The trading symbol for Box Hill is "BXH."

     Artecon, Inc. is a Delaware corporation. Artecon's principal executive offices are located at 6305 El Camino Real, Carlsbad, California 92009-1606, and its telephone number is (760) 931-5500. Artecon's website is www.artecon.com. Web site materials are not part of this prospectus/joint proxy statement. The Artecon common stock is quoted on the Nasdaq National Market. The trading symbol for Artecon is "ARTE."

     Box Hill and Artecon file annual, quarterly and special reports, proxy statements and other information with the SEC. You may inspect and copy such material at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of filed materials from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also inspect reports and other information concerning Box Hill at the offices of the New York State Exchange, 11 Wall Street, New York, New York 10005.

     Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. You can also find the SEC filings of Box Hill and Artecon on the SEC's website at www.sec.gov.

     Box Hill filed a registration statement on Form S-4 to register with the SEC the Box Hill common stock to be issued to Artecon stockholders in the merger. This prospectus/ joint proxy statement is a part of that registration statement and constitutes a prospectus of Box Hill in addition to being a proxy statement of Box Hill and Artecon for the meetings.

     Box Hill has supplied all information contained or incorporated by reference in this prospectus/joint proxy statement relating to Box Hill, and Artecon has supplied all such information relating to Artecon.

     You should rely only on the information contained in this prospectus/joint proxy statement to vote on the Box Hill proposals and the Artecon proposals. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus/joint proxy statement. This
prospectus/joint proxy statement is dated              , 1999. You should not
assume that the information contained in the prospectus/joint proxy statement is accurate as of any date other than such date, and neither the mailing of this prospectus/joint proxy statement to shareholders nor the issuance of Box Hill common stock in the merger shall create any implication to the contrary.
                           -------------------------

     This prospectus/joint proxy statement contains trademarks and registered trademarks of Box Hill, Artecon and other companies.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  AS A HOLDER OF ARTECON COMMON STOCK, WHAT WILL I RECEIVE IN THE MERGER?

A: You will receive 0.40 of a share of Box Hill common stock in exchange for each share of Artecon common stock that you own. For example, if you own 100 shares of Artecon common stock, you will receive 40 shares of Box Hill common stock in exchange for your shares. No fractional shares will be issued. You will receive cash for any fractional share you would otherwise receive.

Q:  AS A HOLDER OF ARTECON PREFERRED STOCK, WHAT WILL I RECEIVE IN THE MERGER?

A: You will receive that fraction of a share of Box Hill common stock in exchange for each share of Artecon preferred stock that you own as is determined:

     - by dividing: $4,988,318 by the closing sales price per share of Box Hill common stock on the New York Stock Exchange on the last trading day before the closing of the merger; and

     - then dividing that number by 2,494,159.

    For example, if there are 2,494,159 shares of Artecon preferred stock outstanding immediately before the merger and the closing sales price per share of Box Hill common stock on the last trading day before the merger is $6.00 per share, you will receive 0.33 of a share of Box Hill common stock in exchange for each share of Artecon preferred stock that you own. No fractional shares will be issued. If you are entitled to receive a fractional share, such fraction will be rounded up to the next whole share. Thus, if you own 150 shares of Artecon preferred stock, you will receive 50 shares of Box Hill common stock in the merger in exchange therefor.

Q:  WHAT HAPPENS TO ARTECON STOCK OPTIONS AS A RESULT OF THE MERGER?

A: Each option to purchase Artecon common stock will convert into an option to purchase 40% as many shares of Box Hill common stock at an adjusted per share exercise price. For example, if you have an option to purchase 100 shares of Artecon common stock at an exercise price of $4.00 per share, after the merger you will have an option to purchase 40 shares of Box Hill common stock at an exercise price of $10.00 per share.

Q: AS A BOX HILL SHAREHOLDER, WILL I RECEIVE ADDITIONAL SHARES OF BOX HILL COMMON STOCK IN THE MERGER?

A: No. You will continue to hold the same number of shares of Box Hill common stock after the merger.

Q:  WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?

A: The merger is intended to be a tax-free reorganization for federal income tax purposes. Generally, Artecon stockholders will not recognize taxable gain or loss on the exchange of their stock, except that Artecon stockholders may be taxed on cash received for a fractional share. Box Hill shareholders will not recognize any taxable gain or loss in connection with the merger. Tax matters, however, are complicated, and the tax consequences of the merger to you will depend on the facts of your particular situation. We encourage you to contact your tax advisors to determine the tax consequences of the merger to you. To review the tax consequences to Box Hill and Artecon stockholders in greater detail, see pages 75 through 77 of this prospectus/joint proxy statement.

Q: IF I AM NOT GOING TO ATTEND THE SHAREHOLDER MEETING, SHOULD I RETURN MY PROXY CARD INSTEAD?

A: Yes. Please fill out and sign your proxy card and mail it to us in the enclosed return envelope as soon as possible. Returning your proxy card ensures that your shares will be represented at the special meeting.

Q:  WHAT DO I DO IF I WANT TO CHANGE MY VOTE AFTER I HAVE MAILED MY PROXY CARD?

A: Send in a later-dated, signed proxy card to your company's corporate secretary before the special meeting or attend the special meeting in person and vote.

Q:  WHAT DO I NEED TO DO NOW?

A: Just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at your meeting. In order to assure that your vote is obtained, please give your proxy as instructed on your proxy card even if you currently plan to attend a meeting in person. The Board of Directors of each of Box Hill and Artecon recommends that its shareholders vote in favor of the merger.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote them on the merger. You should therefore be sure to provide your broker with instructions on how to vote your shares.

    If you do not give voting instructions to your broker, you will not be counted as voting for purposes of the merger unless you appear in person at your meeting.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send Artecon stockholders written instructions for exchanging their stock certificates. Box Hill shareholders will keep their current certificates.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working towards completing the merger as quickly as possible. Assuming that both Box Hill and Artecon satisfy or waive all of the conditions to closing contained in the merger agreement, we anticipate that
    the merger will occur on or before                , 1999.

Q:  WHOM SHOULD SHAREHOLDERS CALL WITH ADDITIONAL QUESTIONS?

A. Box Hill shareholders who have questions about the merger should call Box Hill's Investor Relations Department at (212) 989-4455. Artecon stockholders who have questions about the merger should call Artecon's Investor Relations Department at (760) 931-5500.

                                    SUMMARY

     This summary highlights selected information found in greater detail elsewhere in this prospectus/joint proxy statement. This summary does not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire document and the documents to which we have referred you.

THE COMPANIES

BOX HILL SYSTEMS CORP.
161 AVENUE OF THE AMERICAS
NEW YORK, NY 10013
(212) 989-4455

     Box Hill is an independent provider of high-performance data storage and storage area network, or "SAN," solutions. Box Hill designs, manufactures, markets and supports data storage systems, and markets and supports data storage back-up systems for the open systems computing environment. Its storage solutions encompass a broad range of scalable products and services targeting high-end customers. Box Hill was among the first to develop and successfully commercialize a hot-swappable SCSI Disk Array storage system and a redundant array of inexpensive/independent disks, or "RAID," storage system for the UNIX operating system. In 1997, Box Hill introduced the Fibre Box(R), one of the first Fibre Channel storage systems. In the United States, Box Hill targets data-intensive industries, primarily financial services, telecommunications, health care, government/ defense and academia. Abroad, Box Hill teams up with local resellers to provide storage solutions to customers. Box Hill was incorporated in New York in April 1988 and is listed on the New York Stock Exchange under the symbol "BXH."

ARTECON, INC.
6305 EL CAMINO REAL
CARLSBAD, CA 92009-1606
(760) 931-5500

     Artecon designs, manufactures, markets and supports a broad range of scalable, fully integrated data storage products for the open systems computing environment, focusing its efforts in the Sun Microsystems, UNIX and PC-LAN markets. Artecon's enterprise storage product line includes scalable RAID systems marketed to enterprise and users, resellers and commercial and telecommunications/internet OEMs. Artecon also markets rack-mount solutions for commercial off-the-shelf workstations and servers and provides systems integration and a variety of other service and support programs. Artecon was incorporated in Delaware under the name "Storage Dimensions, Inc." in November 1992 and in March 1998 changed its name to Artecon, Inc. in connection with the consummation of a merger between Storage Dimensions, Inc. and Artecon, Inc., a California corporation. Artecon is quoted on the Nasdaq National Market under the symbol "ARTE."

OUR REASONS FOR THE MERGER

     We believe that the combined companies can be run more efficiently and more profitably than either company on its own. Achieving these benefits depends on our ability to obtain the necessary approvals for the merger, to integrate the businesses of Box Hill and Artecon successfully after the merger, and to deal with the other risks and uncertainties described on pages 30 through 40. To review the reasons for the merger in greater detail, see pages 52 through 57.

RISK FACTORS MERITING SPECIAL ATTENTION

     Before you decide to vote for the adoption of the merger or for the approval of the Box Hill proposals, you should consider the following risk factors, which are more fully described in the "Risk Factor" section beginning on page 31 of this document, and the other risk factors described in said section. WE URGE YOU TO READ ALL THE RISK FACTORS CAREFULLY AND IN THEIR ENTIRETY.

     - the exchange ratio of .40 share of Box Hill common stock for one share of Artecon common stock is fixed whether or not there is an increase or decrease in the market price of the Artecon common stock or the Box Hill common stock;

     - the degree to which Box Hill is able to successfully integrate Artecon and realize the anticipated synergies for the merged companies may affect the operating results of the combined company;

     - customers may seek alternative sources of product supply or service due to, among other reasons, a desire not to do business with the new combined company; and

     - following the merger, the directors and officers of Box Hill are expected
       to own      % of the outstanding Box Hill common stock, and such
       ownership may have a significant effect on matters submitted to a vote of Box Hill shareholders.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS OF BOX HILL AND ARTECON

     The boards of directors of both Box Hill and Artecon believe that the merger is fair to and in the best interests of both Box Hill and Artecon and their respective shareholders. The boards of directors of both companies unanimously recommend that you vote "FOR" the approval of the merger agreement and the merger. The Box Hill board further unanimously recommends that you vote "FOR" the issuance of the Box Hill common stock in the merger, the approval of the certificate of amendment of Box Hill's certificate of incorporation to provide for a classified board of directors and to change Box Hill's name to
"             " and to increase the shares reserved for issuance under Box
Hill's employee stock purchase plan and stock incentive plan.

OPINIONS OF FINANCIAL ADVISORS

     In deciding to approve the merger, each board of directors considered the opinion of its financial advisor. Box Hill received an opinion from its financial advisor, Salomon Smith Barney Inc., that, as of the date of the opinion and subject to the limitations set forth in the opinion, the exchange ratios for converting the Artecon shares into Box Hill shares were fair to Box Hill from a financial point of view. Artecon received an opinion from its financial advisor, Tucker Anthony Incorporated, that the consideration to be received by holders of Artecon's common stock and preferred stock was fair, from a financial point of view, to the Artecon stockholders. The full texts of the Salomon Smith Barney and Tucker Anthony opinions are attached as Appendices C and D, respectively, to this document. We encourage you to read these opinions carefully and in their entirety.

WHAT THE ARTECON STOCKHOLDERS WILL RECEIVE IN THE MERGER

     In connection with the merger, you will receive .40 of a share of Box Hill common stock for each share of Artecon common stock you hold. Thus, if you hold 100 shares of Artecon common stock, you will receive 40 shares of Box Hill common stock. The common stock exchange ratio is fixed and, regardless of the fluctuation in market prices of Artecon's or Box Hill's common stock, will not change between now and the date that the merger is completed. Moreover, neither Artecon nor Box Hill has the right to terminate the merger agreement or renegotiate the exchange ratio as a result of market price fluctuations of either party's common stock.

     The holders of Artecon preferred stock will also receive Box Hill common stock in the merger. Each share of Artecon preferred stock will be exchanged for that fraction of a share of Box Hill common stock as is determined by:

          (a) dividing $4,988,318 by the closing sales price per share of Box Hill common stock on the New York Stock Exchange on the last trading day before the closing of the merger; and

          (b) dividing the result of (a) by 2,494,159.

     In addition, any fractional shares will be rounded up to the next whole share. Thus, if you hold 150 shares of Artecon preferred stock, and assuming Box Hill common stock closes at $6.00 per share on the day before the closing of the merger, you would receive 50 shares of Box Hill common stock in exchange for your Artecon preferred stock. Although the number of shares of Box Hill common stock that the holders of Artecon preferred stock will receive will change as a result of fluctuations in the market price of Box Hill's common stock, the total value of such shares (based on the closing sales price per share of Box Hill common stock on the New York Stock Exchange on the last trading day before the consummation of the merger) will remain the same (an aggregate of $4,988,318).

OWNERSHIP OF BOX HILL FOLLOWING THE MERGER

     It is impossible to know, until the end of business on the day prior to the closing of the merger, the exact number of shares of stock that Box Hill will issue to Artecon preferred shareholders since the number of Box Hill shares to be issued to such holders is dependent on the closing share price of Box Hill common stock on the day before the closing of the merger. For example, assuming a closing price of $6.00 for Box Hill common stock on the day before the closing of the merger and based upon the number of shares of Artecon common stock and preferred stock issued and outstanding on the record date, an aggregate of
approximately                shares of Box Hill common stock would be issued in
connection with the merger. The former holders of Artecon common stock and
preferred stock would then hold approximately      % of the total number of
shares of Box Hill common stock issued and outstanding after consummation of the merger, based on the number of Box Hill and Artecon shares outstanding as of
               .

REQUIRED VOTE

     A majority of the Box Hill shares cast, provided that the total votes cast represent over 50% in interest of all shares of Box Hill common stock as of the record date is required to approve and adopt the merger agreement and approve the merger, to approve the issuance of the Box Hill common stock in the merger and to increase the number of authorized shares under the Box Hill purchase plan and stock option plan. A majority of the outstanding shares of Box Hill common stock as of the record date is required to amend the certificate of incorporation of Box Hill to add a classified board and
change the name of Box Hill to "             ".

     A majority of the shares of Artecon common stock and preferred stock outstanding as of the record date, voting as a single class, is required to approve and adopt the merger agreement and approve the merger.

VOTING AGREEMENTS

     Dr. Benjamin Monderer, individually and as trustee for the Monderer 1999 GRAT u/a/d March 1999 Trust, and Mark A. Mays, each a director and executive officer of Box Hill, together held approximately 53.7% of the Box Hill common stock outstanding as of the date of the merger agreement. These shareholders have agreed to vote their shares in favor of the approval and adoption of the merger agreement and the approval of the merger, the issuance of Box Hill common stock in the merger and approval of the certificate of amendment. Such shareholders have granted Artecon irrevocable proxies to such effect. The affirmative vote of these shareholders alone will be sufficient to approve the proposals with respect to Box Hill.

     James L. Lambert and his wife, Pam Lambert, W.R. Sauey (and several related affiliates) and Dana Kammersgard, each directors or executive officers of Artecon, together held approximately 52.3% of the Artecon voting stock outstanding as of the date of the merger agreement. These individuals have agreed to vote their shares in favor of the approval and adoption of the merger agreement and the approval of the merger, and have granted Box Hill irrevocable proxies to such effect. The affirmative vote of these stockholders alone will be sufficient to approve the merger agreement and the merger with respect to Artecon.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the boards of directors of Artecon and Box Hill that you vote in favor of the merger, you should be aware that several of the current directors of Artecon and Box Hill will serve on the board of Box Hill after the merger. In addition, several members of senior management of Artecon and Box Hill will enter into employment arrangements with Box Hill in connection with the merger. Box Hill will also maintain indemnification and insurance arrangements for the Artecon directors and officers. As a result, these persons have interests in the merger that may be different from, or in addition to, yours.

CONDITIONS TO THE MERGER

     Box Hill and Artecon will complete the merger only if a number of conditions are either satisfied or waived. These conditions include:

     - the continued accuracy of the parties' representations and warranties and fulfillment of each party's promises contained in the merger agreement;

     - receiving the required vote of the Artecon and Box Hill shareholders to approve the merger agreement and the merger, and with respect to Box Hill's shareholders, approving the issuance of the Box Hill common stock in the merger and the certificate of amendment;

     - the receipt of a letter from the independent public accountants of Box Hill concurring with both companies' management that the merger will qualify for pooling of interests accounting treatment and the receipt of a letter from the independent public accountants of Artecon concurring with Artecon's management that no condition exists that would preclude Artecon's ability to be a party in the merger to be accounted for as a pooling of interests;

     - the receipt of opinions from the parties' respective tax attorneys that the merger will constitute a tax-free reorganization;

     - the authorization for listing on the New York Stock Exchange of the Box Hill common stock to be issued in the merger; and

     - the absence of any restraining orders, injunctions or other orders preventing the consummation of the merger or other certain litigation or administrative actions or proceedings.

TERMINATION OF THE MERGER AGREEMENT

     The boards of directors of both companies can jointly agree to terminate the merger agreement at any time without completing the merger. In addition, either company can terminate the merger agreement if:

     - the merger is not completed by September 30, 1999;

     - there is a general suspension of trading on the NYSE or the Nasdaq Stock Market for five consecutive days;

     - the required vote of the shareholders of Box Hill or Artecon is not received;

     - the board of directors of either company determines in good faith that failure to terminate the merger agreement may constitute a breach of such board's fiduciary duties to its shareholders; or

     - a triggering event occurs with respect to the other party;

A "triggering event" with respect to a company includes:

     - the withdrawal of the board's unanimous recommendation to the shareholders to vote in favor of the merger;

     - the approval by the board of a company of an alternate merger or other business combination or sale of assets; or

     - the failure to reject or oppose a tender or exchange offer or another proposed merger, business combination or similar transaction.

TERMINATION FEES

     If Box Hill's or Artecon's shareholders do not approve the merger, the merger agreement requires the non-approving company to reimburse the other company for 120% of all fees and expenses (up to a maximum of $2,500,000) incurred by the other company in connection with the merger.

     In addition, if the merger agreement is terminated because of a triggering event or a company's board determines in good faith that the failure to terminate the merger agreement may constitute a breach of the board's fiduciary duties to the company's shareholders, then the terminating company must pay the other company a break-up fee of $2,500,000.

TAX MATTERS

     The exchange of Box Hill common stock for the shares of Artecon common stock and preferred stock will be tax-free to the Artecon stockholders for federal income tax purposes. Such holders may, however, be required to pay taxes if they receive cash in exchange for fractional shares. The tax basis in the shares of Box Hill common stock received in the merger will equal the holders current tax basis in their Artecon common stock and preferred stock. However, such tax basis will be reduced by the basis allocable to any fractional share interest for which cash is received.

     TAX MATTERS CAN BE COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER WILL DEPEND ON THE FACTS OF EACH STOCKHOLDER'S OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS TO FULLY UNDERSTAND THE TAX CONSEQUENCES OF THE MERGER TO YOU.

ANTICIPATED ACCOUNTING TREATMENT

     We expect the merger to be accounted for as a "pooling of interests," which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes.

APPRAISAL RIGHTS

     Under applicable Delaware and New York law, neither the holders of the common stock of Artecon nor the shareholders of Box Hill are entitled to dissenters' or appraisal rights in connection with the merger. However, holders of Artecon preferred stock are entitled to appraisal rights under Delaware law in connection with the merger.

BOARD OF DIRECTORS OF BOX HILL FOLLOWING THE MERGER

     Upon the closing of the merger, Box Hill will have a classified board of directors with the terms of the Class I, Class II and Class III directors expiring at Box Hill's 2000, 2001 and 2002 annual shareholders' meetings, respectively. The designees for the Box Hill board after the closing of the merger are named below.

Philip Black (Class I)           C.S. Park (Class II)              W.R. Sauey (Class III)
Norman Farquhar (Class I)        Dr. Benjamin Monderer (Class II)  James Lambert (Class III)
                                 Benjamin Brussell (Class II)      Carol Turchin (Class III)

MARKETS AND MARKET PRICES

     Box Hill common stock is quoted on the New York Stock Exchange under the symbol "BXH." Artecon common stock is quoted on the Nasdaq National Market System under the symbol "ARTE." Following the consummation of the merger, Box Hill common stock will continue to be quoted on the NYSE and Artecon's common stock will cease to be quoted on the Nasdaq.

     The actual prices of Box Hill or Artecon common stock prior to or at the time the merger is consummated cannot be guaranteed or predicted. We urge holders of Box Hill and Artecon stock to obtain current market quotations for Box Hill common stock prior to the special meetings.

  BOX HILL

     The following table sets forth the closing price per share of Box Hill common stock as reported on the NYSE and the closing sale price per share of Artecon common stock on April 29, 1999, the last trading day before the
announcement of the merger, and on              , 1999, the last trading day
prior to the printing of this prospectus/joint proxy statement.

Stock Price Preceding Announcement:
  Box Hill..................................................  $ 6.00
  Artecon...................................................  $2.375
Stock Price Preceding Printing:
  Box Hill..................................................  $   --
  Artecon...................................................  $   --

     The equivalent Artecon per share price based on the exchange ratio of 0.40 of the price of one share of Box Hill common stock on April 29, 1999 and on
             , 1999, the last trading day prior to the printing of this
prospectus/joint proxy statement would have been $2.40 and $          ,
respectively.

     The following table sets forth, for the fiscal quarters indicated, the range of high and low sale prices per share of Box Hill common stock as reported on the NYSE.

QUARTERLY PERIOD                                               HIGH      LOW
----------------                                              ------    ------
Fiscal year ended December 31, 1997:
  3rd Quarter from September 17, 1997.......................  $20.81    $17.80
  4th Quarter...............................................   19.31      9.50
Fiscal year ended December 31, 1998:
  1st Quarter...............................................  $13.69    $ 9.63
  2nd Quarter...............................................   13.69      6.63
  3rd Quarter...............................................    9.06      6.19
  4th Quarter...............................................    8.25      5.00
Fiscal year ending December 31, 1999:
  1st Quarter...............................................  $ 6.94    $ 4.19
  2nd Quarter (through              , 1999).................

     As of the record date, there were           shares issued and outstanding
which were held by           holders of record of Box Hill common stock, as
shown on the stock records of Box Hill.

     Box Hill has never paid any cash dividend on its capital stock and anticipates that, for the foreseeable future, it will continue to retain any earnings for use in the operation of its business.

ARTECON

     The following table sets forth, for the fiscal quarters indicated, the range of high and low sale prices per share of Artecon common stock as reported on the Nasdaq National Market, since March 31, 1998. On March 31, 1998, Artecon concluded a merger with Storage Dimensions, Inc. The stock prices reflected below for periods prior to that time were those of Storage Dimensions, Inc. and were reported on Nasdaq under the symbol "STDM."

QUARTERLY PERIOD                                               HIGH      LOW
----------------                                              ------    -----
Fiscal year ended December 31, 1997 ("STDM"):
  1st Quarter (from March 11, 1997).........................  $ 7.25    $6.50
  2nd Quarter...............................................   14.50     5.38
  3rd Quarter...............................................    8.38     4.50
  4th Quarter...............................................    6.38     3.50
Fiscal year ended December 31, 1998:
  1st Quarter...............................................  $ 4.38    $2.63
Fiscal year ended March 31, 1999 ("ARTE"):
  1st Quarter...............................................  $ 5.25    $2.00
  2nd Quarter...............................................    3.00     1.38
  3rd Quarter...............................................    3.00     1.00
  4th Quarter...............................................    6.00     0.94
Fiscal year ending March 31, 2000:
  1st Quarter (through June 3, 1999)........................  $ 4.56    $1.03

     As of the record date, there were           shares of Artecon common stock
issued and outstanding and were held by approximately 2,400 holders of record, as shown on the stock records of Artecon.

     Artecon has never paid any cash dividends on its capital stock.

     Because the exchange ratio for the Artecon common stock is fixed, changes in the market price of Box Hill common stock will affect the dollar value of Box Hill common stock to be received by holders of Artecon common stock in the merger. We urge holders of Artecon common stock and preferred stock to obtain current market quotations for Box Hill common stock prior to the Artecon special meeting.

                             BOX HILL SYSTEMS CORP.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     Box Hill is providing the following financial information to aid you in your analysis of the financial aspects of the merger. Box Hill derived the information as of December 31, 1997 and 1998 and for each of the years ended December 31, 1996, 1997 and 1998 from their audited consolidated financial statements and related notes thereto included elsewhere in this prospectus/joint proxy statement. The financial information as of December 31, 1994, 1995 and 1996 and for the years ended December 31, 1994 and December 31, 1995, has been derived from Box Hill's audited consolidated financial statements which are not included in this prospectus/joint proxy statement. The financial information as of March 31, 1999 and for the three-months ended March 31, 1998 and 1999 has been derived from the unaudited consolidated condensed financial statements of Box Hill and related notes thereto included elsewhere in this prospectus/joint proxy statement, which have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of Box Hill's financial position and results of operations. The following financial information should be read in conjunction with Box Hill's financial statements and related notes thereto and Box Hill's Management's Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere in this prospectus/joint proxy statement.

                                                                                      THREE MONTHS
                                             YEARS ENDED DECEMBER 31,                ENDED MARCH 31,
                                  -----------------------------------------------   -----------------
                                  1994(1)   1995(1)   1996(1)   1997(1)    1998      1998      1999
                                  -------   -------   -------   -------   -------   -------   -------
                                                                                       (UNAUDITED)
                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Net revenues....................  $55,232   $40,225   $50,027   $70,344   $72,476   $16,045   $14,285
Cost of goods sold..............   33,568    24,067    33,028    45,528    47,403    10,519     9,393
                                  -------   -------   -------   -------   -------   -------   -------
  Gross profit..................   21,664    16,158    16,999    24,816    25,073     5,526     4,892
                                  -------   -------   -------   -------   -------   -------   -------
Operating expenses:
  Shareholder officers'
    compensation(2).............   15,174     9,067     6,347     7,538     1,275       319       319
  Engineering and product
    development.................    1,420     1,634     2,071     2,324     2,617       646       673
  Sales and marketing...........    2,405     3,150     5,325     6,699     8,731     1,999     2,118
  General and administrative....    1,351     1,931     2,348     3,465     4,634       963     1,307
                                  -------   -------   -------   -------   -------   -------   -------
    Total operating expenses....   20,350    15,782    16,091    20,026    17,257     3,927     4,417
                                  -------   -------   -------   -------   -------   -------   -------
  Operating income..............    1,314       376       908     4,790     7,816     1,599       475
Interest expense (income),
  net...........................       62        33      (144)     (681)   (1,924)     (506)     (442)
                                  -------   -------   -------   -------   -------   -------   -------
Income before income taxes......    1,252       343     1,052     5,471     9,740     2,105       917
Income taxes....................      426       311       226       413     3,806       810       353
                                  -------   -------   -------   -------   -------   -------   -------
Net income......................  $   826   $    32   $   826   $ 5,058   $ 5,934   $ 1,295   $   564
                                  =======   =======   =======   =======   =======   =======   =======
Basic net income per share......  $   .08   $         $   .08   $   .45   $   .42   $   .09   $   .04
                                  =======   =======   =======   =======   =======   =======   =======
Diluted net income per share....  $   .08   $    --   $   .08   $   .42   $   .39   $   .09   $   .04
                                  =======   =======   =======   =======   =======   =======   =======

                                           DECEMBER 31,
                          ----------------------------------------------    MARCH 31,
                           1994      1995     1996      1997      1998        1999
                          -------   ------   -------   -------   -------   -----------
                                                                           (UNAUDITED)
                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents
  and short term
  investments...........  $ 2,037   $3,478   $   994   $50,202   $57,714     $62,603
Working capital.........   10,645    7,269     8,069    57,440    63,915      64,582
Total assets............   15,927   13,945    17,416    73,817    83,869      85,725
Shareholders' equity....    7,911    7,943     8,769    58,548    65,150      65,756

-------------------------

(1) Prior to its initial public offering in September 1997, Box Hill was taxed as an S Corporation. In connection with its initial public offering, Box Hill terminated its S Corporation status and became a C corporation. The provision for income taxes for the year ended December 31, 1997, consists of income taxes on the C Corporation's pro rata portion of Box Hill's 1997 taxable income, New York City taxes, state franchise taxes and a one-time tax benefit of $855,000, related to the recognition of the net deferred tax asset recorded by Box Hill upon terminating its S Corporation status. For all years prior to 1997, the provision for income taxes consists of New York City taxes and state franchise taxes.

(2) In connection with its initial public offering, Box Hill executed employment agreements with its three shareholder officers that significantly reduced its shareholder officers' compensation expense.

                                 ARTECON, INC.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The following selected historical financial information of Artecon, Inc. as of March 31, 1998 and March 31, 1999 and for the years ended March 29, 1997, March 31, 1998 and March 31, 1999 are derived from the audited consolidated financial statements of Artecon and related notes thereto included elsewhere in this prospectus/joint proxy statement. The selected historical financial information as of March 25, 1995, March 30, 1996 and March 29, 1997 and for each of the years ended March 25, 1995 and March 30, 1996 has been derived from the audited consolidated financial statements of Artecon which are not included in this prospectus/joint proxy statement. The financial information for the three months ended March 31, 1998 and 1999 have been derived from Artecon's unaudited financial statements, which have been prepared on the same basis as the audited consolidated financial statements and in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of Artecon's results of operations for such periods. Artecon's selected historical consolidated financial information includes financial information of Falcon Systems, Inc. following their acquisition of Falcon in August 1997 and of Storage Dimensions, Inc. following the acquisition of Storage Dimensions in March 1998. The following financial information should be read in conjunction with Artecon's financial statements and related notes thereto and the Artecon Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus/joint proxy statement.

                                                                                              THREE MONTHS
                                                     YEARS ENDED                                  ENDED
                              ---------------------------------------------------------   ---------------------
                              MARCH 25,   MARCH 30,   MARCH 29,   MARCH 31,   MARCH 31,   MARCH 31,   MARCH 31,
                                1995        1996        1997        1998        1999        1998        1999
                              ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                 (UNAUDITED)
INCOME STATEMENT DATA:
Net revenues................   $47,833     $47,172     $55,317    $ 66,340     $95,879    $ 13,739     $18,327
Gross margin................     9,586      12,455      12,926      15,395      33,518        (226)      6,508
Operating expenses:
  Selling & service.........     6,092       6,928       7,643      11,422      26,108       3,152       5,442
  General &
    administrative..........     1,795       1,996       1,663       3,584       5,347         864       1,313
  Research and
    development.............     1,134       1,405       2,392       3,199       7,329         808       1,340
  Restructuring expense.....        --          --          --          --       1,404          --          --
  Impairment of intangible
    assets..................        --          --          --          --         867          --         287
  Acquired in-process
    research and
    development.............        --          --          --      18,200          --      14,500          --
Operating income (loss).....       565       2,126       1,228     (21,010)     (7,537)    (19,550)     (1,874)
Net income (loss)...........   $   453     $ 1,590     $   641    $(19,288)    $(5,350)   $(17,674)    $ 1,094
                               =======     =======     =======    ========     =======    ========     =======
Basic net income (loss) per
  share.....................   $  0.09     $  0.30     $  0.12    $  (3.30)    $ (0.25)   $  (2.84)    $  0.05
                               =======     =======     =======    ========     =======    ========     =======
  Diluted net income (loss)
    per share...............   $  0.05     $  0.19     $  0.08    $  (3.30)    $ (0.25)   $  (2.84)    $  0.04
                               =======     =======     =======    ========     =======    ========     =======

                                                                 AS OF
                                       ---------------------------------------------------------
                                       MARCH 25,   MARCH 30,   MARCH 29,   MARCH 31,   MARCH 31,
                                         1995        1996        1997        1998        1999
                                       ---------   ---------   ---------   ---------   ---------
BALANCE SHEET DATA:
Cash and cash equivalents............   $   299     $   793     $   746     $ 7,992     $ 2,093
Working capital......................     4,935       6,772       6,810      16,819      14,952
Total assets.........................    13,984      14,382      15,194      57,345      43,161
Total long-term debt.................     2,500       2,941       2,921      10,484      11,908
Total stockholders' equity...........     3,553       4,720       5,097      19,679      14,814

          UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION

     We expect that the merger will be accounted for as a pooling of interests, which means that for accounting purposes, we will treat our companies as if they had always been combined. We have presented below unaudited selected pro forma combined financial information that gives effect to the merger accounted for as a pooling of interests, assuming that 0.40 of a share of Box Hill common stock is issued in exchange for each share of Artecon common stock and 0.33 of a share of Box Hill common stock is issued in exchange for each share of Artecon preferred stock (assuming a Box Hill closing date stock price of $6.00 per share). The unaudited pro forma combined statements of operations for each of the years ended December 31, 1996, 1997 and 1998 and for the three-month periods ended March 31, 1998 and 1999, combine the historical consolidated statements of operations of Box Hill for the periods then ended with the historical statements of operations of Artecon for the fiscal years ended March 29, 1997, March 31, 1998 and March 31, 1999 and for the three-month periods ended March 31, 1998 and 1999, respectively, as if the merger had occurred at the beginning of the earliest period presented and reflect adjustments to properly restate income taxes on a combined basis. The unaudited pro forma combined balance sheet as of March 31, 1999 gives effect to the merger as if it had occurred on March 31, 1999, and combines the balance sheet of Box Hill and the balance sheet of Artecon and reflects an adjustment to accrue estimated transaction costs of $5.0 million, which will be charged to operations upon consummation of the merger. The following pro forma statements of operations do not reflect a charge for these or other anticipated costs of integrating the operations of the two companies or other restructuring costs which may occur as a result of the merger. This data should be read in conjunction with the companies' unaudited pro forma combined condensed financial statements and the separate historical consolidated financial statements of Box Hill and Artecon and the notes thereto, all of which are included elsewhere in this prospectus/joint proxy statement. The unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved had the merger been consummated on the dates indicated and should not be construed as representative of future operations.

                                                                    PRO FORMA THREE
                                       PRO FORMA YEAR ENDED           MONTHS ENDED
                                           DECEMBER 31,                MARCH 31,
                                  ------------------------------   ------------------
                                  1996(1)    1997(1)      1998       1998      1999
                                  --------   --------   --------   --------   -------
INCOME STATEMENT DATA:
Net revenues....................  $105,344   $136,684   $168,355   $ 29,784   $32,612
Cost of goods sold..............    75,419     96,473    109,764     24,484    21,212
                                  --------   --------   --------   --------   -------
  Gross profit..................    29,925     40,211     58,591      5,300    11,400
                                  --------   --------   --------   --------   -------
Operating expenses:
  Shareholder officers'
     compensation(2)............     6,347      7,538      1,275        319       319
  Engineering and product
     development................     4,463      5,523      9,946      1,454     2,013
  Sales and marketing...........    12,968     18,121     34,839      5,151     7,560
  General and administrative....     4,011      7,049      9,981      1,827     2,620
  Acquired in-process research
     and development costs......        --     18,200         --     14,500        --
  Restructure expenses..........        --         --      1,404         --        --
  Impairment of intangible
     assets.....................        --         --        867         --       287
                                  --------   --------   --------   --------   -------
                                    27,789     56,431     58,312     23,251    12,799
                                  --------   --------   --------   --------   -------
     Operating income (loss)....     2,136    (16,220)       279    (17,951)   (1,399)
Other income (expense), net.....       (10)      (124)       395        (47)      380
Gain (loss) on foreign currency
  transactions..................        45       (141)       (14)        44        11
Interest income (expense),
  net...........................      (138)      (139)       906        151       178
                                  --------   --------   --------   --------   -------
     Income (loss) before income
       taxes....................     2,033    (16,624)     1,566    (17,803)     (830)
Income tax provision
  (benefit).....................       566     (2,394)       982     (1,424)     (241)
                                  --------   --------   --------   --------   -------
Net income (loss)...............  $  1,467   $(14,230)  $    584   $(16,379)  $  (589)
                                  ========   ========   ========   ========   =======
Basic and diluted net income
  (loss) per share..............  $   0.11   $  (1.00)  $   0.02   $  (0.93)  $  (.02)
                                  ========   ========   ========   ========   =======
Shares used in computing basic
  net
  income (loss) per share.......    12,827     14,279     23,725     17,537    23,825
                                  ========   ========   ========   ========   =======
Shares used in computing diluted
  net income (loss) per share...    13,618     14,279     24,533     17,688    23,825
                                  ========   ========   ========   ========   =======

                                                              PRO FORMA AS OF
                                                              MARCH 31, 1999
                                                              ---------------
BALANCE SHEET DATA:(3)
Cash, cash equivalents and short term investments...........     $ 59,696
Working capital.............................................       74,534
Total assets................................................      123,886
Total long-term debt........................................       12,391
Shareholders' equity........................................       75,570

-------------------------

(1) Prior to its initial public offering in September 1997, Box Hill was taxed as an S Corporation. In connection with its initial public offering, Box Hill terminated its S Corporation status and become a C corporation. The provision for income taxes for the year ended December 31, 1997, consists of income taxes on the C Corporation's pro rata portion of Box Hill's 1997 taxable income, New York City taxes, state franchise taxes and a one-time tax benefit of $855,000 related to the recognition of the net deferred tax asset recorded by Box Hill upon terminating its S Corporation status. For all years prior to 1997, the provision for income taxes consists of New York City taxes and state franchise taxes.

(2) In connection with its initial public offering, Box Hill executed employment agreements with its three shareholder officers that significantly reduced its shareholder officers' compensation expense.

(3) Box Hill and Artecon estimate they will incur combined direct transaction costs of approximately $5.0 million associated with the merger, which costs will be charged to operations in the quarter in which the merger is consummated. The pro forma combined income statement data does not reflect the estimated direct transaction costs. The pro forma combined financial information does not include additional costs, which costs are not currently estimable, expected to be incurred relating to integrating the companies.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of Box Hill and Artecon and combined per share data on an unaudited pro forma basis after giving effect to the merger as a pooling of interests. This data should be read in conjunction with the selected historical financial information of Box Hill and Artecon and notes thereto and the unaudited selected pro forma combined financial information, included elsewhere in this prospectus/joint proxy statement. The unaudited pro forma combined per share data are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position.

                                      PRO FORMA YEAR ENDED DECEMBER 31,       THREE MONTHS ENDED MARCH 31,
                                     -----------------------------------      -----------------------------
                                      1996          1997          1998          1998                 1999
                                     -------      --------      --------      ---------            --------
HISTORICAL -- BOX HILL:
  Net income per share -- basic....   $0.08        $ 0.45        $ 0.42        $ 0.09               $0.04
  Net income per
    share -- diluted...............   $0.08        $ 0.42        $ 0.39        $ 0.09               $0.04
HISTORICAL -- ARTECON:
  Net income (loss) per share --
    basic..........................   $0.12        $(3.30)       $(0.25)       $(2.84)              $0.05
  Net income (loss) per share --
    diluted........................   $0.08        $(3.30)       $(0.25)       $(2.84)              $0.04
PRO FORMA COMBINED (1):
  Per Box Hill share -- basic......   $0.11        $(1.00)       $ 0.02        $(0.93)              $(.02)
  Per Box Hill share -- diluted....   $0.11        $(1.00)       $ 0.02        $(0.93)              $(.02)
  Equivalent per Artecon share --
    basic(2).......................   $0.05        $(0.40)       $ 0.01        $(0.37)              $(.01)
  Equivalent per Artecon share --
    diluted(2).....................   $0.05        $(0.40)       $ 0.01        $(0.37)              $(.01)
BOOK VALUE PER SHARE(3):
  Historical Box Hill..............                              $ 4.55                             $4.59
  Historical Artecon...............                              $ 0.66                             $ .66
  Pro forma combined per Box Hill
    share(1).......................                                                                 $3.18
  Equivalent pro forma combined per
    Artecon share(2)...............                                                                 $1.27
HISTORICAL DIVIDENDS:
  Box Hill.........................      --            --            --            --                  --
  Artecon..........................      --            --            --            --                  --

-------------------------

(1) Box Hill and Artecon estimate they will incur combined direct transaction costs of approximately $5.0 million associated with the merger, which will be charged to operations upon consummation of the merger. The pro forma and equivalent pro forma combined book value per share data gives effect to the estimated direct transaction costs as if such costs had been incurred as of the respective balance sheet dates. The pro forma combined book value per share data does not include additional costs, which costs are not currently estimable, expected to be incurred relating to integrating the companies. The direct transaction costs and integration related charges are not included in the pro forma combined net income per share data.

(2) The Artecon equivalent pro forma combined amounts are calculated by multiplying the Box Hill combined pro forma amounts by the exchange ratio of
    0.40 per share.

(3) The historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period including all shares of Artecon preferred stock on an as-converted basis. The pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding as of March 31, 1999.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial statements combine the historical consolidated statements of operations of Box Hill for the years ended December 31, 1996, 1997 and 1998 and for the three-months ended March 31, 1998 and 1999 with the historical consolidated statements of operations of Artecon for the fiscal years ended March 29, 1997, March 31, 1998 and March 31, 1999 and for the three-month periods ended March 31, 1998 and 1999, respectively, as if the merger had occurred at the beginning of the earliest period presented, using the "pooling of interest" method of accounting. The unaudited pro forma combined balance sheet as of March 31, 1999 gives effect to the merger as if it had occurred on March 31, 1999, and combines the historical unaudited consolidated balance sheet of Box Hill and the historical audited consolidated balance sheet of Artecon as of such date.

     Box Hill and Artecon estimate that they will incur direct transaction costs of approximately $5.0 million associated with the merger, which will be charged to operations in the quarter in which the merger is consummated. In addition, it is expected that following the merger, the combined company will incur additional costs, which cannot currently be estimated, associated with integrating the operations of the two companies. Integration-related costs are not included in the accompanying unaudited pro forma combined financial statements. The pro forma combined statements of operations do not reflect any of these costs.

     Unaudited pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the merger occurred at the beginning of the earliest period presented, nor is it necessarily indicative of future financial position or results of operations. These unaudited pro forma combined financial statements are based upon the respective historical consolidated financial statements of Box Hill and Artecon and notes thereto, included elsewhere in this prospectus/joint proxy statement. These unaudited pro forma combined financial statements do not incorporate, nor do they assume, any benefits from cost savings or synergies of operations of the combined company.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                 MARCH 31, 1999

                                                               PRO FORMA       PRO FORMA
                                        BOX HILL   ARTECON    ADJUSTMENTS      COMBINED
                                        --------   --------   -----------      ---------
                                                         (IN THOUSANDS)
ASSETS
Current assets:
  Cash, cash equivalents and
     short-term investments...........  $62,603    $  2,093    $ (5,000)(A)    $ 59,696
  Accounts receivable, net............   11,207      12,231          --          23,438
  Inventories.........................    7,648      11,673          --          19,321
  Prepaid expenses and other..........    1,428       1,970          --           3,398
  Prepaid income taxes................      389          --          --             389
  Deferred income taxes...............      984       3,239          --           4,223
                                        -------    --------    --------        --------
          Total current assets........   84,259      31,206    $ (5,000)        110,465
Property and equipment, net...........    1,275       1,636          --           2,911
Other assets..........................       --         114          --             114
Goodwill, net.........................       --       1,252          --           1,252
Other intangible assets, net..........       --       1,059          --           1,059
Deferred income taxes.................      191       7,894          --           8,085
                                        -------    --------    --------        --------
                                        $85,725    $ 43,161    $ (5,000)       $123,886
                                        =======    ========    ========        ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................  $10,921    $  9,663          --        $ 20,584
  Accrued expenses....................    3,765       4,721          --           8,486
  Customer deposits...................    2,053          --          --           2,053
  Deferred revenue....................    2,938       1,387          --           4,325
  Current portion of long-term debt...       --         483          --             483
                                        -------    --------    --------        --------
     Total current liabilities........   19,677      16,254          --          35,931
                                        -------    --------    --------        --------
Deferred rent and other long-term
liabilities...........................      292         133          --             425
Borrowings under credit line..........       --      10,552          --          10,552
Long-term debt........................       --       1,356          --           1,356
Minority interest.....................       --          52          --              52
                                        -------    --------    --------        --------
          Total liabilities...........   19,969      28,347          --          48,316
                                        -------    --------    --------        --------
Shareholders' equity:
  Preferred stock.....................       --          12         (12)(B)          --
  Common stock........................      144         109         (12)(B)         241
  Additional paid-in capital..........   57,198      39,596          24(B)       96,818
  Foreign currency translation
     adjustments......................       --         (62)         --             (62)
  Retained earnings (accumulated
     deficit).........................    8,414     (24,841)     (5,000)(A)     (21,427)
                                        -------    --------    --------        --------
          Total shareholders'
            equity....................   65,756      14,814      (5,000)         75,570
                                        -------    --------    --------        --------
                                        $85,725    $ 43,161      (5,000)       $123,886
                                        =======    ========    ========        ========

See accompanying notes to unaudited pro forma combined financial statements.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                     PRO FORMA YEAR ENDED DECEMBER 31, 1996

                                         BOX HILL            ARTECON
                                        YEAR ENDED          YEAR ENDED      PRO FORMA
                                     DECEMBER 31, 1996    MARCH 29, 1997    COMBINED
                                     -----------------    --------------    ---------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues.......................       $50,027            $55,317        $105,344
Cost of goods sold.................        33,028             42,391          75,419
                                          -------            -------        --------
     Gross profit..................        16,999             12,926          29,925
                                          -------            -------        --------
  Operating expenses:
  Shareholder officers'
     compensation..................         6,347                 --           6,347
  Engineering and product
     development...................         2,071              2,392           4,463
  Sales and marketing..............         5,325              7,643          12,968
  General and administrative.......         2,348              1,663           4,011
                                          -------            -------        --------
                                           16,091             11,698          27,789
                                          -------            -------        --------
     Operating income..............           908              1,228           2,136
Other expense, net.................            --                (10)            (10)
Gain on foreign currency
  transactions, net................            --                 45              45
Interest income (expense), net.....           144               (282)           (138)
                                          -------            -------        --------
     Income before income taxes....         1,052                981           2,033
Income taxes.......................           226                340             566
                                          -------            -------        --------
Net income.........................       $   826            $   641        $  1,467
                                          =======            =======        ========
Basic net income per share.........       $  0.08            $  0.12        $   0.11
                                          =======            =======        ========
Diluted net income per share.......       $  0.08            $  0.08        $   0.11
                                          =======            =======        ========
Shares used in computing basic net
  income per share.................         9,900              5,202          12,827
                                          =======            =======        ========
Shares used in computing diluted
  net income per share.............        10,691              8,410          13,618
                                          =======            =======        ========

See accompanying notes to unaudited pro forma combined financial statements.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                     PRO FORMA YEAR ENDED DECEMBER 31, 1997

                                           BOX HILL           ARTECON
                                          YEAR ENDED         YEAR ENDED      PRO FORMA
                                       DECEMBER 31, 1997   MARCH 31, 1998    COMBINED
                                       -----------------   --------------    ---------
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues.........................       $70,344           $ 66,340       $136,684
Cost of goods sold...................        45,528             50,945         96,473
                                            -------           --------       --------
     Gross profit....................        24,816             15,395         40,211
                                            -------           --------       --------
Operating expenses:
  Shareholder officers'
     compensation....................         7,538                 --          7,538
  Engineering and product
     development.....................         2,324              3,199          5,523
  Sales and marketing................         6,699             11,422         18,121
  General and administrative.........         3,465              3,584          7,049
  Acquired in-process research and
     development costs...............            --             18,200         18,200
                                            -------           --------       --------
                                             20,026             36,405         56,431
                                            -------           --------       --------
     Operating income (loss).........         4,790            (21,010)       (16,220)
Other expense, net...................            --               (124)          (124)
Loss on foreign currency
  transactions, net..................            --               (141)          (141)
Interest income (expense), net.......           681               (820)          (139)
                                            -------           --------       --------
     Income (loss) before income
       taxes.........................         5,471            (22,095)       (16,624)
Income tax provision (benefit).......           413             (2,807)        (2,394)
                                            -------           --------       --------
Net income (loss)....................       $ 5,058           $(19,288)      $(14,230)
                                            =======           ========       ========
Basic net income (loss) per share....       $  0.45           $  (3.30)      $  (1.00)
                                            =======           ========       ========
Diluted net income (loss) per
  share..............................       $  0.42           $  (3.30)      $  (0.99)
                                            =======           ========       ========
Shares used in computing basic net
  income (loss) per share............        11,120              5,841         14,279
                                            =======           ========       ========
Shares used in computing diluted net
  income (loss) per share............        12,167              5,841         14,279
                                            =======           ========       ========

See accompanying notes to unaudited pro forma combined financial statements.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                     PRO FORMA YEAR ENDED DECEMBER 31, 1998

                                             BOX HILL           ARTECON
                                            YEAR ENDED         YEAR ENDED     PRO FORMA
                                         DECEMBER 31, 1998   MARCH 31, 1999   COMBINED
                                         -----------------   --------------   ---------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues...........................       $72,476           $95,879       $168,355
Cost of goods sold.....................        47,403            62,361        109,764
                                              -------           -------       --------
     Gross profit......................        25,073            33,518         58,591
                                              -------           -------       --------
Operating expenses:
  Shareholder officers' compensation...         1,275                --          1,275
  Engineering and product
     development.......................         2,617             7,329          9,946
  Sales and marketing..................         8,731            26,108         34,839
  General and administrative...........         4,634             5,347          9,981
  Restructure expenses.................            --             1,404          1,404
  Impairment of intangible assets......            --               867            867
                                              -------           -------       --------
                                               17,257            41,055         58,312
                                              -------           -------       --------
     Operating income (loss)...........         7,816            (7,537)           279
Other income, net......................            --               395            395
Loss of foreign currency transactions,
  net..................................            --               (14)           (14)
Interest income (expense), net.........         1,924            (1,018)           906
                                              -------           -------       --------
Income (loss) before income taxes......         9,740            (8,174)         1,566
Income tax provision (benefit).........         3,806            (2,824)           982
                                              -------           -------       --------
Net income (loss)......................       $ 5,934           $(5,350)      $    584
                                              =======           =======       ========
Basic net income (loss) per share......       $  0.42           $ (0.25)      $   0.02
                                              =======           =======       ========
Diluted net income (loss) per share....       $  0.39           $ (0.25)      $   0.02
                                              =======           =======       ========
Shares used in computing basic net
  income (loss) per share..............        14,283            21,549         23,725
                                              =======           =======       ========
Shares used in computing diluted net
  income (loss) per share..............        15,053            21,549         24,533
                                              =======           =======       ========

See accompanying notes to unaudited pro forma combined financial statements.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                       THREE MONTHS ENDED MARCH 31, 1998

                                                   THREE MONTHS ENDED MARCH 31, 1998
                                                ---------------------------------------
                                                                             PRO FORMA
                                                 BOX HILL      ARTECON       COMBINED
                                                ----------    ----------    -----------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues..................................    $16,045      $ 13,739       $ 29,784
Cost of goods sold............................     10,519        13,965         24,484
                                                  -------      --------       --------
     Gross profit.............................      5,526          (226)         5,300
                                                  -------      --------       --------
Operating expenses:
  Shareholder officers' compensation..........        319            --            319
  Engineering and product development.........        646           808          1,454
  Sales and marketing.........................      1,999         3,152          5,151
  General and administrative..................        963           864          1,827
  Acquired in-process research and development
     costs....................................         --        14,500         14,500
                                                  -------      --------       --------
                                                    3,927        19,324         23,251
                                                  -------      --------       --------
     Operating income (loss)..................      1,599       (19,550)       (17,951)
Other expense, net............................         --           (47)           (47)
Gain on foreign currency transactions, net....         --            44             44
Interest income (expense), net................        506          (355)           151
                                                  -------      --------       --------
     Income (loss) before income taxes........      2,105       (19,908)       (17,803)
Income tax provision (benefit)................        810        (2,234)        (1,424)
                                                  -------      --------       --------
Net income (loss).............................    $ 1,295      $(17,674)      $(16,379)
                                                  =======      ========       ========
Basic net income (loss) per share.............    $  0.09      $  (2.84)      $  (0.93)
                                                  =======      ========       ========
Diluted net income (loss) per share...........    $  0.09      $  (2.84)      $  (0.93)
                                                  =======      ========       ========
Shares used in computing basic net income
  (loss) per share............................     14,221         6,214         17,537
                                                  =======      ========       ========
Shares used in computing diluted net income
  (loss) per share............................     15,065         6,214         17,537
                                                  =======      ========       ========

See accompanying notes to unaudited pro forma combined financial statements.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                       THREE MONTHS ENDED MARCH 31, 1999

                                           THREE MONTHS ENDED MARCH 31, 1999
                                    -----------------------------------------------
                                                                          PRO FORMA
                                    BOX HILL    ARTECON    ADJUSTMENTS    COMBINED
                                    --------    -------    -----------    ---------
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues......................  $14,285     $18,327      $    --       $32,612
Cost of goods sold................    9,393      11,819           --        21,212
                                    -------     -------      -------       -------
     Gross profit.................    4,892       6,508           --        11,400
                                    -------     -------      -------       -------
Operating expenses:
  Shareholder officers'
     compensation.................      319          --           --           319
  Engineering and product
     development..................      673       1,340           --         2,013
  Sales and marketing.............    2,118       5,442           --         7,560
  General and administrative......    1,307       1,313           --         2,620
  Impairment of intangible
     assets.......................       --         287           --           287
                                    -------     -------      -------       -------
                                      4,417       8,382           --        12,799
                                    -------     -------      -------       -------
     Operating income (loss)......      475      (1,874)          --        (1,399)
Other income, net.................       --         380           --           380
Gain of foreign currency
  transactions, net...............       --          11           --            11
Interest income (expense), net....      442        (264)          --           178
                                    -------     -------      -------       -------
     Income (loss) before income
       taxes......................      917      (1,747)          --          (830)
Income tax provision (benefit)....      353      (2,841)       2,247(C)       (241)
                                    -------     -------      -------       -------
Net income (loss).................  $   564     $ 1,094      $(2,247)      $  (589)
                                    =======     =======      =======       =======
Basic net income (loss) per
  share...........................  $  0.04     $  0.05                    $ (0.02)
                                    =======     =======                    =======
Diluted net income (loss) per
  share...........................  $  0.04     $  0.04                    $ (0.02)
                                    =======     =======                    =======
Shares used in computing basic net
  income (loss) per share.........   14,341      21,653                     23,825
                                    =======     =======                    =======
Shares used in computing diluted
  net income (loss) per share.....   14,998      25,680                     23,825
                                    =======     =======                    =======

See accompanying notes to unaudited pro forma combined financial statements.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS

(A) Reflects estimated direct transaction costs of approximately $5.0 million associated with the merger, which will be charged to operations upon consummation of the merger.

(B) Reflects the elimination of 2,494 Convertible Preferred A shares and 21,707 Common shares of Artecon outstanding as of March 31, 1999 and the related issuance of approximately 9,680 of Box Hill's common shares to Artecon's shareholders in accordance with the terms of the merger agreement.

(C) To adjust the income tax provision to reflect estimated income taxes on a combined basis.

(D) Pro forma earnings per share has been calculated assuming the conversion of Artecon preferred stock using an estimated closing price of Box Hill common stock of $6.00. The following table sets forth a reconciliation of shares used to compute pro forma earnings per share:

                                           PRO FORMA FISCAL
                                             YEARS ENDED           THREE MONTHS
                                             DECEMBER 31,         ENDED MARCH 31,
                                       ------------------------   ---------------
                                        1996     1997     1998     1998     1999
                                       ------   ------   ------   ------   ------
                                       (IN THOUSANDS, EXCEPT THE EXCHANGE RATIO):
Shares used in basic and diluted per
  share computation:
  Historical Artecon -- Common
     Stock...........................   5,202    5,841   21,549    6,214   21,653
  Exchange Ratio -- Common Stock.....    0.40     0.40     0.40     0.40     0.40
                                       ------   ------   ------   ------   ------
                                        2,080    2,336    8,619    2,485    8,661
                                       ------   ------   ------   ------   ------
Historical Artecon -- Preferred
  Stock..............................   2,567    2,494    2,494    2,517    2,494
                                       ------   ------   ------   ------   ------
Exchange Ratio -- Preferred Stock....     .33      .33      .33      .33      .33
                                       ------   ------   ------   ------   ------
                                          847      823      823      831      823
                                       ------   ------   ------   ------   ------
Historical Box Hill..................   9,900   11,120   14,283   14,221   14,341
                                       ------   ------   ------   ------   ------
Pro Forma Combined -- Basic..........  12,827   14,279   23,725   17,537   23,825
                                       ======   ======   ======   ======   ======
Historical Artecon -- Common Stock
  equivalents(1).....................      --       --       96       --       --
                                       ------   ------   ------   ------   ------
Exchange Ratio -- Common Stock
  equivalents(1).....................    0.40     0.40     0.40     0.40     0.40
                                       ------   ------   ------   ------   ------
                                           --       --       38       --       --
                                       ------   ------   ------   ------   ------
Historical Box Hill -- Common Stock
  equivalents(1).....................     791       --      770       --       --
                                       ------   ------   ------   ------   ------
Pro Forma Combined -- Diluted........  13,618   14,279   24,533   17,537   23,825
                                       ======   ======   ======   ======   ======

-------------------------

(1) Using the treasury stock method, except in periods where the result would be antidilutive.

                                  RISK FACTORS

     In addition to the other information included in this document, the risk factors described below should be considered by Box Hill shareholders in determining whether to approve the Box Hill proposals and by the Artecon stockholders in determining whether to vote to adopt the merger agreement and approve the merger. Some of these risk factors relate to the merger described in this document. Other risks apply to both Box Hill and Artecon as independent companies. Still other risks apply specifically to either Box Hill or Artecon. Please bear in mind that those risks applicable to Box Hill or Artecon, as separate companies, will become risks of the combined company. Also remember that the risks described below are not the only risks facing Box Hill, Artecon or the combined company.

     In addition, you should keep the following factors in mind when you read "forward-looking" statements elsewhere in this document. Forward-looking statements are statements that relate to future events and time periods or our expectations of future results. Generally, the words "anticipates," "believes," "expects," "intends" and similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties. Future events, circumstances and results could differ materially from those anticipated in the forward-looking statements.

RISKS RELATING TO THE MERGER

INTEGRATION OF BOX HILL AND ARTECON -- WE MAY HAVE DIFFICULTY AND INCUR SUBSTANTIAL COSTS IN INTEGRATING OUR TWO COMPANIES.

     Box Hill and Artecon have entered into the merger agreement with the expectation that the merger will result in certain benefits, including, without limitation, cost savings, operating efficiencies, revenue enhancements and other synergies. We cannot assure you, however, that Box Hill will realize any of the anticipated benefits of the merger. Integrating Box Hill and Artecon will be a complex, time-consuming and expensive process. Before the merger, Box Hill and Artecon operated independently, each with its own business, culture, products, customers, employees and systems. After the merger, Box Hill and Artecon must operate as a combined organization using common:

     - information and communication systems;

     - operating procedures;

     - financial controls; and

     - human resource practices, including benefit, training and professional development programs.

There may be substantial difficulties, costs and delays involved in integrating Box Hill and Artecon. These factors may include:

     - diverting management resources from the business of the combined company;

     - potential incompatibility of business cultures;

     - perceived adverse change in customer service standards, business focus, billing or pricing practices, or product offerings available to customers;

     - perceived uncertainty in career opportunities, benefits and the long-term value of stock options available to employees;

     - costs and delays in implementing common systems and procedures and costs and delays caused by communication difficulties; and

     - potential inefficiencies in delivering products to the customers of the combined company.

     Any one or all of these factors may cause increased operating costs, lower than anticipated financial performance or the loss of clients and employees. Many of these factors are also outside the control of either company. The failure to timely and efficiently integrate Box Hill and Artecon could have a material adverse effect on the combined company's business.

INTEGRATION OF PRODUCT LINES -- THE COMBINED COMPANY MAY HAVE DIFFICULTY INTEGRATING THE PRODUCT LINES OF BOX HILL AND ARTECON.

     If Artecon and Box Hill complete the proposed merger, the combined company will need to integrate the two independent businesses. Key issues will be the integration of the product offerings of Artecon and Box Hill, the coordination of research and development activities and the convergence of the technologies supporting the various products. There are many risks associated with the integration of the product lines. For example, Box Hill's Fibre-Channel based storage system, the Fibre Box(R), performs Redundant Array of Independent/Inexpensive Disks, or "RAID", and Storage Area Network, or "SAN", functionality through software. Artecon has adopted a hardware RAID solution for its Fibre Channel storage system. If the combined company chooses to offer both hardware and software Fibre Channel-based RAID solutions to customers, the company will incur the expenses involved with supporting and producing two different product lines. If the combined company chooses one solution over the other, the company is subject to risks associated with having fewer product offerings and fewer alternatives in the event that product shortcomings or other issues arise.

INCREASED DISTRIBUTION CHANNELS -- THE COMBINED COMPANY'S DISTRIBUTION CHANNELS COULD CONFLICT WITH ONE ANOTHER.

     The combined company will have more distribution channels than either Artecon or Box Hill had prior to the merger. Domestically, Artecon sells products directly to the customer as well as through third party channels, including VARs and OEMs, while Box Hill sells directly to customers. Internationally, Box Hill sells its products only through resellers, while Artecon engages both resellers and a direct sales force. The combined company's resellers and direct sales force may target similar sales opportunities, which could lead to an inefficient allocation of sales resources. These overlapping sales efforts could also adversely affect relationships with resellers and other sales channels, and result in resellers being less willing to market our products aggressively. The combined company will need to effectively address any overlaps and efficiently allocate its sales resources. Failure to do this could have an adverse affect on the combined company.

LARGER COMPANY -- THE COMBINED COMPANY COULD FACE MANY DIFFICULTIES IN MANAGING A LARGER COMPANY.

     In deciding whether to authorize the proposed merger, you should bear in mind that the larger, combined company will create new challenges for existing management. If the combined company fails to meet those challenges, the market price of Box Hill's shares may decline. Artecon has grown recently, combining with both Storage Dimensions and Falcon. On the other hand, Box Hill has never undergone a corporate transaction of this type before, and has no experience in corporate acquisitions or mergers.

     After the merger, the combined company will have a workforce of approximately twice the size of the work forces of the two companies prior to the merger, and a greater international presence. This growth could strain management control systems and resources, including decision support, accounting and management information systems. The combined company will need to improve financial and management controls and reporting systems and procedures to effectively manage employees and facilities.

     Further, the composition of the senior management team of Box Hill will change significantly as a result of the merger, and key employees may be rotated to new assignments. James Lambert and Philip Black will act as Co-Chief Executive Officers, Dana Kammersgard will be the Chief Technical Officer, Carol Turchin will be the Executive Vice President of Domestic Sales, and Dr. Benjamin Monderer will the Executive Vice President of Applications Engineering/Professional Services. The combined company's future success in the market place will be dependent on the ability of its management team to manage the combined company, implement its business strategies and retain key employees.

FIXED EXCHANGE RATIO -- THE VALUE OF THE MERGER CONSIDERATION WILL FLUCTUATE WITH THE BOX HILL STOCK PRICE.

     At the effective time of the merger, each outstanding share of Artecon common stock will be exchanged for .40 of a share of Box Hill common stock. This exchange ratio will not increase or decrease despite fluctuations in the market price of either company's stock. Accordingly, holders of Artecon common stock will not know the actual market value of Box Hill common stock to be received in connection with the merger when they vote upon the merger proposals. Stock price variations could be the result of changes in the business, operations or prospects of Box Hill, Artecon or the combined company, market assessments of the likelihood that the merger will be consummated within the anticipated time, general market and economic conditions and other factors both within and beyond the control of Box Hill or Artecon. Neither Box Hill nor Artecon intend to obtain an updated fairness opinion from their respective financial advisors prior to the completion of the merger. Market prices for Box Hill common stock have fluctuated since the merger agreement was signed on April 29, 1999. We expect further fluctuations through the closing date. Recent market prices of Box Hill common stock and Artecon common stock are set forth on pages 11 and 12.

     We encourage Artecon stockholders to obtain current market quotations for Box Hill common stock and Artecon common stock. The market prices of Box Hill common stock and Artecon common stock cannot be guaranteed or predicted.

CERTIFICATE OF AMENDMENT -- BOX HILL'S PROPOSED AMENDMENT TO ITS CERTIFICATE OF INCORPORATION TO ESTABLISH A CLASSIFIED BOARD OF DIRECTORS COULD DELAY OR PREVENT A CHANGE IN CONTROL OF BOX HILL.

     In connection with the merger, Box Hill's certificate of incorporation will be amended to provide that the board of directors will be separated into three classes with members of each class serving for a three-year term. A classified board of directors, together with the other provisions of Box Hill's certificate of incorporation and provisions of the Business Corporation Law of the State of New York described on page 160, may discourage acquisition proposals or delay or prevent a change in control, which could harm Box Hill's common stock price. Furthermore, the Box Hill shareholders may have less influence over the management and policies of Box Hill.

CONCENTRATED SHARE OWNERSHIP -- THE CONCENTRATION OF SHARE OWNERSHIP AFTER THE MERGER COULD DELAY OR PREVENT A CHANGE IN CONTROL OF BOX HILL.

     Immediately following the merger, the executive officers and directors of
the combined company will own beneficially approximately      % of the
outstanding Box Hill common stock (assuming a closing sales price of $6.00 for Box Hill common stock on the day before the merger closes). As a result of their share ownership, they will be able to elect a majority of Box Hill's board of directors and approve all matters requiring shareholder approval, and will have significant control over the combined company and the conduct of its business. Such concentration of ownership, along with the classified board of directors of Box Hill, may delay, defer or prevent a change in control of Box Hill that might otherwise be beneficial to the other shareholders.

POTENTIAL BUSINESS DISRUPTION -- THE MERGER MAY RESULT IN A LOSS OF CUSTOMERS, SUPPLIERS AND EMPLOYEES.

     Certain customers may seek alternative sources of product, supply and/or service after the announcement of the transaction due to, among other reasons, a desire not to do business with the combined company. Management of Box Hill and Artecon anticipate that the combined company could experience some customer attrition after the merger. Difficulties in combining operations can also result in the loss of key employees or suppliers. There can be no assurance that any steps by management to counter such potential increased customer, supplier and employee attrition will be effective. Failure by management to control attrition would adversely affect Box Hill's future growth and profitability.

POOLING OF INTERESTS ACCOUNTING -- THE COMBINED COMPANY'S FAILURE TO QUALIFY FOR "POOLING OF INTERESTS" ACCOUNTING TREATMENT WOULD CREATE THE NEED TO ACCOUNT FOR THE PURCHASE OF GOODWILL, WHICH GOODWILL WILL NEGATIVELY IMPACT THE FUTURE EARNINGS OF THE COMBINED COMPANY.

     The merger is intended to be treated for accounting purposes as a "pooling of interests." If, however, this expected accounting treatment does not occur, and the merger is nevertheless consummated, the combined company will have to account for Box Hill's purchase of Artecon's goodwill and other intangible assets. Purchase accounting will negatively affect the combined company's earnings as goodwill and other intangible assets would be amortized over a period of years, thereby decreasing earnings for each quarter during those years. Although Box Hill will receive a letter from their independent public accountants concurring with the companies' management that the merger will qualify for pooling of interest accounting treatment and Artecon will receive a letter from their independent public accountants concurring with Artecon's management that no conditions exist that would preclude Artecon's ability to be a party in the merger to be accounted for as a pooling of interests, such opinions are not binding on the Securities and Exchange Commission and do not take into account transactions that may occur subsequent to the merger date that would disallow pooling of interests accounting.

BENEFITS TO INSIDERS -- EXECUTIVE OFFICERS AND DIRECTORS OF BOX HILL AND ARTECON WHO ARE ASKING STOCKHOLDERS TO APPROVE THE MERGER PROPOSAL WILL RECEIVE ADDITIONAL BENEFITS IN THE MERGER.

     As discussed below under "Interests of Certain Persons in the Merger and Related Agreements," a number of executive officers and directors of Artecon have interests in the merger that may be different from, or in addition to, your interests as stockholders. You should be aware of these conflicts of interest and the benefits available to such persons when considering the boards' recommendations to approve the merger proposals. Some of these benefits include:

     - the following individuals who are currently directors of either Artecon or Box Hill are expected to be named directors of the combined company:
       W.R. Sauey, James Lambert, Norman Farquhar, C.S. Park, Carol Turchin, Dr. Benjamin Monderer, Philip Black and Benjamin Brussell.

     - the following individuals will receive employment contracts with the combined company, which contracts will provide for bonus compensation and severance payments upon termination: James Lambert, Philip Black, Dana Kammersgard, Carol Turchin, Mark Mays and Dr. Benjamin Monderer.

     - the following individuals will hold positions as officers of the combined company: James Lambert, Dana Kammersgard, Philip Black, Carol Turchin, Dr. Benjamin Monderer, Mark Mays and R. Robert Rebmann, Jr.

TRANSACTION EXPENSES -- SUBSTANTIAL EXPENSES WILL BE INCURRED AND PAYMENTS MADE EVEN IF THE MERGER IS NOT CONSUMMATED.

     Shareholders must always bear in mind that the merger may not be consummated. Whether or not the merger is consummated, Box Hill and Artecon will incur substantial expenses in pursuing the merger. In addition, if the merger is terminated under certain circumstances, the terminating party may be required to pay the non-terminating party a termination fee in an amount up to $2.5 million. See "Material Terms of the Merger Agreement -- Expenses and Termination Fees" on
page   .

RISKS RELATING TO BOTH ARTECON AND BOX HILL

RAPID TECHNOLOGICAL AND CUSTOMER PREFERENCE CHANGES -- ARTECON AND BOX HILL MAY BE UNABLE TO KEEP PACE WITH THE RAPID CHANGES IN THEIR INDUSTRY.

     The open systems data storage market in which Box Hill and Artecon operate is characterized by rapid technological change, frequent new product introductions and evolving industry standards. Customer preferences in that market are difficult to predict and changes in those preferences could render Box Hill's or Artecon's current or future products unmarketable. The introduction of products embodying new technologies by Box Hill's and Artecon's competitors and the emergence of new industry standards could render existing products as well as new products being introduced obsolete and unmarketable. For example, if customers were to turn away from open systems computing, Box Hill's and Artecon's revenue would decline dramatically.

     The success of Artecon and Box Hill depends upon their ability to address the increasingly sophisticated needs of customers, to enhance existing products and to develop and introduce, on a timely basis, new competitive products (including new software and hardware and enhancements to existing software and hardware) that keep pace with technological developments and emerging industry standards. If Box Hill and Artecon cannot successfully identify, manage, develop, manufacture or market product enhancements or new products, their businesses will be materially and adversely affected.

SOLE SOURCE AND KEY SUPPLIERS -- THE LOSS OF ONE OR MORE SUPPLIERS COULD ADVERSELY AFFECT BOX HILL'S AND ARTECON'S ABILITY TO OBTAIN KEY COMPONENTS FOR PRODUCTS.

     Box Hill relies on other companies to supply certain key components of its products, and certain products that it resells, which are available only from limited sources in the quantities and quality demanded by Box Hill. Box Hill purchases substantially all of its disk drives and all of its Fibre Channel drives from Seagate Technology, Inc. and all of its DLT tape drives from Quantum Corporation. Quantum is the only supplier of DLT tape drives. Box Hill purchases its hardware RAID controllers only from CMD Technology, Inc. If Box Hill faced a shortage of Seagate drives, DLT tape drives, CMD controllers or other various components, manufacture and shipment of certain Box Hill products could be delayed indefinitely as long as there continued to be no alternative sources of supply. In addition, Box Hill could be subject to price increases, late delivery and poor component quality. Even if alternative sources of supply became available, the incorporation of such components from alternative suppliers and the manufacture and shipment of such products could be delayed while necessary modifications to Box Hill's products and accompanying software are made to accommodate the introduction of alternative suppliers' components.

     Box Hill resells the products of Storage Technology Corporation, or "StorageTek," including StorageTek tape libraries, as well as the products of Legato Systems, Veritas Software, and other companies. During 1998, approximately 34% of Box Hill's total purchases were for StorageTek products, which products were then resold to customers. If Box Hill were to face a shortage of StorageTek, Legato, Veritas or such other products in the future, Box Hill could, after some modification, integrate the products of other manufacturers into its storage solutions. However, due to the market acceptance of StorageTek, Legato and Veritas products, Box Hill believes that a substantial number of customers would not be satisfied with the products of an alternate manufacturer.

     Artecon also relies upon a limited number of suppliers of several key components used in the assembly of Artecon's products including Seagate, Quantum, IBM, Infortrend, Intel, Mylex, Sony and American Megatrends, Inc. Because of such reliance, Artecon is potentially vulnerable to, among other things:

     - an inadequate supply of required components; and

     - price increases; late deliveries; and poor component quality.

     These risks are particularly significant with respect to suppliers of disk drives because, in order to meet product performance requirements, Box Hill and Artecon must obtain disk drives with extremely high quality and capacity. In addition, there is currently a significant market demand for disk drives, tape drives and RAID controllers, and from time to time both Box Hill and Artecon may experience component shortages, selective supply allocations and increased prices of such components. Box Hill has experienced a shortage of DLT tape drives in the past, and no one can guarantee that either company will not experience shortages of these or other components in the future.

     Disruption or termination of the supply of these components could delay shipments of Box Hill's and Artecon's products, resulting in decreased revenues. Such delays could also damage relationships with current and prospective customers.

CONCENTRATED CUSTOMER BASE -- AN ECONOMIC DOWNTURN IN AN INDUSTRY OR GEOGRAPHICAL AREA IN WHICH BOX HILL OR ARTECON CONCENTRATES COULD MATERIALLY ADVERSELY AFFECT REVENUES.

     Box Hill's revenues to date have been derived primarily from sales to customers in the financial services industry and the telecommunications industry, with net sales to such industries in 1998 constituting approximately 47% and 15%, respectively, of total net revenue. In addition, a large percentage of Box Hill's revenue comes from the sale of products to a small number of significant clients within such industries and to customers based in the Northeast region of the United States.

     Artecon also has a concentrated customer base. In fiscal year 1999, four customers accounted for an aggregate of 26% of Artecon's total revenues. Artecon expects that a high percentage of Artecon's sales for the foreseeable future will continue to come from a relatively small number of customers. Further, a significant portion of Artecon's revenue is derived from sales to customers in the telecommunications/internet services provider and government sectors.

     An economic downturn in any industry or geographical area targeted by Box Hill or Artecon, or the loss of one or more customers, particularly a significant customer, could result in a material decrease in revenues, thereby adversely affecting Box Hill or Artecon.

NARROW MARKET -- A DECLINE IN MARKET ACCEPTANCE OF UNIX SYSTEMS WINDOWS NT OR CHANGES IN SUN MICROSYSTEMS PRODUCTS OR POLICIES COULD MATERIALLY ADVERSELY AFFECT BOX HILL'S AND ARTECON'S BUSINESS.

     Substantially all of Box Hill's revenues to date have been concentrated in the UNIX marketplace. A significant portion of Box Hill's and Artecon's revenues are associated with versions of UNIX manufactured by Sun Microsystems, Inc. If Sun Microsystems were to change its policy of supporting open systems computing environments and if Box Hill's products were thereby rendered incompatible with Sun Microsystems' products, Box Hill's business, financial position and results of operations could be materially and adversely affected.

LACK OF PATENT PROTECTION -- BOX HILL'S AND ARTECON'S LACK OF INTELLECTUAL PROPERTY PROTECTION MAY AFFORD COMPETITORS WITH AN OPPORTUNITY TO COMPETE EFFECTIVELY.

     Box Hill has no patent protection for its products and has attempted to protect its proprietary software and other intellectual property rights through copyrights, trade secrets and other measures. Competitors, all of whom have legitimate access to any non-proprietary technical standards utilized by Box Hill in any of its products or systems (such as those established by the American National Standards Institute, or "ANSI") may be successful in developing similar technology independently. If competitors are successful in effectively commercializing the same technology as Box Hill, the business of Box Hill may be adversely affected.

     Artecon currently relies on a combination of patent, copyright and trademark laws, trade secrets, confidentiality agreements and contractual provisions to protect its proprietary rights and seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Artecon has registered numerous trademarks and will continue to evaluate the registration of additional trademarks as appropriate. Artecon generally enters into confidentiality agreements with its employees and with key vendors and suppliers. As of March 31, 1999, Artecon had been issued a total of 7 U.S. patents covering certain elements of its products. Artecon cannot guarantee that issued patents will provide a meaningful competitive barrier or that any pending patents will ever be issued, that Artecon will develop proprietary products or technologies that are patentable, that any patent issued in the future will provide Artecon with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have a material adverse effect on Artecon's ability to do business. Artecon believes that the rapidly changing technology in the computer storage industry makes future success dependent more on the technical competence and creative skills of its personnel than on any patents it may be able to obtain.

     Despite Artecon's and Box Hill's efforts to protect proprietary rights, unauthorized parties may attempt to copy aspects of their products or to obtain and use information that the companies regard as proprietary. For example, in February 1998, Artecon filed a suit against certain former employees alleging, among other things, trade secret misappropriation. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. Artecon and Box Hill cannot be certain that its means of protecting its proprietary rights will be adequate or that its competitors will not independently develop similar technology, duplicate products or design around patents issued to Artecon or other intellectual property rights.

INTENSE COMPETITION -- THE COMPUTER STORAGE MARKET IS HIGHLY COMPETITIVE.

     The storage system market is intensely competitive. Artecon and Box Hill compete with traditional suppliers of computer systems such as Hewlett-Packard, Sun Microsys-tems, IBM, SGI, Compaq Corporation, Hitachi, Data General Corporation, Digital Equipment Corporation, and Dell Computer Corp., which market storage systems as well as other computer products, and which seem to have become more focused on storage recently. For example, Data General recently announced plans to dramatically increase the size of the sales force of its storage division, Clariion. Artecon and Box Hill also compete against independent storage system suppliers to the high-end market including, but not limited to, EMC Corporation, StorageTek, Network Appliance, Inc., nStor Technologies Inc., LSI Logic Corporation, Ciprico Inc., MTI Technologies, Inc., Andataco, Inc., Procom Technology Inc., the Clariion division of Data General and Storage Computer Corp. In providing tape backup, Box Hill competes with suppliers of tape-based storage systems such as Datalink Corporation, MTI Technologies, Inc., Dallas Digital, Cranel, Inc. and others.

     Many of these competitors are significantly larger than Box Hill and Artecon, and have significantly greater financial, technical, marketing, purchasing and other resources than either company, and as a result may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or devote greater resources to the development, promotion and sale of products than either Box Hill or Artecon, or to deliver competitive products at a lower end-user price.

     Increased competition is likely to result in price reductions, reduced operating margins and loss of market shares, any of which could have a material adverse effect on Artecon's and Box Hill's businesses, operating results or financial conditions. In fact, competitive pricing pressures have had, and may continue to have an adverse effect on Box Hill's revenues and earnings.

     If Box Hill and Artecon are unable to develop and market products to compete with the products of competitors, the businesses of Box Hill and Artecon will be materially adversely affected. In addition, if major customers who are also competitors cease purchasing Artecon or Box Hill's products so that they can concentrate on sales of their own products, Artecon's and Box Hill's businesses could be adversely affected.

INTERNATIONAL RISKS -- BOX HILL'S AND ARTECON'S INTERNATIONAL BUSINESS ACTIVITIES SUBJECT THEM TO RISKS THAT COULD ADVERSELY AFFECT BUSINESS.

     Box Hill's international sales represented approximately 12% of net revenues for the fiscal year ended December 31, 1998. Artecon's international sales represented approximately 10% of its total revenues for the fiscal year ended March 31, 1999. Both Artecon and Box Hill believe that continued growth and profitability will require expansion of international operations, particularly in Europe and Japan. Box Hill's and Artecon's international operations are subject to a variety of risks associated with conducting business internationally, including the following, any of which could have a material adverse effect on business, operating results and financial condition:

     - longer payment cycles;

     - unexpected changes in regulatory requirements;

     - import and export restrictions and tariffs, and increases in tariffs, duties, price controls or other restrictions on foreign currencies;

     - the burden of complying with a variety of foreign laws;

     - potentially adverse tax consequences;

     - currency exchange rate fluctuations;

     - the imposition of trade barriers or price controls;

     - political and economic instability abroad;

     - difficulties in staffing and managing international operations;

     - seasonal reductions in business activity during the summer months in Europe and certain other parts of the world; and

     - problems in collecting accounts receivable.

     Box Hill effects sales in U.S. dollars. However, a significant portion of Artecon's international business is currently conducted in currencies other than the U.S. dollar. Foreign currency translation gains and losses arising from normal business operations are credited to or charged against earnings in the period incurred. As a result, fluctuations in the value of the currencies in which Artecon conducts its business relative to the U.S. dollar will continue to cause currency translation gains and losses which Artecon has experienced in the past and continues to experience. Due to the substantial volatility of currency exchange rates, among other factors, Artecon cannot predict the effect of exchange rate fluctuations upon future operating results. Artecon cannot be certain whether it will experience currency losses in the future. Artecon has not previously undertaken hedging transactions to cover its currency exposure but may hedge a portion of its currency exposure in the future as management deems appropriate.

     Proprietary rights and intellectual property may be more difficult to protect outside of the United States. Also, both Box Hill and Artecon have limited experience in marketing and distributing their products internationally. Neither Box Hill nor Artecon can be certain that it will be able to successfully grow its international presence in a timely manner, which could have a material adverse effect on the business, operating results and financial condition.

LACK OF LONG TERM CONTRACTS -- DELAYS OR CANCELLATIONS OF CUSTOMER ORDERS COULD MATERIALLY ADVERSELY AFFECT BOX HILL'S AND ARTECON'S OPERATING RESULTS.

     Both Box Hill and Artecon generally do not enter into long-term volume purchase contracts with customers, and customers generally have certain rights to extend or to delay the shipment of their orders, as well as the right to return products and cancel orders under some circumstances. The cancellation or rescheduling of orders placed by our customers, or the return of products shipped to them, could materially and adversely affect Box Hill's or Artecon's business.

PRODUCT DEFECTS -- ARTECON'S AND BOX HILL'S BUSINESSES WILL MATERIALLY SUFFER IF EITHER COMPANY ENCOUNTERS SIGNIFICANT PRODUCT DEFECTS.

     Storage system products like those offered by Box Hill and Artecon may contain undetected software errors or failures when first introduced or as new versions are released. Box Hill and Artecon cannot be certain that, despite testing, errors will not be found in new products after commencement of commercial shipments.

     Both Box Hill's and Artecon's standard warranties provide that if a system does not function to published specifications the companies will repair or replace the defective component without charge. Significant warranty costs could have a material adverse effect on Artecon's and Box Hill's business.

AVAILABILITY OF COMPETING PRODUCTS -- SALES OF COMPETING PRODUCTS BY DISTRIBUTORS AND VARS COULD MATERIALLY ADVERSELY AFFECT BOX HILL'S AND ARTECON'S SALES.

     In the United States, Artecon sells its products both through a direct sales force and through value-added resellers (VARs). Outside of the United States, Box Hill sells its products through distributors. Artecon's and Box Hill's distributors and VARs may also carry competing product lines, and could reduce or discontinue sales of Artecon's and Box Hill's products, which could have a material adverse effect on operating results. In addition, we cannot assure you that existing end-user customers will not purchase their storage equipment from the manufacturer that provides their network computing systems and, as a result, reduce or eliminate purchases from Artecon and Box Hill.

LENGTHY SALES CYCLES -- BOTH ARTECON AND BOX HILL DEPEND ON LARGE ORDERS AND UPON SALES WHICH MAY HAVE LENGTHY CYCLES.

     Customer orders for both Box Hill and Artecon can range in value from a few thousand dollars to over a million dollars. The length of time between initial contact with a potential customer and sale of a product, or "sales cycle", also can vary greatly and can be as long as three to twenty-four months. This is particularly true for the sale and installation of complex, turnkey solutions, which often are sold directly to end users. Revenue for Box Hill and Artecon is likely to be affected by the timing of larger orders, which makes it difficult for the companies to predict such revenue. Revenue for a quarter could be reduced if large orders forecasted for a certain quarter are delayed or are not realized. The factors that could delay or defer an order include:

     - time needed for technical evaluations by customers;

     - customers budget restrictions and changes to budgets during the course of a sales cycle;

     - customer internal review and testing procedures; and

     - engineering work needed to integrate a storage solution with a customer's system.

YEAR 2000 ISSUES -- THE STORAGE BUSINESS MAY BE HARMED BY YEAR 2000 ISSUES.

     Many currently installed computer systems and software products are coded to accept only two digit entries or some other method in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance. The cost of making Artecon's and Box Hill's products Year 2000 compliant is not expected to be material. For a more complete description of the Year 2000 issue and its impact on Artecon's and Box Hill's businesses, you should read, "Information Relating to Box Hill -- Box Hill Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance" and "Information Relating to Artecon -- Artecon Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."

     Both Artecon and Box Hill believe that Year 2000 issues may affect the purchasing patterns of customers and potential customers in a variety of ways. Many companies are expending significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase products such as those offered by our companies. Other companies are delaying purchases of computer equipment, particularly equipment that contains new technology, until after the Year 2000. Also, Year 2000 issues could cause a significant number of companies, including current customers, to reevaluate their current information system needs, and as a result consider switching to other systems or suppliers. Any of the foregoing could have a material adverse effect on Artecon's or Box Hill's business, operating results and financial condition.

RISKS SPECIFIC TO EITHER ARTECON OR BOX HILL

OPERATING LOSSES -- ARTECON HAS A HISTORY OF RECENT OPERATING LOSSES.

     For the fiscal years ended March 31, 1999 and 1998 Artecon incurred a loss. Artecon's operating results for the fiscal years ended March 31, 1999 and 1998 included expenses incurred as a result of the acquisition of Falcon and the acquisition of Storage Dimensions by Artecon.

     If the combined company is unable to generate net income from operations, the business of the combined company will be adversely affected and its stock price will likely suffer a decrease in value.

ON-GOING LITIGATION -- BOX HILL AND CERTAIN OFFICERS AND DIRECTORS CURRENTLY ARE SUBJECT TO A SHAREHOLDER CLASS ACTION LAWSUIT.

     A shareholder class action lawsuit has been filed in the United States District Court for the Southern District of New York against Box Hill, Philip Black, Carol Turchin, Dr. Benjamin Monderer, Mark Mays and the underwriters of Box Hill's September 16, 1997 initial public offering. The putative class actions were filed on behalf of purchasers of Box Hill stock during the period between September 16, 1997 through April 14, 1998. Plaintiffs allege that, in violation of federal securities laws, defendants made misrepresentations of material fact and omitted material facts required to be disclosed in Box Hill's registration statement and prospectus issued in connection with the public offering and in statements allegedly made by Box Hill and certain of its officers and directors subsequent to the offering.

     Box Hill believes that it has meritorious defenses to plaintiffs' claims and intends to vigorously defend against the claims. However, Box Hill expects to incur significant legal expenses and beyond defending this litigation. Such defense costs and other costs connected to this litigation will be expensed as incurred and will reduce Box Hill's future operating results.

     In addition to the action discussed above, both Box Hill and Artecon are subject to various other legal proceedings and claims, which arise in the ordinary course of business, and the outcome of any such claim cannot be predicted with certainty.

                          THE BOX HILL SPECIAL MEETING

DATE, TIME AND PLACE OF SPECIAL MEETING

     This document is being furnished to the holders of Box Hill common stock in connection with the solicitation of proxies by the Box Hill board for use at the Box Hill special meeting to be held at the offices of Herrick, Feinstein LLP,
located at Two Park Avenue, 21st floor, New York, New York, on           , 1999
at      a.m. local time.

MATTERS TO BE CONSIDERED AT THE BOX HILL SPECIAL MEETING

     At the Box Hill special meeting, Box Hill shareholders will be asked to consider and vote upon the following proposals:

     - the approval and adoption of the merger agreement and the approval of the merger, and the approval of the issuance of shares of Box Hill common stock in the merger;

     - the approval of an amendment to Box Hill's certificate of incorporation
       to change the name of Box Hill to "             " and to provide for a
       classified board of directors whereby the directors will be separated into three classes with members of each class serving for a three-year term;

     - the approval of an increase of an additional 500,000 shares of Box Hill common stock authorized for issuance under the 1997 Box Hill Employee Stock Purchase Plan;

     - the approval of an increase of an additional 2,000,000 shares of Box Hill common stock authorized for issuance under the 1995 Stock Incentive Plan of Box Hill, as amended; and

     - such other matters as may be properly brought before the meeting, or any adjournment or postponement thereof.

BOX HILL BOARD RECOMMENDATION

     The Box Hill board of directors unanimously approved and adopted the merger agreement and the merger, the issuance of shares of Box Hill common stock in the merger, the amendment to Box Hill's certificate of incorporation, and the increase in the number of shares of Box Hill common stock available for issuance under Box Hill's option plan and stock purchase plan. The board unanimously recommends that holders of Box Hill common stock vote for approval of each of the proposals.

VOTES REQUIRED AND OUTSTANDING SHARES

     The approval of a majority of the votes cast, provided that the total votes cast represent over 50% in interest of all shares, is required for each of the proposals except that the affirmative vote of the holders of a majority of all of the outstanding shares of Box Hill common stock present in person or represented by proxy and entitled to vote at the Box Hill special meeting is required to approve the amendment to Box Hill's certificate of incorporation. If the merger proposals or the proposal to amend the certificate of incorporation are not approved, the amendment to increase the number of shares issuable under the stock purchase plan and the option plan will not become effective.

     Only holders of record of Box Hill common stock at the close of business on
          , 1999 will be entitled to notice of and to vote at the Box Hill special meeting. At the close of business on the record date there were shares of Box Hill common
stock outstanding and entitled to vote. These shares were held by approximately holders of record. Each holder of record of Box Hill common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Box Hill special meeting.

     Except for the shareholders identified herein under "Information Relating to Box Hill -- Security Ownership of Certain Beneficial Owners and Management of Box Hill," as of the record date, to the knowledge of Box Hill, no other person beneficially owned more than 5% of the outstanding Box Hill common stock.

QUORUM, ABSTENTIONS AND BROKER NON-VOTES

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Box Hill common stock entitled to vote at the Box Hill special meeting is necessary to constitute a quorum. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as negative votes on each proposal. Broker non-votes (which occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner) are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

VOTING OF PROXIES

     All shares of Box Hill common stock that are entitled to vote and are represented at the Box Hill special meeting by properly executed proxies received prior to or at the Box Hill special meeting, and not revoked, will be voted at the Box Hill special meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted for approval of the Box Hill proposals.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. Proxies may be revoked by filing with the corporate secretary of Box Hill at Box Hill's principal offices a written notice of revocation or a duly executed proxy bearing a later date. Proxies may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

SOLICITATION

     The Box Hill proxy card accompanying this prospectus/joint proxy statement is being solicited on behalf of the Box Hill board of directors for use in voting at the Box Hill special meeting. The cost of the solicitation of proxies from holders of Box Hill common stock and all related solicitation costs will be paid by Box Hill. In addition, Box Hill may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Box Hill. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING AGREEMENTS

     Pursuant to voting agreements dated April 29, 1999, Benjamin Monderer, Mark
A. Mays and Benjamin Monderer, as the trustee for the Monderer 1999 GRAT u/a/d March 1999 trust, who collectively held approximately 53.7% of the outstanding voting power of Box Hill common stock as of the date of the merger agreement, have agreed to cause all shares of Box Hill common stock over which they have voting power or control to be voted in favor of:

     - the approval and adoption of the merger agreement and approval of the merger;

     - the approval of the issuance of shares of Box Hill common stock in the merger; and

     - the approval of the amendments to Box Hill's certificate of incorporation.

     The vote of these shareholders alone is sufficient to approve the proposals.

                          THE ARTECON SPECIAL MEETING

DATE, TIME AND PLACE OF SPECIAL MEETING

     This document is being furnished to the holders of Artecon common stock and preferred stock in connection with the solicitation of proxies by the Artecon board for use at the Artecon special meeting to be held at Artecon's principal
offices, located at 6305 El Camino Real, Carlsbad, California, on           ,
1999 at      a.m. local time.

MATTERS TO BE CONSIDERED AT THE ARTECON SPECIAL MEETING

     At the Artecon special meeting, Artecon shareholders will be asked to consider and vote upon:

     - the approval and adoption of the merger agreement and the approval of the merger;

     - such other matters as may be properly brought before the meeting, or any adjournment or postponement thereof.

ARTECON BOARD RECOMMENDATION

     The Artecon board of directors unanimously approved the merger agreement and the merger and unanimously recommends a vote for approval of the merger proposal.

VOTES REQUIRED AND OUTSTANDING SHARES

     The approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Artecon common stock and preferred stock, voting as a single class.

     Only holders of record of Artecon common stock and preferred stock at the
close of business on           , 1999 will be entitled to notice of and to vote
at the Artecon special meeting. At the close of business on the record date
there were           shares of Artecon common stock and 2,494,159 shares of
Artecon preferred stock outstanding and entitled to vote. Each holder of record of Artecon common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Artecon special meeting. In addition, the holders of Artecon preferred stock will be entitled to one vote for each share of Artecon common stock into which such preferred stock is convertible.

     Except for the shareholders identified herein under "Information Relating to Artecon -- Security Ownership of Certain Beneficial Owners and Management of Artecon," as of the record date, to the knowledge of Artecon, no other person beneficially owned more than 5% of the outstanding Artecon common stock or preferred stock.

QUORUM, ABSTENTIONS AND BROKER NON-VOTES

     The presence, in person or by properly executed proxy, of the holders of a majority of the shares entitled to vote at the Artecon special meeting is necessary to constitute a quorum. Abstentions will be counted for purposes of determining a quorum. For purposes of obtaining the required vote of a majority of the outstanding shares for approval and adoption of the merger agreement and the approval of the merger, the effect of an abstention or a broker non-vote will be the same as a vote against the proposal.

VOTING OF PROXIES

     All shares of Artecon common stock and preferred stock that are entitled to vote and are represented at the Artecon special meeting by properly executed proxies received prior to or at the Artecon special meeting, and not revoked, will be voted at the Artecon special meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted for approval of the merger proposal.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the corporate secretary of Artecon at Artecon's principal offices, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

SOLICITATION

     This prospectus/joint proxy statement was mailed to all Artecon stockholders of record as of the record date and constitutes notice of the Artecon special meeting in conformity with the requirements of Delaware law. The cost of the solicitation of proxies from holders of Artecon common and preferred stock and all related solicitation costs will be borne by Artecon. In addition, Artecon may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Artecon. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING AGREEMENTS

     Pursuant to voting agreements dated April 29, 1999, W.R. Sauey, Seats, Inc., Flambeau Corporation, Flambeau Products Corporation, the W.R. and Floy A. Sauey Grandparents Trust, James L. Lambert, Pam Lambert and Dana W. Kammersgard, who collectively held approximately 52.3% of the outstanding voting power of Artecon as of the date of the merger agreement, have agreed to cause all shares of Artecon common stock and preferred stock over which they have voting control to be voted in favor of the approval and adoption of the merger agreement and approval of the merger. The vote of these shareholders alone is sufficient to approve the merger proposal.

                                   THE MERGER

The following discussions of the merger, the merger agreement, the certificate of amendment to Box Hill's certificate of incorporation and the related transactions are qualified in their entirety by reference to the merger agreement, the certificate of amendment and related agreements, copies of which are attached hereto as appendices or filed as exhibits to this prospectus/joint proxy statement.

GENERAL

     The merger agreement provides for the merger of Artecon with BH Acquisition Corp., a Delaware corporation that is a wholly owned subsidiary of Box Hill and which was created solely to effect the merger. As a result of the merger, Artecon will be the surviving corporation in the merger and will become a wholly owned subsidiary of Box Hill. The former stockholders of Artecon will become shareholders of Box Hill. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware. The effective time shall occur no later than the second business day after the satisfaction or waiver of all the conditions to closing which are set forth in the merger agreement. It is currently anticipated that the effective time will
occur on or before             , 1999.

     In connection with the merger, Box Hill will amend its certificate of incorporation and bylaws to provide for a classified board of directors whereby the directors of Box Hill will be separated into three classes, with the members of each class serving for a three year term. The amendment to Box Hill's certificate of incorporation is sometimes referred to herein as the "certificate of amendment."

MERGER CONSIDERATION

     ARTECON COMMON STOCK. At the effective time, each share of Artecon common stock then outstanding will be converted into the right to receive .40 of a share of Box Hill common stock (the "exchange rate").

     ARTECON PREFERRED STOCK. At the effective time, each share of Artecon preferred stock then outstanding will be converted into that fraction of a share of Box Hill common stock equal to the quotient obtained by dividing (i)(1) $4,988,318, divided by (2) the closing sales price of Box Hill's common stock as traded on the New York Stock Exchange Composite Transactions Tape on the last trading day immediately prior to the closing date of the merger, by (ii) 2,494,159. If any shares of the preferred stock are converted into shares of Artecon common stock prior to the closing of the merger, such converted shares of Artecon common stock will be converted into Box Hill common stock at the exchange rate. In such event, the number used to determine the fraction that each share of Artecon preferred stock, i.e., 2,494,159 will be converted into Box Hill shares will be adjusted accordingly.

     NO FRACTIONAL SHARES. No fractional shares of Box Hill common stock will be issued in connection with the merger. Instead, any holder of Artecon common stock (after aggregating all fractional shares of Box Hill common stock issuable to such stockholder) will be entitled to receive cash, without interest. The amount of cash will be determined by multiplying the fraction of a share by the closing price of a share of Box Hill common stock on the New York Stock Exchange on the closing date of the merger. Any fractional shares of Box Hill common stock due to the holders of Artecon preferred stock will be rounded up to the nearest whole share of Box Hill common stock.

TREATMENT OF ARTECON STOCK OPTIONS

     Upon the consummation of the merger, all outstanding options to purchase Artecon common stock (collectively, "Artecon options") will be assumed by Box Hill in accordance with their terms. The Artecon options will become rights to purchase Box Hill common stock. From and after the consummation of the merger:

     - the number of shares of Box Hill common stock that will be issuable upon the exercise of an Artecon option will be equal to the number of shares of Artecon common stock that would have been issued immediately prior to the effective time multiplied by the exchange rate, rounding down to the nearest whole share;

     - the per share exercise price of each Artecon option shall be adjusted by dividing the per share exercise price of the option by the exchange rate and rounding up to the nearest cent; and

     - any restriction on the exercise of an Artecon option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of the Artecon option shall otherwise remain unchanged (except that the vesting of certain options held by the directors of Artecon will accelerate pursuant to their terms).

STOCK OWNERSHIP FOLLOWING THE MERGER

     Based upon the number of shares of Artecon common stock and Artecon preferred stock issued and outstanding as of the Artecon record date, and assuming a closing sales price of $6.00 for Box Hill common stock on the day before the consummation of the merger, an aggregate of approximately 9,531,963 shares of Box Hill common stock will be issued to security holders of Artecon. Based upon the number of shares of Box Hill common stock issued and outstanding as of the Box Hill record date and assuming no exercise of outstanding options, warrants or other rights to purchase Box Hill common stock, the former holders of Artecon common stock and preferred would hold and have voting power with
respect to approximately           of Box Hill's total issued and outstanding
shares of common stock after consummation of the merger.

POST-MERGER MANAGEMENT OF BOX HILL

     The directors (and their respective classes) of Box Hill after the consummation of the merger will be as follows:

     W.R. Sauey (Chairman) (class III)
     James Lambert (class III)
     Carol Turchin (class III)
     C.S. Park (or another outside director chosen by Artecon) (class II)
     Dr. Benjamin Monderer (class II)
     Benjamin Brussell (or another outside director chosen by Box Hill) (class
     II)
     Philip Black (class I)
     Norman Farquhar (or another outside director chosen by Artecon) (class I)

     The class I directors shall serve until Box Hill's 2000 stockholder meeting, the class II directors shall serve until Box Hill's 2001 stockholder meeting and the class III directors shall serve until Box Hill's 2002 stockholder meeting.

     The officers of Box Hill after the consummation of the merger will be as follows:

James Lambert                    Co-Chief Executive Officer, President and
                                 Chief Operating Officer
Philip Black                     Co-Chief Executive Officer and Executive Vice
                                 President -- International Sales and
                                 Operations
Dana Kammersgard                 Chief Technical Officer
Carol Turchin                    Executive Vice President, Domestic Sales
Dr. Benjamin Monderer            Executive Vice President,
                                 Applications Engineering/Professional
                                 Services
R. Robert Rebmann, Jr.           Chief Financial Officer
Mark Mays                        Secretary

     The certificate of incorporation and bylaws of Artecon, the surviving corporation in the merger, will be amended and restated upon the consummation of the merger to conform to the certificate of incorporation of BH Acquisition Corp. with the exception that the name of the surviving subsidiary corporation shall be changed from "BH Acquisition Corp." to "Artecon, Inc." Immediately after the consummation of the merger, the directors and officers of the surviving corporation will be as follows:

     Directors:

     Carol Turchin
     Dr. Benjamin Monderer
     Philip Black
     Mark Mays

     Officers:

     Philip Black -- President, Treasurer
     Mark Mays -- Vice President, Secretary

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

     As soon as practicable after the consummation of the merger, the exchange agent will mail to the registered holders of Artecon common stock and Artecon preferred stock a letter of transmittal and instructions for surrendering valid certificates representing shares of Artecon common stock and Artecon preferred stock in exchange for certificates representing Box Hill common stock. Upon surrender of an Artecon stock certificate to the exchange agent for cancellation, together with a duly executed letter of transmittal and such other documents as may reasonably be required by the exchange agent or Box Hill, the shareholder shall be entitled to receive a certificate representing the whole number of shares of Box Hill common stock that such shareholder has the right to receive along with any cash due as the result of fractional shares.

     If any Artecon stock certificate has been lost, stolen or destroyed, Box Hill may require the owner of such lost, stolen or destroyed Artecon stock certificate to provide an appropriate affidavit as indemnity against any claim that may be made against Box Hill or Artecon with respect to such Artecon stock certificate.

Artecon stockholders should not surrender their Artecon stock certificates for exchange until they receive a letter of transmittal from the exchange agent.

BACKGROUND OF THE MERGER

     At the May 1998 Salomon Smith Barney Storage Conference in New York City, James Lambert, Artecon's Chief Executive Officer, met briefly with Philip Black, Box Hill's Chief Executive Officer, and discussed their respective businesses and the market.

     On December 11, 1998, at a telephonic meeting of the Artecon board of directors, the Artecon board and members of senior management began to discuss strategic alternatives that might be available to the company in order to raise additional capital to fund ongoing operations and scheduled future expansion of its business. After considerable discussion, the board authorized Mr. Lambert to explore strategic alternatives that might satisfy the company's objectives.

     On December 14, 1998, Carol Turchin, Box Hill's Executive Vice President Strategic Planning, telephoned Mr. Lambert to discuss the current business environment and the challenges facing Artecon and Box Hill and explore the possibility of a strategic transaction. After discussing some conceptual issues regarding a potential strategic transaction, Ms. Turchin and Mr. Lambert agreed to meet within the next week or so to continue discussions.

     On December 23, 1998, representatives of both Artecon and Box Hill, including Ms. Turchin and Messrs. Monderer, Lambert, Sauey, Black and Kammersgard, met at O'Hare Airport in Chicago, Illinois to review more detailed terms regarding a potential merger between the companies. The parties discussed the current financial condition of each of the companies and the current prospects for each company as a stand-alone entity. In addition, the parties discussed potential efficiencies that might be realized if the two companies were to merge. The parties agreed that a merger, under the right circumstances, could potentially provide the two companies with a stronger business model to further the growth of the companies. At the conclusion of the meeting, the parties agreed to further explore the viability of a merger between the two companies and entered into a preliminary mutual confidentiality agreement so that each company could obtain access to limited confidential information about the other party.

     On January 5, 1999, at a telephonic meeting of Artecon's board, Mr. Lambert informed the board of his December 23rd meeting with the Box Hill representatives in Chicago and summarized the potential benefits of proceeding with a merger with Box Hill. After Mr. Lambert's presentation, the Artecon board continued discussions relating to other possible strategic alternatives. Messrs. Lambert and Sauey advised the board that they had been in discussions with the financial advisory firm of Sucsy, Fischer & Company regarding a potential private placement of securities of Artecon.

     On January 29, 1999, at a regularly scheduled meeting of the Box Hill board of directors, Mr. Black gave a detailed presentation to the full board regarding Artecon and its business, and the potential synergies and associated risks, which could result from combining the two companies. The directors discussed the presentation and authorized certain officers to pursue a possible transaction with Artecon.

     On February 8, 1999, Mr. Sauey met with Ms. Turchin and Valerie Greenberg, Box Hill's in-house counsel, in New York. Mr. Sauey and Ms. Turchin discussed a merger of the two companies, particularly the structural aspects of a combined company.

     On February 10, 1999, Mr. Black met with Mr. Lambert at Mr. Lambert's home in Carlsbad, California to continue discussions regarding a potential merger. The parties discussed in more detail the potential synergies and cost savings that might be realized by a merger of the two companies.

     On February 18, 1999, Ms. Turchin and Mr. Monderer met with Messrs. Sauey, Lambert and Kammersgard at the Four Seasons Hotel in Carlsbad, California. The parties discussed the current status of Box Hill and Artecon. In addition, the parties discussed post-merger issues, including the possible structure and management of the combined company, the markets in which the combined company would focus and the products and services that the combined company would offer.

     On February 22, 1999, Ms. Turchin and Ms. Greenberg met with representatives of Salomon Smith Barney Inc. to discuss the potential transaction with Artecon.

     On March 4, 1999, representatives of Box Hill, Salomon Smith Barney, and Tucker Anthony met at Artecon's facilities in Carlsbad, California to conduct financial, operational and legal due diligence. At such meeting, members of Artecon's management made presentations to the group.

     On March 8, 1999, Artecon formally engaged Tucker Anthony Incorporated to serve as its exclusive financial advisor with respect to a possible sale or merger of Artecon to Box Hill.

     On March 24 and 25, 1999, representatives of Arthur Andersen LLP, Box Hill's independent public accountants, met with representatives of Deloitte & Touche LLP, Artecon's independent public accountants, at Deloitte & Touche's offices in Costa Mesa, California, and with Mr. Lambert at Artecon's offices in Carlsbad, California in which each party began tax, accounting and financial due diligence with respect to the other party. Such due diligence was ongoing through April 27th.

     On March 29, 1999, Ms. Turchin and Dr. Monderer met with Messrs. Lambert and Kammersgard at the Hyatt Hotel in San Francisco, California to continue discussions related to the merger. At the meeting, the parties again focused on the post-merger operational structure of the combined company and discussed details related to the pricing of the transaction.

     On April 12,1999, Herrick, Feinstein LLP, outside counsel to Box Hill, circulated the first draft of the proposed merger agreement to Artecon, Box Hill and their respective representatives and advisors.

     On April 12 and 13, 1999, Mr. Lambert, representatives from Tucker Anthony and representatives from Deloitte & Touche LLP met with representatives of Box Hill at their offices in New York, New York to continue operational, financial and accounting due diligence by Artecon.

     The parties decided that at this point it was prudent for each of the companies to undertake more in-depth business, legal and accounting due diligence with respect to the other company.

     On April 14, 1999, the parties executed a mutual nondisclosure and standstill agreement to enable the parties to provide more detailed information for due diligence.

     On April 16, 1999, Box Hill's board met to discuss the proposed merger. Present at the meeting were all of the directors of Box Hill and representatives from Salomon Smith Barney and Herrick, Feinstein LLP. The executive officers of Box Hill presented a detailed analysis of the proposed merger, including combined product lines, geographic markets and industry sectors to be covered by the combined company, and the organization of the combined company.

     Between April 12 and April 28, 1999, representatives of Herrick, Feinstein LLP and Cooley Godward LLP, outside counsel to Artecon, held numerous phone calls to negotiate the terms of the merger agreement and the ancillary documents related to the merger. During such time, the directors of Box Hill received from Box Hill management reports on the status of the merger negotiations and draft copies of the merger agreement and ancillary documents.

     On April 20, 1999, Artecon's board held a meeting to discuss the proposed merger. Mr. Lambert summarized for the board the results of the due diligence conducted with respect to Box Hill to date. After Mr. Lambert's presentation, the board discussed pricing issues related to the proposed merger.

     On April 23, 1999, the Artecon board met again telephonically to discuss the proposed merger. Present at the meeting were each of the directors, including Mr. Lambert, Dana Kammersgard of Artecon, and representatives from Tucker Anthony and Cooley Godward LLP. Representatives of Tucker Anthony summarized for the board Tucker Anthony's analysis of comparable transactions and the pricing information available on similarly structured mergers. In addition, the Tucker Anthony representative discussed the potential advantages and disadvantages of and risks associated with various other strategic alternatives potentially available to Artecon. The Board also discussed due diligence reviews that had been done of Box Hill.

     On April 28 and April 29, 1999, the parties and their respective advisors negotiated and resolved various open issues regarding the proposed transaction, including issues relating to the merger consideration, scope of the parties' representations and warranties, and conditions to the parties' obligations to consummate the merger.

     On April 29, 1999, the board of Box Hill held a special meeting to discuss the transaction, including the increase in the merger consideration from that previously presented to the board. At the special meeting, representatives of Salomon Smith Barney reviewed certain financial terms of the proposed merger, and presented financial analyses regarding the proposed merger. Salomon Smith Barney then rendered its fairness opinion to the board. The members of the board then discussed the employment agreements to be received by certain members of Box Hill and Artecon management and the timing of the announcement of the transaction. The board resolved to approve the merger and the merger agreement and all related transactions.

     At 12:00 p.m. Pacific Daylight Time, on April 29, 1999, the board of Artecon held a telephonic special meeting to discuss the progress of the negotiations with Box Hill and to receive an update on the due diligence review of Box Hill. At the special meeting, certain senior level management personnel and representatives of Tucker Anthony and Cooley Godward reviewed the terms of the proposed merger and reported on the results of the due diligence review of Box Hill. In particular, the Tucker Anthony representative made a presentation regarding the financial terms of the proposed merger, explaining to the board in detail the analysis undertaken by Tucker Anthony regarding the proposed merger. In addition, the Cooley Godward representative discussed in detail the terms of the merger agreement and related exhibits with the Artecon board. Specifically, the Cooley Godward representative discussed the material terms of the proposed merger, including the structure of the merger, the tax and accounting treatment for the merger, the exchange ratio, the post-merger composition of the board of directors and management of Box Hill, proposed employment arrangements, and the planned relocation of Box Hill's corporate headquarters to Carlsbad, California. At this point, the board agreed to hold another meeting later that afternoon to discuss the results of further negotiations.

     At 3:00 p.m., Pacific Daylight Time, on April 29, 1999, the Artecon board held another telephonic meeting. The Cooley Godward representative reviewed for the board the results of negotiations with Box Hill's representatives subsequent to the prior Board meeting. The Tucker Anthony representative then rendered the opinion of Tucker Anthony, subsequently confirmed in writing, that, as of such date, the consideration to be received by the stockholders of Artecon was fair from a financial point of view to such stockholders. After such presentations and discussions, the Artecon board voted unanimously to approve the proposed merger with Box Hill, the merger agreement and all related transactions.

     Following the approval of the Box Hill board and the Artecon board, the merger agreement and related documents in their respective definitive forms were executed and delivered by the parties on the evening of April 29, 1999. On April 30, 1999, Box Hill and Artecon issued a joint press release publicly announcing the merger.

BOX HILL'S REASONS FOR THE MERGER

     The meeting of the Box Hill board was held on April 29, 1999. After due consideration, the Box Hill board unanimously:

     - determined that the merger agreement, the merger and the issuance of shares of Box Hill common stock to the holders of Artecon stockholders, the amendment to the Box Hill's charter and the related transactions were fair to and in the best interest of Box Hill and its shareholders;

     - approved the merger agreement, the merger, the certificate of amendment and the related transactions; and

     - determined to recommend that the shareholders of Box Hill approve the merger, including the issuance of Box Hill common stock in the merger and the certificate of amendment.

     Accordingly, the Box Hill board recommends that the Box Hill shareholders vote "FOR" the approval of the merger agreement, the merger, the issuance of shares of common stock in the merger and the charter amendment.

     In approving the transaction and making these recommendations, the Box Hill board consulted with Box Hill's legal and financial advisors as well as with Box Hill's senior management. In addition, the board considered a number of strategic factors associated with the Artecon business and opportunities presented by combining the two companies. The board believed that:

     - Artecon's significant technological expertise in both the software and hardware areas, could complement Box Hill's expertise and product and service offerings;

     - Artecon's market on the West Coast, as well as in the ISP and government sectors, could allow Box Hill to penetrate those markets more quickly than if Box Hill remained as a stand alone entity;

     - Artecon's international distribution capabilities and infrastructure, could enhance sales of Box Hill's existing products by providing a broader distribution network;

     - the combined research and development staff of the two companies, could allow a sharper focus on the key competencies of each company;

     - the efficiencies of combining certain functions, like operations, finance and administration, which could result in cost savings by eliminating certain fixed costs;

     - the increased size of the combined company, could enhance its ability to attract and retain executives and research and development personnel; and

     - the increased depth and reach of the combined company's sales force, support and application engineering coverage, could enhance its ability to serve and attract high-end customers.

The board also considered the following factors:

     - the intended treatment of the merger as a pooling of interests for financial reporting and accounting purposes;

     - the ability to complete the merger as a tax-free reorganization for U.S. federal income tax purposes;

     - the fact that the Box Hill shareholders would hold approximately      %
       of the outstanding stock of Box Hill after the merger;

     - the terms and conditions of the merger agreement, including the conditions to closing and the termination fees payable under certain circumstances (See "Material Terms of the Merger Agreement -- Conditions to the Merger" and "-- Termination" on page 86 and page 88);

     - the role that current management would play in the management of the combined company and the composition of the combined companies' boards of directors;

     - the financial analyses presented by Salomon Smith Barney and Salomon Smith Barney's written opinion to the effect that as of April 29, 1999, and based upon and subject to the various conditions set forth in the opinion, the exchange ratios of Artecon stock into Box Hill shares were fair to Box Hill from a financial point of view;

     - the fact that the form and amount of consideration and that the number of shares of Box Hill common stock to be issued to the Artecon common stockholders was based on a fixed per share ratio; and

     - the opportunity to achieve a larger and more stable platform from which strategic acquisitions would be better served by a larger, combined company.

     In addition to the foregoing factors, the Box Hill board also considered a number of risks and potentially negative factors in its deliberations concerning the merger, including:

     - the significant challenge in integrating two large companies;

     - the risk of diverting management resources from operating the day-to-day business and from focusing on other strategic alternatives;

     - the potentially adverse impact on employees and senior management of the company that may occur as a result of the merger between the two companies;

     - the recent operating losses incurred by Artecon and their effect on earnings per share;

     - the risk that the combined company might not be able to achieve expected revenue or operating efficiencies; and

     - the adverse effects of one-time charges expected to be incurred in connection with the costs of the merger and the subsequent integration of the companies.

     The foregoing discussion of the negative factors considered by the Box Hill board is not intended to be exhaustive. See "Risk Factors." We urge you to read and consider these factors in their entirety.

     After considering the potential advantages and disadvantages of the merger, the Box Hill board did not believe that the negative factors were sufficient, either individually or in the aggregate, to outweigh the potential benefits of the merger.

     In analyzing the proposed merger, the Box Hill board did not view any single factor as determinative and did not quantify or assign weight to any of the factors. Rather, the board made its determination based upon the total mix of information available to it. In addition, different members of the board of Box Hill may have accorded different values to different factors. The Box Hill board believes that the combined company will be more effective in competing in the data storage industry, and after taking into account all of the factors, the board unanimously determined that the potential benefits of the merger outweighed the overall risks associated with the merger.

ARTECON'S REASONS FOR THE MERGER

     The Artecon board of directors believes that, despite increased sales of products and services, increased competition and industry consolidation may make it increasingly difficult for Artecon to continue to grow from internal resources. In addition, the board believes that Artecon's need for significant working capital to grow the company may not be satisfied through revenue alone and that raising capital from alternative financing sources may be difficult on terms that would be favorable to the company. Prior to approving the merger, the Artecon board considered various alternatives for raising capital and growing its business, including a private placement of equity securities and increased borrowings under existing or new credit lines. After considering such alternatives, the Artecon board identified several potential benefits that it believes would result from the merger. The board believes that:

     - the cash position and financial strength of Box Hill would provide the financial resources to enable Artecon to grow more quickly and compete more effectively than if it remained as a stand-alone entity;

     - the expanded product line of the combined company would allow Artecon to increase sales to its existing customer base and would allow it to offer its products to existing customers of Box Hill, thereby increasing revenue;

     - Box Hill's strength in the financial services sector of the industry in which Artecon operates would give Artecon quicker access to such market;

     - the combined company's increased revenue base and stronger balance sheet would enhance its ability to access equity and debt capital on terms that would be substantially more favorable than if Artecon remained as an independent entity;

     - the combined company would be able to offer new products more quickly as a result of a larger research and development capability;

     - the combined company would likely realize operating efficiencies as a result of eliminating or reducing overlapping functions, such as finance and administration;

     - the benefits associated with receiving shares of Box Hill common stock that is quoted on the NYSE would potentially provide more value to the Artecon stockholders;

     - the combined company would benefit from experienced management team; and

     - the tax-free nature of the merger would be beneficial to the Artecon stockholders.

     The Artecon board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including:

     - the risk that the combined company may not be able to achieve revenues equal to the sum of the anticipated revenues of Box Hill and Artecon as stand alone entities;

     - the adverse effects of one-time charges expected to be incurred in connection with the merger and the subsequent integration of the companies;

     - the fixed nature of the exchange ratio for the common stock and the possibility of an adverse fluctuation in the market price of Box Hill common stock; and

     - the possibility that the merger would be viewed negatively and would have an adverse effect on Artecon's sales, employees, customers and other business relationships.

     In view of the wide variety of factors considered by the Artecon board in determining to approve the merger proposal, including the factors set forth above, the board did not find it practicable to quantify or otherwise assign relative values to the positive and negative factors considered. In addition, different members of the Artecon board may have assigned different weights to different factors in the considerations. However, after taking into account all of the factors, the board unanimously determined that the potential benefits of the merger outweighed the overall risks associated with the merger. For a discussion of the interest of certain members of Artecon's management and board of directors in the merger, see "Interest of Certain Persons in the Merger and Related Agreements."

OPINION OF BOX HILL'S FINANCIAL ADVISOR

     Box Hill retained Salomon Smith Barney in a letter agreement dated April 5, 1999 to review the fairness to Box Hill of the exchange ratio to be used with respect to the Artecon common stock and exchange ratio to be used with respect to the Artecon preferred stock in the merger. Salomon Smith Barney rendered an opinion to the Box Hill board of directors on April 29, 1999 to the effect that, based upon and subject to the considerations and limitations set forth in such opinion, as of such date, the exchange ratio to be used with respect to the Artecon common stock and the exchange ratio to be used with respect to the Artecon preferred stock in the merger were fair, from a financial point of view, to Box Hill.

     The full text of Salomon Smith Barney's opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Appendix C to this document. The summary of Salomon Smith Barney's opinion set forth below is qualified in its entirety by reference to the full text of such opinion. You are urged to read the Salomon Smith Barney opinion carefully and in its entirety.

     In connection with rendering its opinion, Salomon Smith Barney reviewed, among other things, the following:

     - the merger agreement;

     - publicly available information concerning Box Hill and Artecon;

     - financial information concerning Box Hill and Artecon, including financial forecasts, furnished to Salomon Smith Barney by Box Hill and Artecon, respectively;

     - publicly available information concerning the trading of, and the trading market for, Box Hill common stock and Artecon common stock;

     - publicly available information with respect to other companies that Salomon Smith Barney believed to be comparable to Box Hill or Artecon and the trading markets for such other companies' securities; and

     - publicly available information concerning the nature and terms of other transactions that Salomon Smith Barney considered relevant to its inquiry.

     Salomon Smith Barney also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that it considered relevant. Salomon Smith Barney also discussed the past and current business operations and financial conditions of Box Hill and Artecon, as well as other matters Salomon Smith Barney believed relevant to its inquiry, with certain officers and employees of Box Hill and Artecon.

     In its review and analysis and in arriving at its opinion, Salomon Smith Barney assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available and neither attempted independently to verify nor assumed any responsibility for verifying any of such information. Salomon Smith Barney did not conduct a physical inspection of any of the properties or facilities of Box Hill or Artecon, did not make or obtain or assume any responsibility for making or obtaining any independent evaluations or appraisals of any of such properties or facilities, and was not furnished with any such evaluations or appraisals. With respect to financial forecasts regarding Box Hill and Artecon, Salomon Smith Barney relied on estimates provided by the management of Box Hill and Artecon, and assumed that the estimates had been reasonably prepared and reflected the best currently available estimates and judgments of the management of Box Hill and Artecon, as to the future financial performance of Box Hill and Artecon. Salomon Smith Barney expressed no view with respect to those financial forecasts or the assumptions on which they were based. Salomon Smith Barney assumed that the merger will qualify as a tax-free reorganization for United States federal income tax purposes, will be accounted for as a pooling of interests for financial reporting purposes, and will be consummated in accordance with the terms of the merger agreement, without waiver of any of the conditions to the merger contained in the merger agreement.

     In conducting its analysis and arriving at its opinion, Salomon Smith Barney considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following:

     - the historical and current financial position and results of operations of Box Hill and Artecon;

     - the business prospects of Box Hill and Artecon;

     - the historical and current market for Box Hill common stock, Artecon common stock and the equity securities of certain other companies that Salomon Smith Barney believed to be comparable to Box Hill or Artecon; and

     - the nature and terms of other merger and acquisition transactions that Salomon Smith Barney believed to be relevant.

     Salomon Smith Barney also took into account its assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuation generally. Salomon Smith Barney was not asked to consider, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategy that might exist for Box Hill. Salomon Smith Barney's opinion necessarily was based on conditions as they existed and could be evaluated on the date of the opinion and Salomon Smith Barney assumed no responsibility to update or revise its opinion based upon circumstances or events occurring after that date. Salomon Smith Barney's opinion does not constitute an opinion or imply any conclusion as to the price at which Box Hill common stock will trade following consummation of the merger. Salomon Smith Barney's opinion was, in any event, limited to the fairness, from a financial point of view, of the exchange ratios to Box Hill and did not address Box Hill's underlying business decision to effect the merger or constitute a recommendation of the merger to Box Hill or a recommendation to any holder of Box Hill common stock as to how such holder should vote with respect to the merger.

     In connection with rendering its opinion, Salomon Smith Barney made a presentation to the Box Hill board of directors on April 29, 1999, with respect to the analyses performed by Salomon Smith Barney in evaluating the fairness of the exchange ratios. The following is a summary of that presentation. The summary of the financial analyses includes information presented in tabular format. In order to understand the financial analyses used by Salomon Smith Barney, the tables below must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to April 27, 1999 and does not necessarily reflect current or future market conditions. The exchange ratio to be used in the merger with respect to the Artecon common stock is sometimes referred to below as the common stock exchange ratio, and the exchange ratio to be used in the merger with respect to the Artecon preferred stock is sometimes referred to below as the preferred stock exchange ratio.

HISTORICAL TRADING ANALYSES.

     Salomon Smith Barney performed analyses based on the historical trading prices of Box Hill common stock and Artecon common stock and the relationship between the two.

     HISTORICAL TRADING DATA. Salomon Smith Barney reviewed the daily closing prices of Box Hill common stock for the period from January 2, 1998 through April 27, 1999 and Artecon common stock for the period from March 3, 1997 through April 27, 1999. Salomon Smith Barney derived average closing prices for Box Hill common stock and Artecon common stock for each of the following calendar periods ended April 27, 1999:

                                             BOX HILL        ARTECON
                                           COMMON STOCK    COMMON STOCK
                                           ------------    ------------
Last 12 months...........................     $6.65           $2.03
Last 6 months............................      5.79            1.62
Last 3 months............................      5.33            1.44
Last 30 days.............................      5.37            1.93

     IMPLIED HISTORICAL EXCHANGE RATIOS. Salomon Smith Barney derived implied historical exchange ratios for the Box Hill common stock and the Artecon common stock by dividing the closing price per share of Artecon common stock by the closing price per share of Box Hill common stock for each trading day in the calendar period from April 27, 1998 through April 27, 1999. Salomon Smith Barney calculated that the latest implied exchange ratio (as of April 27, 1999) was 0.38, the highest implied exchange ratio during the period was 0.55, and the lowest implied exchange ratio during the period was 0.17. Salomon Smith Barney also calculated the average implied exchange ratios for each of the following calendar periods ending April 27, 1999:

Last 12 Months..............................................    0.30
Last 6 Months...............................................    0.28
Last 30 Days................................................    0.35
Last 10 Days................................................    0.46

     IMPLIED PREMIUM/DISCOUNT ANALYSIS. Salomon Smith Barney analyzed the implied premium or discount to a holder of a share of Artecon common stock represented by the common stock exchange ratio. In conducting this analysis, Salomon Smith Barney compared a variety of historical closing and average prices for Artecon common stock, to the product of the common stock exchange ratio and

     - the closing price of Box Hill common stock as of April 27, 1999 ($5.75);
       or

     - the average closing price of Box Hill common stock for the 30 trading days ended April 27, 1999 ($5.13).

By multiplying the common stock exchange ratio by the relevant price of a share of Box Hill common stock and comparing it to the price of a share of Artecon common stock, Salomon Smith Barney derived the following implied premiums and discounts:

                                                                    PREMIUM/(DISCOUNT)
                                                                    USING THE BOX HILL
                                             PREMIUM/(DISCOUNT)    AVERAGE CLOSING PRICE
                                             USING THE BOX HILL       FOR THE THIRTY
                                               CLOSING PRICE           TRADING DAYS
                                            AS OF APRIL 27, 1999   ENDED APRIL 27, 1999
ARTECON PRICE                                     ($5.75)                 ($5.13)
-------------                               --------------------   ---------------------
Closing Price as of April 27, 1999
  ($2.19).................................            5.1%                  (6.2)%
High Closing Price for the 52 weeks ended
  April 27, 1999 ($3.00)..................          (23.3)%                (31.6)%
Low Closing Price for the 52 weeks ended
  April 27, 1999 ($1.00)..................          130.0%                 105.1%
Average Closing Price for the 10 Trading
  Days ended April 27, 1999 ($2.48).......           (7.1)%                (17.1)%
Average Closing Price for the 30 Trading
  Days ended April 27, 1999 ($1.68).......           36.5%                  21.8%

     Based on this data, Salomon Smith Barney noted that, although the common stock exchange ratio represents a premium to the average closing price of Artecon common stock for the 30 trading days ended April 27, 1999 and the low closing price for the 52 weeks ended April 27, 1999, it represents a discount to the average closing price of Artecon common stock for the 10 trading days ended April 27, 1999 and the high closing price for the 52 weeks ended April 27, 1999, and it represents a premium or discount to the closing price of Artecon common stock as of April 27, 1999 depending on whether, with respect to Box Hill common stock, the closing price as of April 27, 1999 (premium) or the average closing price for the thirty trading days ended April 27, 1999 (discount) is used in the analysis.

IMPLIED VALUATION ANALYSES.

     Salomon Smith Barney performed analyses using publicly available information concerning certain comparable companies and transactions to derive implied valuation information for Box Hill and Artecon.

     COMPARABLE COMPANY ANALYSIS. Salomon Smith Barney reviewed certain publicly available financial, operating and stock market information for Box Hill, Artecon and nine other publicly traded companies that operate in the data storage and related industries (Auspex Systems, Inc.; Ciprico Inc.; EMC Corporation; Exabyte Corporation; MTI Technology Corporation; Network Appliance, Inc.; Overland Data, Inc.; Procom Technology, Inc.; and Storage Technology Corporation). In connection with this analysis, Salomon Smith Barney concluded that these nine companies were reasonably similar to Box Hill and Artecon insofar as they participate in business segments similar to those of Box Hill and Artecon, but noted that none of these nine companies has the same technology, management, capital structure, operations and combination of businesses and markets as does Box Hill or Artecon.

     For Box Hill, Artecon and each of the comparable companies, Salomon Smith Barney calculated and compared, among other things:

     - the ratio of each company's closing stock price on April 27, 1999 to (a) its earnings per share for the latest 12-month period, (b) its estimated earnings per share for 1999, and (c) its estimated earnings per share for 2000; and

     - the ratio of each company's firm value to (a) its revenues for 1998, (b) its estimated revenues for 1999, (c) its earnings before taking into account interest expense and taxes ("EBIT") for 1998, and (d) its estimated EBIT for 1999.

     For the purposes of this analysis, forecasted earnings per share for the comparable companies were based on estimates published by First Call Corporation and forecasted revenues and EBIT for the comparable companies were based on equity research reports published by certain investment banks. Firm value was calculated as the sum of the value of:

     - all shares of common stock, assuming the exercise of all in-the-money options, warrants and convertible securities, less the proceeds from such exercise;

     - non-convertible indebtedness;

     - non-convertible preferred stock;

     - minority interests;

     - out-of-the-money convertible securities; less,

     - investments in unconsolidated affiliates and cash.

All earnings figures were adjusted to eliminate unusual and non-recurring items.

     The following table sets forth the results of these calculations:

                                  COMPARABLE COMPANIES                 PARTIES
RATIO OF CLOSING PRICE      ---------------------------------    -------------------
ON APRIL 27, 1999 TO:           RANGE         MEAN     MEDIAN    BOX HILL    ARTECON
----------------------      --------------    -----    ------    --------    -------
(a) Earnings Per Sharefor
    the Latest 12
    Months................  9.5x to 142.4x    58.2x    19.8x      14.7x         N/C
(b) Estimated Earnings Per
    Share for 1999........   7.1x to 94.5x    46.4x    53.1x      17.5x       16.9x
(c) Estimated Earnings Per
    Share for 2000........   6.0x to 63.4x    32.4x    37.9x      11.5x        4.9x
Ratio of Firm Value to:
(a) Revenues for 1998.....   0.2x to 18.0x     4.1x     0.8x       0.3x        0.6x
(b) Estimated Revenues for
    1999..................   0.2x to 11.3x     3.0x     0.7x       0.3x        0.7x
(c) EBIT for 1998.........   4.8x to 93.6x    32.0x    16.3x       3.1x         N/C
(d) Estimated EBIT for
    1999..................   4.1x to 61.3x    24.6x    16.4x       4.0x       50.4x

N/C means that Salomon Smith Barney was unable to calculate the ratio because Artecon did not have positive earnings in the relevant period.

     Salomon Smith Barney noted that the multiples for Box Hill were within but closer to the lower end of the range calculated for the comparable companies in all cases, except for the ratio of firm value to EBIT for 1998 and the ratio of firm value to estimated EBIT for 1999 which were below the lower end of the range calculated for the comparable companies. Salomon Smith Barney also noted that the multiples for Box Hill were below the mean and median multiples for the comparable companies in all cases. With respect to Artecon, Salomon Smith Barney noted that the multiples it was able to calculate for Artecon were within the range calculated for the comparable companies in all cases, except for the ratio of closing stock price on April 27, 1999 to estimated earnings per share for 2000 which was below the lower end of the range calculated for the comparable companies. Salomon Smith Barney also noted that the multiples it was able to calculate for Artecon were below the mean and median multiples for the comparable companies in all cases, except for the ratio of firm value to estimated revenues for 1999 which was below the mean but equal to the median calculated for the comparable companies.

     Using the data calculated with respect to the comparable companies, Salomon Smith Barney derived a reference range for the implied value of a share Artecon common stock of $1.50 to $2.25. Salomon Smith Barney noted that the implied value of the per share consideration to be paid in the merger derived by multiplying the common stock exchange ratio by the closing price of Box Hill common stock on April 27, 1999 ($5.75) is $2.30, which is above the upper limit of the reference range. Salomon Smith Barney further noted that the implied value of the per share consideration to be paid in the merger derived by multiplying the common stock exchange ratio by the average closing price of Box Hill common stock for the thirty trading days ended on April 27, 1999 ($5.13) is $2.05, which is within the reference range.

     PRECEDENT TRANSACTIONS ANALYSIS. Salomon Smith Barney reviewed certain publicly available financial, operating and stock market information for twenty-one selected pending or completed merger or acquisition transactions in the data storage and related industries announced since March 1993. The following transactions were reviewed (in each case, the acquiror's name is listed first and the acquired Company or business second): (i) NSTOR Technologies Inc./ANDATACO Inc.; (ii) Advanced Digital Information Corporation/ EMASS, Inc.; (iii) LSI Logic Corporation/Symbios, Inc.; (iv) Quantum Corporation/ ATL Products, Inc.; (v) Ampex Corporation/MicroNet Technology, Inc.; (vi) Artecon/ Storage Dimensions, Inc.; (vii) Seagate Technology, Inc./Quinta Corporation; (viii) Sun Microsystems, Inc./Encore Computer Corporation; (ix) IPL Systems Inc./ANDATACO Inc.; (x) Anacomp Inc./ Data/Ware Development, Inc.; (xi) Kendall International (Tyco International (US) Inc.)/Nashua Corporation's tape products division; (xii) Singapore Technologies Pte Ltd./ Micropolis Corporation's disk drive division; (xiii) Hyundai Electronics America/Maxtor Corporation; (xiv) Seagate Technology, Inc./Conner Peripherals, Inc.; (xv) Seagate Technology, Inc./Applied Magnetics Corporation's tape head division; (xvi) Quantum Corporation/Digital Equipment's data storage business; (xvii) Read-Rite Corporation/Sunward Technologies, Inc.; (xviii) Interpoint Corporation/ Advanced Digital Information Corporation; (xix) Hyundai Electronics America/Maxtor Corporation; (xx) Storage Technology Corporation / Amperif Corporation; and (xxi) Network Imaging Corporation/Optix S.A. In presenting the results of its precedent transaction analysis, Salomon Smith Barney noted that the merger and acquisition transaction environment varies over time because of, among other things, macroeconomic factors such as the availability of financing and conditions in equity markets. In addition, no precedent transaction reviewed was identical to the merger because of, among other things, differences in the subject companies and the form of consideration paid. As a result, Salomon Smith Barney noted that an evaluation of the results of its precedent transaction analyses necessarily involves judgments beyond the purely mathematical, such as an assessment of macroeconomic factors and the evaluation of differences between the financial and operating characteristics of the subject companies involved in the precedent transactions, on the one hand, and those of Box Hill and Artecon, on the other hand.

     If the necessary data was available, Salomon Smith Barney calculated the following for each of the precedent transactions:

     - the ratio of the aggregate value of the transaction to (a) revenue of the target company for the last 12 months prior to the announcement of the transaction, and (b) earnings before taking into account interest expense, taxes, depreciation and amortization ("EBITDA") of the target company for the last 12 months prior to the announcement of the transaction;

     - the ratio of the per share consideration paid in the transaction to (a) the target's earnings per share for the last 12 months prior to the announcement of the transaction, and (b) the target's estimated earnings per share for the 12 months following the announcement of the transaction;

     - and the premium per share paid in the transaction to the closing stock price of the target (a) four weeks prior to the announcement of the transaction, and (b) one day prior to the announcement of the transaction.

With respect to the companies involved in the precedent transactions, Salomon Smith Barney relied on estimates of earnings per share published by First Call Corporation.

The following table sets forth the results of these calculations:

RATIO OF AGGREGATE VALUE TO:                      RANGE          MEAN     MEDIAN
----------------------------                 ----------------    -----    ------
(a) Target Revenue for Last 12 Months Prior
    to Announcement........................      0.2x to 4.2x     1.1x     0.6x
(b) Target EBITDA for Last 12 Months Prior
    to Announcement........................     5.3x to 39.0x    19.2x    20.4x
Ratio of Per Share Consideration to:
(a) Target Per Share Earnings for Last 12
    Months Prior to Announcement...........    7.78x to 44.6x    20.9x    12.5x
(b) Target Estimated Earnings Per Share for
    12 Months Following Announcement.......     5.6x to 32.6x    18.2x    17.3x
Premium Paid to Target Closing Price:
(a) 4 Weeks Prior to Announcement..........  (11.4%) to 63.2%    51.1%    51.0%
(b) 1 Day Prior to Announcement............     8.4% to 43.3%    25.2%    28.9%

     Salomon Smith Barney compared these values to certain implied ratios in connection with the merger. Salomon Smith Barney noted that based on the common stock exchange ratio and the closing price of Box Hill common stock as of April 27, 1999 ($5.75), the ratio of the implied firm value to 1998 revenues for Artecon was 0.7x, and the ratio of the implied price of a share of Artecon common stock to Artecon's estimated earnings per share for 1999 was 17.8x. Salomon Smith Barney also noted that based on the common stock exchange ratio and the average closing price of Box Hill common stock for the thirty trading days ending April 27, 1999 ($5.13), the ratio of the implied firm value to 1998 revenues for Artecon was 0.6x, and the ratio of the implied price of a share of Artecon common stock to Artecon's estimated earnings per share for 1999 was 15.8x. Salomon Smith Barney noted that each of these implied ratios was below the median and mean of the comparable ratios for the precedent transactions.

     Using the data calculated with respect to the precedent transactions, Salomon Smith Barney derived a reference range for the implied value of a share of Artecon common stock of $1.75 to $2.50. Salomon Smith Barney noted that the implied value of the per share consideration to be paid in the merger derived by multiplying the common stock exchange ratio by the closing price of Box Hill common stock on April 27, 1999 ($5.75) is $2.30, which is within the reference range. Salomon Smith Barney further noted that the implied value of the per share consideration to be paid in the merger derived by multiplying the common stock exchange ratio by the average closing price of Box Hill common stock for the thirty trading days ended on April 27, 1999 ($5.13) is $2.05, which also is within the reference range.

MERGER CONSEQUENCES ANALYSES.

     Salomon Smith Barney performed analyses regarding the effect of the merger on the financial condition and results of Box Hill and Artecon.

     CONTRIBUTION ANALYSIS. Salomon Smith Barney analyzed the relative contributions of each of Box Hill and Artecon to the pro forma merged entity with respect to certain market and financial data.

     The following table compares the relative contributions of Box Hill and Artecon, respectively, to the proposed combined entity in certain categories. The computations in the table were based on historical financial data for each of Box Hill and Artecon at or for the twelve months ended December 31, 1998, forecasted financial information for each of Box Hill and Artecon for 1999, and the closing prices of Box Hill common stock and Artecon common stock as of April 27, 1999. In performing this analysis, Salomon Smith Barney did not take into account any anticipated cost savings, revenue enhancements or other potential effects of the merger.

                                                          BOX HILL        ARTECON
                                                        CONTRIBUTION    CONTRIBUTION
                                                        ------------    ------------
Revenue for 1998......................................     44.3%           55.7%
Total Assets for 1998.................................     65.5%           34.5%
Common Shareholders' Equity for 1998..................     82.8%           17.2%
Estimated Revenue for 1999............................     48.5%           51.5%
Estimated EBITDA for 1999.............................     60.2%           39.8%
Estimated EBIT for 1999...............................     83.8%           16.2%
Estimated Net Income for 1999.........................     63.9%           36.1%
Estimated Total Assets for 1999.......................     70.3%           29.7%
Estimated Common Shareholders' Equity for 1999........     81.1%           18.9%

     Salomon Smith Barney compared each of these percentage contributions to the pro forma 61.2% ownership stake Box Hill stockholders would have in the merged entity based on the exchange ratios.

     ACCRETION/DILUTION ANALYSIS. Salomon Smith Barney performed an analysis of the impact of the merger on future per share operating earnings of Box Hill. Salomon Smith Barney made pro forma adjustments to estimated combined operating earnings based on estimates of the managements of both companies as to:

     - a charge in connection with the reorganization of the combined company's sales force, estimated to be $3.0 million in 1999;

     - a charge in connection with merger-related expenses, estimated to be $1.4 million in 1999; and

     - synergies consisting of pre-tax cost savings, estimated to be $1.6 million in 1999 and $5.4 million in 2000.

     The following table shows the accretion or dilution to the estimated earnings per share of Box Hill calculated to result from the merger.

                                                                    ACCRETION/DILUTION
                                       BOX HILL   COMBINED ENTITY      TO BOX HILL
                                       --------   ---------------   ------------------
Estimated 1999 Earnings Per Share....   $0.33          $0.29              (11.2)%
Estimated 2000 Earnings Per Share....   $0.50          $0.75               49.7%
                                        -----          -----              -----

                                     * * *

     The foregoing is a summary of the material financial analyses furnished by Salomon Smith Barney to the Box Hill board of directors, but it does not purport to be a complete description of the analyses performed by Salomon Smith Barney or of its presentations to the Box Hill board of directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Salomon Smith Barney made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of the analyses and factors considered. Accordingly, Salomon Smith Barney believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analyses and of the factors considered by Salomon Smith Barney, without considering all of such analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Salomon Smith Barney and its opinion. With regard to the comparable public company analysis summarized above, Salomon Smith Barney selected comparable public companies on the basis of various factors, including the size of the public company and similarity of the line of business; however, no public company utilized as a comparison in such analysis, and no transaction utilized as a comparison in the precedent transaction analysis summarized above, is identical to Box Hill or Artecon, any business segment of Box Hill or Artecon or the merger. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the value of the companies and transactions to which Box Hill, Artecon and the merger are being compared. In its analyses, Salomon Smith Barney made numerous assumptions with respect to Box Hill, Artecon, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Box Hill and Artecon. Any estimates contained in Salomon Smith Barney's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, none of Box Hill, Artecon, the Box Hill board of directors, Salomon Smith Barney or any other person assumes responsibility if future results or actual values differ materially from the estimates. Salomon Smith Barney's analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness of the common stock exchange ratio and the preferred stock exchange ratio to Box Hill and were provided to the Box Hill board of directors in that connection. The opinion of Salomon Smith Barney was one of the factors taken into consideration by the Box Hill board of directors in making its determination to approve the merger agreement and the merger.

     Salomon Smith Barney is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Box Hill selected Salomon Smith Barney to act as its financial advisor on the basis of Salomon Smith Barney's international reputation and Salomon Smith Barney's familiarity with Box Hill. Salomon Smith Barney and its predecessors and affiliates had previously rendered investment banking and financial advisory services to Box Hill and Artecon, for which they received customary compensation. In addition, in the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade the securities of Box Hill and Artecon for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney and its affiliates (including Citigroup Inc. and its affiliates) may have other business and financial relationships with Box Hill and Artecon.

     Pursuant to Salomon Smith Barney's engagement letter, Box Hill agreed to pay Salomon Smith Barney the following fees: (1) $150,000, payable upon execution of the engagement letter, (2) $250,000, payable upon execution of the merger agreement, (3) $400,000, payable upon consummation of the merger, and (4) $200,000, payable at Box Hill's discretion based on Salomon Smith Barney's performance in connection with the merger. Box Hill has also agreed to reimburse Salomon Smith Barney for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement (including the reasonable fees and disbursements of its counsel) and to indemnify Salomon Smith Barney against certain liabilities and expenses relating to or arising out of its engagement, including certain liabilities under the federal securities laws. Salomon Smith Barney received approximately $3,465,000 as Box Hill's investment banker and the lead underwriter in Box Hill's initial public offering in September 1997.

OPINION OF ARTECON'S FINANCIAL ADVISOR

     Artecon retained Tucker Anthony in March 1999 to provide financial advice and consultation regarding a possible merger with Box Hill. Tucker Anthony helped to develop an overall strategy for the transaction, advise on the valuation of Artecon and Box Hill and structure the merger transaction. It also assisted in negotiations and related strategy and analysis.

     Artecon selected Tucker Anthony for a number of reasons including its familiarity with Artecon. Artecon also considered Tucker Anthony's knowledge of the data storage segment of the technology industry and its experience and reputation in the area of valuation and financial advisory work generally, and in relation to transactions of the size and nature of the proposed merger specifically. Tucker Anthony is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, private placements and valuations for corporate and other purposes. From time to time, Tucker Anthony and its affiliates may hold long or short positions in Artecon and/or Box Hill common stock.

     Artecon requested that Tucker Anthony render its opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of Artecon common stock and preferred stock. Tucker Anthony rendered its opinion orally to the Artecon board on April 29, 1999, to the effect that, as of April 29, 1999, the consideration to be received by the holders of Artecon common stock and preferred stock was fair, from a financial point of view, to the holders of Artecon common stock and preferred stock. Tucker Anthony has not been requested and will not update its fairness opinion in connection with the merger, unless the board of directors of Artecon requests such opinion be updated. Artecon's board has advised Tucker Anthony that it will not seek an update to the fairness opinion unless:

     - there is a material modification to the terms of the merger consideration or other material amendment to the merger agreement that the board determines would be reasonably likely to impact the overall fairness of the merger to the Artecon stockholders; or

     - a material event occurs with respect to the business or operations of Artecon or Box Hill which the Artecon board determines would be reasonably likely to affect Tucker Anthony's fairness opinion if such opinion was reissued taking into account such event.

     Artecon's board has informed Tucker Anthony that as of the date of this prospectus/joint proxy statement, there has been no change in terms of the merger consideration and there has been no material event that the board believes would be reasonably likely to affect Tucker Anthony's fairness opinion since Tucker Anthony rendered such opinion.

     The full text of the opinion letter delivered by Tucker Anthony to the Artecon board dated April 29, 1999, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by Tucker Anthony in rendering its opinion, is attached as Appendix D to this prospectus/joint proxy statement and is incorporated herein by reference. The Tucker Anthony opinion is directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Artecon common stock and preferred stock, and does not constitute a recommendation to any Artecon shareholder as to how each shareholder should vote with respect to the merger. The summary of Tucker Anthony's opinion set forth below is qualified in its entirety by reference to the full text of such opinion attached hereto as Appendix D. Holders of Artecon common stock and preferred stock are urged to read the entire opinion carefully.

     In conducting its investigation and analysis and in arriving at its opinion, Tucker Anthony reviewed the information and took into account the financial and economic factors as it deemed relevant and material under the circumstances. The material actions Tucker Anthony undertook in its analysis were as follows:

     - reviewed internal financial information concerning the business and operations of Artecon and Box Hill furnished to Tucker Anthony for purposes of its analysis, as well as publicly available information including but not limited to Artecon's and Box Hill's recent filings with the SEC;

     - reviewed the merger agreement in the form presented to Artecon's board;

     - compared the historical market prices and trading activity of Artecon common stock and Box Hill common stock with those of other publicly traded companies Tucker Anthony deemed relevant;

     - compared the financial position and operating results of Artecon and Box Hill with those of other publicly traded companies Tucker Anthony deemed relevant;

     - compared the proposed financial terms of the merger with the financial terms of other business combinations Tucker Anthony deemed relevant; and

     - Tucker Anthony held discussions with members of Artecon's and Box Hill's respective senior management concerning Artecon's and Box Hill's historical and current financial condition and operating results, as well as the future prospects of Artecon and Box Hill.

     As a part of its engagement, Tucker Anthony was requested to, and did, solicit third party indications of interest in entering into a potential corporate partnership arrangement, including a potential acquisition, with Artecon. Tucker Anthony also reviewed data storage industry market research studies and key economic and market indicators, including interest rates, inflation rates, consumer spending levels, manufacturing productivity levels, unemployment rates and general stock market performance. Other than as set forth above, Tucker Anthony did not review any additional information in preparing its opinion that, independently, was material to its analysis. Artecon and Box Hill determined the exchange ratio in arms-length negotiations. Artecon did not place any limitation upon Tucker Anthony with respect to the procedures followed or factors considered by Tucker Anthony in rendering its opinion.

     In arriving at its opinion, Tucker Anthony assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to Tucker Anthony by or on behalf of Artecon and Box Hill, and did not independently verify that information. Tucker Anthony assumed, with Artecon's consent, that:

     - all material assets and liabilities (contingent or otherwise, known or unknown) of Artecon and Box Hill are as set forth in their respective financial statements;

     - obtaining all regulatory approvals and third party consents required for consummation of the merger would not have a material effect on the anticipated benefits of the merger;

     - the merger will be accounted for under the pooling-of interests method;
       and

     - the merger will be consummated in accordance with the terms set forth in the merger agreement, without any amendment thereto and without waiver by Artecon or Box Hill of any of the conditions to their respective obligations thereunder.

     At Artecon's direction, Tucker Anthony assumed that no cost savings or operating efficiencies will result from the merger, and excluded transaction costs from its financial analysis. Tucker Anthony also assumed that the financial forecasts examined by it were reasonably prepared based upon the best available estimates and good faith judgments of Artecon's and Box Hill's respective senior managements as to future performance of Artecon and Box Hill. In conducting its review, Tucker Anthony did not obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Artecon or Box Hill. Tucker Anthony's opinion did not predict or take into account any possible economic, monetary or other changes which may occur, or information which may become available, after the date of the opinion. Furthermore, Tucker Anthony expressed no opinion as to the price or trading range at which any of Artecon's or Box Hill's securities (including Artecon common stock and Box Hill common stock) will trade following the date of the opinion.

     The following is a summary of the material financial analyses performed by Tucker Anthony in connection with rendering its opinion.

     ANALYSIS OF ARTECON'S VALUATION PREMIUMS. Tucker Anthony calculated the implied equity value per share reflected by the terms of the merger to be $2.40 for each share of Artecon common stock, obtained by multiplying the exchange ratio of 0.40 by the closing price per share of Box Hill common stock of $6.00 on April 29, 1999. Tucker Anthony compared the premium to holders of Artecon common stock represented by the implied equity value per share of $2.40 to the closing prices for Artecon common stock on the dates four weeks prior, one week prior and one day prior to the April 30, 1999 public announcement of the transaction. Tucker Anthony calculated that the implied equity value per share represented the following premiums or discounts to holders of Artecon common stock:

     - a premium of 112.4% over the closing price of $1.13 for Artecon common stock on April 1, 1999, four weeks prior to the announcement of the merger;

     - a premium of 6.7% over the closing price of $2.25 for Artecon common stock on April 23, 1999, one week prior to the announcement of the merger; and

     - a premium of 1.1% over the closing price of $2.38 for Artecon common stock on April 29, 1999, one day prior to the announcement of the merger.

     Tucker Anthony also performed an analysis of the implied historical transaction premium, based upon the exchange ratio of 0.40 and the closing market price per share of Artecon common stock and Box Hill common stock for each trading day from January 1, 1999 to April 29, 1999. In comparison to the premiums mentioned above, this analysis yielded an average premium of 61%, and the single day high premium and low discount of 133% and (27%), respectively. Tucker Anthony noted that the premiums to and discounts from Artecon's common stock price over certain historical time periods were influenced by the significant volatility and price declines experienced recently in the equity capital markets in general and for technology companies in particular.

     ANALYSIS OF ARTECON VALUATION MULTIPLES. Tucker Anthony calculated the implied enterprise value of Artecon as a result of the merger to be $67.7 million. The implied enterprise value was obtained by multiplying the implied equity value per share by the total number of outstanding shares of Artecon common stock, adding Artecon's outstanding total debt and the liquidation preference of Artecon's preferred stock and subtracting Artecon's cash and cash equivalents balances (as of March 31, 1999 as provided to Tucker Anthony by Artecon management). In performing its analysis, Tucker Anthony used, among other items, operating statistics for Artecon's latest twelve months ended March 31, 1999 ("LTM"), as provided by Artecon management. Tucker Anthony calculated multiples of Artecon's implied enterprise value to its LTM Sales, operating income before depreciation and amortization, interest and taxes ("EBITDA") and its operating income ("EBIT"). The calculations resulted in the following:

     - the multiple of Artecon's implied enterprise value to its LTM Sales was 0.70x;

     - the multiple of Artecon's implied enterprise value to its LTM EBITDA was 40.3x; and

     - the multiple of Artecon's implied enterprise value to its LTM EBIT was a negative number due to the loss realized by Artecon during the LTM period.

     IMPLIED HISTORICAL EXCHANGE RATIO ANALYSIS. Tucker Anthony performed an analysis of the implied historical exchange ratio based on the closing market price per share of Artecon common stock relative to the closing market price per share of Box Hill common stock for each trading day from January 1, 1999 to April 29, 1999. The following chart presents these historical share prices:

                HISTORICAL STOCK PRICES OF ARTECON AND BOX HILL
                              [STOCK PRICE CHART]

     The following chart presents the historical relationship of the stock prices of Artecon and Box Hill from January 1, 1999 to April 29, 1999. The relationship is based on the daily closing stock price of each company. This analysis yields daily implied historical exchange ratios during this period that compare to the proposed exchange ratio of 0.40.

                 IMPLIED HISTORICAL RATIO OF DAILY SHARE PRICES
                           [DAILY SHARE PRICE CHART]

     This analysis yielded an average implied historical exchange ratio of 0.27, significantly below the proposed exchange ratio of 0.40. The high and low single day implied historical exchange ratios during the period were 0.55 and 0.17, respectively. During this period, Tucker Anthony noted two events which it believes impacted the stock price and trading volume of Artecon common stock. On March 9, 1999, Artecon announced that it had entered into a product supply agreement with The Foxboro Company, a unit of Invensys plc. On April 12, 1999, Artecon announced that it had entered into an agreement with Inktomi Corporation to develop a storage system for Internet-related applications. No modifications were made to the financial projections provided to Tucker Anthony by Artecon management as a result of these agreements or their announcements.

     ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES COMPARABLE TO
ARTECON. Tucker Anthony reviewed publicly available financial information as of the most recently reported period and stock market information as of April 29, 1999 for seven publicly traded companies that Tucker Anthony deemed relevant. Tucker Anthony compared Artecon to the following data storage high technology companies:

      1) Box Hill Systems Corp.
      2) Ciprico, Inc.
      3) EMC Corporation
      4) MTI Technologies Corporation
      5) Network Appliance, Inc.
      6) Procom Technology, Inc.
      7) Storage Computer Corporation

     For each comparable company, Tucker Anthony calculated multiples of enterprise value to LTM Sales, LTM EBITDA, LTM EBIT and book value. Tucker Anthony then compared these multiples to the relevant Artecon multiples based on the implied equity price per share and to the relevant multiples for Box Hill, as follows:

     - the multiple of implied enterprise value to LTM Sales in this transaction is 0.70x. This compares to the median multiple for the comparable public companies of 0.71x and a multiple of 0.43x for Box Hill;

     - The multiple of implied enterprise value to LTM EBITDA in this transaction is 40.3x. This compares to the median multiple for the comparable public companies of 3.8x and a multiple of 3.8x for Box Hill. Tucker Anthony believes the disparity in these multiples is due primarily to the lack of profitability of Artecon for the LTM period ending March 31, 1999;

     - the multiple of implied enterprise value to LTM EBIT in this transaction is a negative number due to Artecon's losses realized during this LTM period. This median multiple for the comparable public companies was 4.4x and the multiple was 4.0x for Box Hill; and

     - the multiple of book value in this transaction is 6.1x. This compares to the median multiple for the comparable public companies of 1.3x and a multiple of 1.3x for Box Hill.

     For Artecon and each comparable company, Tucker Anthony also calculated P/E Ratios based upon the implied equity value per share for Artecon and the closing stock prices as of April 29, 1999 for the comparable companies and net income statistics for LTM and for calendar 1999 (as prepared by Artecon and supplied to Tucker), as follows:

     - the P/E ratio for Artecon for the LTM period was a negative number due to Artecon's loss per share of ($1.22). The median LTM P/E ratio for the public comparable companies was 15.1x and was 15.4x for Box Hill; and

     - the P/E ratio based upon projected reported earnings per share for calendar 1999 for Artecon was 8.6x. This calculation reflects the anticipated utilization by Artecon of a portion of its net operating loss carryforward during 1999. Based on fully-taxed earnings per share the P/E ratio would be approximately 29.0x. These P/E ratios compare with the median projected 1999 P/E ratio (based on consensus earnings-per-share estimates reported by First Call) for the public comparable companies of 10.2x and 23.1x for Box Hill.

     ANALYSIS OF SELECTED COMPARABLE ACQUISITION TRANSACTIONS. Tucker Anthony reviewed selected acquisition transactions which Tucker Anthony deemed relevant. The transactions were chosen based on a review of acquired companies that possessed general business, operating and financial characteristics representative of companies in the industry in which Artecon operates. Tucker Anthony noted that none of the selected transactions reviewed was identical to the merger and that, accordingly, the analysis of comparable transactions necessarily involves complex consideration and judgments concerning differences in financial and operating characteristics of Artecon and other factors that would affect the acquisition value of comparable transactions including, among others, the general market conditions prevailing in the equity capital markets at the time of such transactions.

     For each comparable transaction, Tucker Anthony calculated multiples of enterprise value to LTM Sales, LTM EBITDA and LTM EBIT. Tucker Anthony also calculated the premiums paid for the equity in these transactions over the public market value of the equity at various times prior to the announcement of such transactions. Tucker Anthony then compared those multiples and premiums to the relevant Artecon multiples and premiums.

     - the multiple of implied enterprise value to LTM Sales in this transaction is 0.70x. This compares to the median multiple for the comparable merger and acquisition transactions of 0.59x;

     - the multiple of implied enterprise value to LTM EBITDA in this transaction is 40.3x. This compares to the median multiple for the comparable merger and acquisition transactions of 6.9x. Tucker Anthony believes the disparity between these multiples is due primarily to the lack of profitability of Artecon for the LTM period ending March 31, 1999;

     - the multiple of implied enterprise value to LTM EBIT in this transaction is a negative number due to Artecon's losses realized during this LTM period. The median multiple for the comparable merger and acquisition transactions is 9.6x;

     - on April 1, 1999, Artecon's closing stock price was $1.13 per share. This date was four weeks prior to the public announcement of the merger. The implied equity value of $2.40 per share represents a 113% premium over this four-week-prior stock price. This compares to the median premium over the four-week prior stock price of 48% in the comparable merger and acquisition transactions;

     - on April 23, 1999, Artecon's closing stock price was $2.25 per share. This date was one week prior the public announcement of the merger. The implied equity value of this transaction represents a 6.7% premium over the one-week-prior stock price. This compares to the median premium over the one-week prior stock price of 32% in the comparable merger and acquisition transactions; and

     - on April 29, 1999, Artecon's closing stock price was $2.38 per share. The date was one day prior the public announcement. The one-day-prior premium of this transaction is 1.1%. This compares to the median premium over one day prior stock price of 30% in the comparable merger and acquisition transactions.

     As mentioned earlier, the average premium based on the exchange ratio of
0.40 and the daily closing prices per share of Artecon common stock and Box Hill common stock for the period from January 1 to April 29, 1999 was 61% with the single day high premium and low discount of 133% and (27%), respectively.

     CONTRIBUTION ANALYSIS. Tucker Anthony analyzed Artecon's and Box Hill's relative contribution to the combined company with respect to certain measurements, including net sales and pre-tax income, total assets, cash, total debt and stockholders equity. As a result of the merger, holders of Artecon's common stock and preferred stock will own approximately 40.1% of pro forma outstanding Box Hill common stock on the basis of the exchange ratio of 0.40.

     - Artecon would have contributed 56% of the combined sales of approximately $163.8 million in calendar 1998 and is anticipated to contribute (based on information provided to Tucker Anthony by Artecon and Box Hill) 55% of the combined sales in calendar 1999. Box Hill's contribution to combined sales in these periods would be 44% and 45%, respectively;

     - Artecon would have contributed a pre-tax loss of approximately ($26.3 million) in 1998 compared to Box Hill's pre-tax income of $9.7 million for this period. It is anticipated that Artecon would contribute approximately 32% of combined pre-tax income in calendar 1999, and Box Hill would contribute approximately 68%;

     - as of December 31, 1998, the combined company would have had total assets of approximately $128 million, of which Artecon would contribute $44.2 million, or 35%, and Box Hill would contribute $83.9 million, or 65%;

     - as of December 31, 1998, the combined company would have cash and marketable securities of approximately $59 million, of which Artecon would contribute $1.4 million, or 2%, and Box Hill would contribute $57.7 million, or 98%;

     - as of December 31, 1998, the combined company would have total debt of approximately $14.2 million, of which Artecon would contribute 100% of this amount. Box Hill had no debt outstanding as of this date; and

     - as of December 31, 1998, the combined company would have had total shareholders equity of approximately $78.7 million, of which Artecon would contribute $13.5 million, or 17%, and Box Hill would contribute $65.2 million, or 82.8%.

     DISCOUNTED CASH FLOW ANALYSIS. Tucker Anthony performed a discounted cash flow analysis of Artecon on a stand-alone basis using Artecon management's projections for 1999 through 2003 without taking into account any potential cost savings and efficiencies which may be realized following the merger. In such analysis, Tucker Anthony assumed terminal value multiples of 4.0x to 6.0x EBITDA in the year 2003 and discount rates of 30% to 35%. Selection of an appropriate discount rate is an inherently subjective process and is affected by numerous factors. The discount rates used by Tucker Anthony were selected based upon Artecon's recent historical financial results, current financial condition and the risk associated with Artecon achieving its financial projections. This range of discount rates equals the range of return on investment required by investors in a "turnaround" situation, which Tucker Anthony believes characterizes Artecon's current financial situation. This range of discount rates also reflects the cost of capital that Artecon would incur based upon the achievement of its financial projections and the current valuation parameters for comparable public companies. Such analysis produced present values of Artecon common stock ranging from $1.36 to $2.63 per share. Tucker Anthony also performed a discounted cash flow analysis taking into account the possibility that Artecon may not be able to generate future profits necessary to realize the value of the tax benefit of its net operating loss carryfowards. This analysis produced implied values of Artecon common stock ranging from $1.29 to $2.56. Tucker Anthony compared all of the above to the implied equity value per share of the proposed merger of $2.40.

     In order to assess the relative public market valuation of Box Hill common stock to be used by Box Hill in exchange for Artecon common stock. Tucker Anthony performed a discounted cash flow analysis of Box Hill, on a stand-alone basis based upon Box Hill management's projections for 1999 through 2003. In such analysis, Tucker Anthony assumed terminal value multiples of 5.0x to 7.0x EBITDA in the year 2003 and discount rates of 20% to 25%. This analysis produced present values per share for Box Hill common stock ranging from $5.74 to $6.70. Tucker Anthony then multiplied these present values per share by the exchange ratio of 0.40 which produced a range of $2.30 to $2.68, and compared these values to the implied equity value per share of the proposed merger of $2.40.

     Tucker Anthony also performed a discounted cash flow analysis of Box Hill on a pro forma combined basis with Artecon. In this analysis, Tucker Anthony assumed terminal value multiples of 5.0x to 7.0x Combined EBITDA in year 2003 and discount rates of 18% to 22%. This analysis produced present values per share for Box Hill common stock on a pro forma Combined basis ranging from $9.61 to $12.87. Tucker Anthony then multiplied these per share present values by the exchange ratio of
0.40 which produced a range of $3.84 to $5.15, and compared these values to the implied equity value of the proposed merger of $2.40 per share.

     PRO FORMA MERGER ANALYSIS. Tucker Anthony prepared pro forma combined analyses of the financial impact of the merger. In conducting its analysis, Tucker Anthony relied upon the assumptions described above and based this analysis on projected earnings estimates for Artecon (prepared by Artecon management) and Box Hill (prepared by Box Hill management). Tucker Anthony compared the earnings per share of Box Hill common stock on a stand-alone basis, to the earnings per share of the common stock of the combined company on a pro forma basis. The analysis (assuming no transaction-related expenses, cost savings or efficiencies) indicated that the proposed transaction, assuming it was consummated on June 30, 1999, would be accretive to Box Hill's stockholders on the basis of an earnings per share in the third and fourth quarters of 1999 and the year 2000. The results of the pro forma merger analysis are not necessarily indicative of future operating results or financial position.

     As mentioned earlier, Tucker Anthony performed a discounted cash flow analysis of Box Hill on a stand-alone basis and pro forma combined giving effect to the proposed merger with Artecon. This analysis indicated that the present value per share for Box Hill would increase from a range of $5.24 to $6.70 to a range of $9.61 to $12.87 as a result of the proposed transaction.

     The foregoing summary does not purport to be a complete description of the analyses performed by Tucker. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. Tucker Anthony believes that its analyses must be considered as a whole, and that selecting portions of such analysis without considering all analyses and factors, would create an incomplete view of the processes underlying its opinion. Tucker Anthony did not attempt to assign specific weights to particular analyses. However, there were no specific factors reviewed by Tucker Anthony that did not support its opinion. Any estimates contained in Tucker Anthony's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Tucker Anthony does not assume responsibility for their accuracy.

     COMPENSATION. Pursuant to an engagement letter dated March 8, 1999 between Artecon and Tucker, Artecon agreed to pay Tucker Anthony a retainer fee of $25,000 and, upon the closing date, a transaction fee equal to 1.5% on the transaction amount up to $50 million, plus 2.0% on the transaction amount over $50 million. In addition, for delivering its fairness opinion on April 30, 1999, Tucker Anthony is entitled to receive a fee of $50,000, payable upon delivery of its opinion, regardless of the conclusions reached by Tucker Anthony in such opinion. Tucker Anthony's aggregate fee is estimated to be approximately $1,222,000. Artecon has also agreed to reimburse Tucker Anthony up to $25,000 for of its out-of-pocket expenses. Artecon has also agreed to indemnify Tucker, its affiliates and their respective directors, officers, employees and agents and controlling persons against certain liabilities relating to or arising out of its engagement including liabilities under the federal securities laws. In the past, Tucker Anthony has not performed investment banking services for Artecon other than as provided for in the engagement letter. During the past two years, Tucker Anthony had no prior relationship with Artecon and has not received any compensation from Artecon.

MATERIAL FEDERAL INCOME TAX MATTERS

     Holders of Box Hill common stock will not recognize any gain or loss for federal income tax purposes as a result of the merger.

     The following discussion summarizes the material federal income tax consequences generally applicable to Artecon stockholders. The discussion is based on the Internal Revenue Code of 1986, as amended, treasury regulations thereunder, administrative rulings and pronouncements and judicial decisions as of the date hereof, all of which are subject to change possibly with retroactive effect. This discussion assumes that Artecon stockholders hold their Artecon common stock and preferred stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. We have not sought and will not seek a ruling from the IRS in connection with the merger. This discussion does not address the consequences of the merger under state, local or foreign law, nor does the discussion address all aspects of federal income taxation that may be important to an Artecon stockholder in light of his or her particular circumstances, or tax issues that may be significant to Artecon stockholders subject to special rules, such as financial institutions, insurance companies, non-U.S. individuals and entities, tax-exempt entities, dealers in securities, persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code, persons who acquired Artecon capital stock pursuant to the exercise of an employee option (or otherwise as compensation), or persons who hold Artecon capital stock as part of a "hedge," "straddle" or risk reduction transaction.

     Accordingly, Artecon stockholders are urged to consult their own tax advisors as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to them of the merger.

     Herrick, Feinstein LLP, counsel to Box Hill, and Cooley Godward LLP, counsel to Artecon, are of the opinion that the merger will constitute a "reorganization" pursuant to Section 368(a) of the Internal Revenue Code. In addition, it is a condition to the obligation of each party to consummate the merger that it receive an opinion of its counsel to the effect that the merger will constitute a reorganization. Such conditions will not be waived without a resolicitation of consent by the stockholders of Artecon and the shareholders of Box Hill. Herrick, Feinstein LLP and Cooley Godward LLP have advised Box Hill, BH Acquisition Corp. and Artecon, respectively, that they currently expect to be able to deliver such opinions. These opinions neither bind the IRS or the courts nor preclude the IRS or a court from adopting a contrary position.

     In addition, the tax opinions assume and are conditioned upon the following:

     - the truth and accuracy of the statements, covenants, representations and warranties contained in the merger agreement, in the tax representations received from Box Hill, BH Acquisition Corp. and Artecon and in all other instruments and documents related to the formation and operation of Box Hill, BH Acquisition Corp. and Artecon examined by and relied upon by Herrick, Feinstein LLP and Cooley Godward LLP in connection with their opinions;

     - that original documents submitted to counsel are authentic, documents submitted to counsel as copies conform to the original documents, and that those documents have been or will be by the effective time duly and validly executed and delivered;

     - that all covenants contained in the merger agreement and the tax representations received from Box Hill, BH Acquisition Corp. and Artecon are performed without waiver or breach of any material provision;

     - that the merger will be reported by Box Hill and Artecon on their respective federal income tax returns in a manner consistent with the tax opinions; and

     - that any representation or statement made "to the best of knowledge" or similarly qualified is correct without being qualified.

     Subject to the limitations and qualifications referred to above, the merger will have the following federal income tax consequences:

     - EXCHANGE OF ARTECON CAPITAL STOCK FOR BOX HILL COMMON STOCK. Except as discussed below, no gain or loss will be recognized for federal income tax purposes by Artecon stockholders who exchange their Artecon capital stock solely for Box Hill common stock pursuant to the merger. Each Artecon stockholders' aggregate tax basis in the Box Hill common stock he or she receives in the merger will be the same as his or her aggregate tax basis in the Artecon capital stock surrendered in the merger (reduced by any tax basis allocable to fractional shares exchanged for cash). In addition, the holding period of the Box Hill common stock received will include the holding period of the Artecon capital stock surrendered;

     - CASH RECEIVED INSTEAD OF FRACTIONAL SHARES. The payment of cash to an Artecon stockholder instead of a fractional share in Box Hill common stock generally should result in the recognition of capital gain or loss measured by the difference between the amount of cash received and the portion of the tax basis of the Artecon capital stock allocable to that fractional share interest. In the case of an individual, capital gain is generally subject to United States federal income tax at a maximum rate of 20% if such individual has held his or her Artecon capital stock for more than one year at the time of the merger, and at ordinary income rates (as a short-term capital gain) if the individual has held his or her Artecon capital stock for one year or less at the time of the consummation of the merger. The deductibility of capital losses may be limited;

     - EXERCISE OF DISSENTERS' RIGHTS. A stockholder of Artecon who properly exercises dissenters' rights under any applicable law with respect to a share of Artecon preferred stock and receives payments for such stock in cash should recognize capital gain or loss measured by the difference between the amount of cash received and the shareholder's basis in such share, provided such payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code (collectively, a "dividend equivalent transaction"). A sale of Artecon shares incident to an exercise of dissenters' rights will generally not be a dividend equivalent transaction if, as a result of such exercise, the dissenting shareholder owns no shares of Box Hill common stock (either actually or constructively within the meaning of Section 318 of the Code) immediately after the merger; and

     - TAX CONSEQUENCES TO THE COMPANIES. Neither Box Hill nor Artecon will recognize gain solely as a result of the merger.

There are other tax-related issues that you should be aware of such as:

     - REPORTING REQUIREMENTS. Each Artecon stockholder that receives Box Hill common stock in the merger will be required to file a statement with his or her federal income tax return setting forth his or her basis in the Artecon capital stock surrendered and the fair market value of the Box Hill common stock and cash received in the merger, and to retain permanent records of these facts relating to the merger.

     - BACKUP WITHHOLDING. Unless an exemption applies under applicable law and regulations, the exchange agent is required to withhold, and will withhold, 31% of any cash payments to an Artecon stockholder in the merger unless the stockholder provides the appropriate form as described below. Each Artecon stockholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be sent to each Artecon stockholder following the closing of the merger, so as to provide the information, including such stockholder's taxpayer identification number, and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Box Hill and the exchange agent.

     - CONSEQUENCES OF IRS CHALLENGE. A successful IRS challenge to the reorganization status of the merger would result in significant tax consequences. Artecon stockholders would recognize gain or loss with respect to each share of Artecon capital stock surrendered in the merger. Such gain or loss would be equal to the difference between the stockholder's basis in such shares of capital stock and the sum of the fair market value, as of the effective time, of the Box Hill common stock received in the merger and any cash received instead of a fractional share of Box Hill common stock. In such event, a stockholder's aggregate basis in the Box Hill common stock so received would equal it fair market value as of the effective time and the stockholder's holding period for such stock would begin the day after the merger is consummated.

     Even if the merger qualifies as a reorganization, a recipient of Box Hill common stock would recognize income to the extent that, for example, any such shares were determined to have been received in exchange for services, to satisfy obligations or in consideration for anything other than the Artecon capital stock surrendered. Generally, such income is taxable as ordinary income upon receipt. In addition, to the extent that Artecon stockholders were treated as receiving, directly or indirectly, consideration other than Box Hill common stock in exchange for such shareholder's Artecon capital stock, gain or loss would have to be recognized.

     The preceding discussion is not meant to be a complete analysis or discussion of all potential tax effects relevant to the merger. Thus, Artecon stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

RESTRICTIONS ON RESALES BY AFFILIATES

     The shares of Box Hill common stock to be received by Artecon stockholders in connection with the merger have been registered under the Securities Act and, except as set forth in this paragraph, may be traded without restriction. The shares of Box Hill common stock to be issued in connection with the merger and received by persons who may be deemed to be "affiliates" (as that term is defined in Rule 144 under the Securities Act) of Artecon prior to the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Under guidelines published by the SEC, the sale or other disposition of Box Hill common stock or Artecon common stock by an affiliate of either Box Hill or Artecon within 30 days prior to the closing of the merger or the sale or other disposition of Box Hill common stock thereafter prior to the publication of financial results that include at least 30 days of post-merger combined operations of Box Hill and Artecon could preclude pooling of interests accounting treatment of the merger. Accordingly, the merger agreement provides that each of Artecon and Box Hill will cause persons who may be deemed to be its affiliates to execute an affiliate agreement to the effect that such persons will not sell, transfer or otherwise dispose of any shares of Artecon common stock or Box Hill common stock during the pooling period referred to above and, with respect to affiliates of Artecon, that such persons will not sell, transfer or otherwise dispose of Box Hill common stock at any time in violation of the Securities Act or the rules and regulations promulgated thereunder, including Rule 145. Box Hill and Artecon expect to obtain executed affiliate agreements from all persons known to the managements of Box Hill or Artecon to be affiliates of such corporations.

ANTICIPATED ACCOUNTING TREATMENT

     The merger is expected to be accounted for under the "pooling of interests" method of accounting pursuant to Opinion No. 16 of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the rules and regulations of the SEC. The pooling of interests method of accounting assumes that the combining companies have been merged from inception, and the historical consolidated financial statements for periods prior to consummation of the merger are restated as though the companies had been combined from inception. Either Artecon or Box Hill may terminate the merger agreement if the companies do not receive the pooling opinion letters from the independent public accountants on the closing date. See "Unaudited Selected Pro Forma Combined Financial Information" and "Material Terms of the Merger Agreement -- Covenants of the Parties -- Accountants' Letters."

GOVERNMENT AND REGULATORY MATTERS

     The consummation of the merger is conditioned upon the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Under the act and the regulations thereunder, the merger may not be consummated until notifications have been given and certain information has been furnished to the Federal Trade Commission ("FTC") and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and the applicable waiting period has expired or been terminated. Box Hill and W.R. Sauey, Chairman of Artecon and its majority stockholders, filed notifications and report forms under the act with the FTC
and the Antitrust Division and the waiting period expired on              ,
1999. Although the waiting period has expired, the FTC, the Antitrust Division or others could, either before or after the consummation of the merger, take action under the antitrust laws with respect to the merger, including seeking to enjoin the consummation of the merger or seeking the divestiture by Box Hill of all or part of the stock or assets of Artecon, or other businesses conducted by Box Hill. Box Hill and Artecon do not believe that consummation of the merger will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such challenge is made, of the result.

     The respective obligations of Box Hill and Artecon to consummate the merger are subject to the condition that no court or other governmental entity having jurisdiction over Box Hill and Artecon, or any of their respective subsidiaries, shall have entered any injunction or other order (whether temporary, preliminary or permanent) which is then in force and has the effect of making the merger or any of the transactions contemplated by the merger agreement illegal. See "Material Terms of the Merger Agreement -- Conditions to the Merger."

ABSENCE OF APPRAISAL RIGHTS OF HOLDERS OF ARTECON AND BOX HILL COMMON STOCK

     Neither the holders of the common stock of Artecon nor Box Hill are entitled to dissenters' or appraisal rights under applicable Delaware or New York law in connection with the merger.

APPRAISAL RIGHTS OF HOLDERS OF ARTECON PREFERRED STOCK

     Pursuant to Delaware law, holders of Artecon preferred stock will be entitled to appraisal rights in connection with the merger. The following summary of the availability of appraisal rights for holders of Artecon preferred stock in connection with the merger does not purport to be complete and is qualified by reference to Section 262 of the Delaware General Corporation Law, a copy of which is attached to this prospectus/joint proxy statement as Appendix
E. Any holder of Artecon preferred stock contemplating the exercise of appraisal rights is urged to review the full text of Section 262. The procedures set forth in that chapter must be followed exactly or appraisal rights may be lost.

     A holder of Artecon preferred stock who properly follows the procedures for exercising appraisal rights for his or her Artecon preferred stock according to
Section 262 (as summarized below) may be entitled to receive in cash the "fair value" of his or her Artecon preferred stock instead of the consideration provided in the merger agreement. The "fair value" of a dissenting Artecon stockholder's shares will be determined by the Delaware Court of Chancery. The "fair value" could be more than, equal to or less than the value of the consideration the stockholder would have received pursuant to the merger agreement if the stockholder had not dissented.

     To properly perfect appraisal rights with respect to the merger and to be entitled to payment under Section 262, a holder of Artecon preferred stock must, among other things:

     - deliver to Artecon a written demand for appraisal of his or her shares before the taking of the vote on the merger at the Artecon special meeting;

     - effect no change in his or her ownership in Artecon; and

     - not vote his or her shares in favor of the merger.

     Thus, any holder of Artecon preferred stock who wishes to demand appraisal rights in the merger and who executes and returns a proxy on the accompanying form must specify either that his or her shares are to be voted against the merger, or that the proxy holder should abstain from voting his or her shares in favor of the merger. If the stockholder returns a proxy without voting instructions, his or her shares will automatically be voted in favor of the merger, and the stockholder will lose any appraisal rights. Similarly, if the stockholder returns a proxy with instructions to vote in favor of the merger, the stockholder will lose any appraisal rights.

     Within 120 days after the effective time of the merger, any stockholder who has perfected appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the value of the preferred stock of all Artecon stockholders who have effectively demanded appraisal. However, at any time within 60 days after the effective date of the merger, a stockholder may withdraw his or her demand for appraisal and instead accept the terms offered in the merger.

     Within 120 days after the effective date of the merger, Artecon stockholders who have demanded appraisal rights, upon written request, will be entitled to receive from Box Hill a statement setting forth the aggregate number of Artecon shares not voted in favor of the merger with respect to which Artecon received demands for appraisal and the aggregate number of holders of such shares. Box Hill must mail such statement to the requesting stockholder within 10 days after Box Hill receives the stockholder's written request for the statement or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

     At the appraisal hearing of the Delaware Court of Chancery, the court will determine the stockholders who have complied with Section 262 and who have become entitled to appraisal rights. The court may require the stockholders who have demanded appraisal rights and who hold stock certificates to submit their stock certificates to the court for notation that the appraisal proceedings are pending. If a stockholder does not comply with any such direction of the court, the court may dismiss the proceedings as to that stockholder.

     After determining the stockholders entitled to an appraisal, the court will determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The court will take into account all factors it considers relevant in determining such fair value and the rate of interest, if any. In its discretion, the court may permit Box Hill or any stockholder entitled to participate in the appraisal proceeding to conduct discovery or other pretrial proceedings.

     The court will direct the payment of the fair value of the shares, together with interest, if any, by Box Hill to the stockholders entitled to such payment. The costs of the appraisal proceeding may be determined by the court and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

                     MATERIAL TERMS OF THE MERGER AGREEMENT

     The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A to this prospectus/joint proxy statement and is incorporated herein by reference. However, the following is not a complete statement of all provisions of the merger agreement and related agreements. Statements made in this prospectus/joint proxy statement with respect to the terms of the merger agreement and such related agreements are qualified in their respective entireties by reference to the complete text of the merger agreement and such related agreements.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains substantially reciprocal representations and warranties made by Artecon and Box Hill to each other. The most significant of these relate to:

     - corporate authorization to enter into the contemplated transaction;

     - the shareholder votes required to approve the contemplated transaction;

     - governmental approvals required in connection with the contemplated transaction;

     - absence of any breach of organizational documents, law or certain material agreements as a result of the contemplated transaction;

     - capitalization;

     - ownership of subsidiaries;

     - filings with the SEC;

     - information provided by it for inclusion in this prospectus/joint proxy statement;

     - financial statements;

     - absence of certain material changes since a specified balance sheet date;

     - absence of undisclosed material liabilities;

     - litigation;

     - tax matters;

     - employee benefits matters;

     - compliance with laws;

     - finders' fees;

     - environmental matters;

     - absence of circumstances inconsistent with the intended accounting treatment of the merger; and

     - the receipt of accountant's letters from the independent accountants of Box Hill regarding the accounting treatment of the merger and from the independent accountants of Artecon regarding Artecon's ability to be a party to the merger to be accounted for as a pooling of interests.

     The representations and warranties of Artecon and Box Hill in the merger agreement do not survive the consummation of the merger or the earlier termination of the merger agreement.

COVENANTS OF THE PARTIES

CONDUCT OF THE BUSINESS PRIOR TO THE CLOSING OF THE MERGER

     Box Hill and Artecon each have agreed that prior to the consummation of the merger they will operate their respective businesses in the ordinary course and consistent with past practice and will use commercially reasonable efforts to preserve substantially intact their business organizations, including preserving employee, supplier, customer and other business relationships. In addition, each of Artecon and Box Hill has agreed that prior to the consummation of the merger, it will not, without the written consent of the other party, do any of the following:

     - amend or change its charter documents;

     - issue, sell, pledge, dispose of, grant or encumber (1) any shares of its capital stock or the capital stock of any of its subsidiaries (except for shares of capital stock issuable upon the exercise of options outstanding as of the date of the merger agreement) or any options, warrants, convertible securities or other rights of any kind to acquire any of the foregoing, or (2) any of its material assets or those of its subsidiaries;

     - declare or make any dividend payments or other distributions payable in cash, capital stock, property or otherwise, or reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any of its capital stock;

     - acquire any corporation, partnership, limited liability company or other business organization;

     - enter into any material contract or authorize any single capital expenditure in excess of $25,000 or $100,000 in the aggregate;

     - incur any indebtedness for borrowed money, except that each party may continue to borrow money under its respective current credit facilities;

     - increase any compensation payable to its employees, except for regularly scheduled increases in a manner consistent with past practices for salaries of non-officer employees;

     - enter into employment agreements with any employees, except as permitted by the merger agreement;

     - establish any employee benefit program;

     - change any accounting policy or procedure;

     - make any tax election or settle any material tax liability;

     - pay, discharge or satisfy any claim, liability or obligation, except in the ordinary course of business or as reflected on its balance sheets;

     - hire any employee with an annual salary in excess of $100,000; and

     - commence or settle any legal proceeding claiming or seeking in excess of $75,000, and with respect to Box Hill, settle any pending legal proceeding except those covered by insurance or except those requiring Box Hill to pay not in excess of $3,000,000.

LIMITATIONS ON DISCUSSING OTHER TRANSACTION PROPOSALS

     Artecon and Box Hill each agreed to terminate all inquiries, contacts, discussions or negotiations with any third party with respect to any acquisition transaction and to specific limitations on their respective abilities to enter into discussions with third parties concerning any acquisition transaction. Generally, neither Artecon nor Box Hill is permitted, with respect to itself, to:

     - solicit, initiate or encourage the announcement of or take other action to facilitate inquiries or the making of any proposal regarding any acquisition transaction;

     - approve, endorse or recommend any acquisition transaction;

     - enter into any discussions or negotiate with any other person with respect to an acquisition transaction or enter into any letter of intent or similar document contemplating any acquisition transaction; or

     - authorize any of such party's representatives to do any of the foregoing.

     An "acquisition transaction", when used with respect either to Artecon or Box Hill shall mean:

     - any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer, or other similar transaction in which (1) such party is a constituent corporation or involving the capital stock of such party, (2) a person or "group" (as defined in the Exchange Act) acquires more than 20% of the business, assets or voting securities of such party, or (3) such party issues securities representing more than 20% of its outstanding voting securities;

     - any sale, lease, exchange, transfer, license, acquisition or disposition of more than 20% of the assets of such party or any of such party's subsidiaries; or

     - any liquidation or dissolution of such party.

     However, nothing prohibits the board of directors of either Artecon or Box Hill from furnishing non-public information to, or entering into discussions or negotiations with, a third party, in response to a superior proposal made to that party, as long as the party receiving the superior proposal complies with the following:

     - neither such party nor its representatives shall have violated any of the limitations discussed above;

     - the board of directors of such party determines in good faith, after consultation with such party's outside counsel, that the failure to provide information in response to a written request and the failure to consider the acquisition transaction would be reasonably likely to constitute a breach of its fiduciary duties to such party's stockholders under applicable law;

     - prior to furnishing any information or entering into discussions or negotiations with a third party, such party requires the third party to enter into a confidentiality agreement, containing at a minimum a 24 month standstill;

     - at least five business days prior to furnishing any nonpublic information or entering into discussions or negotiations, such party provides the other party with (1) written notice of the identity of the third person making the superior proposal, (2) the terms and conditions of the superior proposal and (3) such other nonpublic information; and

     - the party receiving the superior proposal allows the other party five business days to respond with a new offer.

     In addition, the board of directors of either Box Hill or Artecon may, upon such party receiving a superior proposal, withdraw or modify its unanimous recommendation to its stockholders to vote in favor of the merger, if after duly considering the advice of outside counsel, the board of directors determines in good faith that failure to do so would be reasonably likely to constitute a breach of such board's fiduciary duties to its stockholders under applicable law. Finally, neither party's board of directors shall be prohibited from complying with Rule 14e-2 under the Securities Exchange Act of 1934, as amended, with regard to an acquisition transaction.

     For the purposes of the merger agreement, a superior proposal," means an unsolicited, bona fide written offer made by a third party relating to an acquisition transaction with respect to Artecon or Box Hill on terms that such party's board of directors determines, in its reasonable judgement, based upon the advice of its financial advisor, and upon consultation with its counsel, to be more favorable to its stockholders than the merger. However, a proposal for an acquisition transaction will not be deemed to be a "superior proposal" if (1) any financing required to consummate the transaction contemplated by such offer is not committed (in writing by a person who the board of directors reasonably believes has the financial ability to meet such commitment) and it is not likely to be obtained by such third party on a timely basis, and (2) such offer sets forth terms which taken as a whole are less favorable to such party than the terms of the merger.

ARTECON AND BOX HILL SHAREHOLDER MEETINGS

     Under the terms of the merger agreement, each of Artecon and Box Hill is obligated to call and duly hold a shareholders' meeting so that their respective shareholders may vote upon and approve the merger agreement and the merger, and with respect to Box Hill, the issuance of the Box Hill common stock in the merger and the certificate of amendment to Box Hill's certificate of incorporation. Both parties are obligated to hold their respective shareholders' meeting as promptly as practicable, but in any event within 45 days of this prospectus/joint proxy statement being declared effective. A party's obligation to hold its shareholders' meeting will not be limited or effected by the commencement, disclosure, announcement or submission of any superior proposal or other acquisition transaction with respect to that party, or by any amendment, withdrawal, or modification of such party's board of directors with respect to the merger.

     Neither the board of directors nor any committee of the board of directors of either Artecon or Box Hill is permitted to withdraw, amend or modify or propose to resolve to withdraw, amend or modify, in a manner adverse to the other party, its unanimous recommendation in favor of the merger and the merger agreement, and with respect to Box Hill, its unanimous recommendation in favor of the issuance of the Box Hill common stock in the merger and the certificate of amendment. However, neither party's board of directors will be prevented from withdrawing, amending or modifying its unanimous recommendation in favor of the merger, if:

     - a superior proposal is made with respect to such party and is not withdrawn;

     - such party has not violated the covenants given by them concerning such party's limitations on discussing other transactions; and

     - such party's board of directors concludes in good faith, after consultation with their outside counsel, that the failure to withdraw, amend or modify their recommendation would reasonably be likely to constitute a breach of such board's fiduciary duties to its stockholders.

EMPLOYEE BENEFITS

     Box Hill has agreed to continue to provide employee benefits to Artecon's employees by either (1) continuing to maintain Artecon's employee benefit plans, or (2) terminating the Artecon employee benefit plans and permitting Artecon's employees to participate in comparable Box Hill employee benefit plans. To the extent that Box Hill decides to terminate an Artecon group health plan and allow Artecon employees to participate in a Box Hill group health plan, Box Hill is obligated to give the Artecon employees who were participating in any terminated group health plan credit for years of service and for deductibles and co-payments already incurred by such employees.

BOX HILL EMPLOYEE STOCK PURCHASE PLAN

     No later than five business days after the closing of the merger, Box Hill is required to amend its 1997 Employee Stock Purchase Plan to provide that Artecon employees will be eligible to participate in such plan and that the offering period with respect to such employees will commence as close to such day as possible.

INDEMNIFICATION AGREEMENTS

     Box Hill and Artecon each entered into an indemnification agreement whereby each company has agreed to indemnify and hold harmless the other company with respect to losses or damages that arise from any untrue statement or alleged untrue statement of a material fact, or the omission or alleged omission to state a material fact which is necessary in order to make the statements made in this prospectus/joint proxy statement not misleading. Each company is only responsible for the information concerning itself that it provided for use in this prospectus/joint proxy statement.

REGISTRATION OF COMMON STOCK UNDERLYING ARTECON STOCK OPTIONS

     Box Hill has agreed to file a registration statement on Form S-8 within one business day following the closing of the merger relating to the Box Hill shares issuable with respect to the stock options of Artecon that will be assumed by Box Hill in the merger.

ACCOUNTING TREATMENT; TAX-FREE REORGANIZATION

     Box Hill and Artecon have each agreed not to take any action, whether before or after the closing of the merger, which would disqualify the merger as a "pooling of interests" for accounting purposes or as a "tax-free reorganization" within the meaning of the Internal Revenue Code.

ACCOUNTANTS' LETTERS

     Box Hill and Artecon are obligated to use all reasonable efforts to deliver to the other party a letter from the independent public accountants of Box Hill concurring with the companies' management that the merger will qualify for pooling of interests accounting treatment and the receipt of a letter from the independent public accountants of Artecon concurring with Artecon's management that no conditions exist that would preclude Artecon's ability to be a party in the merger to be accounted for as a pooling of interests.

DISCLOSURE REGARDING CLASS ACTION LITIGATION

     Box Hill has agreed to keep Artecon and its counsel fully informed of all facts, circumstances, events or matters that relate to Box Hill's pending class action securities litigation proceeding, including the nature of any discussions or negotiations related thereto. However, Box Hill is not required to disclose any information to Artecon to the extent such information is protected by the attorney-client privilege and such disclosure would interfere with the availability of the attorney-client privilege.

OTHER COVENANTS

     The merger agreement contains other covenants, including covenants relating to the obligations of each party to:

     - file all required reports under the Exchange Act;

     - consult with the other party prior to making any press release or public statement about the merger;

     - notify the other party regarding facts or events that would render a party's representations and warranties materially inaccurate or would prohibit a party from complying with their obligations under the merger agreement; and

     - provide the other party with a list of persons deemed to be an affiliate of such party.

CONDITIONS TO THE MERGER

     The obligations of Artecon and Box Hill to complete the merger are subject to the following conditions:

     - the approval of the issuance of the Box Hill common stock in the merger by the shareholders of Box Hill and the approval of the merger agreement and the merger by the shareholders of Box Hill and the stockholders of Artecon;

     - the approval of the shares of Box Hill common stock to be issued to the stockholders of Artecon in the merger;

     - the approval of the listing on the New York Stock Exchange;

     - receipt of all approvals and consents from any government entity necessary to consummate the merger, other than those approvals and consents which the failure to obtain would not have a material adverse effect on the consummation of the merger;

     - there being no injunction preventing the consummation of the merger and no statute, rule or regulation enacted which would make the merger illegal; and

     - receipt from Deloitte & Touche LLP and Arthur Andersen LLP, respectively, of letters regarding the accounting for the merger as a "pooling of interests."

     The obligation of Box Hill to consummate the merger is further conditioned upon the following conditions:

     - the representations and warranties of Artecon contained in the merger agreement being true and correct in all respects as of the date of the merger agreement and as of the date of the closing, except to the extent that all inaccuracies when taken together do not constitute a "material adverse effect";

     - compliance by Artecon with its obligations under the merger agreement, except where the failure to perform such obligations would not have a material adverse effect on Artecon;

     - receipt by Artecon of all required consents from third parties which are required to be obtained under Artecon's material contracts;

     - delivery by Cooley Godward LLP to Box Hill of its corporate legal opinion and delivery by Herrick, Feinstein LLP to Box Hill of its tax opinion; and

     - receipt by Carol Turchin, Dr. Benjamin Monderer, Philip Black and Mark Mays of employment agreements from Box Hill.

     The obligation of Artecon to consummate the merger is further conditioned upon the following conditions:

     - the representations and warranties of Box Hill contained in the merger agreement being true and correct in all respects as of the date of the merger agreement and as of the date of the closing, except to the extent that all inaccuracies when taken together do not constitute a "material adverse effect";

     - compliance by Box Hill with its obligations under the merger agreement, except where the failure to perform such obligations would not have a material adverse effect on Box Hill;

     - delivery by Herrick, Feinstein LLP to Artecon of its corporate legal opinion and delivery by Cooley Godward LLP to Artecon of its tax opinion; and

     - receipt by James Lambert and Dana Kammersgard of employment agreements from Box Hill.

     For purposes of the merger agreement, any change or effect that is or could reasonably be expected to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including contingent liabilities) of a party will be deemed to be a "material adverse effect" with respect to such party. However, in no event will any of the following constitute a "material adverse effect" with respect to a party:

     - a change in the trading prices of either Artecon's or Box Hill's common stock;

     - conditions, events, circumstances, changes or effects generally affecting the industry in which Artecon or Box Hill operate or arising from changes in general business or economic conditions;

     - conditions, events, circumstances, changes or effects directly attributable to out-of-pocket fees or expenses incurred in connection with the merger;

     - any amendment or modification which is required or desirable to be made to any of the financial statements contained in Artecon's filings with the SEC, regardless of dollar amount or the effect such change would have on the financial condition or position of Artecon;

     - any adverse consequence arising out of or resulting from the current class action securities litigation against Box Hill that is attributable to a fact, condition, circumstance or event that was disclosed in writing by Box Hill to Artecon prior to the date of the merger agreement;

     - conditions, events, circumstances, changes or effects resulting from changes in law or generally accepted accounting principles which generally affect entities such as Artecon and Box Hill;

     - conditions, events, circumstances, changes or effects resulting from the announcement or pendency of the merger; or

     - conditions, events, circumstances, changes or effects resulting from compliance by the parties with the terms of the merger agreement.

TERMINATION

     The merger agreement may be terminated at any time prior to the consummation of the merger (whether before or after approval of the merger agreement and the merger by the Artecon or Box Hill shareholders):

     - by mutual written consent duly authorized by the board of directors of each of Box Hill, BH Acquisition Corp. and Artecon;

     - by either Box Hill or Artecon (i) if the merger shall not have been consummated by September 30, 1999 (unless the failure to consummate the merger is the result of a willful breach of the merger agreement by the party seeking termination) or (ii) there shall have occurred (1) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or the Nasdaq Stock Market which shall have continued for five business days and is in effect on the date of termination, or (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States which shall have continued for five business days and is in effect on the date of termination;

     - by either Box Hill or Artecon if a court of competent jurisdiction or other governmental entity shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

     - by either Box Hill or Artecon if (A) the Artecon stockholders' meeting shall have been held and (B) the merger agreement and the merger shall not have been adopted and approved at such meeting by the necessary vote of the Artecon stockholders; provided that the right to terminate the merger agreement on this basis shall not be available to Artecon where the failure to obtain stockholder approval is attributable to a failure of Artecon to perform a material obligation required to be performed by Artecon under the merger agreement;

     - by either Box Hill or Artecon if (A) the Box Hill shareholders' meeting shall have been held and (B) the issuance of the Box Hill common stock in the merger, the certificate of amendment and the merger agreement and the merger shall not have been adopted and approved at such meeting by the necessary vote of the Box Hill shareholders; provided that the right to terminate the merger agreement on this basis shall not be available to Box Hill where the failure to obtain stockholder approval is attributable to a failure of Box Hill to perform a material obligation required to be performed by Box Hill under the merger agreement;

     - at any time prior to the adoption of the merger agreement by the shareholders of Box Hill and Artecon, (1) by Artecon if a "triggering event" (described below) shall have occurred with respect to Box Hill, and (2) by Box Hill if a triggering event shall have occurred with respect to Artecon;

     - by Box Hill or Artecon if any of the other party's covenants contained in the merger agreement shall have been breached such that the breach has a material adverse effect on the other party; provided that if a breach of a covenant is curable by the breaching party and such party is continuing to exercise all reasonable efforts to cure such breach, then the other party may not terminate the merger agreement as a result of the breach; or

     - by either party in the event that such party's board of directors determines in good faith, after consultation with such party's outside counsel, that failure to terminate the merger agreement may constitute a breach of the board of directors' fiduciary duties to the shareholders of such party; provided that neither party may terminate the agreement solely as a result of a change in the trading prices of either party's securities.

A "triggering event" with respect to a party shall be deemed to have occurred if:

     - the board of directors of such party shall have failed to recommend, or shall for any reason have withdrawn or shall have amended or modified in a manner adverse to the other party its unanimous recommendation in favor of the adoption and approval of the merger agreement or the merger and, with respect to Box Hill, the board's recommendation in favor of the issuance of the Box Hill common stock in the merger;

     - such party shall have failed to include in this prospectus/joint proxy statement the unanimous recommendation of such party's board of directors in favor of the adoption and approval of the merger agreement and the approval of the merger and, with respect to Box Hill, the board's recommendation in favor of the issuance of the Box Hill common stock in the merger;

     - the board of directors of a party shall have approved, endorsed or recommended any acquisition transaction with respect to such party;

     - such party shall have entered into a letter of intent or similar document or contract regarding an acquisition transaction related to such party;

     - such party shall have failed to hold the shareholders' meeting to approve the merger agreement and the merger within the time limits specified in the merger agreement;

EXPENSES AND TERMINATION FEES

     Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement shall be paid by the party incurring such expenses, whether or not the merger is consummated.

     However, if the merger agreement is terminated by Artecon or Box Hill because the other party's shareholders failed to approve the merger or the merger agreement, and with respect to Box Hill, its shareholders failed to approve the issuance of the Box Hill common stock in the merger or the certificate of amendment, then the party whose shareholders failed to approve the transaction shall be obligated to pay the other party a cash fee equal to 120% of the other party's out-of-pocket expenses and fees incurred in connection with negotiating, preparation, execution and performance of the merger agreement. Notwithstanding the foregoing, no party shall be liable to the other party for fees and expenses in excess of $2,500,000.

     Furthermore, in the event Artecon terminates the merger agreement because its board of directors believes that failure to do so may constitute a breach of their fiduciary duty or if Box Hill terminates the merger agreement due to a Triggering Event with respect to Artecon, then Artecon will be obligated to pay Box Hill a cash fee of $2,500,000. Similarly, in the event Box Hill terminates the merger agreement because its board of directors believes that failure to do so may constitute a breach of their fiduciary duty or if Artecon terminates the merger agreement due to a Triggering Event with respect to Box Hill, then Box Hill will be obligated to pay Artecon a cash fee of $2,500,000.

       INTERESTS OF CERTAIN PERSONS IN THE MERGER AND RELATED AGREEMENTS

     In considering the recommendations of the Artecon and Box Hill boards of directors with respect to the merger, you should be aware that certain members of the boards of directors and management of each company have interests in the merger that are different from, and in addition to, those of shareholders of either company generally. The boards of directors of both Artecon and Box Hill were aware of these interests and considered them in approving the merger agreement, the merger and the other transactions contemplated thereby.

MANAGEMENT OF BOX HILL

     The executive officers and directors of Box Hill after consummation of the merger, and their ages as of April 30, 1999, are as follows:

NAME:                                  AGE:    POSITION:
-----                                  ----    ---------
W.R. Sauey(1)........................   71     Chairman of the Board
James L. Lambert(2)..................   45     Co-Chief Executive Officer, President,
                                               Chief Operating Officer and Director
Philip Black(3)......................   44     Co-Chief Executive Officer, Executive Vice
                                               President -- International Sales and
                                               Director
Dana W. Kammersgard(4)...............   43     Chief Technical Officer
Dr. Benjamin Monderer(5).............   40     Executive Vice President, Applications
                                               Engineering / Professional Services
Carol Turchin(6).....................   37     Executive Vice President, Domestic Sales
R. Robert Rebmann, Jr................   34     Chief Financial Officer
Mark A. Mays(7)......................   35     Secretary
Benjamin Brussell(8).................   38     Director
Norman R. Farquhar(9)................   53     Director
Chong Sup Park(10)...................   51     Director

-------------------------

 (1) Under the terms of the merger agreement, immediately after the consummation of the merger, Mr. Sauey, Artecon's current Chairman of the Board, will serve as Chairman of the Board and as a Class III director of the Box Hill board until the annual meeting of shareholders to be held in 2002.

 (2) Under the terms of the merger agreement, immediately after the consummation of the merger, Mr. Lambert, Artecon's current Chief Executive Officer and President, will be the Co-Chief Executive Officer, President and Chief Operating Officer, and will serve as a Class III director of the Box Hill board until the annual meeting of shareholders to be held in 2002.

 (3) Under the terms of the merger agreement, immediately after the consummation of the merger, Mr. Black, Box Hill's current Chief Executive Officer and a director, will be the Co-Chief Executive Officer and Executive Vice President -- International Sales, and will serve as a Class I director of the Box Hill board until the annual meeting of shareholders to be held in 2000.

 (4) Under the terms of the merger agreement, immediately after the consummation of the merger, Mr. Kammersgard, Artecon's current Senior Vice President, Sales and Marketing and Secretary, will be the Chief Technical Officer.

 (5) Under the terms of the merger agreement, immediately following the consummation of the merger, Dr. Monderer, Box Hill's current Chairman of the Board, President and Chief Technology Officer, will be the Executive Vice President, Applications Engineering/Professional Services and will serve as a Class II director of the Box Hill board to serve until the annual meeting of shareholders to be held in 2001.

 (6) Under the terms of the merger agreement, immediately after the consummation of the merger, Ms. Turchin, Box Hill's current Executive Vice President, Strategic Planning and a director, will be the Executive Vice President, Domestic Sales, and will serve as a Class III director of the Box Hill board until the annual meeting of shareholders to be held in 2002.

 (7) Under the terms of the merger agreement, immediately after the consummation of the merger, Mr. Mays, Box Hill's current Vice President and Secretary and a director, will be the Secretary.

 (8) Under the terms of the merger agreement, immediately after the consummation of the merger, Mr. Brussell, who is a current Box Hill director, or another nominee designated by Box Hill, will serve as a Class II director until the annual meeting of shareholders to be held in 2001.

 (9) Under the terms of the merger agreement, immediately after the consummation of the merger, Mr. Farquhar, who is a current Artecon director, or another nominee designated by Artecon, will serve as a Class I director until the annual meeting of shareholders to be held in 2000.

(10) Under the terms of the merger agreement, immediately after the consummation of the merger, Dr. Park, who is a current Artecon director, or another nominee designated by Artecon, will serve as a Class II director until the annual meeting of shareholders to be held in 2001.

     W.R. SAUEY, a founder of Artecon California, has served as Chairman of the Board of Artecon since March 1998 and prior to such time, had served as Chairman of the Board of Artecon California since its inception in 1984. From 1984 to 1997, Mr. Sauey also served as Treasurer of Artecon California. Mr. Sauey founded and serves as Chairman of the Board for a number of manufacturing companies in the Nordic Group of Companies, a group of privately-held independent companies for which Mr. Sauey is the principal shareholder (the "Nordic Group"). Mr. Sauey is an advisory board member of Liberty Mutual Insurance Company, a publicly traded insurance company, and also serves as a Trustee to the State of Wisconsin Investment Board. Mr. Sauey holds an M.B.A. from the University of Chicago.

     JAMES L. LAMBERT, a founder of Artecon California, has served as President, Chief Executive Officer and director of Artecon since March 1998 and, prior to such time, had served as President, Chief Executive Officer and a director of Artecon California since its inception in 1984. Prior to co-founding Artecon, from 1979 to 1984, Mr. Lambert served in various positions at CALMA, a division of General Electric Company, a publicly traded company, most recently, from 1981 to 1984, as Vice President of Research and Development. Mr. Lambert currently serves as a director of Snow Valley, Inc., a privately-held resort enterprise affiliated with the Nordic Group. Mr. Lambert serves as a director with the Nordic Group. He holds a B.S. and an M.S. in Civil and Environmental Engineering from the University of Wisconsin, Madison.

     PHILIP BLACK has been Chief Executive Officer and a Director of Box Hill since May 1995. From 1976 to 1991 Mr. Black held a number of positions, including Vice President, President, Chief Executive Officer and Vice Chairman of the Board at Tekelec, Inc., a publicly traded company, of which he was the founder, engaged in the design, manufacturing and marketing of diagnostics systems and network switching solutions. From March 1990 until August 1991, Mr. Black served as Managing Director of Echelon Europe, of which he was a co-founder. In September 1991 Mr. Black became the Chief Executive Officer and Treasurer of Avalon Control Technologies, a company specializing in products and services related to Echelon's LONWorks technology, and served in those capacities until June 1994. In April 1994 Mr. Black became President and Chief Executive Officer of Chevry, a backup software company, and served in those capacities until he joined Box Hill.

     DANA W. KAMMERSGARD, a founder of Artecon California, has served as Artecon's Secretary and Senior Vice President, Engineering since March 1998. Mr. Kammersgard served as a director of Artecon California from its inception in 1984 and as its Vice President, Sales and Marketing from March 1997 until March 1998. Between 1984 and March 1997, Mr. Kammersgard served in various positions at Artecon California in engineering and customer support. Prior to co-founding Artecon California, Mr. Kammersgard was the Director of Software Development at CALMA, a division of General Electric Company, a publicly traded utility company. Mr. Kammersgard holds a B.A. in Chemistry from the University of California, San Diego.

     DR. BENJAMIN MONDERER, ENG.SC.D., a co-founder of Box Hill, has been President and a Director of Box Hill since its incorporation in 1988 and became Chairman of the Board in July 1997. He is also Chief Technical Officer and has served as Manager of Operations of Box Hill. Dr. Monderer had been a member of the technical staff at Hewlett-Packard in 1980 and 1981 and was a Research Scientist at Columbia University from 1986 to 1989. Dr. Monderer holds a Bachelor of Science in Electrical Engineering degree from Princeton University and a Master of Science degree in Electrical Engineering and a Doctor of Engineering Science from Columbia University. Dr. Monderer is married to Carol Turchin.

     CAROL TURCHIN, a co-founder of Box Hill, has been an executive officer and a Director of Box Hill since its incorporation in 1988 and, in July 1997, became Executive Vice President, Strategic Planning of Box Hill. In the past, Ms. Turchin has served as Box Hill's Vice President of Sales and Vice President of Marketing. Ms. Turchin holds a Bachelor of Arts degree from Vassar College. Ms. Turchin is married to Benjamin Monderer.

     R. ROBERT REBMANN, JR. has been Chief Financial Officer of Box Hill since joining the Company in January 1997 and became Treasurer in July 1997. Prior to joining the Company, Mr. Rebmann served as Audit Manager for Perelson Weiner (formerly Weiner Associates), a mid-sized regional public accounting firm. Mr. Rebmann held various positions of increasing responsibility at Perelson Weiner from 1986 until December 1996. Mr. Rebmann holds a Bachelor of Science degree in Accounting from the State University of New York at Binghamton and is a Certified Public Accountant.

     MARK A. MAYS, a co-founder of Box Hill, has been Vice President, Technical Consultant and a Director of Box Hill since its incorporation in 1988 and was appointed Secretary of Box Hill in July 1997. From 1985 to 1988, Mr. Mays served as Associate

Research Scientist at Columbia University. Mr. Mays holds a Bachelor of Science degree and a Master of Science degree in Electrical Engineering from Columbia University.

     BENJAMIN BRUSSELL has been a director of Box Hill since November 1998. Throughout his career, Mr. Brussell has focused on developing and executing acquisitions, investments and strategic alliances for technology companies. Since March 1998, he has served as Vice President of Corporate Development for Plantronics (NYSE: PLT), a worldwide provider of communications products. From 1990 to 1998, Mr. Brussell was responsible for corporate development at Storage Technology Corporation, a manufacturer of storage systems, ultimately serving as Vice President of Corporate Development. From 1985 to 1990, Mr. Brussell worked for Salomon Brothers in various capacities, including Vice President of a technology industry group within Salomon's Corporate Finance Department. Mr. Brussell earned a Masters Degree in Management, with a concentration in Finance, from the M.I.T. Sloan School of Management, and a Bachelor of Arts degree from Wesleyan University, where he majored in Math and Economics.

     NORMAN R. FARQUHAR has served as a director of Artecon since April 1998. Mr. Farquhan has served as Executive Vice President and Chief Financial Officer of Platinum Software Corporation, a developer of client/server enterprise resource planning software since December 1998. Mr. Farquhar served as Executive Vice President and Chief Financial Officer of DataWorks Corporation, a supplier of information systems to manufacturing companies ("DataWorks"), from February 1996 to December 1998 and as a director of DataWorks from August 1995 to December 1998. From April 1993 to December 1995, Mr. Farquhar served as Senior Vice President, Chief Financial Officer and Secretary of Wonderware Corporation, a manufacturer of software for the industrial automation industry. From December 1991 to April 1993, he was Vice President of Finance and Chief Financial Officer of MTI Technology Corporation, a developer of system-managed storage solutions. From November 1987 to December 1991, he was Senior Vice President and Chief Financial Officer of Amperif Corporation, a manufacturer of cache-based data storage subsystems. Mr. Farquhar is also a member of the Board of Directors of Alteer Corporation, a medical software company. Mr. Farquhar holds a B.S. from California State, Fullerton, and an MBA from California State, Long Beach.

     CHONG SUP PARK has served as a director of Artecon since 1996. Since 1996, Dr. Park has also served as the President of Hyundai Electronics America, an electronics company and the Chairman of Maxtor Corporation, a disk drive manufacturer. Dr. Park was the President of Maxtor Corporation from 1995 to 1996, the President of Axil Computer Inc., a workstation manufacturing company, from 1993 to 1995, the Executive Vice President at Ernst & Young Consulting, Inc., a public accounting firm, from 1992 to 1993, and the Senior Vice President of Hyundai Electronics Company Limited from 1990 to 1992. Dr. Park holds a B.A. in Management from Yonsei University, an M.A. in Management from Seoul National University, an M.B.A. from the University of Chicago and a Doctorate in Management from Nova Southeastern University.

EMPLOYMENT AGREEMENTS

     In connection with the merger, Box Hill has agreed to employ certain Artecon and Box Hill executives. See "Material Terms of the Merger Agreement -- Conditions to the

Merger." Each such executive will enter into an employment agreement with Box Hill which will provide for initial annual base salaries as indicated below:

NAME                                                    ANNUAL BASE SALARY
----                                                    ------------------
James Lambert.........................................       $350,000
Carol Turchin.........................................       $350,000
Dr. Benjamin Monderer.................................       $300,000
Philip Black..........................................       $300,000
Dana Kammersgard......................................       $250,000
Mark Mays.............................................       $230,000

     In addition to the annual base salaries, each of the foregoing executives will be eligible to receive, at the discretion of Box Hill's Compensation Committee, a cash bonus equal to 50% of such executives then annual base salary. If an executive's employment with Box Hill is terminated under certain circumstances, such executive will be entitled to receive a lump sum cash severance payment equal to 125% of such executive's then annual base salary, other than for Philip Black, whose severance compensation shall remain as currently provided in his Compensation Plan.

INDEMNIFICATION

     Pursuant to the merger agreement, Box Hill and the surviving corporation are obligated to honor in all material respects the obligations of Artecon under any indemnification agreement between Artecon and any person who is a director or officer of Artecon and under any indemnification provisions currently contained in Artecon's or Box Hill's certificate of incorporation and bylaws. In addition, Artecon and Box Hill each have agreed to maintain in effect for a period of six years after the closing the indemnification provisions contained in each of such company's charter documents.

     Box Hill has also agreed to maintain in effect, for a period of six years after the closing of the merger, the current level and scope of Artecon's directors' and officers' liability insurance; provided that Box Hill is not required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by Artecon for such insurance. If future annual premiums exceed 150% of the annual premiums currently paid by Artecon, then Box Hill will be obligated to obtain a policy with the greatest coverage available for such amount.

VOTING AGREEMENTS

     ARTECON VOTING AGREEMENTS. In connection with the merger, stockholders of Artecon who beneficially hold an aggregate of 10,157,402 shares of Artecon common stock and 2,494,159 shares of Artecon preferred stock (representing, on an as-converted basis, approximately 52.3% of the outstanding voting power of Artecon as of the date of the merger agreement) have entered into voting agreements with Box Hill. Under the terms of the voting agreements, such Artecon stockholders have agreed that, prior to the termination of the voting agreement, at every meeting of the stockholders of Artecon, they will vote all of the shares of voting securities of Artecon such stockholders then own, in favor of the approval and adoption of the merger agreement and the approval of the merger. The Artecon stockholders have granted irrevocable proxies to Box Hill to this effect.

     In addition, such Artecon stockholders have also agreed that, during the effectiveness of the voting agreement, they will not:

     - solicit, initiate or encourage the submission or making or announcement of any acquisition transaction with respect to Artecon;

     - take any other action to facilitate any inquiries or the making of a proposal regarding an acquisition transaction with respect to Artecon;

     - approve, endorse or recommend any acquisition transaction with respect to Artecon;

     - enter into any letter of intent or similar document or contract contemplating or otherwise, or negotiate with any person regarding any acquisition transaction with respect to Artecon; or

     - authorize any of its affiliates to engage in any of the foregoing acts.

     The voting agreements also prohibit an Artecon stockholder who is a party thereto from transferring any interest in the securities of Artecon such stockholder owns unless the transferee agrees to be bound by the terms of the voting agreement and executes an irrevocable proxy in favor of Box Hill. The holders of Artecon preferred stock have also agreed in their voting agreements to accept in exchange for their shares of Artecon preferred stock the number of shares of Box Hill common stock they are entitled to under the merger agreement and have waived their right to receive any cash liquidation preference to which they would otherwise be entitled under the certificate of incorporation of Artecon as a result of the merger. The Artecon voting agreements terminate either upon the consummation of the merger, the termination of the merger agreement or written approval of Box Hill, whichever comes first.

     BOX HILL VOTING AGREEMENTS. In connection with the merger, shareholders of Box Hill who beneficially hold an aggregate of 7,705,059 shares of Box Hill common stock (representing approximately 53.7% of the outstanding voting power of Box Hill as of the date of the merger agreement) have entered into voting agreements with Artecon. Under the terms of the voting agreements, such Box Hill shareholders have agreed that, prior to the termination of the voting agreement, at every meeting of the shareholders of Box Hill, they will vote all of the shares of voting securities of Box Hill such shareholders then own, in favor of the approval and adoption of the merger agreement and the approval of the merger. The Box Hill shareholders have granted irrevocable proxies to Artecon to this effect.

     In addition, such Box Hill shareholders have also agreed that, during the effectiveness of the voting agreement, they will not:

     - solicit, initiate or encourage the submission or making or announcement of any acquisition transaction with respect to Box Hill;

     - take any other action to facilitate any inquires or the making of a proposal regarding an acquisition transaction with respect to Box Hill;

     - approve, endorse or recommend an acquisition transaction with respect to Box Hill;

     - enter into any letter of intent or similar document or contract contemplating or otherwise, or negotiate with any person regarding any acquisition transaction with respect to Box Hill; or

     - authorize any of its affiliates to engage in any of the foregoing acts.

     The voting agreements also prohibit a Box Hill shareholder who is a party thereto from transferring any interest in the securities of Box Hill such shareholder owns unless the transferee agrees to be bound by the terms of the voting agreement and executes an irrevocable proxy in favor of Artecon. The Box Hill voting agreements terminate upon the consummation of the merger, the termination of the merger agreement or upon written approval of Artecon, whichever comes first.

SECURITY OWNERSHIP OF MANAGEMENT

     The table below sets forth the beneficial ownership of each individual who will serve as an executive officer or director of Box Hill upon the consummation of the merger and all directors and executive officers as a group:

                                                      NUMBER SHARES
NAME OF BENEFICIAL OWNER                            BENEFICIALLY OWNED    PERCENT(1)
------------------------                            ------------------    ----------
Dr. Benjamin Monderer.............................               (2)
Carol Turchin.....................................               (3)
Mark A. Mays......................................
W.R. Sauey........................................      2,941,227(4)
James Lambert.....................................      1,403,910(5)
Dana Kammersgard..................................        555,234(6)
Philip Black......................................
Benjamin Brussell.................................
Mischa Schwartz...................................
Dr. Chong Sup Park................................        645,000(7)
Norman R. Farquhar................................          5,000(8)
Robert Rebmann, Jr................................
All directors and officers as a group (persons)...

-------------------------

(1) Percentage of beneficial ownership is based on           shares of common
    stock outstanding. This number assumes that an aggregate of           shares
    of Box Hill common stock will be issued to the holders of Artecon common stock and preferred stock in the merger.

(2) Beneficial ownership includes           shares held by the Monderer 1999
    GRAT u/a/d March 1999 trust, as to which Dr. Monderer is the trustee and Ms. Turchin is the sole beneficiary.

(3) Beneficial ownership includes           shares owned by Dr. Benjamin
    Monderer, the husband of Ms. Turchin, as to which shares Ms. Turchin
    disclaims beneficial ownership, and           shares held by the Monderer
    1999 GRAT u/a/d March 1999 trust, as to which Ms. Turchin is the sole beneficiary.

(4) Includes an aggregate of 823,075 shares of Box Hill common stock which were issued in exchange for 2,494,159 shares of Artecon preferred stock at an exchange ratio of 0.33 per share, which assumes that the closing price of Box Hill common stock on the day prior to the consummation of the merger was $6.00. Also, includes (i) 356,460 shares held by Flambeau Corp. ("Flambeau"), (ii) 94,202 shares held by Flambeau Products Corp. ("Flambeau Products"), (iii) 15,333 shares held by Seats,

    Inc. ("Seats") and (iv) 415,241 shares held by the W.R. & Floy A. Sauey Grandparents Trust established for the benefit of certain grandchildren of W.R. Sauey. Mr. Sauey is Chairman of the Board and the principal shareholder in each of Flambeau, Flambeau Products and Seats (collectively, the "Sauey Affiliates"). Mr. Sauey disclaims beneficial ownership of all the above-listed shares, except to the extent of his pecuniary or pro rata interest in such shares. Also includes options to purchase 5,000 shares of Box Hill common stock exercisable at or within 60 days of June 3, 1999.

(5) Includes 3,600 shares of common stock held by Pamela Lambert, the spouse of Mr. Lambert, and 166 shares of common stock held by Mr. Lambert's daughter. Also includes options to purchase 4,000 shares of Box Hill common stock exercisable at or within 60 days of June 3, 1999.

(6) Includes 546 shares of common stock held by Lisa Kammersgard, the spouse of Mr. Kammersgard. Also includes options to purchase 2,500 shares of Box Hill common stock exercisable at or within 60 days of June 3, 1999.

(7) Represents shares held by Maxtor Corporation. Dr. Park is President of Hyundai Electronics America, the parent of Maxtor Corporation, and Chairman of the Board of Maxtor Corporation. Also includes options to purchase 5,000 shares of Box Hill common stock exercisable at or within 60 days of June 3, 1999.

(8) Includes options to purchase 5,000 shares of Box Hill common stock exercisable at or within 60 days of June 3, 1999.

                        INFORMATION RELATING TO BOX HILL

BUSINESS

     Box Hill Systems Corp. is an independent provider of high-performance data storage and storage area network, or SAN, solutions. Box Hill designs, manufactures, markets and supports data storage systems, and markets and supports data storage back-up systems, for the open systems computing environment. Box Hill's storage solutions encompass a broad range of scalable products and services targeting high-end customers. With data becoming an increasingly critical business tool, these customers are demanding certain characteristics in their storage systems, particularly high availability, high performance and fault tolerance, as well as the highest level of customer and technical support. Box Hill has a history of providing high-end storage solutions that meet these requirements by combining extensive design and implementation experience with leading edge technologies. Box Hill was among the first to develop and successfully commercialize a hot-swappable SCSI disk array storage system and a redundant array of independent disks, or RAID, storage system for UNIX, a popular multi-user computer operating system commonly used in open systems. In 1997, Box Hill introduced the Fibre Box(R), one of the first Fibre Channel storage systems. In the United States, Box Hill employs a direct marketing strategy targeted at data-intensive industries, which to date primarily include financial services, telecommunications, health care, government/defense and academia. Abroad, Box Hill teams up with local resellers to provide storage solutions to customers. Box Hill was incorporated in New York in April 1988 and completed its initial public offering in September 1997. Box Hill is listed on the New York Stock Exchange, or "NYSE," under the symbol BXH.

INDUSTRY OVERVIEW

     The demand for open systems data storage is fueled by the rapid proliferation of new data-intensive applications, such as:

     - high-definition television and digital broadcasting;

     - the Internet;

     - intranets;

     - data warehousing;

     - data mining; and

     - the migration of mission-critical applications off mainframe computers.

     Disk storage systems, tape backup systems and software-based management tools designed to operate on multiple platforms are becoming a strategic part of the computer environment. Computer purchase decisions are becoming "storage centric" and, in many instances, capital expenditures on storage systems are equal to or greater than those made on computer processing hardware.

     The high end of the open systems market is characterized by large capacity UNIX and Windows NT servers operating in multi-platform environments, generally running mission-critical applications. Windows NT is a Microsoft computer operating system commonly used in open systems.

     Box Hill believes that storage purchase decisions at the high end of the open systems computing environment are based on a variety of factors, including:

     - response time, capacity and minimization of downtime;

     - data protection;

     - all-encompassing solutions,

     - multi-platform compatibility, and

     - scalability.

CURRENT AND EMERGING TECHNOLOGIES

     The open system's current storage options include disk arrays, RAID storage systems and tape backup systems, each of which are generally attached to hosts using the computer systems interface ("SCSI") and more recently the ultra SCSI interface and Fibre Channel. Fibre Channel is an emerging high-speed serial interface that became commercially available in 1997. Fibre Channel enables faster data transfer to Disk Arrays and RAID storage systems. Fibre Channel also enables storage area networks or SANs. A SAN is a Fibre Channel-based network that sits between servers and storage devices. SANs provide considerable networking capabilities, allowing multiple hosts to have high-speed access to multiple storage and backup devices. SAN technology, which is in its infancy, addresses the growing demand for higher availability and increased connectivity in open systems storage environments.

THE BOX HILL SOLUTION

     Box Hill develops and markets a comprehensive range of storage systems designed to meet the requirements of the high-end open systems market. Box Hill's family of products and services is intended to provide users with the following benefits:

     HIGH PERFORMANCE, HIGH AVAILABILITY AND FAULT TOLERANCE. Recognizing the increased demand for faster response times, greater capacities, higher availability of data and minimum system downtime, Box Hill has focused on developing high-performance, high-availability, fault-tolerant storage products for high end customers using SCSI, Ultra SCSI and Fibre Channel interfaces. The term "high availability" means the capability of a system to perform its functions with minimum downtime. The term "fault tolerance" means the capability of a system to withstand a degree of failure and continue to perform its functions. Box Hill was among the first to develop and successfully commercialize a hot swappable SCSI disk array and a RAID storage system for the UNIX environment. The term "hot swappable" means the ability of a component (such as a disk) to be exchanged while the system remains powered on. In 1997, Box Hill was one of the first to introduce a Fibre Channel storage system.

     This past year, Box Hill was among the first storage vendors to provide SANs to its customers. SAN technology is in its infancy and has not yet generated significant revenue for Box Hill. Further, Box Hill cannot predict the timing and magnitude of customer demand for SANs. However, Box Hill believes it is in a strong position to deliver SANs to customers; Box Hill has been developing Fibre Channel technology for over four years and has a history of providing integrated storage solutions. In the United States, Box Hill sells directly to customers with sophisticated storage needs and the sales force and engineers work closely with those customers to design innovative solutions.

     HIGH-PERFORMANCE BACKUP. To satisfy market demand for reliable, high-quality backup products and systems, Box Hill offers a broad variety of backup products and services, including tape library systems, backup software, training and documentation. Box Hill also designs and implements the effective integration of backup solutions into a customer's system, whether the system be a departmental server or enterprise-wide network.

     ALL-ENCOMPASSING SOLUTIONS. Box Hill delivers all-encompassing solutions, including design consulting, installation, integration, training, and comprehensive, 24-hour, post-sales service and technical support, as well as software-based management tools. Box Hill employs a full staff of direct sales personnel and applications engineers to assist customers in making appropriate and effective storage system purchases and in addressing, analyzing and solving complex, pre-deployment storage problems. BoxHill believes that this value-added capability fosters customer loyalty and allows Box Hill to identify emerging customer requirements for future data storage products.

     MULTI-PLATFORM SUPPORT. As an independent provider of storage products, Box Hill is well positioned to provide storage systems specifically designed to be compatible with a variety of UNIX and Windows NT platforms. This cross-platform capability allows end users to standardize on a single storage system that can readily be reconfigured and re-deployed at minimal cost as operating systems or other open system components change.

     SCALABILITY. Box Hill's products are designed using a flexible, modular architecture allowing Box Hill to size and configure storage systems to the application-specific requirements of individual customers. In addition, this architecture allows Box Hill to resize and reconfigure these systems to adapt to the changing needs of customers, while allowing them to retain capital value in their underlying systems.

PRODUCTS AND SYSTEMS

     Box Hill's family of products is a flexible, highly scalable set of hardware and software storage solutions for open systems applications. Box Hill sells storage in two fundamental ways: as solution packages or, for those customers who prefer to buy particular products, as modular building blocks. Either way, Box Hill's storage solutions range from SCSI Disk Array configurations to multi-terabyte Ultra SCSI RAID storage systems to Fibre Channel-based storage area networks. Box Hill's backup solutions incorporate "best of breed" tape library products and backup management software, the vast majority of which are manufactured by other parties.

     DISK STORAGE PRODUCTS. Box Hill's principal disk storage products include the Mod Box 5000(TM), the Jewel Box 8000(TM), the RAID Box 5300 Turbo(TM), and the Fibre Box(R).

     MOD BOX 5000. The Mod Box 5000 is a modular, scalable, hot-swappable, SCSI and Ultra SCSI capable disk array system that can be configured with a wide range of storage devices, including the RAID Box 5300 Turbo. The Mod Box 5000 architecture supports both 3 1/2" and 5 1/4" device form factors, enabling Box Hill to support the highest capacity drives, and is compatible with both UNIX and Windows NT platforms.

     JEWEL BOX 8000. The Jewel Box 8000 is another modular, scalable, hot-swappable storage system that can be configured with the RAID Box 5300 Turbo for added reliability and fault-tolerance. Up to eight 4-gigabyte ("GB") 36 GB, 10,000 rpm, SCSI- and Ultra SCSI-capable disk drives can be accommodated within the system.

     RAID BOX 5300 TURBO. Box Hill integrates hardware RAID controllers with the Mod Box 5000 or the Jewel Box 8000 disk array to create the RAID Box 5300 Turbo product line. Box Hill also supplies remote monitoring and configuration software as a key part of the RAID Box 5300 Turbo system. This high-end, high-speed, hot-swappable, SCSI and Ultra SCSI capable RAID storage system supports redundant "failover" controllers and capacities up to 2.7 TB terbytes, or "TB." The term "failover" refers to a high-availability and data protection feature that automatically transfers functions from a failed device to a redundant, functioning device. Box Hill believes that its RAID Box 5300 Turbo is one of the fastest Ultra SCSI RAID storage systems available for both UNIX and Windows NT platforms.

     FIBRE BOX. The Fibre Box is based on Fibre Channel technology, Fibre Channel enables data transfer rates of up to 200 megabytes or "MB" per second, transmission distances of up to 10 kilometers, and connectivity of up to 126 host-to-device connections. In addition, the Fibre Box contains up to eight 36 GB Fibre Channel disk drives in an intelligent enclosure and features hot-swappability, redundancy of key components, and automatic environmental monitoring to enable failure prediction. Included with the Fibre Box is Box Hill's Fibre Box Array Explorer(TM) , or "FBAE," software program, which supports the management and configuration of the Fibre Box on Windows NT and provides users with the benefits of system monitoring and configuration, event reporting and remote disk maintenance and administration. FBAE allows the Fibre Box to take full advantage of SANs. Versions of FBAE released during 1998 have included features such as SAN Spanning(TM), global hot spares, auto rebuild and background initialization.

     BACKUP PRODUCTS. Box Hill's backup solutions consist of a variety of "best of breed" tape libraries and enterprise-wide backup software from industry leaders (including Storage Technology Company (StorageTek), Legato Systems Inc. and Veritas Software Corporation), proprietary Box Hill software and comprehensive integration and customization services that produce turnkey solutions. Box Hill believes it has unique abilities to custom design system-wide and enterprise-wide backup systems and effectively integrate "best of breed" hardware and software backup products. The principal tape backup products offered by Box Hill include the Magna Box, an enterprise-wide automated Digital Linear Tape, or "DLT," library with capacities ranging from 800 GB to 41 TB, and the Echo Box, which, together with Box Hill's proprietary Tape Mirroring Software, allows for the simultaneous real-time creation of two sets of backup tapes, one for fast, local retrieval of data and the other for remote, off-site storage. "DLT" is a proprietary tape drive product line designed and built by Quantum.

CUSTOMERS

     Box Hill markets its products principally to high-end users in the open systems market. Box Hill has installed storage systems principally in data-intensive industries in which customers require high-performance, high-availability, fault-tolerant storage solutions, such as financial services, telecommunications, health care, government/defense and academia. Box Hill intends to expand its focus to include other data-intensive vertical markets, such as video, multimedia and imaging. Box Hill enjoys strong relationships with its customers, which are reflected in high levels of repeat business over many years.

     Box Hill historically has targeted industries requiring high-end storage products, and a material portion of Box Hill's net revenues to date has been derived from sales to customers in the financial services industry and the telecommunications industry. For the quarter ended March 31, 1999, direct sales to customers in the financial services industry and the telecommunications industry were approximately 33% and 20% of Box Hill's net revenue respectively for such quarter. In 1998, direct sales to customers in the financial services and telecommunications industries were approximately 47% and 15%, respectively, of Box Hill's net revenue, and in 1997 were approximately 40% and 14%, respectively, of Box Hill's net revenue.

     Historically, a material percentage of Box Hill's net revenue in each year have been derived from a limited number of customers. For the quarter ended March 31, 1999, Box Hill's top five customers, including distributors, accounted for approximately 33% of Box Hill's net revenue, and no single customer accounted for 10% or more of its revenues of such quarter. For the year ended December 31, 1998, Box Hill's top five customers, including distributors, accounted for approximately 36% of Box Hill's net revenue. For the year ended December 31, 1997, Box Hill's top five customers, including distributors, accounted for approximately 30% of Box Hill's net revenue. In 1997, no single customer accounted for 10% or more of Box Hill's net revenue. In 1998, one customer, Salomon Smith Barney Inc., accounted for approximately 18% of Box Hill's net revenue. Salomon Smith Barney Inc., who performs investment banking services for Box Hill from time to time, was the lead underwriter of Box Hill's initial public offering and is Box Hill's financial advisor for the merger. Box Hill generally does not enter into long-term contracts with its customers, and customers generally have certain rights to extend or delay the shipment of their orders or cancel orders without penalty.

     A very significant amount of Box Hill's revenues to date have been concentrated in the UNIX marketplace, and within the UNIX marketplace, a significant portion of Box Hill's revenues are associated with versions of UNIX manufactured by Sun Microsystems, Inc.

SALES AND MARKETING

     In the United States, Box Hill's marketing strategy emphasizes direct sales to high-end users of its storage and backup products. Prior to 1995, Box Hill conducted its sales exclusively from its facility in New York City, which office still generates the vast majority of Box Hill's revenue. In recent years, Box Hill has engaged in an expansion program to penetrate new markets outside the northeastern region of the United States. In 1996, Box Hill established a sales location in the greater Washington, D.C. metropolitan area and, in 1997, commenced hiring personnel in other parts of North America. In 1998, Box Hill opened a sales office in Newport Beach, California and added a number of sales people in the Western and Southern Regions of the country. As of May 1, 1999, Box Hill no longer employs sales people in the Southern Region of the country. Box Hill also hired a Director of Western Region sales to oversee the efforts of the Western Region sales team. Box Hill plans to continue its expansion efforts in the future. Box Hill's team of application engineers, generally highly qualified storage experts, complements the sales force by providing pre-sales and pre-deployment consulting, installation services and support.

     Box Hill's international marketing strategy has been to use distributors located outside of the United States. Box Hill's foreign activities have principally been conducted through distributors in the United Kingdom, Japan and Hong Kong. Since 1996, Box Hill has embarked on a program of international expansion. As of December 31, 1998, Box Hill had reseller agreements with distributors in Korea, Singapore, Italy, Ireland, Spain, Taiwan, Thailand, Australia, Brazil, China, India and Venezuela. Box Hill provides marketing and technical support services in connection with international sales. Sales to international distributors located outside the United States represented approximately 11% of Box Hill's net revenue for the quarter ended March 31, 1999 and 12%, 17%, and 18% of Box Hill's net revenue for the fiscal year ended December 31, 1998, 1997, and 1996, respectively.

ENGINEERING AND PRODUCT DEVELOPMENT

     Box Hill's research, engineering and development efforts are focused on developing innovative storage and SAN solutions for the high-end of the open systems market. Box Hill has expertise in UNIX and Windows NT driver and system software design, data storage system design and integration, high-speed interface design for SCSI, Ultra SCSI and Fibre Channel and design, qualification and integration of disk drives, tape drives, robotics and other storage components. For example, Box Hill was among the first to develop and successfully commercialize a hot-swappable SCSI disk array and a RAID storage system for the UNIX environment. More recently, Box Hill was one of the first to introduce a Fibre Channel storage system to provide turnkey SAN solutions to the open systems market.

     Box Hill generally designs its products to have a modular architecture that can be readily modified to respond to technological developments and paradigm shifts in the open systems computing environment. This flexibility allows Box Hill to focus research and development resources on specific product innovations and advancements. The modular architecture of the products meets customer needs with solutions tailored to their applications and products that can be adapted to changes in technology and in their computing environments.

     Box Hill is currently focusing development efforts on SANs, which are based on the Fibre Channel(R) protocol. Projects include improvements to the features, functions and performance of the Fibre Box and the Fibre Box Array Explorer(TM), which form the basis of Box Hill's SANs. Box Hill is also focusing on new SAN applications.

     Box Hill's engineering design teams work with marketing managers, application, technical and production engineers and customers to develop products and product enhancements. Box Hill employs a staff of applications engineers to assist customers in making appropriate and effective storage system purchases and in addressing, analyzing and solving complex pre-deployment storage problems. Box Hill's technical support engineering team and production engineering team also contribute to the quality, manufacturability and usability of products from design to deployment. This value-added capability fosters customer loyalty and allows Box Hill to identify emerging customer requirements for future data storage products.

     Engineering and product development expense (which does not include compensation for application and technical support engineers -- such compensation is recorded as sales and marketing expenses) for fiscal years 1998, 1997 and 1996 was $2.6 million, $2.3 million and $2.1 million, respectively and $0.7 million and $0.6 million for the three months ended March 31, 1999 and 1998, respectively. As of March 31, 1999, Box Hill had 25 full-time employees engaged in research and development activities and had 17 full-time application and technical support engineers.

CUSTOMER SERVICE AND SUPPORT

     Box Hill believes that the provision of comprehensive, proactive and responsive support is an essential element in establishing new customer accounts and securing repeat business from existing customers. Box Hill is committed to providing the highest levels of customer service and support aimed at simplifying installation, reducing field failures, minimizing system downtime and streamlining administration.

     In certain geographical regions, and for an annual or quarterly fee, Box Hill maintains a staff of on-call technical personnel who are available to visit customer sites within a few hours. In other geographical regions, Box Hill indirectly provides the same level of support by using third-party service companies. In all cases, Box Hill technical support engineers are available by phone on a seven day, 24 hour basis.

     Box Hill provides standard warranties with all products sold which are set forth in various documents and agreements. These documents and agreements are delivered to customers with each product. As a general policy, Box Hill ships replacement hardware components to customers in advance of receiving returns of defective components under a standard warranty, which runs from one to five years. Box Hill occasionally issues credit in lieu of replacing a piece of equipment. A customer may also contract for an extended warranty or on site maintenance support from Box Hill on all products.

MANUFACTURING

     Box Hill's manufacturing operations consist of assembling and integrating components and subassemblies into Box Hill's products. Certain of those subassemblies are manufactured by independent contractors. The units are assembled to order. Prior to shipping, the units are subjected to a systems-level test and to firmware revision controls to ensure performance to specification in the anticipated end-user computing environment. Test results are identified by individual product serial numbers and are logged to aid in technical support. Box Hill strives to develop close relationships with its suppliers, exchanging critical information and implementing joint corrective action programs to maximize the quality of its components, reduce costs and reduce inventory investments.

     Box Hill relies on other companies to supply certain key components of its products and certain products which it resells that are available only from limited sources in the quantities and quality demanded by Box Hill. Box Hill purchases substantially all of its disk drives and all of its Fibre Channel drives from Seagate Technology Inc., all of its DLT tape drives from Quantum Corporation and all of its hardware SCSI RAID controllers from CMD Technology. For the quarter ended March 31, 1999 and for the years ended December 31, 1998, 1997 and 1996, approximately 21%, 24.9%, 32.7%, and 52.7%, respectively, of Box Hill's total raw material purchases were from Seagate. Approximately 2.9%, 10.5%, and 16.5%, of Box Hill's total raw material purchases were from Quantum for the years ended December 31, 1998, 1997, and 1996, respectively. In addition, Box Hill purchases substantially all of its raw materials pursuant to purchase orders, rather than pursuant to long term purchase agreements. Box Hill attempts to maintain minimum inventory levels.

     To date, Quantum is the only supplier of DLT tape drives. If Box Hill faced a shortage of DLT tape drives, manufacture and shipment of certain of Box Hill's products could be delayed indefinitely, as long as there continue to be no alternative sources of supply. Box Hill relies on other supplies of components, such as CMD Technology for RAID controllers and Seagate for disk drives. If Box Hill faced a shortage of Seagate disk drives, CMD controllers or various other components, the incorporation of components from alternative suppliers into Box Hill's products could delay the manufacture and shipment of such products while modifications to such products and accompanying software were made to accommodate the introduction of alternative suppliers' components. Box Hill has experienced a shortage of DLT tape drives in the past, and there can be no assurance that Box Hill will not experience shortages of these or other components in the future. Box Hill estimates that replacing CMD's hardware RAID controllers with those of another supplier would involve several months of hardware and software modification.

     Box Hill resells the products of Storage Technology Corporation (StorageTek), including StorageTek tape libraries, as well as the products of Legato Systems, Veritas Software and other companies. During the first quarter of 1999 and the 1998 fiscal year, approximately 45% and 34%, respectively, of Box Hill's total purchases were for StorageTek products, which products were then resold to customers. If Box Hill were to face a shortage of StorageTek, Legato or Veritas products in the future, Box Hill could, after some modification, integrate the products of other manufacturers into its storage solutions. However, due to the market acceptance of StorageTek, Legato and Veritas products Box Hill believes that a substantial number of customers would not be satisfied with the products of an alternate manufacturer.

COMPETITION

     The market for open systems storage is growing and it is intensely competitive. Box Hill competes primarily with traditional suppliers of computer systems such as Compaq Computer Corporation, Hewlett-Packard, Sun Microsystems, IBM, Hitachi, Data General Corporation, and Dell Computer Corp., which market storage systems as well as other computer products and which seem to have become more focused on storage during 1998. For example, the storage division of Data General, Clariion, recently announced that it plans to dramatically increase the size of its direct sales force, and has been aggressively targeting customers and employees of competitors. Box Hill also competes against independent storage system suppliers to the high-end open systems market, including, but not limited to, EMC Corporation, Network Appliance, Inc., Ciprico Inc., MTI Technologies, Inc., Artecon Inc., Andataco, Inc., nStor Technologies, Inc. LSI Logic Corp., Procom Technology Inc. and Storage Computer Corp. In providing tape backup, Box Hill competes with suppliers of tape-based storage systems such as Datalink Corporation, MTI Technologies, Inc., Dallas Digital, Cranel, Inc. and numerous resellers.

     Competitive pricing pressures exist in the data storage market, and have had and may in the future continue to have an adverse effect on Box Hill's revenues and earnings. There also has been and may continue to be a willingness on the part of certain large competitors to reduce prices in order to preserve or gain market share. Box Hill believes that pricing pressures are likely to continue as competitors develop more competitive product offerings, and saw some of these pressures occurring in the recent past.

     Many of Box Hill's current and potential competitors are significantly larger than Box Hill and have significantly greater financial, technical, marketing, purchasing and other resources than Box Hill, and as a result, may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or devote greater resources to the development, promotion and sale of products than Box Hill, or to deliver competitive products at a lower end-user price. Box Hill also expects that competition will increase as a result of industry consolidations. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of Box Hill's prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced operating margins and loss of market share, any of which could have a material adverse effect on Box Hill's business, operating results or financial condition.

PROPRIETARY TECHNOLOGY AND INTELLECTUAL PROPERTY

     Box Hill's success depends significantly upon its proprietary technology. Box Hill has no patent protection for its products and has attempted to protect its intellectual property rights through copyrights, trade secrets and other measures. Box Hill seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Box Hill has registered its Box Hill(R) and Fibre Box(R) trademarks and has applied for registered trademark protection for the marks X/ORRAID(TM) and SANman(TM). Box Hill is claiming common law protection for and may seek to register its RAID Box 5300 Turbo(TM), Mod Box 5000(TM), Fibre Box Array Explorer(TM), RAID Turbo HS(TM), ONS(TM), San Spanning(TM), Redundant Path(TM) software, Jewel Box 8000(TM), Shadow Box(TM), Echo Box(TM), Borg Box(TM), Bread Box(TM), Magna Box(TM) and Light Box(TM) trademarks and other trademarks and logos as it deems appropriate. Box Hill generally enters into confidentiality agreements with its employees and with key vendors and suppliers.

     Box Hill licenses certain Fibre Channel driver software under royalty-free licenses for use in connection with host bus adapters purchased by Box Hill from the licensors. The licenses are irrevocable, non-transferable and non-exclusive, and continue as long as Box Hill continues to use the licensors' drivers or unless Box Hill terminates it or either party materially breaches its obligations.

EMPLOYEES

     As of March 31, 1999, Box Hill had a total of 162 employees (substantially all of whom are full-time), of whom 25 were engaged in engineering, research and development; 24 in applications and technical support engineering and customer support; 50 in marketing, sales; 36 in manufacturing; 24 in general management and administration; and three shareholder officers.

     Box Hill has experienced no work stoppages and believes that its employee relations are good. Box Hill's future performance depends in significant part upon the continued service of its key technical and senior management personnel. Box Hill provides incentives such as salary and benefits, and will make stock option grants to attract and retain qualified employees. Most members of the sales force are compensated in a manner that includes a commission-based component.

PROPERTIES

     Box Hill's executive offices, principal sales office, marketing operations, administrative staff, manufacturing operations and research and development operations are all located in New York City at a 52,000 square-foot leased facility. In 1998, approximately 8,500 square feet of space was added to the New York City facility. This New York facility is occupied under a long-term lease, as amended, expiring in 2007. In addition, Box Hill leases an office in Vienna, Virginia, under a lease that expires in July 1999, to facilitate sales efforts in the greater Washington, D.C. metropolitan area. In 1998, Box Hill began leasing an office in Newport Beach, California, and an office in Hazlet, New Jersey. The aggregate rent for the year ended December 31, 1998 for the four facilities was approximately $685,000. Box Hill believes that its existing facilities are adequate for its current needs.

LEGAL PROCEEDINGS

     Four putative shareholder class action lawsuits were filed, and have since been consolidated into a single action, against Box Hill Systems Corp., Philip Black, Carol Turchin, Dr. Benjamin Monderer, Mark Mays, and the underwriters of Box Hill's September 16, 1997 initial public offering in the United States District Court for the Southern District of New York. The putative class actions were filed on behalf of purchasers of the stock of Box Hill during the period from September 16, 1997 through April 14, 1998. Plaintiffs allege that, in violation of federal securities laws, defendants made misrepresentations of material fact and omitted material facts required to be disclosed in Box Hill's registration statement and prospectus issued in connection with the initial public offering and in statements allegedly made by Box Hill and certain of its officers and directors subsequent to the initial public offering.

     Box Hill believes that it has meritorious defenses to plaintiffs' claims and intends to vigorously defend against those claims. However, Box Hill expects to incur significant legal expense defending this litigation. Such defense costs, and other amounts incurred in connection with this litigation, will be expensed as incurred and will reduce Box Hill's results of operations.

     In addition to the complaints discussed above, Box Hill is subject to various other legal proceedings and claims against Box Hill, asserted or unasserted, which arise in the ordinary course of business. While the outcome of the claims against Box Hill cannot be predicted with certainty, management believes that such litigation and claims will not have a material adverse effect on Box Hill's financial position or results of operations.

                BOX HILL MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Box Hill designs, manufactures, markets and supports high performance data storage systems for the open systems computing environment and operates in one business segment. In the United States, Box Hill employs a direct marketing strategy aimed at data-intensive industries which, to date, include financial services, telecommunications, health care, government/defense and academia. Box Hill's international strategy is to use distributors located outside of the United States. Since its inception, Box Hill has focused exclusively on providing storage solutions to high-end customers, primarily in the UNIX environment. Box Hill initially focused on the financial services industry in response to that industry's need for high-availability, high-performance, fault-tolerant storage systems and high levels of customer and technical support. Box Hill's strategy is to leverage its position as a company focused exclusively on storage solutions to bring new products to market faster than its competitors. Box Hill has been profitable since inception and has financed its growth primarily with cash generated from operations.

     Box Hill's manufacturing operations consist primarily of the assembly and integration of components and subassemblies into Box Hill's products, with certain of those subassemblies manufactured by independent contractors. Generally Box Hill extends to its customers the warranties provided to Box Hill by its suppliers. To date, Box Hill's suppliers have covered the majority of Box Hill's warranty costs. On a quarterly and annual basis Box Hill's gross margins have been and will continue to be affected by a variety of factors, including competition, product configuration, product mix, the availability of new products and product enhancements, and the cost and availability of components.

     Competitive pricing pressures exist in the data storage market, and have had and may in the future continue to have an adverse effect on Box Hill's revenues and earnings. Box Hill believes that pricing pressures are likely to continue as competitors of Box Hill develop more competitive product offerings.

     Box Hill completed an initial public offering of its common stock on September 16, 1997. The offering consisted of the sale of 5,500,000 shares of common stock at $15.00 per share, of which 3,300,000 were issued and sold by Box Hill and 2,200,000 shares were sold by individuals who were the founders and sole shareholders of Box Hill prior to the initial public offering. Additionally, 825,000 shares of common stock were purchased from Box Hill at $15.00 per share by the underwriters upon the exercise of an over-allotment option. The net proceeds to Box Hill, after deducting estimated underwriting discounts and offering expenses, were approximately $56.6 million.

     Box Hill was subject to taxation under Subchapter S of the Internal Revenue Code and the New York State Tax Code from 1990 until the termination of its S Corporation status concurrent with the Offering. Accordingly, prior to the initial public offering, no provision was made for federal or state income taxes and Box Hill's shareholders were taxed directly on their proportionate share of Box Hill's taxable income. In connection with the initial public offering, Box Hill terminated its status as an S Corporation and is subject to federal and state taxes for the C Corporation's pro rata share of Box Hill's 1997 taxable income.

     In September 1997, Box Hill made $10.5 million of distributions to the S Corporation shareholders, representing the estimated taxed but undistributed S Corporation earnings as of June 30, 1997. In December 1997, Box Hill made distributions of $1.2 million to its

S Corporation shareholders, representing the estimated taxed, but undistributed S Corporation earnings of Box Hill as of December 31, 1997 and at December 31, 1997, Box Hill recorded a distribution payable to its S Corporation shareholders of $227,000, representing the estimated final distribution for taxed, but undistributed, S Corporation earnings.

RESULTS OF OPERATIONS

                                         THREE MONTHS
                                            ENDED
                                          MARCH 31,       YEAR ENDED DECEMBER 31,
                                        --------------    -----------------------
                                        1999     1998     1996     1999     1998
                                        ----     ----     ----     ----     ----
Net revenue...........................  100.0%   100.0    100.0%   100.0%   100.0%
Cost of goods sold....................   65.8     65.6     65.4     64.7     66.0
                                        -----    -----    -----    -----    -----
     Gross profit.....................   34.2     34.4     34.6     35.3     34.0
                                        -----    -----    -----    -----    -----
Operating expenses:
  Shareholder officers'
     compensation.....................    2.2      2.0      1.8     10.7     12.7
  Engineering and product
     development......................    4.7      4.0      3.6      3.3      4.1
  Sales and marketing.................   14.8     12.5     12.0      9.5     10.6
  General and administrative..........    9.2      5.9      6.4      5.0      4.8
                                        -----    -----    -----    -----    -----
Total operating expenses..............   30.9     24.4     23.8     28.5     32.2
                                        -----    -----    -----    -----    -----
Operating income......................    3.3%    10.0%    10.8%     6.8%     1.8%
                                        =====    =====    =====    =====    =====

THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THREE MONTHS ENDED MARCH 31, 1998

     NET REVENUE. Net revenue were approximately $14.3 million for the three months ended March 31, 1999, representing a decrease of 10.6% from approximately $16.0 million for the three months ended March 31, 1998. The decrease primarily resulted from a decrease in volume of back-up products and overall price reductions of RAID and legacy (SCSI-JBOD) disk storage systems, partially offset by a slight overall increase in volume for these systems. Net revenue from sales of Fibre Channel and Storage Area Network (SAN) networking equipment increased, while net revenue from sales of legacy storage products, RAID products and back-up products decreased.

     Net revenue from sales of Fibre Channel and SAN Networking equipment increased 400% to $1.0 million for the three months ended March 31, 1999, compared to $0.2 million for the comparable period of 1998. The increase is due to the introduction of SANs and growing market acceptance of the new technology, partially offset by price reductions. Net revenues from sales of RAID products decreased by $0.3 million to $2.4 million for the three months ended March 31, 1999, compared to $2.7 million for the three months ended March 31, 1998, due to price reductions and slower than anticipated growth, particularly in the financial services sector and in the Northeast region of the country. Net revenues from sales of legacy storage products and services decreased $1.0 million to $6.4 million for the three months ended March 31, 1999, compared to $7.4 million for the comparable period of 1998, also due to price reductions and slower than anticipated growth, particularly in the financial services sector and in the Northeast region of the country. Net revenues from back-up products decreased by $1.2 million, to $4.5 million for the three months ended March 31, 1999, compared to $5.7 million for the three months ended March 31, 1998. The decrease is due to a decrease in volume for these systems.

     GROSS PROFIT. Gross profit decreased 10.9% to $4.9 million for the three months ended March 31 1999, from $5.5 million for the comparable period of 1998. As a percentage of net revenues, gross profit decreased slightly from 34.4% to 34.2%. The decrease was a result of a different product mix.

     ENGINEERING AND PRODUCT DEVELOPMENT. Engineering and product development expenses consist primarily of employee compensation, engineering equipment and supply expenses and fees paid for third-party design services. To date, no software development expenses have been capitalized since the period between achieving technological feasibility and completion of such software is relatively short and software development costs qualifying for such capitalization have been relatively insignificant. Due to an increase in the number of employees engaged in research and development, partially offset by a decrease in research and development equipment purchases, engineering and product development expenses increased 16.7% to $0.7 million for the three months ended March 31, 1999, from $0.6 million for the same period in 1998. As a percentage of net revenues, engineering and product development expenses increased to 4.7% for the three months ended March 31, 1999 from 4.0% for the comparable period of 1998.

     SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries and commissions, advertising and promotional costs and travel expenses. Sales and marketing expenses increased 5.0% to $2.1 million for the three months ended March 31, 1999 from $2.0 million for the three months ended March 31, 1998. As a percentage of net revenues, sales and marketing expenses increased to 14.8% for the three months ended March 31, 1999 from 12.5% for the comparable period of 1998. The increase was primarily due to an increase in the direct sales force and field service staff offset by decreased commissions based on the decrease in revenues.

     GENERAL AND ADMINISTRATIVE INCLUDING SHAREHOLDER OFFICERS'
COMPENSATION. General and administrative expenses consist primarily of compensation to the officers and employees performing Box Hill's administrative functions and expenditures for Box Hill's administrative facilities. General and administrative expenses increased 23.1% to $1.6 million for the three months ended March 31, 1999 from $1.3 million for the three months ended March 31, 1998. As a percentage of net revenues, general and administrative expenses increased to 11.4% for the three months ended March 31, 1999 from 7.9% for the comparable period of 1998. The increase is primarily due to additional rents and office expenses from expanded facilities, professional fees related to the shareholder class action lawsuit described herein, insurance associated with being a public company, payroll increases and additional staff seminars and training.

     INTEREST INCOME. Interest income, the majority of which is exempt from federal income taxes, consists primarily of income earned on Box Hill's cash and cash equivalents and short-term investments. Interest income decreased $0.1 million to $0.4 million for the three months ended March 31, 1999 from $0.5 million for the three months ended March 31, 1998 as a result of general short-term interest rate fluctuations.

     INCOME TAX PROVISION. Box Hill's effective income tax rate was 38.5% for the three months ended March 31, 1999 and 1998, reflecting federal, state and local taxes, partially offset by research and development credits and a tax benefit from Box Hill's foreign sales corporation.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     NET REVENUES. Net revenues increased 3.1% to $72.5 million for the year ended December 31, 1998, compared to $70.3 million for the year ended December 31, 1997. The revenue growth resulted from an increase in volume, which was partially offset by price reductions. Increases in sales of back-up products, Fibre Channel and RAID were offset by a decrease in net revenues from sales of legacy (SCSI-JBOD) storage products. Net revenues from sales of back-up products increased $3.5 million, or 21.3%, to $19.9 million for the year ended December 31, 1998, compared to $16.4 million for the year ended December 31, 1997. The increase in net revenues from sales of back-up products is the result of the additional focus on backing-up mission critical data by Box Hill's traditional customer base, and the successful sales efforts in obtaining new customers requiring Box Hill's knowledge and experience in back-up integration. Net revenues from sales of Fibre Channel products increased $2.2 million, or 244%, to $3.1 million for the year ended December 31, 1998, compared to $.9 million for the year ended December 31, 1997. The increase is due to growing market acceptance of the new technology. Net revenues from sales of RAID products increased $1.6 million, or 9.7%, to $18.1 million for the year ended December 31, 1998, compared to $16.5 million for the year ended December 31, 1997. The increase is the result of the successful expansion of Box Hill's direct sales force and the growth of the storage market. Net revenues from sales of legacy storage products and services decreased $5.1 million, or 14.0% to $31.4 million for the year ended December 31, 1998 compared to $36.5 million for the year ended December 31, 1997 primarily as a result of price reductions for SCSI-JBOD disk storage systems.

     GROSS PROFIT. Gross profit increased 1.2% to $25.1 million from $24.8 million for the comparable period of 1997. As a percentage of net revenues, gross profit decreased slightly from 35.3% to 34.6%, principally as a result of a different product mix.

     SHAREHOLDER OFFICERS' COMPENSATION. Shareholder officers' compensation consists of salaries and bonuses paid to Box Hill's three shareholder officers. Shareholders officers' compensation decreased 82.7% to $1.3 million for the year ended December 31, 1998, compared to $7.5 million for the year ended December 31, 1997. The decrease in shareholder officers' compensation is attributable to new employment agreements entered into with the shareholder officers in connection with Box Hill's initial public offering. See Notes 2 and 10 of Notes to Box Hill's Financial Statements.

     ENGINEERING AND PRODUCT DEVELOPMENT. Engineering and product development expenses consist primarily of employee compensation, engineering equipment and supply expenses and fees paid for third-party design services. To date, no engineering and development expenses have been capitalized since the period between achieving technological feasibility and completion of such software is relatively short and software development costs qualifying for capitalization have been insignificant. Engineering and product development increased 13.0% to $2.6 million for the year ended December 31, 1998 from $2.3 million for the comparable period of 1997. As a percentage of net revenues, engineering and product development increased to 3.6% in 1998 from 3.3% in 1997. The increase is due to an increase in the number of employees engaged in research and development activities.

     SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries and commissions, advertising and promotional costs and travel expenses. Sales and marketing expenses increased 29.9% to $8.7 million for the year ended December 31, 1998 from $6.7 million for the year ended December 31, 1997. As a percentage of net revenues, sales and marketing expenses increased to 12.0% in 1998 from 9.5% in 1997. The increase was primarily due to an increase in the direct sales force and field service staff and increased commissions based on the increase in sales.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of compensation to employees performing Box Hill's administrative functions and expenditures for Box Hill's administrative facilities. General and administrative expenses increased 31.4% to $4.6 million for the year ended December 31, 1998 from $3.5 million for the year ended December 31, 1997. As a percentage of net revenues, general and administrative expenses increased to 6.4% in 1998 from 5.0% in 1997. The increase is primarily due to the costs associated with being a public company, increased receivable allowances and additional rent expense resulting from an expanded facility.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     NET REVENUES. Net revenues increased 40.6% to $70.3 million for the year ended December 31, 1997, compared to $50.0 million for the year ended December 31, 1996. The increase resulted from an increase in volume, which was partially offset by price reductions. Net revenues from sales of backup products increased $7.7 million, or 88.5%, to $16.4 million for the year ended December 31, 1997, compared to $8.7 million for the year ended December 31, 1996. Net revenues from sales of RAID products increased $5.6 million, or 51.4%, to $16.5 million for the year ended December 31, 1997, compared to $10.9 million for the year ended December 31, 1996. Net revenues from Box Hill's other products increased 23.0% to $37.4 million for the year ended December 31, 1997, due to increased demand for Box Hill's products.

     GROSS PROFIT. Gross profit increased 45.9% to $24.8 million from $17.0 million for the comparable period of 1996. As a percentage of net revenues, gross profit increased from 34.0% to 35.3%, principally as a result of more favorable product mix.

     SHAREHOLDER OFFICERS' COMPENSATION. Shareholders officers' compensation increased 19.0% to $7.5 million for the year ended December 31, 1997 as compared to $6.3 million for the year ended December 31, 1996. The increase in shareholder officers' compensation is attributable to higher bonuses for the period from January 1, 1997 to September 16, 1997. In connection with the Offering, Box Hill entered into new employment agreements with the shareholder officers. See Notes 2 and 10 of Notes to Box Hill's Financial Statements.

     ENGINEERING AND PRODUCT DEVELOPMENT. Engineering and product development increased to $2.3 million for the year ended December 31, 1997 from $2.1 million for the comparable period of 1996. As a percentage of net revenues, engineering and product development decreased to 3.3% in 1997 from 4.1% in 1996.

     SALES AND MARKETING. Sales and marketing expenses increased 24.6% to $6.7 million for the year ended December 31, 1997 from $5.3 million for the year ended December 31, 1996. The increase was primarily due to an increase in the direct sales forces and field service staff and increased commissions based on the increase in sales. As a percentage of net revenues, sales and marketing expenses decreased to 9.5% in 1997 from 10.6% in 1996.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 52.2% to $3.5 million for the year ended December 31, 1997 from $2.3 million for the year ended December 31, 1996. The increase was due to an increase in support staff to support Box Hill's growth. As a percentage of net revenues, general and administrative expenses increased slightly to 5.0% in 1997 from 4.8% in 1996.

LIQUIDITY AND CAPITAL RESOURCES

     As of March 31, 1999, Box Hill had $62.6 million of cash, cash equivalents and short-term investments and no bank indebtedness. As of March 31, 1999, working capital was $64.6 million. In September 1997, Box Hill completed an initial public offering of its common stock. Proceeds of the initial public offering, after expenses, were approximately $56.6 million.

     For the three months ended March 31, 1999, cash provided by operating activities was $4.9 million compared to cash provided by operating activities of $1.4 million for the same period in 1998. The increase in net cash provided by operating activities is mainly due to decreases in accounts receivable, inventory, prepaid taxes, and increases in accounts payable and deferred revenue, offset by decreases in net income and customer deposits.

     Cash used in investing activities of $2.5 million for the three months ended March 31, 1999 primarily consists of the purchase of short-term investments. Short-term investments generally consist of variable rate securities that provide for early redemption within twelve months.

     Proceeds from the exercise of stock options under the 1995 Stock Incentive Plan and from the 1997 Employee Stock Purchase Plan were $44,000 for the three months ended March 31, 1999.

     In October 1997, Box Hill obtained a $10 million revolving line of credit facility from a commercial bank. Box Hill has not made any borrowings under this facility. Borrowings under the facility will be collateralized by a pledge of substantially all of its assets and borrowings greater than $5 million will also be required to be secured by short-term investments. Additionally, Box Hill is required to comply with certain financial covenants. The line of credit was renewed May 1998.

     Box Hill currently expects that cash, cash equivalents and short-term investments, cash generated from operations and availability under its revolving line of credit, will be sufficient to meet its foreseeable operating and capital requirements for the next twelve months. However, Box Hill may need additional capital to pursue acquisitions, other than the merger, or significant capital improvements, neither of which is currently contemplated.

     Many of Box Hill's current and potential competitors are significantly larger than Box Hill and have significantly greater financial, technical, marketing, purchasing, and other resources than Box Hill, and, as a result, may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or devote greater resources to the development, promotion and sale of products than Box Hill, or to deliver competitive products at a lower end-user price. Box Hill also expects that competition will increase as a result of industry consolidations. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of Box Hill's prospective customers. Increased competition is likely to result in price reduction, reduced operating margins and loss of market share, any of which could have a material adverse effect on Box Hill's business, operating results or financial condition.

YEAR 2000 COMPLIANCE

     The "Year 2000 problem" describes the world-wide concern that certain computer applications, which use two digits rather than four to represent dates, will interpret the year 2000 as the year 1900 and malfunction on January 1, 2000 or thereafter. In this section, Box Hill summarizes the anticipated impact of the Year 2000 on Box Hill.

ABOUT THIS STATEMENT

     Evaluations concerning the Year 2000 problem are periodically evolving. Accordingly, to the extent that this statement contradicts earlier statements made by Box Hill, this statement supercedes those prior statements. Readers should also be aware that Box Hill's evaluation of certain aspects of its Year 2000 readiness is based on statements by other parties. Box Hill often cannot verify the veracity of those statements, which may have been made in error.

BOX HILL'S PRODUCTS

     Box Hill believes the current version of all products manufactured by Box Hill will function normally after the Year 2000.

     Most of Box Hill's products do not keep track of dates as part of their normal operation and therefore are Year 2000 compliant by nature. Products currently manufactured by Box Hill that use dates are Box Hill's RAID Box 5300 Turbo and RAID Box 5300 Turbo HS systems. While these products keep track of dates for system management purposes, their normal function is not affected by dates. The system only notes the date when it sends a message (usually read by a member of a MIS department) about the system. That message displays the date, for informational purposes only, in a two-digit form. After the year 2000, that two digit number will read 00, 01, and so on. Box Hill offers a new version of Firmware that customers can download themselves, free of charge, which allows the system to display the year in a four-digit format. Customers, and not Box Hill, are responsible for implementation of the new version of Firmware.

     Box Hill does not know of any earlier products of material significance that it has manufactured that will not operate normally after the year 2000. However, Box Hill has not evaluated all such products. Box Hill continues to answer Year 2000 questions about specific products previously manufactured by Box Hill. Box Hill does not warrant or represent that obsolete, unsupported Box Hill products are Year 2000 compliant, and Box Hill will not support such products for Year 2000 purposes.

     The rights and remedies of customers as to the Year 2000 compliance of any Box Hill products are governed by applicable law and agreements between customers and Box Hill. The statements made herein by Box Hill do not enlarge the rights and remedies of any customers as to Year 2000 compliance and Box Hill makes no warranties or representations to its customers and suppliers by virtue of this disclosure or otherwise regarding Year 2000 compliance.

BOX HILL'S INTERNAL SYSTEMS

     Box Hill has evaluated its information technology infrastructure, made modifications and identified necessary upgrades. Box Hill expects that its infrastructure will be Year 2000 compliant by the third quarter of 1999. Box Hill also has evaluated or received information regarding its non-information technology infrastructure (office building systems, copiers, telephone system, etc.) for Year 2000 readiness and believes those systems are Year 2000 compliant. The machinery used by Box Hill to manufacture its products does not use dates, and is Year 2000 compliant by nature.

READINESS OF THIRD PARTIES AND THIRD PARTY PRODUCTS RESOLD OR LICENSED BY
  BOX HILL

     Box Hill has requested confirmation of the Year 2000 readiness of third party products of material significance to Box Hill, which Box Hill currently resells, licenses or uses to manufacture its own products. However, Box Hill does not and will not take responsibility for Year 2000 compliance of such products, and continues to direct customers to the respective manufacturers of those products for final Year 2000 compliance information and assurances.

     Box Hill has not confirmed the Year 2000 readiness of all third party products resold or integrated by Box Hill and has not confirmed the readiness of products which are not resold or licensed by Box Hill but which may, in some way, interface or interconnect with Box Hill products or products manufactured by third parties that Box Hill either resells or licenses. Box Hill does not, and will not, take responsibility for Year 2000 compliance of such products.

     Box Hill is in the process of requesting information about the internal Year 2000 readiness of third parties that supply Box Hill with key products and services. To date, all third parties contacted have stated they believe they will be compliant. However, Box Hill is incapable of testing or knowing the accuracy of such statements and has not received information from all such third parties.

COSTS ASSOCIATED WITH YEAR 2000 COMPLIANCE

     To date, Box Hill has not hired any additional employees or made any significant purchases to carry out its Year 2000 compliance program. At this time, Box Hill is not aware of any material future expenses that will be required to enable Year 2000 compliance.

RISKS ASSOCIATED WITH THE YEAR 2000

     The full impact of the Year 2000 will not be known until January 1, 2000. Again, Box Hill is not aware, at this time, of any Year 2000 non-compliance that will not be substantially corrected by the Year 2000 and that will materially affect Box Hill. However, some risks that Box Hill may encounter include: the failure of its internal information system, limitations in its work environment, a slow down in orders due to customers' business failures, a slow down in customers' ability to make payments, the inability of suppliers to provide necessary materials, the inability to receive heat, electricity, water treatment services or other products or services, and the inability of carriers to ship Box Hill's products to customers. Even if Box Hill and its products are ready for the Year 2000, Box Hill still may be unable to conduct business after January 1, 2000 due to failures beyond its control, such as failures of transportation, local and nationwide, banking systems, municipal services and other parties.

CONTINGENCY PLANS

     Box Hill has certain contingency plans in place to conduct business in the event of Year 2000 malfunctions. If certain third party suppliers become unable to provide materials or services, Box Hill will utilize substitute providers who have been identified to provide the necessary materials and services. Should Box Hill's internal information systems fail, Box Hill plans to manually perform the paperwork necessary to conduct business.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Box Hill does not use derivative financial instruments in its investment portfolio. Box Hill places its investments in instruments that meet high quality standards, as specified in its investment policy guidelines. The policy also limits the amount of credit exposure to any one issue, issuance and type of instrument. Box Hill does not expect any material loss with respect to its investment portfolio.

     The following table provides information about Box Hill's investment portfolio as of March 31, 1999. For investment securities, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. All investment securities are expected to mature within one year:

Cash equivalents...........................  $56,603
  Average interest rate....................     2.47%
Short-term investments.....................  $ 6,000
  Average interest rate....................      3.8%
Total Portfolio............................  $62,603
  Average interest rate....................     2.54%

BOX HILL MANAGEMENT

BOX HILL BOARD COMPOSITION AND RESPONSIBILITIES

     Box Hill currently has six directors. Pursuant to the merger agreement, upon consummation of the merger, Box Hill will have eight authorized directors who, will be divided into three classes: Class I, whose term will expire at the annual meeting of shareholders to be held in 2000; Class II, whose term will expire at the annual meeting of shareholders to be held in 2001; and Class III, whose term will expire at the annual meeting of shareholders to be held in 2002. At each annual meeting of shareholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, the Box Hill certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the Box Hill board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Box Hill board may have the effect of delaying or preventing changes in control or management of Box Hill.

     The Box Hill board of directors is responsible for supervision of the overall affairs of Box Hill. To assist it in carrying out its duties, the Box Hill board has delegated certain authority to two committees -- the Audit Committee and the Compensation Committee. The committees of the Box Hill board, as well as the full Box Hill board, have access to outside consultants and experts as needed in connection with their deliberations. Two of the six current directors are outside directors who are neither officers nor employees of Box Hill or its subsidiaries. In the opinion of the Box Hill board, each of the outside directors is independent of management and free of any relationship with Box Hill that would interfere with his or her exercise of independent judgment in enforcing the duties of a director.

     The Box Hill board of directors held five meetings in 1998. At the quarterly meetings of the Box Hill board, all members were either present or participating by means of a conference telephone allowing all persons to hear each other at the same time. At a meeting held on October 26, 1998, Dr. Mischa Schwartz was not present, but participated in a vote taken on that day by a previously signed and submitted absentee ballot. Between annual meetings, the Box Hill board has the authority under the Box Hill by-laws to increase or decrease the size of the Box Hill board and fill vacancies.

COMMITTEES OF THE BOX HILL BOARD

     The Audit Committee and the Compensation Committee are the standing committees of the Box Hill board of directors. The Box Hill Audit Committee is currently comprised of Benjamin Brussell and Mischa Schwartz, Ph.D. The Box Hill Compensation Committee is currently comprised of Messrs. Brussell, Schwartz and Mays.

AUDIT COMMITTEE

     The Audit Committee is responsible for reviewing reports of Box Hill's financial results and internal controls. The committee recommended to the Box Hill board of directors the selection of Box Hill's outside auditors and reviews their procedures for ensuring their independence with respect to the services performed for Box Hill.

     The Audit Committee is composed entirely of outside directors who are not officers or employees of Box Hill or its subsidiaries. In the opinion of the Box Hill board, these directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee. The committee held three meetings in 1998 at which all members either were present or participating by means of a conference telephone allowing all persons to hear each other at the same time.

COMPENSATION COMMITTEE

     The Compensation Committee is responsible for administering and approving all elements of compensation for elected corporate officers and certain other senior management positions. It also approves, by direct action or through delegation, participation in, and all awards, grants, and related actions under the provisions of, the 1995 Incentive Program and the Employee Stock Purchase Plan. The committee reports to shareholders on executive compensation items as required by the Securities and Exchange Commission. The committee is responsible for reviewing Box Hill's management resources programs and for recommending qualified candidates to the Box Hill board for election as officers.

     The Compensation Committee is currently comprised of the Box Hill board's outside directors, who are not officers or employees of Box Hill or its subsidiaries, and Mark A. Mays. While Mr. Mays is a Vice President and Secretary of Box Hill, he is not part of the management team. In the opinion of the Box Hill board, these directors are independent of management and will exercise independent judgment as members of this committee. The committee held four meetings in 1998 at which all members either were present or participating by means of a conference telephone allowing all persons to hear each other at the same time.

DIRECTORS' COMPENSATION

     In July 1997, Box Hill adopted a compensation policy for its non-employee directors. The policy provides that such directors shall receive an annual fee of $25,000 payable in quarterly installments, and shall be reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the Box Hill board of directors or committees thereof. Directors who are employees of Box Hill do not receive additional compensation for serving as directors.

     Box Hill granted options to certain directors of Box Hill, pursuant to Box Hill's 1995 Incentive Program, in connection with their election to the Box Hill board. In

November 1998, Mr. Brussell was granted an option to purchase 10,000 shares of Box Hill common stock at an exercise price of $6.625 per share and Ms. Strong was granted an option to purchase 150,000 shares of Box Hill common stock at an exercise price of $9.9375 per share. The options have a five-year term and vest ratably over sixteen quarters, commencing on January 1, 1999.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Box Hill believes that during 1998 all reports for Box Hill's executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were timely filed.

EXECUTIVE COMPENSATION

     The following table sets forth information regarding the compensation during fiscal 1998, 1997 and 1996 of Box Hill's Chief Executive Officer, each of the four most highly compensated executive officers of Box Hill whose salary and bonus for such year exceeded $100,000 on an annualized basis for the fiscal year ended December 31, 1998 and one former executive officer who departed from Box Hill during fiscal year 1998 (collectively, the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM
                                                                           COMPENSATION
                                      ANNUAL COMPENSATION (1)                 AWARDS
                            --------------------------------------------   ------------
                                                                              SHARES
                                                            OTHER ANNUAL    UNDERLYING     ALL OTHER
NAME AND                                                    COMPENSATION     OPTIONS      COMPENSATION
PRINCIPAL POSITION*         YEAR    SALARY($)   BONUS($)        ($)            (#)            ($)
-------------------         ----    ---------   ---------   ------------   ------------   ------------
Philip Black..............  1998     316,664      194,531          --             --         210,390(5)
Chief Executive Officer     1997     290,975      149,065          --             --              --
                            1996     282,289       72,630          --             --              --
Dr. Benjamin Monderer.....  1998     500,000           --          --             --              --
Chairman of the Board,      1997     354,932    3,063,179(7)        --            --          39,803(4)
President and Chief         1996     281,910    2,603,375(7)        --            --              --
Technical Officer
Carol Turchin.............  1998     425,000           --          --             --              --
Executive Vice President,
Strategic Planning          1997     340,297    3,063,179(7)        --            --              --
                            1996     278,489    2,603,375(7)        --            --              --
Mark Mays.................  1998     350,000           --          --             --              --
Vice President and
Secretary                   1997     308,668      449,642          --             --              --
                            1996     278,489      295,250          --             --              --
Elizabeth Strong..........  1998     175,321           --     133,670(2)     150,000          23,240(3)
Executive Vice President
of Sales
Warren Fisher.............  1998(6)   90,104           --     117,023             --              --
Former Vice President       1997     108,692           --     191,460             --              --
of Sales                    1996     101,392           --     135,415         13,530          50,000(3)

-------------------------

  * But for Warren Fisher, table reflects the position or positions of such officers as of December 31, 1998.

(1) Represents amounts paid in 1998, 1997 and 1996.

(2) Represents sales commissions paid.

(3) Represents moving expenses paid.

(4) Represents amounts paid in 1997 prior to the initial public offering of Box Hill's common stock in September, 1997 to two Box Hill employees who provide housekeeping and domestic services for Dr. Monderer which are not Box Hill-related. Following the initial public offering, Box Hill continues to employ these individuals and Dr. Monderer reimburses Box Hill for the full amount of their salary, benefits and related expenses.

(5) Disposition of non-qualified stock options.

(6) Represents amounts paid to Warren Fisher from January 1, 1998 until the effective date of his termination, which was November 6, 1998.

(7) 1997 and 1996 bonuses paid to Dr. Monderer, Ms. Turchin and Mr. Mays were calculated in accordance with their compensation schemes that existed prior to their employment contracts dated September 22, 1997.

During 1998, and until May 31, 1999, none of the Box Hill named executive officers received any stock options, other than 150,000 options granted to Ms. Strong at an exercise price of $9.9375 per share which vests quarterly in equal amounts over five years pursuant to Box Hill's Stock Incentive Program.

EMPLOYMENT AND COMPENSATION AGREEMENTS

     Box Hill has entered into employment agreements with Dr. Monderer, Ms. Turchin and Mr. Mays. The effective term of each agreement is September 22, 1997 through December 31, 2000. For the period ending December 31, 1998, the agreements provide for annual base compensation of $500,000 for Dr. Monderer, $425,000 for Ms. Turchin, and $350,000 for Mr. Mays with the compensation for the remaining two years to be not less than the prior year's base compensation, adjusted for increases in the Consumer Price Index. The agreements also provide for an annual bonus of 0.5% of the net revenues in excess of $100,000,000 for each of Dr. Monderer and Ms. Turchin and 4.0%, 2.5% and 1.5% of the net pre-tax income above $20,000,000 for Dr. Monderer, Ms. Turchin and Mr. Mays, respectively, for any year ending during the term of the agreements. The employment agreements with Dr. Monderer and Ms. Turchin provide that Box Hill is to secure term life insurance for each of them in the amount of at least $1,000,000 for the benefit of his or her spouse. Each of their employment agreements also provides that in the event of the employee's death, Box Hill will pay the employee's spouse the employee's base compensation for twelve months following such death at the rate payable immediately prior to such death, plus the amount of any bonus which would have been earned during the following 12 months. The agreements also provide that in event of termination due to disability, Box Hill will pay base compensation for the twelve-month period following termination at the rate payable immediately prior to termination.

     In May 1995, Box Hill entered into a Compensation Plan and Agreement (the "1995 Compensation Plan") with Mr. Philip Black. The 1995 Compensation Plan provides that Mr. Black's employment with Box Hill is at will. During 1996, 1997 and until July 1998, Mr. Black received an annual base salary of $275,000, plus a bonus, based on Box Hill's net revenues and pre-tax income for the immediately prior calendar year, of: 0.05% of the net revenues up to $100,000,000 plus 0.5% of the net revenues in excess of $100,000,000 for the period and (ii) 1.12% of Box Hill's pre-tax income, up to $20,000,000, plus 4.0% of the pre-tax income above $20,000,000 for the period pursuant to the 1995 Compensation

Plan. In July 1998, Mr. Black began to receive an annual base salary of $350,000, with the same bonus structure set forth above, pursuant to the 1995 Compensation Plan. The 1995 Compensation Plan may be terminated at the option of either Box Hill or Mr. Black for convenience and without cause at any time upon 30 days prior written notice. If so terminated by Box Hill, Mr. Black is entitled to a severance payment equal to his annual salary and aggregate bonus for the calendar year prior to the termination, but not more than $600,000 in the aggregate. The employment agreements described above and the 1995 Compensation Plan contain a non-competition covenant for a one-year period following termination of employment.

     In March 1999, Box Hill entered into a new Compensation Plan and Agreement (the "1999 Plan") with Mr. Black. The 1999 Compensation Plan provides that Mr. Black's employment with Box Hill is at will. The 1999 Plan provides for an annual base salary of $350,000, plus commissions at the rate of 0.20% of revenues for calendar year 1999 and for a quarterly bonus paid at the rate of 1.12% of each quarter's pre-tax income. For each year subsequent to 1999 that Mr. Black remains employed under the 1999 Compensation Plan, Box Hill shall offer Mr. Black a package with potential, "on plan" compensation equal to or greater than that offered pursuant to the package for 1999. The 1999 Compensation Plan may be terminated at the option of either Box Hill or Mr. Black for cause or, upon 30 days written notice, without cause. In the event that Box Hill terminates Mr. Black without cause, Mr. Black is entitled to a severance payment equal to his annual compensation for the calendar year prior to the termination. In the event of termination due to disability, Mr. Black is entitled to a one-time payment of 60% of his annual compensation for the calendar year prior to termination. The 1999 Plan contains certain restrictions on competition for an eighteen-month period following termination of employment and non-disclosure restrictions.

     In April 1998, Box Hill hired Elizabeth Strong as Executive Vice President of Sales pursuant to terms contained in an unexecuted letter of agreement. During 1998, Ms. Strong's annual base salary was set at $250,000.

     In addition, Ms. Strong was entitled to receive base commissions at the rate of 0.40% of the net sales on the first $90,000,000 in the 1998 calendar year and a bonus of 1.0% of the net sales greater than $90,000,000 for the 1998 calendar year. If the total amount of net sales for the 1998 calendar year is collected by Box Hill, Ms. Strong will be entitled to $214,844 in sales commission. Ms. Strong also received a one-time option to purchase 150,000 shares of Box Hill's common stock at an exercise price of $9.9375 per share which vests quarterly in equal amounts over five years, pursuant to Box Hill's Stock Incentive Program. Ms. Strong is also entitled to relocation expenses up to $165,000. As of June 1, 1999, Box Hill paid such expenses in the amount of $23,240.

CERTAIN TRANSACTIONS OF BOX HILL

OTHER RELATIONSHIPS

     Box Hill and its subsidiaries purchase services, supplies and equipment in the normal course of business from many suppliers and similarly sell and lease Box Hill products and services to many customers. In some instances, these transactions occur between Box Hill and other companies for whom members of Box Hill's board serve as executive officers. In 1998, none of these transactions was individually significant or reportable.

     Box Hill has purchased directors' and officers' indemnification insurance coverage. This insurance covers directors and officers individually where exposure exists. These policies run from either September 16, 1998 through September 16, 1999, or May 20, 1998 through September 16, 1999, at a total cost of $351,551. The primary carrier is CHUBB Group of Insurance Companies.

     Effective as of December 31, 1997, Box Hill acquired Box Hill Systems Europe, Ltd. ("Box Hill Europe") by purchasing all of the outstanding common stock of Box Hill Europe from Dr. Monderer, Ms. Turchin and Mr. Mays. The purchase gave Box Hill direct control of Box Hill Europe and rendered it a wholly-owned subsidiary. In exchange, Box Hill issued 4,959 shares of common stock, valued at $51,750, which is equal to the value of the net assets of Box Hill Europe as of December 31, 1997.

     Box Hill Europe was formed to provide marketing and technical support services to Box Hill in connection with European sales. Mr. Mays, Dr. Monderer, Ms. Turchin and Mr. Black, are Box Hill Europe's current directors. Box Hill has always paid the operating expenses of Box Hill Europe's operations, which consist solely of salaries for its employees and related expenses, plus a fee of 10% of total operating expenses, which fee is principally used to pay applicable United Kingdom taxes. No sales of Box Hill's products or services are effected through Box Hill Europe. None of Box Hill Europe's employees are, or ever were, an officer or director or an affiliate of an officer or director of Box Hill.

     Box Hill has also entered into certain transactions with its executive officers, as described under the caption "-- Employment and Compensation Agreements."

     In addition, Box Hill has agreed to indemnify its directors and executive officers as described under the captions "Comparison of Capital
Stock -- Description of Box Hill Capital Stock."

     On July 31, 1997, Dr. Monderer, Ms. Turchin and Mr. Mays entered into a voting agreement with respect to the shares each owns, which became effective with the consummation of Box Hill's initial public offering. The shares held by Ms. Turchin were subsequently transferred to the Monderer 1999 GRAT u/a/d March 1999 Trust, which is currently a party to the agreement. Pursuant to the agreement, the three shareholders have agreed to vote their respective shares for the election of each other as a director of Box Hill and will vote their shares in accordance with the determination of the holders of a majority of their shares as to any proposal to merge, consolidate, liquidate or sell substantially all the assets of Box Hill. The agreement, which is to terminate on December 31, 2009, or upon the deaths of Dr. Monderer and Ms. Turchin, prohibits the transfer of their shares other than:

     - to a member of the transferor's family who agrees to be bound by the agreement;

     - pursuant to a sale exempt from registration pursuant to Rule 144 under the Securities Act; or

     - in a merger, consolidation or sale of substantially all the assets of Box Hill.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF BOX HILL

     The following table sets forth certain information regarding the beneficial ownership of Box Hill common stock as of April 30, 1999:

     - each shareholder who is known by Box Hill to own beneficially more than 5% of Box Hill common stock;

     - each named executive officer of Box Hill;

     - each director of Box Hill; and

     - all directors and executive officers of Box Hill as a group.

     As of April 30, 1999 there were 14,361,328 shares of Box Hill issued and outstanding. Unless otherwise indicated, to the knowledge of Box Hill, all persons listed below have sole voting and investment power with respect to their shares of Box Hill common stock, except to the extent authority is shared by spouses under applicable law.

                                                      SHARES BENEFICIALLY OWNED
                                                     ----------------------------
            NAME OF BENEFICIAL OWNER                  NUMBER              PERCENT
            ------------------------                 ---------            -------
Dr. Benjamin Monderer............................    7,705,059(1)(2)(3)    53.7%
Carol Turchin....................................    7,705,059(1)(2)(3)    53.7%
Mark A. Mays.....................................    7,705,059(1)(2)(3)    53.7%
Philip Black.....................................      391,842(4)           2.7%
R. Robert Rebmann, Jr............................        7,578(4)
Benjamin Brussell................................        1,250(4)             *
Mischa Schwartz..................................        4,375(4)             *
Elizabeth Strong.................................       29,999(4)             *
Adam Temple......................................       17,898(4)             *
Kenneth Pitz.....................................       25,341(3)(4)          *
All directors and executive officers as a group
  (10)...........................................    8,183,342(3)(4)       56.9%

-------------------------

  * Less than 1%

(1) Dr. Benjamin Monderer, Carol Turchin and Mark Mays' shares are subject to the voting agreement described above. Therefore, ownership for each individual represents those shares beneficially owned by all three.

(2) Beneficial ownership includes           shares held by the Monderer 1999
    GRAT u/a/d March 1999 trust, as to which Dr. Monderer is the trustee and Carol Turchin his wife is the sole beneficiary.

(3) Beneficial ownership includes shares owned by the spouse of each named director and/or officer.

(4) Beneficial ownership represents shares issuable upon exercise of options exercisable within 60 days of April 30, 1999.

See "Interest of Certain Persons in the Merger and Related
Agreements -- Security Ownership of Management."

                        INFORMATION RELATING TO ARTECON

BUSINESS

     Artecon, founded in 1984, designs, manufactures, markets and supports a broad range of data storage products used in Internet and enterprise storage networks and for the open-systems computing environment. Artecon has established itself as a leader in the design, manufacture and sale of third-party mass storage solutions for a broad range of customers. Artecon's enterprise storage product line includes scalable RAID systems which allow users to grow modularly from a single mass storage device to over 30 TB, of fault-tolerant mass storage, thereby meeting the capacity and performance needs of a wide range of customers while protecting and maintaining the customer's investment. Telecommunication companies often require certification of compliance with Bellcore's Network Equipment-Building System, or NEBS. Artecon's telecommunications infrastructure and Internet storage EXTREME product line represent what Artecon believes was the first fully NEBS-certified, multi-terabyte solution for high-end, application-specific needs of telecommunications and government customers using commercially available workstation technology. Artecon also provides systems integration and a variety of other service and support programs for its customers.

     In August 1997, Artecon, Inc., a California corporation, formerly a subsidiary of Artecon, or Artecon California, acquired substantially all of the assets and liabilities of Falcon Systems, Inc. or Falcon, a network-attached storage server integrator and storage peripherals reseller, in a transaction accounted for as a purchase of Falcon by Artecon California, or the Falcon acquisition. The Falcon acquisition has enabled Artecon to achieve several important strategic objectives, including the acquisition of the AerREAL(TM) real-time specialized file server software and other complementary products to better serve Artecon's existing customers, the expansion of Artecon's customer base in the UNIX market and a significant expansion of Artecon's revenue base.

     On March 31, 1998, Artecon, Inc. and Storage Dimensions, Inc., or SDI completed a reverse merger whereby SDI acquired Artecon in a stock-for-stock transaction. Immediately after the merger, SDI changed its name to Artecon, Inc. In the merger, shareholders of the former Artecon, Inc. received approximately 62% of the common stock, and 100% of the preferred stock of the new Artecon. Since the former Artecon's shareholders received a substantial majority of the common stock of the new Artecon, the transaction was accounted for as a purchase of SDI by Artecon. As a result, the historical financial results included in this prospectus/joint proxy statement are those of Artecon and include the results of operations of business of Falcon following the Falcon acquisition in August 1997 and the results of operations and business of SDI following the reverse merger on March 31, 1998. Subsequent to the SDI merger the new Artecon wrote off substantial research and development costs that were in process at SDI prior to the merger.

     In June 1998, Artecon California was merged with and into Artecon.

INDUSTRY BACKGROUND

     The rapid proliferation of new data-intensive applications, such as video, the Internet, intranets, multimedia, data warehousing and data mining, and the migration of mission-critical applications away from mainframe computers have fueled the demand for open-systems data storage. Disk storage systems, tape backup systems and software-based management tools designed to operate on multiple platforms are becoming a strategic part of network computing. System purchase decisions are becoming increasingly focused on data storage and, increasingly, capital expenditures for storage systems are equal to or greater than those made on computer processing hardware. Storage architectures based on protocols such as UltraSCSI and Fibre Channel and topologies such as the SAN are driving a much greater focus on data center purchasing towards storage. Currently, the industry is split into solutions based on host-attached storage and solutions based on network-attached storage.

     UNIX AND WINDOWS NT. Open-systems platforms today employ either UNIX variants, such as Solaris (Sun), HPUX (HP), AIX (IBM) and IRIX (SGI), or Windows NT from Microsoft. Together, these operating systems are installed on the vast majority of computers used in the enterprise. UNIX platforms currently have the largest installed user base in terms of numbers of units, with the Windows NT user base expanding.

     Many companies use a combination of both types of systems, often employing Windows NT-based Intel machines for front office work (e.g., accounting, office support, administration) and UNIX-based RISC workstations and servers for back office functions such as engineering and manufacturing. More recently, Windows NT workstations have been developed by companies such as Compaq and Hewlett Packard, or "HP," among others, to challenge the dominance of UNIX workstations in the engineering, scientific and other technical arenas. This has resulted in a gradual but steady transition from the UNIX-installed base towards Windows NT, further stimulating the demand for open-systems storage solutions that support multiple operating systems on platforms from a variety of vendors.

     HOST-ATTACHED STORAGE. The open-systems market's current host-attached storage options include disk arrays, RAID storage systems and tape backup systems. Each of these is generally attached to the host by a SCSI bus. SCSI, including UltraSCSI, Ultra2 and Ultra3, was designed to transfer data at higher rates with enhanced reliability and lower error rates, has been the dominant commercially available interface currently used in most disk array and RAID storage systems. Fibre Channel, an emerging high-speed serial interface that has recently become commercially available, is regarded by many industry participants as the storage industry's next-generation interface. Fibre Channel enables the transfer of data between computers and peripherals at substantially increased rates, over greatly increased cabling lengths and among a greater number of host/device connections. A number of industry leaders, including Microsoft Corporation, Seagate, Quantum, IBM, Sun, and Emulex, have indicated support for Fibre Channel technology and have announced that they are producing or plan to produce products that incorporate it.

     SAN BASED ON FIBRE CHANNEL. The requirements of the data intensive network environment have contributed to the growing importance of SANs, based on Fibre Channel. SANs represent localized networks of storage pools that can collectively be accessed by many (and disparate) servers. Centralized management is a key benefit of SANs, which in their most basic form, could be physically distributed over the 10km distance limits of fibre channel. Artecon's LynxArrayII and future hardware and software products form the nucleus of storage area network product suites.

     The SAN architecture enhances the potential of open systems storage vendors as it tends to separate the storage purchasing decision. As a result, the SAN storage decision becomes one of "best-fit" or "best of breed" as opposed to simply foregoing the storage as an after thought to the server.

     THE INTERNET AND THE WORLD WIDE WEB (WWW). The virtual explosion of the Internet and subsequently corporate-wide intranets has had a profound impact on the computer industry in general and on the demand for storage solutions in particular. The Internet and intranet environments involve intensive processing or computation of, and frequent user access to, large volumes of data and consequently require a mission critical level of high-availability mass storage. Moreover, the data intensity of these environments is expected to continue to increase substantially due to the development of new applications and services and the more prevalent use of stored digital graphics, voice and video, requiring dramatically more data capacity and performance than equivalent alphanumeric information.

     TELECOMMUNICATIONS INDUSTRY. The enactment by Congress of the Telecommunications Deregulation Act in 1996, the opening up of additional radio frequency spectrum for wireless communications by the Federal Communications Commission and other significant recent developments have spurred dramatic changes in the worldwide telecommunications industry. The development and build-out of expanded markets and new modes of communication that have been enabled by these changes, including digital cellular systems, personal communications systems, or "PCS," satellite-based communications systems, Internet and cable systems, will require enormous capital expenditures for new infrastructure. Artecon believes that a significant element of the required infrastructure will consist of high performance mass storage systems that must be specially adapted and certified for use in the telecommunications industry. Telecommunications companies are seeking commercial off-the-shelf, or "COTS,"-based solutions that can be adapted and deployed in their embedded architectures due to ever-increasing cost pressures and time-to-market constraints. These solutions are typically based on UNIX and/or Windows NT systems and employ highly redundant RAID storage systems.

THE ARTECON SOLUTION

     Artecon develops and markets a comprehensive range of scalable, fully integrated data storage products and services for the open-systems computing environment. Artecon's products are both host-attached and network-attached, are based on a common architecture allowing scalability from the first desktop mass storage unit purchased to multi-terabyte data center installations and are compatible with a variety of UNIX and Window NT operating systems. Artecon's family of products and services is intended to provide users with the following benefits:

     - HIGH PERFORMANCE WITH MISSION-CRITICAL HIGH AVAILABILITY. Recognizing the increased demand for faster response times, greater capacities, higher availability of data and minimum system downtime, Artecon has focused on developing high-end, high-performance storage products using Ultra SCSI, LVD and Fibre Channel interfaces. Redundant system components such as dual power inlets and multiple fans are intended to eliminate any single point of failure to ensure maximum system uptime.

     - SCALABILITY. Artecon's products are designed using a flexible, modular architecture allowing Artecon to size and configure storage systems to the application-specific requirements of individual customers. In addition, this architecture allows Artecon to resize and reconfigure these systems to adapt to the changing needs of customers, while allowing them to retain capital value in their underlying systems. This scalability preserves the customer's initial and subsequent storage investments by allowing users to grow modularly from a single mass storage device to over 30 terabytes of mass storage.

     - MULTI-PLATFORM SUPPORT. As an independent provider of storage products, Artecon is well positioned to provide storage systems specifically designed to be compatible with a variety of UNIX and Windows NT platforms. This multi-operating system capability allows end users to standardize on a single storage system that can readily be reconfigured and reused at minimal cost even if the user decides to change operating systems or other components of the network.

     - HIGH-PERFORMANCE BACKUP. To satisfy market demand for reliable, high-quality backup products and systems, Artecon offers a broad variety of backup products, including tape library systems, backup software, training and documentation. Artecon has specialized expertise in the design and implementation of effective, well-integrated backup solutions designed to satisfy customers' individual needs, from departmental server systems to enterprise network systems.

     - CARRIER CLASS RELIABILITY. Artecon's products are believed to be the first open-systems storage RAID products that are fully certified to the telecommunications industry's demanding NEBS standards. NEBS certification assures customers that Artecon's telecommunications products deliver true carrier-class reliability.

     - ALL-ENCOMPASSING SOLUTIONS. Artecon delivers all-encompassing solutions including design consulting, systems integration, installation, training, comprehensive service and technical support and software-based management tools. Artecon employs a full staff of direct sales personnel and applications engineers to assist customers in making appropriate and effective storage system purchases and in addressing, analyzing and solving complex storage problems. This value-added approach is designed to foster customer loyalty and allow Artecon to identify emerging customer requirements for future data storage products.

ARTECON'S STRATEGY

     Artecon's objective is to continue its growth and enhance its position as a leading independent provider of host-attached and network-attached storage solutions to the open-systems marketplace. To achieve this objective, Artecon plans to build upon its record of successfully introducing and commercializing new products and technologies that address the evolving data storage needs of its broad customer base. Key elements of this strategy are:

     - PROVIDE COMPLETE SOLUTIONS AND PRODUCT MIGRATION PATH. Artecon's products are designed to address a wide range of customer needs. By utilizing common core technology throughout its product line, Artecon enables customers to migrate from product to product across multiple platforms to address the changing needs of growing companies. By providing comprehensive solutions, Artecon is able to work more closely with customers, offer additional modules or products and provide additional services.

     - EXPAND MARKET PENETRATION. While maintaining its status as a leading provider for the Sun market, Artecon intends to continue to provide industry-leading mass storage and enhancement products for use in the Windows NT market and other UNIX markets. Artecon has a number of products designed for use on Windows NT platforms. In addition, Artecon recently introduced its Redundant Data Path, or

       "RDP," software for Windows NT platforms which provides the capability to support two independent data paths with failover capability.

     - FOCUS ON SPECIALIZED STORAGE NEEDS OF DATA-INTENSIVE MARKETS. Artecon intends to continue to target users of UNIX and Windows NT computing environments who require high-performance, high-availability and fault-tolerant storage solutions, such as end users in data-intensive industries, particularly the telecommunications and Internet/intranet, financial services and multimedia markets. Artecon, as an independent provider of storage systems, believes that it is well positioned to address the multi-platform, multi-protocol computing requirements of these targeted high-end users.

     - INTERNET AND TELECOMMUNICATIONS STRATEGY. Artecon intends to continue to aggressively pursue Internet and telecommunications companies by realigning its internal resources and continuing to develop a series of new products that satisfy their rapidly expanding storage needs. In the implementation of its strategy Artecon will focus its resources to enhance existing products and develop new products and services specifically targeted to the Internet and telecommunications segment of the storage market and increase sales and marketing efforts to key telecommunications, Internet, and other storage-intensive companies.

     - REALIGN AND EXPAND DIRECT SALES FORCE WHILE LEVERAGING RESELLER CHANNELS. Artecon believes that a properly managed direct sales force should result in the greatest penetration of Artecon's markets. Direct customer contact provides Artecon with valuable market feedback and the ability to provide high-quality technical support and enhance customer loyalty. In certain markets, however, Artecon uses strong vertical market oriented resale partners and believes that leveraging these reseller channels will provide Artecon with a significant competitive advantage.

PRODUCTS AND SERVICES

     Artecon's products and services are offered through two distinct sales groups: the Enterprise Storage Division and the TeleCom Division. In order to address the unique and highly specialized needs of the telecommunications and Internet/intranet marketplace, Artecon formed its TeleCom Division in June 1996. Artecon's Enterprise Storage Division is responsible for the other markets targeted by Artecon, including finance (for example, commodities brokers and trading analysts), multimedia (such as entertainment providers, cable companies, news services and the companies building infrastructure to serve them), government, advanced-technology and industrial markets. Within these two divisions of Artecon, Artecon's data storage solutions fall into three general categories: enterprise storage, telecommunications storage and systems integration capability.

ENTERPRISE STORAGE DIVISION

     Artecon provides enterprise storage solutions to its customers through its Lynx product line. By allowing users to grow modularly from a single mass storage device to over 30 TB of rack-mounted, fault-tolerant RAID mass storage, Artecon's Lynx hot-swap removable mass storage subsystems address the capacity and performance needs of customers while maintaining and protecting customer investment. The Lynx unit is the fundamental building block of all Artecon storage solutions and has several unique and differentiating features, including interlocking stackability, cableless design, ruggedized hot-swap drive sleds, front-removable power supplies and auto termination. To date, over 70,000 Lynx storage units have been installed.

     The Lynx line of storage solutions includes LynxArray and LynxStak RAID systems which offer host-attached RAID protection and performance enhancement for creating highly available, mission-critical storage systems. Artecon believes that the performance, flexibility, true scalability, hot-swap removable components and compact form factor provide significant benefits to its customers.

     Artecon's LynxStak(TM) product is an interlocking modular desktop storage product that scales from 4 GB to 126 GB as required. The LynxStak system uses the same disk drives and controllers as Artecon's LynxArray preserving the customer's initial and subsequent storage investment. Artecon believes that the performance, flexibility, scalability, hot-swap removable components and compact form factor provide significant benefits to its customers. LynxStak won Windows NT Magazine's "Favorite Storage Product" in 1999.

     Artecon's LynxArray II is a tower or rackmount product for larger storage requirements. The LynxArray II uses the same architecture as capacity scales from 27 GB to more than 30 TB. LynxArray II uses an Intel-based RAID controller that operates at speeds up to 5000 input/outputs per second. LVD SCSI channels from host computer through controllers to disk drives allow 80 MB per second burst and 36 MB per second sustained transfer rates. Each LynxArray II can support up to 252 GB of hot-swappable disk capacity and two hot-swap failover RAID controllers. Inline support for tape drives makes backup possible within the RAID subsystem. Hot-swap removable failover controllers, redundant power supplies and fans are all available for more fail-safe, potentially nonstop operation.

     To complement its disk products, Artecon engineered a family of high-speed, high-reliability MEGAFLEX tape backup systems that are designed to address the challenges of backing up increasing amounts of data in ever-shortening time periods. These tape products are easily integrated and fully compatible with Artecon's disk storage systems. In addition, tape backup products are offered as stand-alone products to back up data maintained on other manufacturers' disk storage systems. Artecon believes that its disk and tape storage products are differentiated from competitive products based on functionality, performance, ease of use and lower life-cycle cost of ownership.

     Artecon's disk and tape storage products utilize proprietary software to incorporate leading edge hardware features and capabilities relative to the storage products offered by computer and server manufacturers, with design features specifically engineered to minimize system downtime and to support easy integration and administration.

     RAIDScape is a Java-based enterprise storage management software package that combines configuration, maintenance, and monitoring tools into a single, easy-to-use application. RAIDScape enables remote administration of Artecon disk arrays attached to Windows NT, Solaris and Netware servers located anywhere on a local or wide area network, greatly simplifying storage management and reducing costs. It is ideally suited for centralized information technology departments managing large, distributed networks.

     Redundant Data Path, or "RDP," software provides the new level of resiliency and performance, as well as multiple server connectivity for Artecon's LynxArray II dual active controller RAID storage systems on NT and Linux operating system. The software's host-based driver supports dual active input/output paths from the server to the storage systems. This enhances resiliency by providing failover protection should a host bus adapter, cable, hub or controller on either data path fail. It also enhances performance by doubling the system's throughput potential.

     Artecon will continue to enhance its existing extensive proprietary software library. This library is designed to enable Artecon to quickly integrate new hardware technologies to bring new products to market in a rapid and cost-effective manner.

     WORKSTATION AND SERVER RACK SOLUTIONS. Artecon's Sphinx(TM) workstation and server rack solutions enable users to rackmount COTS desktop workstations from Sun into powerful, application-specific servers. Sphinx products protect against shock and vibration events, maintain the thermal integrity of the workstation/server, enhance system physical security while providing a very compact expansion capability. Artecon believes it offers a superior solution than the typical rack shelf used for rackmounting workstations and servers. Sphinx also allows hot swap removable devices to be added so that a variety of powerful and expandable configurations can be constructed, including high-end clustered compute servers, high availability failover servers, network servers and database servers.

     Artecon's Sphinx customers range from manufacturing floor and computer center applications, to government agencies with requirements for shipboard, aircraft and ground vehicle deployment of desktop workstations.

TELECOM DIVISION

     Artecon's TeleCom Division designs, manufactures, markets and supports fully integrated, industry-compliant storage products, services and solutions for the telecommunications and Internet/intranet markets by utilizing commercially available workstation, server and other application-specific products for enhanced price/performance characteristics and reduced time to market. Most of the products and services manufactured and marketed by Artecon's Enterprise Storage Division can be utilized by telecommunications and Internet service providers. Requirements unique to the telecommunications industry include -48VDC power (native to the Central Office environment) and compliance with Bellcore's NEBS areas of standardization, which include electromagnetic compatibility, thermal robustness, fire resistance, earthquake and office vibration resistance, transportation and handling, acoustics and illumination and airborne contaminants. Telco embedded infrastructure projects are exceptionally demanding in terms of high availability and redundancy due to the uptime requirements of the world's telephone and communications support equipment. NEBS testing requires a certified unit to be able to withstand an earthquake, a lightning strike, a fire, severe airborne particulate contamination, extreme temperature ranges and other catastrophic events. Artecon believes it was the first open-systems storage company whose RAID products are fully certified to Bellcore NEBS standards. In addition, Artecon's commercial enterprise storage products are built to the same demanding standards, yielding very reliable systems for the commercial market.

     TELCO STORAGE SOLUTIONS. Most of Artecon's enterprise storage products, including LynxArray II, can be utilized by telecommunications and Internet service providers. Artecon's LynxArray EXTREME products are already in use by telecommunications and Internet service providers.

     WORKSTATION AND SERVER RACK SOLUTIONS. Artecon's Sphinx EXTREME product line is fully NEBS-certified and has been instrumental in bringing Sun workstation products into the telecommunications and typical Internet service provider environment. Artecon's TeleCom Division Sphinx customers include a wide range of telecommunications infrastructure and Internet/intranet service providers building new Internet, wireless and PCS services based on COTS workstations.

     POWER PRODUCTS. Artecon believes that its PowerSphinx(TM) EXTREME is the industry's first 1.75" DC/DC power converter which allows unmodified workstation, network and storage products to run in the 48VDC environment of the telecommunications Central Office. PowerSphinx EXTREME enables workstation and networking products typically used in 110-240VAC environments to run unmodified in the -48VDC context. Artecon believes this feature may significantly accelerate its customers' time to market for new infrastructure while reducing costs due to the ability to employ standard (as opposed to custom) workstation, networking and other products.

     PowerSphinx EXTREME is designed for use with 110-240VAC devices such as workstations, switches, routers and hubs so that they may operate in the -48VDC telecommunications environment, thereby expanding the limits of available product choices to engineers and integrators building telecommunications systems. Artecon believes that the compact 1.75" EIA rack height is an improved and preferable alternative to typically large (often as much as 21" or 12u EIA) power inverters. PowerSphinx EXTREME has two hot-swappable, load-sharing power modules to assure uninterrupted operation, combined with dual -48VDC inlet power connections to help virtually eliminate any single point of failure. Other features include 1600 watts of total power output, hot-plug removable power trays and fans, alarm system and dual LED displays. The PowerSphinx EXTREME is fully certified to Bellcore NEBS standards.

     TELECOMMUNICATIONS SERVICES. Most of the regional Bell phone companies, long-distance service companies and Internet service providers often lack the resources, time, expertise and inclination to install and integrate storage solutions and therefore they look to a single source supplier who can provide a complete storage solution. As a consequence, Artecon believes that its systems integration services are well suited to the telecommunications market. Artecon has established a product and integration contract with Motorola.

     Artecon has extensive experience as a systems integrator producing expandable systems to suit each client's unique situation. Artecon utilizes commercially available workstation, server, networking and other application-specific products along with its own EXTREME product line. Utilizing commercially available equipment and an open-systems approach can accelerate customers' time to market and provide customers with superior price/performance.

PRODUCTS IN DEVELOPMENT

     Artecon has several products under development including a full Fibre Channel RAID storage system and RAID systems that will support Ultra3 SCSI.

     In the area of software development for its server-attached disk storage products, Artecon has recently completed development of its RDP software for Windows NT, that provides the capability to support two or more independent data paths with failover capability. This same software is being developed for Solaris and Linux. There is no guarantee that Artecon will complete these projects.

     The recently introduced CacheBack products will combine Artecon's rugged carrier-class storage devices with performance enhancement storage and network capability. These products will utilize the highly regarded Inktomi traffic server, to provide the first in a series of scalable, carrier-class, high performance network cache solutions designed for Internet service providers and large enterprise intranets. This initial product is expected to become the foundation for an evolving product line of superior storage solutions.

     In the rapidly expanding and evolving world of communications, developing the right technology is only part of the role of the equipment provider. Operators in today's markets are looking for total support from their suppliers, for service packages that are unique and tailored to meet their individual needs and requirements. Artecon will carry the service concept far beyond the traditional vendor approach of simply providing equipment and systems support. Instead it will be based on the development of a long-term partnership between the operator and Artecon, combining consulting on a strategic business level with implementation and operational support.

CUSTOMERS

     Artecon targets both the horizontal markets defined by the primary workstation vendors, such as Sun, SGI, HP and IBM, and the vertical markets of the data-intensive Internet, telecommunications, finance and multimedia industries. Artecon's customers include OEMs, systems integrators, value added resellers, or "VARs," and end users and span market segments ranging from computer manufacturers to government agencies. The following customers of Artecon accounted for approximately that percentage of Artecon's total revenues set forth below during the periods indicated: Sales to one customer did not exceed 10% of total net revenue for the fiscal years ended March 31, 1998 and 1999; Tracor Enterprise Solution (25.4%) for the fiscal year ended March 31, 1997. No other customer accounted for more than 10% of Artecon's total revenues during the fiscal years ended March 31, 1999, 1998 and 1997. Sun Financial Group accounted for approximately 10% of Storage Dimensions' total revenue for the fiscal year ended December 31, 1997.

SALES AND MARKETING

     Artecon utilizes both a direct sales force and selected reseller channels for certain products and markets in the U.S. and overseas to provide broad market coverage for its products. As of March 31, 1999, Artecon's U.S. and foreign sales, marketing, service and support organization consisted of 112 personnel located in 16 offices around the world. In the U.S., 83 sales, marketing, service and support people are located in 11 geographical markets, including, San Jose, Los Angeles, and San Diego, California; Denver, Colorado; Atlanta, Georgia; Chicago, Illinois; Boston, Massachusetts; New York City, New York; Bridewater, New Jersey; Cleveland, Ohio; and Washington, D.C. Artecon's international marketing group includes 30 sales, service and support personnel who work for a Japan-based subsidiary and a Europe-based subsidiary with offices in England, France and the Netherlands. Artecon's sales to customers located in the United States represented approximately 86.3% and 90% for the fiscal years ended March 31, 1998 and 1999, respectively. Artecon's sales to customers located outside the United States represented approximately 12% and 10% of Artecon net revenues for the fiscal years ended March 31, 1998 and 1999, respectively. For fiscal year ended March 31, 1997, Artecon California's sales to customers located in the United States represented approximately 83.8% of Artecon California's net revenues and sales to customers located outside the United States represented approximately 16.2% of Artecon California's net revenues. Direct sales organizations of Artecon's subsidiaries in Japan (Tokyo, Nagoya), the Netherlands (Encschede), France (Paris) and the United Kingdom (London) consisted of 10 sales professionals.

     Artecon also employs a leveraged sales model that utilizes resellers focused on the needs of specific end users. Artecon has developed pricing structures and field sales commission plans that are designed to minimize sales channel conflicts. Artecon believes that this two-pronged sales strategy provides a meaningful competitive advantage over competitors who only provide products directly to end-user customers.

     Artecon will continue to focus much of its sales and marketing efforts on Internet service providers and telecommunications companies with rapidly increasing storage requirements. Their storage requirements are driven by their customers' demand for information that resides in heterogeneous UNIX and Windows NT operating environments.

CUSTOMER SERVICE AND SUPPORT

     Artecon believes that its ability to provide comprehensive and responsive support is an important element in penetrating new customer accounts and in securing repeat business from existing customers. Artecon is committed to providing superior customer service and support aimed at simplifying installation, reducing field failures, minimizing system downtime and streamlining administration.

     In certain geographical regions, Artecon maintains a staff of on-call technical personnel who are available to visit the customer's site within a few hours of receiving a request for service. In other geographical regions, Artecon indirectly provides the same level of support by using third-party service companies. In all cases, Artecon's technical support engineers are available by phone on a seven-day-per-week, 24-hour-per-day basis. Artecon plans to increasingly utilize the Internet and other on-line services in the support and distribution of its products.

     Artecon provides standard warranties with all products sold which are set forth in various documents and agreements, which are delivered to customers with each product. As a general policy, Artecon ships replacement hardware components to customers in advance of receiving returns of defective components under a standard warranty, which generally runs three years. Artecon occasionally issues credit in lieu of replacing a piece of equipment. A customer may also contract for an extended warranty or maintenance support from Artecon on all products.

RESEARCH AND DEVELOPMENT

     To date, Artecon has made substantial investments in research and development, particularly in the areas of RAID, SANs, backup, FC-AL, GUI software development, and specialized file server software. Artecon's engineering design team employs electrical engineering, mechanical engineering, systems engineers and computer science professionals and places great importance on the exchange of information with Artecon's sales and marketing and customer support departments and with its resellers to develop new products and product enhancements that anticipate and address technological changes and evolving industry standards and customer needs.

     Artecon generally designs its products to have a modular architecture that can be readily modified to respond to technological developments and paradigm shifts in the open systems computing environment. This flexibility allows Artecon to focus research and development resources on specific product innovations and advancements. The modular architecture of the products meets customer needs with solutions tailored to their applications and products that can be adapted to changes in technology and in their computing environments.

     Artecon's engineering design teams work cross-functionally with marketing managers, applications, technical and production engineers and customers to develop products and product enhancements. Artecon employs a full staff of applications engineers to assist customers in making appropriate and effective storage system purchases and in addressing, analyzing and solving complex pre-deployment storage problems. Artecon's technical support engineering team and production engineering team also contribute to the quality, manufacturability and usability of products from design to deployment. This value-added capability fosters customer loyalty and allows Artecon to identify emerging customer requirements for future data storage products.

     Artecon's expenses for research and development for fiscal years 1997, 1998, and 1999 were $2.4 million, $3.2 million, and $7.3 million, respectively. As of March 31, 1999, Artecon had 32 regular full-time and three contract employees engaged in research and development activities, of which four were specifically focused on research and development of products and services directed at the telecommunications and Internet/intranet markets. Additionally, Storage Dimensions' expenses for research and development for calendar year 1997 was $6.3 million.

     The data storage system market is characterized by rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards. The introduction of products embodying new technologies and increased storage capacities and the emergence of new industry standards could render Artecon's existing products obsolete and unmarketable. Artecon's future success will depend upon its ability to develop and introduce new products with increasing storage capabilities on a timely basis that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of its customers. There can be no assurance that Artecon will be successful in developing and marketing any new products that respond to technological changes or evolving industry standards, that Artecon will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products, or that its new products will adequately meet the requirements of the marketplace and achieve market acceptance. In addition, storage system products like those offered by Artecon may contain undetected errors or failures when first introduced or as new versions are released. There can be no assurance that, despite testing by Artecon and by current and potential customers, errors will not be found in new products after commencement of commercial shipments, resulting in a loss or delay in market acceptance, which could have a material adverse effect on Artecon's business, operating results or financial condition.

MANUFACTURING

     Artecon operates 43,000 square feet of manufacturing space at its Carlsbad, California facilities. Artecon's products are manufactured in a work cell production process. State-of-the-art equipment and software include manufacturing resource planning, just-in-time order processing and total-quality-management. Artecon strives to develop close relationships with its suppliers, exchanging critical information and implementing joint corrective action programs to maximize the quality of its components, to reduce costs and inventory investments and to create flexibility for rapid capacity expansion when required. Artecon believes that its current facilities and capital equipment will be adequate to meet its manufacturing needs in the foreseeable future.

     In July 1998, Artecon earned the ISO 9002 certification from the International Organization for Standardization. ISO 9002 certification covers the manufacture, distribution and support of Artecon's high-performing storage systems. Attaining the certification entailed meticulous examination of Artecon's manufacturing standards and processes.

Artecon must undergo periodic assessment by independent auditors in order to retain the ISO 9002 certification.

     Artecon subcontracts some of its manufacturing, such as plastic molding, metal bending, PCB fabrication and assembly, to qualified partners in the U.S. and Asia. Artecon owns the design and tools/molds associated with the manufacture of these parts. Artecon has designed and owns over 50 tools used to produce various components of its Lynx, LynxStak, and LynxArrayII products. In addition, Artecon relies upon a limited number of suppliers of several key components utilized in the assembly of Artecon's products, including Seagate, IBM, Quantum, Merisel, Infortrend, ATL, Flextronics, Exabyte and Mylex. Artecon's reliance on its manufacturing subcontractors and suppliers involves several risks, including: an inadequate supply of required components; price increases; late deliveries; and poor component quality. Although to date Artecon has been able to obtain its requirements of components, there can be no assurance that Artecon will be able to obtain its full requirements of such components in the future or that prices of such components will not increase. In addition, there can be no assurance that problems with respect to yield and quality of such components and timeliness of deliveries will not occur. Disruption or termination of the supply of these components could delay shipments of Artecon's products and could have a material adverse effect on Artecon's business, operating results or financial condition. Such delays could also damage relationships with current and prospective customers. Artecon has experienced delays in the shipments of its products in the past, principally due to an inability of vendors to deliver an adequate supply of components, resulting in delay or loss of product sales. Although these delays in the past have not had a material adverse effect upon Artecon's business, operating results or financial condition, there can be no assurance that in the future any such delays would not have such a material adverse effect.

COMPETITION

     The storage market is extremely competitive and is characterized by rapidly changing technology. Artecon has a number of competitors in various markets, including Hewlett Packard, Sun Microsystems, IBM, Hitachi, Data General Corporation, Compaq Corporation, Network Appliance, nStor Technologies, LSI Logic, Ciprico, Andataco, StorageTek, Dell Computer Corp, SGI, DEC, Storage Works, MTI Technology and EMC Corporation, many of which have substantially greater name recognition, engineering, manufacturing and marketing capabilities, and greater financial and personnel resources than Artecon. In particular, a number of Artecon's customers are also competitors, including Sun and SGI. Artecon expects to experience increased competition from established and emerging computer storage hardware and management software companies, particularly HP, Sun, IBM, Dell, Compaq and EMC Corporation.

     In addition, increased competitive pressure could lead to intensified price-based competition, which could have a material adverse effect on Artecon's results of operations. There also has been, and may continue to be, a willingness on the part of certain large competitors to reduce prices in order to preserve or gain market share. Artecon believes that pricing pressures are likely to continue as competitors develop more competitive product offerings.

     The principal factors of competition in Artecon's markets include rapid introduction of new technology, product quality and reliability, price and performance characteristics, service and support and responsiveness to customers. Artecon believes that, in general, it competes favorably with respect to these factors. Artecon intends to maintain its competitive position by continuing to build a defensible niche in the Internet and telecommunications markets, while at the same time serving other industries and customers. Its strengths in product reliability and quality, price/performance characteristics and new technology are being supplemented by enhanced service and support. With Inktomi as a strategic partner in developing traffic-server software, Artecon believes it can provide a superior network storage solution. However, there can be no assurance that Artecon will be able to compete successfully or that competition will not have a material adverse effect on Artecon's business, results of operations or financial condition.

INTELLECTUAL PROPERTY

     Artecon's success depends significantly upon its proprietary technology. Artecon relies on a combination of patent, copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements and technical measures to protect its proprietary rights in its products.

     As of March 31, 1999, Artecon had been awarded a total of seven U.S. patents covering certain elements of its products. There can be no assurance that any additional patents will be issued, that Artecon will develop proprietary products or technologies that are patentable, that any patent issued in the future will provide Artecon with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have a material adverse effect on Artecon's ability to do business. Artecon seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Artecon has registered numerous trademarks and will continue to evaluate the registration of additional trademarks as appropriate. Artecon generally enters into confidentiality agreements with its employees and consultants and with key vendors and suppliers. All released documentation of products, including drawings, requirements specifications, source code, BOMs, costs and other materials, are kept in a secure, centralized document control area.

     Artecon expects that companies in the storage system market will increasingly be subject to infringement claims as the number of products and competitors in Artecon's target markets grows. Although Artecon believes that its products and trade designations do not infringe on the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against Artecon in the future. If such a claim is made, Artecon will evaluate the claim as it relates to its products and, if appropriate, may seek a license to use the protected technology. There can be no assurance that Artecon would be able to obtain a license to use such technology or that such a license could be obtained on terms that would not have a material adverse effect on Artecon. If Artecon or its suppliers are unable to license protected technology, Artecon could be prohibited from incorporating or marketing products incorporating that technology. Artecon could also incur substantial costs to redesign its products or to defend any legal action taken against it. Should Artecon's products be found to infringe protected technology, Artecon could be required to pay damages to the infringed party or be enjoined from manufacturing and selling such products.

     Despite Artecon's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of Artecon's products or to obtain and use information that Artecon regards as proprietary. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that Artecon's means of protecting its proprietary rights will be adequate or that Artecon's competitors will not independently develop similar technology, duplicate Artecon's products or design around patents issued to Artecon or other intellectual property rights of Artecon.

EMPLOYEES

     As of March 31, 1999, Artecon had approximately 234 full-time employees worldwide, including 112 in marketing, sales and service support, 67 in manufacturing and quality assurance, 29 in engineering and research and development and 26 in general administration and finance.

     None of Artecon's employees is represented by a labor union. Artecon has experienced no work stoppages and considers its relations with its employees to be good.

     Artecon's future performance depends in significant part upon the continued service of its key technical and senior management personnel. Artecon provides incentives such as salary and benefits to attract and retain qualified employees. The loss of the services of one or more of Artecon's officers or other key employees could have a material adverse effect on Artecon's business, operating results or financial condition. Artecon's future success also depends on its continuing ability to attract and retain highly qualified technical and management personnel. Competition for such personnel is intense, and there can be no assurance that Artecon can retain its key technical and management employees or that it can attract, assimilate or retain other highly qualified technical and management personnel in the future.

PROPERTIES

     Artecon's principal administrative, sales, marketing, manufacturing and research and development facility is located in approximately 70,000 square feet of space in Carlsbad, California, including approximately 43,000 square feet of manufacturing space. This facility is leased through December 1999 with a two-year option to extend. Artecon leases other sales offices throughout the U.S., as well as operations sites in Japan, France, England and the Netherlands. Artecon believes that its existing facilities have the capacity to double its current production and therefore are adequate to achieve the levels of sales in the projections.

LEGAL PROCEEDINGS

     Artecon is not a party to any material pending legal proceedings, other than ordinary routine litigation incidental to the business.

                ARTECON MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Artecon designs, manufactures, markets and supports a broad range of scalable, fully integrated data storage products for the open-systems computing environment. Artecon has established itself as a leader in the design, manufacture and sale of third-party mass storage and enhancement products in the Sun, UNIX and PC-LAN markets, offering both host-attached and network-attached storage solutions for a broad range of customers. Artecon offers a wide range of products and services in four principal areas: enterprise storage, telecommunications and Internet infrastructure and tape backup solutions.

     On March 31, 1998, Artecon (then known as Storage Dimensions, Inc.) entered into a merger transaction with Artecon California, in a stock-for-stock transaction that was accounted for as a purchase (the "Storage Dimensions merger"). The Storage Dimensions merger created a leading third-party storage company serving the combined PC-LAN and UNIX open systems network computing market. For financial reporting purposes, the Storage Dimensions merger was accounted for as an acquisition of Storage Dimensions by Artecon California, and, as such, the historical financial results of Artecon for all years ended prior to and including March 31, 1998 included in this prospectus/joint proxy statement are those of Artecon California. The historical financial results of Artecon subsequent to March 31, 1998 that are included in this prospectus/joint proxy statement include the results of the combined company.

     In August 1997, Artecon California acquired substantially all of the assets and liabilities of Falcon. The Falcon acquisition has enabled Artecon to achieve several important strategic objectives, including the acquisition of Falcon's AerREAL(TM) real-time specialized file server software and other complementary products to better serve Artecon's existing customers, the expansion of Artecon's customer base in the UNIX market and an expansion of Artecon's revenue base. The acquisition was accounted for as a purchase.

     In June 1998, Artecon California was merged with and into Artecon.

     Except where otherwise noted, the financial and other matters in this section relate solely to Artecon California (including the results of operations for the Falcon business following the closing of the Falcon acquisition in August 1997). See Note 1 to Artecon's consolidated financial statements for certain additional pro forma combined financial information relating to Artecon California, Storage Dimensions, Inc. and Falcon.

     Artecon markets and distributes its products and services through its direct sales force employed in 11 domestic sales and support offices and 5 overseas sales offices located in Japan, France, England and the Netherlands. In addition, Artecon utilizes domestic and foreign reseller distribution channels to market and distribute its products and services. Artecon believes that such a diverse channel strategy results in the greatest penetration of the market and enables it to effectively and efficiently penetrate major accounts while at the same time leveraging its distribution network into vertical markets. Artecon believes that the direct customer contact resulting from the use of its own internal sales force provides it with invaluable market feedback and the ability to tailor its products and high-quality technical support services to enhance customer satisfaction and loyalty. Artecon generates revenue from the sales of products and services. Revenue from product sales is recognized upon shipment. Revenue generated from service contracts is recognized ratably over the term of the contract. Operating expenses consist primarily of rent, payroll, commissions, other selling and administrative expenses and research and development costs and are recognized in the period incurred.

     The following table sets forth certain items from Artecon California's consolidated statement of operations as a percentage of net revenues for the periods indicated:

                                                    YEAR ENDED
                                         --------------------------------
                                         MARCH 31    MARCH 31    MARCH 29
                                           1999        1998        1997
                                         --------    --------    --------
Net Revenues...........................   100.0%      100.0%      100.0%
Gross Margin...........................    35.0        23.2        23.4
Operating expenses
  Selling and service..................    27.2        17.2        13.8
  General and administrative...........     5.6         5.4         3.0
  Research and development.............     7.6         4.8         4.3
  Restructuring........................     1.5          --          --
  Impairment of intangible assets......     0.9          --          --
  Acquired in-process research and
     development.......................      --        27.4          --
Operating income (loss)................    (7.9)      (31.7)        2.2
Net income (loss)......................    (5.6)%     (29.1)%       1.2%

RESULTS OF OPERATIONS

YEAR ENDED MARCH 31, 1999 COMPARED TO YEAR ENDED MARCH 31, 1998

     NET REVENUES. Net revenues reflect the invoiced amounts for products shipped less reserves for estimated returns. Net revenues for the year ended March 31, 1999 ("FY 1999") were $95.9 million compared to $66.3 million for the year ended March 31, 1998 ("FY 1998"), an increase of approximately 44.5%. The increase in net revenues is primarily attributable to sales generated from the Enterprise Storage Division. Net revenues for this division, which includes sales to the finance, multimedia, government, advanced-technology, and industrial markets, were $63.0 million for FY 1999 compared to $33.7 million for FY 1998, an increase of approximately 86.6%. This increase in net revenues from the Enterprise Storage Division is primarily attributable to revenue from the Storage Dimensions products.

     GROSS MARGIN. Gross margin for FY 1999 was $33.5 million, or 35.0% of net revenues, compared to a gross margin of $15.4 million, or 23.2% of net revenues, for FY 1998. The increase in gross margin as a percentage of net revenues from FY 1998 to FY 1999 was primarily attributable to sales of higher margin products.

     SELLING AND SERVICE EXPENSES. Selling and service expenses are comprised primarily of salaries, commissions, and marketing costs. Selling and service expenses increased to $26.1 million, or 27.2% of net revenues for FY 1999, from $11.4 million, or 17.2% of net revenues, for FY 1998. The increase in selling and service expenses as a percentage of net revenues is attributable to two factors: lower than expected revenues, and increased sales management overhead related to the Storage Dimensions merger.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative ("G & A") expenses are comprised primarily of overhead costs associated with Artecon's finance and administrative staff. G & A expenses for FY 1999 were $5.3 million or 5.6% of net revenues compared to $3.6 million, or 5.4% of net revenues for FY 1998. The increase in G & A expenses is primarily attributable to the following:

     - additional amortization expense of $1.7 million for goodwill and other intangible assets associated with the Falcon acquisition and Storage Dimensions merger as a result of a full year of amortization in the current year

     - additional depreciation expense of $1.5 million associated with property and equipment acquired in the Storage Dimensions merger on March 31, 1998

     - a decrease in compensation expense of $700,000 for stock participation rights granted, and common stock issued, below fair market value to certain employees in FY 1998.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses are comprised primarily of prototype expenses, salaries for employees directly engaged in research and other costs associated with product development. Research and development expenses increased to $7.3 million, or 7.6% of net revenues, for FY 1999 compared to $3.2 million, or 4.8% of net revenues for FY 1998. The increase in research and development expenses is attributable to management's decision to initially maintain the combined Storage Dimensions and Artecon engineering staff and a separate engineering facility located in Milpitas, California which was acquired in connection with the Storage Dimensions merger. The engineering staff was reduced and the engineering facility located in Milpitas, California was closed in connection with the December 1998 restructuring discussed below. The increase in research and development expenses as a percentage of revenues compared to the prior year is attributable to the items discussed above and lower than expected revenues.

     RESTRUCTURING EXPENSES AND IMPAIRMENT OF INTANGIBLE ASSETS. In December 1998, the Board of Directors approved a plan to consolidate one of Artecon's engineering facilities from Milpitas, California, to Carlsbad, California, to consolidate certain domestic sales and service locations, and to eliminate certain product lines and development activities. Artecon recorded pre-tax restructuring charges of $1.8 million to cover the costs associated with these actions. The major components of the fiscal year 1999 charges and the remaining accrual balance as of March 31, 1999 were as follows:

                                       INITIAL                      ACCRUED
                                    RESTRUCTURING    AMOUNTS     RESTRUCTURING
                                       CHARGE        UTILIZED        COSTS
                                    -------------    --------    -------------
                                                  (IN THOUSANDS)
Employee termination costs........     $  254        $  (200)        $ 54
Inventory write-downs.............        415           (115)         300
Facility closures and related
  expenses........................        716           (476)         239
Tooling write-off.................        123           (123)          --
Intangible asset impairment.......        300           (300)          --
                                       ------        -------         ----
          Total...................     $1,807        $(1,214)        $593
                                       ======        =======         ====

     Employee termination costs consist primarily of severance payments for 43 employees, all of which were terminated as of March 31, 1999. The majority of the employees terminated were employed at the engineering facility in Milpitas, California and at the various domestic sales and service locations. Remaining costs associated with bi-weekly payroll payments are expected to be paid in the first quarter of fiscal year 2000. Inventory write-downs and the tooling write-off primarily relate to the discontinuance of certain low-volume and low-profit product lines. Of the total restructuring charge associated with the inventory write-downs, $403,000 has been included as a separate component of cost of sales in the accompanying financial statements. Facility closures and related expenses consist of lease termination costs and the write-off of certain property and equipment disposed of associated with the closures. The majority of the remaining accrued costs are expected to be paid in fiscal year 2000.

     In connection with the acquisitions of Falcon and SDI, the company allocated $420,000 and $1,600,000, respectively, to an assembled workforce intangible asset. The company recorded an impairment of these intangible assets of $300,000 during the year ended March 31, 1999 which has been included as a component of the restructuring charge, as the impairment was a direct result of employee terminations associated with restructuring activities. Furthermore, as a result of significant attrition and terminations of employees which had been utilized as the basis for the assembled workforce valuation, the company recognized additional amortization of $867,000 based on a change in estimate of the remaining useful life of the assembled workforce.

     In connection with the merger with SDI, Artecon recorded a reserve for acquisition related costs of $6.6 million, of which $5.8 million was outstanding at March 31, 1998. All of the acquisition related costs were included in the purchase price allocation performed at March 31, 1998. The following is a summary related to the accrued merger costs at March 31, 1998, amounts utilized during fiscal year 1999 and remaining reserve balance at March 31, 1999:

                              ACCRUED MERGER                  ACCRUED MERGER
                                  COSTS          AMOUNTS          COSTS
                             (MARCH 31, 1998)    UTILIZED    (MARCH 31, 1999)
                             ----------------    --------    ----------------
                                              (IN THOUSANDS)
Employee termination
  costs....................       $2,858         $(2,691)          $167
Professional service
  fees.....................        1,726          (1,410)           316
Other costs................        1,181            (998)           183
                                  ------         -------           ----
          Total............       $5,765         $(5,099)          $666
                                  ======         =======           ====

     The majority of the accrued merger costs at March 31, 1999 relate to remaining severance and benefit payments pursuant to the related agreements, lease and contract termination costs, and miscellaneous professional service fee obligations. Artecon anticipates that the remaining merger costs will be paid in fiscal year 2000 and believes that there are no unresolved issues or additional liabilities that may result in an adjustment to the purchase price allocation for the Storage Dimensions merger.

     ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT COSTS. During fiscal 1998, Artecon California determined that certain hardware and software products in development that were acquired in the Falcon acquisition had not established technological feasibility. Accordingly, in fiscal 1998, Artecon California recognized a $3.7 million charge to earnings for write-=off of these in-process research and development costs. In fiscal 1998 Artecon recognized an additional charge against earnings of $14.5 million for in-process research and development costs relating to the Storage Dimensions merger.

     TOTAL OTHER EXPENSE. Total other expense is comprised of interest, taxes and other expenses, if any, relating to such periods presented. Total other expense for FY 1999 was $0.6 million compared to total other expense of $1.1 million for FY 1998. The decrease in total other expense was primarily attributable to legal settlement income received in FY 1999.

YEAR ENDED MARCH 31, 1998 COMPARED TO YEAR ENDED MARCH 29, 1997

     NET REVENUES. Artecon's net revenues for FY 1998 were $66.3 million compared to $55.3 million for the year ended March 29, 1997 ("FY 1997"), an increase of approximately 19.9%. Such increase in net revenues was primarily attributable to the Falcon acquisition. Net revenues attributable to sales of Falcon products by Artecon from August 21, 1997, the date of the Falcon Acquisition, to March 31, 1998, were approximately $12.6 million. Net revenues for FY 1998 attributable to sales of Artecon products (excluding Falcon products) were $53.7 million, compared to $55.3 million for FY 1997. The decline in Artecon-only sales was primarily attributable to a decline in orders from a significant customer from $14.1 million in FY 1997 to $0.3 million in FY 1998. Future sales to this customer are not expected to be significant.

     GROSS MARGIN. Gross margin for FY 1998 was $15.4 million, or 23.2% of net revenues, compared to a gross margin of $12.9 million, or 23.4% of net revenues, for FY 1997. The decrease in gross margin as a percentage of net revenues from FY 1997 to FY 1998 was due primarily to sales of higher margin products which favorably effected gross margin by approximately 6%, offset by a $5.0 million write off of inventory in FY 1998. The gross margin derived from sales of Falcon products during FY 1998 was approximately $3.3 million, or 26.2% of Falcon net revenues.

     SELLING AND SERVICE EXPENSES. Selling and service expenses increased to $11.4 million, or 17.2% of net revenues for FY 1998, from $7.6 million, or 13.8% of net revenues, for FY 1997. The increase in selling and service expenses for FY 1998 was attributable primarily to the increase in Artecon's sales and marketing force resulting from the Falcon acquisition.

     GENERAL AND ADMINISTRATIVE EXPENSES. G & A expenses for FY 1998 were $3.6 million or 5.4% of net revenues compared to $1.7 million, or 3.0% of net revenues for FY 1997. The increase in G & A expenses is primarily attributable to professional services and amortization expenses associated with the Falcon acquisition. In addition, $628,000 of compensation expense was recorded for issuance of common stock to certain employees in FY 1998.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased to $3.2 million, or 4.8% of net revenues, for FY 1998 compared to $2.4 million, or 4.3% of net revenues for FY 1997. The increase in research and development expenses is attributable to Artecon's continued development of new products.

     ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT COSTS. During FY 1998, Artecon California determined that certain hardware and software products acquired from Falcon had not established technological feasibility and had no future alternative use. Accordingly, in fiscal 1998, Artecon California recognized a $3.7 million charge to earnings for write-off of these in-process research and development costs. In FY 1998 Artecon California recognized an additional charge against earnings of $14.5 million for in-process research and development costs relating to the Storage Dimensions merger.

     TOTAL OTHER EXPENSE. Total other expense is comprised of interest, taxes and other expenses, if any, relating to such periods presented. Total other expense for FY 1998 was $1.1 million compared to total other expense of $0.2 million for FY 1997. The increase in total other expense was attributable primarily to interest payments made on the promissory note issued in connection with the Falcon acquisition and increased borrowings under Artecon's credit line.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, Artecon has financed its operations primarily through a combination of cash generated from operations, bank borrowings, and through sales of its capital stock. At March 31, 1999, Artecon had $2.1 million in cash and cash equivalents compared to $8.0 million at March 31, 1998, a decrease of $5.9 million. This decrease was primarily attributable to net cash used in operating activities of $6.7 million which included the current year loss of $5.4 million. Financing activities and proceeds from Artecon's Stock Option Plans and Stock Purchase Plan provided $1.1 million and $313,000, respectively.

     In May 1998, Artecon entered into a revolving credit facility with LaSalle National Bank (the "line of credit") which permits borrowings of up to $15,000,000. Under the terms of the line of credit, borrowings are collateralized by substantially all of Artecon's assets and mature in May 2001 unless otherwise renewed. Borrowings under the line of credit bear interest at the bank's prime rate. Monthly payments consist of interest only, with the principal due at maturity. As of March 31, 1999, the total outstanding balance under the line of credit was approximately $10.6 million. The line of credit agreement requires that Artecon comply with certain covenants, including minimum net income and tangible net worth. Artecon is currently not in compliance with the minimum net income covenant and has obtained a waiver regarding its non-compliance with this covenant.

     Artecon's Japanese subsidiary has two lines of credit with a Japanese bank for borrowings of up to an aggregate of 35 million Yen (approximately US $295,000 at March 31, 1999) at interest rates ranging from 1.8% to 2.5%. Interest is due monthly, with principal due and payable on various dates through August 2005. Borrowings are secured by the inventories of the Japanese subsidiary. As of March 31, 1999, the total amount outstanding under the three credit lines was 33 million Yen (approximately US $275,000 at March 31, 1999).

     The Falcon acquisition purchase price of $3,500,000 included $1,000,000 in cash and a promissory note in the original principal amount of $1,250,000 (the "Artecon Note"). Subsequent to the issuance of the Artecon Note, Artecon California and Falcon amended the Artecon Note to decrease the principal amount due thereunder to $750,000. Concurrently with the Falcon acquisition, Falcon transferred certain technology assets (the "Falcon Technology") to Founding Partners, a California general partnership ("Founding Partners"), in exchange for a promissory note in the principal amount of $1,750,000 (the "Founding Partners Note"). Dana Kammersgard, James Lambert and W.R. Sauey, each of whom is an executive officer and/or director of Artecon, are the general partners of Founding Partners. Founding Partners is considered to be a "special purpose entity" and, accordingly, has been consolidated with Artecon for financial reporting purposes. The purchase price was allocated among the acquired assets to $10,232,000 for other assets acquired, $638,000 to goodwill and other intangible assets, $14,138,000 for liabilities assumed and to in-process research and development expenses of $3,700,000. Under the terms of the Artecon Note, as adjusted, and the Founding Partners Note (collectively, the "Notes"), Artecon and Founding Partners, respectively, are required to make monthly payments to Falcon of $15,935 and $37,182, respectively, through August 2002. Each of the Notes bears interest at the rate of 10% per annum. As of March 31, 1999, the approximate total amount of principal and interest outstanding under the Artecon Note was $556,000, and the total approximate amount of principal and interest outstanding under the Founding Partners Note was $1,298,000.

     In connection with the Falcon acquisition and the transfer of the Falcon Technology, Artecon California and Founding Partners entered into a Technology License Agreement, dated August 21, 1997, pursuant to which Founding Partners granted to Artecon an exclusive, perpetual license of the Falcon Technology in exchange for monthly payments of $39,000 payable through August 2002.

     As of March 31, 1999, Artecon's future commitments under its operating leases totaled approximately $3.1 million.

     Capital spending for FY 1999, FY 1998 and FY 1997 was $638,000, $668,000,
and $260,000 respectively.

     Artecon's sales and operating results have in the past fluctuated from quarter to quarter and may vary in the future depending on a number of factors, including:

     - the size and timing of significant purchase orders;

     - the timing of hardware shipments by third-party vendors necessary to recognize revenues;

     - Artecon's ability to continue to design, develop and market new products and services;

     - Market acceptance of new products;

     - Artecon's success in increasing its domestic and foreign sales force;

     - the size and number of new accounts;

     - technological changes in the storage systems market;

     - the growth of the telecommunications and Internet/intranet industry;

     - reduction in demand for Artecon's products as a result of new product introductions by competitors;

     - levels of expenditure on research and development;

     - the amount of additional capital needed by Artecon and the timing of such need;

     - product quality problems;

     - fluctuations in foreign currency exchange rates; and

     - general economic trends and other factors.

     Sales and operating results for past periods are not necessarily indicative of future periods and a period-to-period comparison of its sales or results of operations are not necessarily meaningful and should not be relied upon as an indicator of future performance.

     Artecon's management believes that its expected cash resources from operations and amounts available under the line of credit are sufficient to meet its current capital commitments and the operating requirements of its existing business for at least the next twelve months. However, there can be no assurance that Artecon will not need to obtain additional capital before such time. The actual amount and timing of working capital and capital expenditures that Artecon may incur in future periods may vary significantly and will depend upon numerous factors, including the amount and timing of the receipt of revenues from continued operations, the increase in manufacturing capabilities, the timing and extent of the introduction of new products and services, and growth in personnel and operations.

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000 ("Y2K"), these date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than one year, computer systems and/or software used by many companies may need to be upgraded to comply with such Y2K requirements.

STATE OF READINESS

     Artecon has defined Y2K compliance in accordance with the British Standards Institute (BSI). According to the BSI DISC PD2000, Y2K conformity shall mean that neither performance nor functionality is affected by dates prior to, during and after Y2K. Y2K compliance is based on the following factors: 1) during the normal operation, the value for the current date will not cause any interruption in operation; 2) date-based functionality must behave consistently for dates prior to, during and after Y2K; 3) in all interfaces and data storage, the century in any date must be specified either explicitly or by unambiguous algorithms or inferencing rules; and 4) Y2K must be recognized as a leap year.

     In 1996, Artecon started a comprehensive Y2K program for its data storage products. This program includes verification testing of existing products, implementation of date code programming policies, and the integration of compliance tests for all enhancements and future products. Artecon established certain criteria to obtain Y2K compliance, expanding year fields to four digits, windowing, date encoding techniques, and absence of date code dependency. Artecon's technology generally lends itself to being Y2K compliant based on the absence of date dependencies in the hardware, software, and firmware code. Artecon certifies to its customers that the hardware, software, and firmware developed, manufactured and distributed by Artecon is Y2K compliant. In addition, Artecon's products also recognize Y2K as a leap year. Management believes that all of Artecon's data storage products are Y2K compliant.

     In 1997, Artecon implemented a Y2K assessment program for its internal processing systems. The program currently includes an inventory and assessment of information systems, testing and implementation. Artecon has identified the major systems that will require modification to make them Y2K compliant and anticipates completion of the process by the end of March 1999. To date, approximately 80% of these internal processing systems are Y2K compliant, and Artecon anticipates having the remaining internal processing systems Y2K compliant by the second quarter of calendar 1999 with any additional testing of such systems to be completed by the third quarter of calendar 1999.

     Artecon may include software from third party vendors as a part of its data storage products. Artecon has received compliance statements from such software vendors and has conducted internal testing to verify their Y2K compliance statements. Artecon has initiated communications with its significant supplier to determine the extent to which Artecon may be impacted by those third party suppliers who fail to remedy their own Year 2000 issues. To date Artecon has contacted 55% of its significant suppliers and has received assurance of Year 2000 compliance from a number of those contacted. Most suppliers under existing contracts with Artecon are under no contractual obligation to provide such information to Artecon. Artecon is taking steps with respect to new supplier agreements to assure that the suppliers' products and internal systems are Year 2000 compliant.

COSTS TO ADDRESS ARTECON'S Y2K ISSUES.

     While it is difficult to quantify the total cost to Artecon of Y2K compliance activities, Artecon's best estimate of resources that are allocated to this program is approximately $500,000. However, there can be no assurance that Y2K issues will not have a material adverse impact on Artecon's business, results of operations or financial condition.

RISKS OF ARTECON'S Y2K ISSUES

     Artecon believes that the Y2K issue may affect the purchasing patterns of customers and potential customers in a variety of ways. Many companies are expending significant resources to correct or patch their current software systems for Y2K compliance. These expenditures may result in reduced funds available to purchase products such as those offered by Artecon. Conversely, Y2K issues may cause other companies to accelerate purchases, thereby causing an increase in short-term demand and consequent decrease in long-term demand for products. Additionally, Y2K issues could cause a significant number of companies, including current customers, to reevaluate their current information system needs, and as result consider switching to other systems or suppliers. Any of the foregoing could result in a material adverse effect on Artecon's business, operating results and financial condition.

ARTECON'S CONTINGENCY PLAN

     Artecon currently does not have a contingency plan in place if any of the systems, processes or third party suppliers mentioned is not Y2K compliant. Currently, Artecon is in the process of preparing a contingency plan for Y2K compliance issues, and anticipates having such a contingency plan in place by the end of the third quarter of calendar 1999.

THE EURO CONVERSION

     On January 1, 1999, eleven of the fifteen member countries of the European Union established fixed conversion rates between their existing sovereign currencies and the euro. These countries have agreed to adopt the euro as their common legal currency on that date. The euro will then trade on currency exchanges and be available for non-cash transactions. These countries will issue sovereign debt exclusively in euro and will re-denominate outstanding sovereign debt. Effective on this date, these countries will no longer control their own monetary policies by directing independent interest rates for the legacy currencies. Instead, the authority to direct monetary policy, including money supply and official interest rates for the euro, will be exercised by the new European Central Bank.

     Following introduction of the euro, the legacy currencies are scheduled to remain legal tender in these countries as a denominations of the euro between January 1, 1999 and January 1, 2002 (the "transition period"). During the transition period, public and private parties may pay for goods and services using either the euro or the country's legacy currency on a "no compulsion, no prohibition" basis. However, conversion rates no longer will be computed directly from one legacy currency to another. Instead a "triangulation" process will be applied whereby an amount denominated in one legacy currency first will be converted into an amount denominated in euro, and the resultant euro-denominated amount is converted into the second legacy currency.

     Two countries that will convert to the euro, the Netherlands and France, generated revenue of approximately $894,000 and $763,000, respectively, or 1.7% of Artecon's total revenue for FY 1999. Based on this percentage of revenue generated from these two countries, Artecon does not anticipate that this conversion of the euro will have a significant impact on its financial statements. Artecon is continuing to evaluate the impact this conversion will have on its financial condition and results of operations.

                               ARTECON MANAGEMENT

     The executive officers of Artecon who will serve as a director or executive officer of Box Hill are James L. Lambert and Dana W. Kammersgard. Their ages and current positions with Artecon as of June 1999 are as follows:

NAME                                 AGE                 POSITION
----                                 ---                 --------
James L. Lambert...................  46     Chief Executive Officer and
                                            President
Dana W. Kammersgard................  43     Vice President, Engineering and
                                            Secretary

     For biographical information regarding Messrs. Lambert and Kammersgard, see "Interest of Certain Persons in the Merger and Related Agreements -- Management of Box Hill."

     The following table shows for the fiscal years ended March 29, 1997, March 31, 1998 and March 31, 1999, certain compensation awarded or paid to, or earned by, Messrs. Lambert and Kammersgard.

                                                                      COMPENSATION
                               ANNUAL COMPENSATION     OTHER ANNUAL    SECURITIES     ALL OTHER
NAME AND PRINCIPAL            ----------------------   COMPENSATION    UNDERLYING    COMPENSATION
POSITION               YEAR   SALARY ($)   BONUS ($)       ($)         OPTION (#)       ($)(1)
------------------     ----   ----------   ---------   ------------   ------------   ------------
James L. Lambert.....  1999    227,702      96,808(2)         --         40,000          906
  President and        1998    138,462      14,938(2)    291,250(4)          --          906
  Chief Executive      1997    103,708       6,959            --             --          906
  Officer
Dana W.
  Kammersgard........  1999    172,614      48,870(3)         --         25,000
  Vice President,      1998    124,139      27,782(3)    145,625(5)          --
  Engineering and      1997    102,307      10,315            --             --
  Secretary

-------------------------

(1) Includes term life insurance premium paid on behalf of Mr. Lambert.

(2) Includes tax gross-ups paid to Mr. Lambert of $44,808 in 1999 and $14,938 in 1998.

(3) Includes tax gross-ups paid to Mr. Kammersgard of $44,808 in 1999 and $14,938 in 1998.

(4) Represents the dollar value of shares of Artecon California common stock purchased pursuant to an option exercise, calculated by multiplying the difference between the fair market value of such stock on the date of grant ($1.20 per share) and the exercise price ($0.035 per share) by the number of shares of Artecon California common stock purchased (250,000 shares).

(5) Represents the dollar value of shares of Artecon California common stock purchased pursuant to an option exercise, calculated by multiplying the difference between the fair market value of such stock on the date of grant ($1.20 per share) and the exercise price ($0.035 per share) by the number of shares of Artecon California common stock purchased (125,000 shares).

STOCK OPTION GRANTS AND EXERCISES

     Artecon grants options to its executive officers under its 1996 Stock Option Plan (the "1996 Plan"). The following table sets forth for each of Messrs. Lambert and Kammersgard information concerning stock options granted during the year ended March 31, 1999.

                                                           INDIVIDUAL GRANTS
                                    ---------------------------------------------------------------
                                                                               POTENTIAL REALIZABLE
                                                                                      VALUE
                                                                                AT ASSUMED ANNUAL
                                                                                      RATES
                                      PERCENT OF                                  OF STOCK PRICE
                       NUMBER OF     TOTAL OPTIONS                                 APPRECIATION
                       UNDERLYING     GRANTED TO      EXERCISE                  FOR OPTION TERM(3)
                        OPTIONS      EMPLOYEES IN     PRICE PER   EXPIRATION   --------------------
NAME                   GRANTED(1)       1999(2)         SHARE        DATE         5%         10%
----                   ----------   ---------------   ---------   ----------   --------   ---------
James L. Lambert.....    40,000           1.9%          $3.75       4/1/08     $94,500    $238,500
Dana W.
  Kammersgard........    25,000           1.2            3.75       4/1/08      59,062     149,062

-------------------------

(1) Options granted have a ten year term, and vest at the rate of 1/4 (one-fourth) of the shares subject to the Option shall vest on the first one
    (1) year anniversary of the vesting commencement date, and an additional 1/4th (one-fourth) of the shares shall vest on each one (1) year anniversary thereafter.

(2) Based on options to purchase 2,085,000 shares of Artecon common stock granted to employees, including Messrs. Lambert and Kammersgard, under the 1996 Plan during the fiscal year ended March 31, 1999.

(3) Calculated on the assumption that the market value of the underlying stock increases at the stated values, compounded annually. The total appreciation of the options over their ten-year terms at 5% and 10% is 63% and 159%, respectively.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

     As of March 31, 1999, none of Artecon named executive officers exercised any stock options, nor were any stock options exercisable during the fiscal year ended March 31, 1999.

EMPLOYEE BENEFIT PLANS

1996 STOCK OPTION PLAN

     The 1996 Plan provides for granting to employees, including officers, directors, and consultants, of non-statutory stock options. A total of 3,000,000 shares of Artecon common stock are currently reserved for issuance pursuant to the 1996 Plan. As of March 31, 1999, options to purchase 1,280,497 shares of Artecon common stock were outstanding under the 1996 Plan and 1,719,503 shares of Artecon common stock remained available for issuance under the 1996 Plan. In April 1998, Artecon granted options to purchase 1,471,500 shares at exercise prices ranging from $3.38 to $3.75. Additionally, 217,500 options with exercise prices ranging from $5.13 to $7.00 were cancelled and re-granted at $3.375 per share.

1996 EMPLOYEE STOCK PURCHASE PLAN

     The 1996 Employee Stock Purchase Plan (the "Purchase Plan") provides for the opportunity to purchase Artecon common stock through accumulated payroll deductions. A total of 400,000 shares of Artecon common stock are currently reserved for issuance under the Purchase Plan. As of March 31, 1999, 298,401 shares of Artecon common stock had been purchased under the Purchase Plan and 101,599 shares remained available for purchase under the Purchase Plan.

401(K) PLAN

     Artecon has a savings plan under Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). The 401(k) Plan allows eligible employees to contribute up to 15 percent of their compensation on a pre-tax basis up to the statutorily prescribed annual limit ($10,000 in 1998). Artecon matches 50 percent of the employee's contribution up to a specified limit. Such matching contributions vest incrementally over 5 years.

DIRECTOR COMPENSATION

     For services as directors, effective April 1998, each non-employee member of the Artecon board of directors receives an annual fee of $10,000, plus $2,000 for each board meeting attended in person, $1,000 for each board meeting attended via telephone conference, $1,000 for each committee meeting attended in person and $500 for each committee meeting attended via telephone conference, provided that the committee meeting is not on the same date as the board meeting and reimbursement for reasonable expenses. The 1996 Plan provides that options may be granted to non-employee directors. See "-- Employee Benefit Plans -- 1996 Stock Option Plan. " In April 1998, each non-employee director received an initial grant of options to purchase 50,000 shares of Common Stock at an exercise price of $3.75 per share. Concurrently with such grant, Mr. Fitzgerald and Dr. Park, two current Artecon directors, surrendered for cancellation certain non-employee director stock options granted to them prior to the Storage Dimensions merger.

OPTION REPRICING INFORMATION

     In April 1998, following the Storage Dimensions merger, Artecon implemented an employee option exchange program (the "1998 Repricing") applicable to Artecon employees (other than executive officers). Under the program, outstanding options held by qualifying employees with an exercise price greater than $3.38 per share, the closing price of the Artecon common stock on the date of the exchange (the "1998 Exchange Price"), were exchanged for new options to purchase the same number of shares at an exercise price equal to the 1998 Exchange Price. Subject to certain exceptions, the new options are not exercisable until one year after the date of issuance, at which time they will continue to vest to the same extent as the old options surrendered therefor. During the past ten years, no options held by executive officers of Artecon have been repriced

                        CERTAIN TRANSACTIONS OF ARTECON

     The Falcon acquisition purchase price of $3,500,000 included $1,000,000 in cash and a promissory note in the original principal amount of $1,250,000 (the "Artecon Note"). Subsequent to the issuance of the Artecon Note, Artecon California and Falcon amended the Artecon Note to decrease the principal amount due thereunder to $750,000. Concurrently with the Falcon Acquisition, Falcon transferred the Falcon Technology to Founding Partners, a California general partnership ("Founding Partners"), in exchange for a promissory note in the principal amount of $1,750,000 (the "Founding Partners Note"). Dana Kammersgard, James Lambert and W.R. Sauey, each of whom is an executive officer and/or director of Artecon, are the general partners of Founding Partners. Founding Partners is considered to be a "special purpose entity" and, accordingly, has been consolidated with Artecon for financial reporting purposes. The purchase price was allocated among the acquired assets to $10,232,000 for other assets acquired, $638,000 to goodwill and other intangible assets, $14,138,000 for liabilities assumed and to in-process research and development expenses of $3,700,000, which had no future alternative use, based on management assumptions. Under the terms of the Artecon Note, as adjusted, and the Founding Partners Note (collectively, the "Notes"), Artecon and Founding Partners are required to make monthly payments to Falcon of $15,935 and $37,182, respectively, through August 2002. Each of the Notes bears interest at the rate of 10% per annum. As of March 31, 1999, the approximate amount of principal outstanding under the Artecon Note was $552,000, and the approximate amount of principal outstanding under the Founding Partners Note was $1,287,000.

     In connection with the Falcon acquisition and the transfer of the Falcon Technology, Artecon California and Founding Partners entered into a Technology License Agreement, dated August 21, 1997, pursuant to which Founding Partners granted to Artecon California an exclusive, perpetual license of the Falcon Technology in exchange for monthly payments of $39,000 payable through August 2002.

     On December 27, 1997, Founding Partners and Artecon California amended the Technology License Agreement to provide for, among other things, the transfer of the Falcon Technology from Founding Partners to Artecon California upon the satisfaction in full of Founding Partners' obligations under the Founding Partners Note.

     Pursuant to certain commitments between Artecon and the Nordic Group, in which W.R. Sauey holds a controlling interest, Artecon was obligated to pay fees to the Nordic Group for certain software maintenance services provided by and overhead costs incurred by the Nordic Group. Such fees totaled approximately $9,000 to $11,000 per month and represented Artecon's portion of overhead costs paid by the Nordic Group on its behalf. Such payments terminated effective upon the closing of the Merger. In addition, Artecon leases certain real property from W.R. Sauey at a monthly rental fee of approximately $1,125 under a month-to-month lease between the parties.

     Since January 1997, Artecon California made a series of short-term loans to Flambeau Corp., a company in which W.R. Sauey is the principal shareholder, in the aggregate principal amount of $6,145,000. Such loans were made pursuant to the terms of a promissory note dated January 16, 1997 which bore interest at a rate of 7.25% per annum and which was due and payable on demand. The aggregate principal amount (including $14,506 in total interest payments) was paid in full by Flambeau Corp. in August 1997.

     During the fiscal years ended March 29, 1997, March 31, 1998, and March 31, 1999, Artecon California made payments to certain entities affiliated with W.R. Sauey (the "Nordic Group Companies") of approximately $85,000, $130,000 and $80,000, respectively, for the purchase of certain products and services from the Nordic Group Companies. In addition, during the fiscal years ended March 29, 1997, March 31, 1998 and March 31, 1999, the company received payments for the sale of certain products and services from certain of the Nordic Group Companies of approximately $74,000, $125,000 and $48,000, respectively. As of March 31, 1999, Artecon had accounts receivable from certain Nordic Group Companies of approximately $13,000 and accounts payable of zero.

     In February 1999, Artecon issued a promissory note to Flambeau Corporation, a company affiliated with Mr. W.R. Sauey, for the principal amount of $500,000 at an interest rate of prime minus one-half of one percent. Such note was paid in full by Artecon on March 30, 1999.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                             MANAGEMENT OF ARTECON

     The following table sets forth certain information with respect to beneficial ownership of Artecon's common stock and preferred stock as of June 3, 1999, by:

     - each shareholder who is known by Artecon to own beneficially more than 5% of Artecon capital stock;

     - each named executive officer of Artecon;

     - each director of Artecon; and

     - all directors and executive officers of Artecon as a group.

     Unless otherwise indicated, to the knowledge of Artecon, all persons listed below have sole voting and investment power with respect to their shares of Artecon common stock and preferred stock, except to the extent authority is shared by spouses under applicable law.

                          SHARES OF          PERCENT OF
                            STOCK              COMMON     PREFERRED STOCK     PERCENT OF
                         BENEFICIALLY          STOCK       BENEFICIALLY     PREFERRED STOCK
   NAME AND ADDRESS        OWNED(1)           OWNED(2)       OWNED(1)          OWNED(2)
   ----------------      ------------        ----------   ---------------   ---------------
5% Stockholders                                                     --             --
Capital Partners
  Group................    2,900,623(3)         13.3%
Maxtor Corporation.....    1,600,000             7.3%               --             --

Officers & Directors
W.R. Sauey.............    5,295,384(4)         24.3%        2,494,159(5)         100%
James L. Lambert.......    3,509,777(6)         16.1%               --             --
Dana W. Kammersgard....    1,388,087(7)          6.4%               --             --
Jason C. Sauey.........      373,104(8)          1.7%               --             --
Dr. Chong Sup Park.....    1,612,500(9)          7.4%               --             --
Brian D. Fitzgerald....    2,913,123(3)(10)     13.4%               --             --
Norman R. Farquhar.....       12,500(11)           *                --             --
William J. Filip.......       27,500(12)           *                --             --
All executive officers
  and directors as a
  Group (9
  persons)(13).........   15,131,975            69.2%        2,494,159            100%

-------------------------

   * Represents beneficial ownership of less than 1%.

 (1) This table is based upon information supplied by executive officers, directors, principal stockholders and the company's transfer agent. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes generally sole voting and investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the Company believes that the persons named in the table above have sole voting and investment power with respect to all shares of common stock and preferred stock shown as beneficially owned by them.

 (2) Percentage of beneficial ownership is based on 21,772,227 shares of common stock outstanding as of June 3, 1999. Preferred stock is based on 2,494,159 shares of Series A Preferred Stock outstanding as of June 3, 1999.

 (3) Represents 1,676,440 shares held by CP Acquisition, L.P. No. 4A, 926,790 shares held by CP Acquisition, L.P. No. 4B, 3,612 shares held by Capital Partners, Inc., and 293,781 shares held by FGS, Inc. The following affiliated entities are included in "Capital Partners Group"; (a) CP Acquisition, L.P. No. 4A, a Delaware limited partnership; (b) CP Acquisition, L.P. No. 4B, a Delaware limited partnership; (c) Capital Partners, Inc., a Connecticut corporation, of which Brian D. Fitzgerald is the sole stockholder, an officer and a director, and (d) FGS, Inc., a Delaware corporation, of which Mr. Fitzgerald is the controlling stockholder, an officer and a director. Mr. Fitzgerald may be deemed to beneficially own the shares held by the entities comprising the Capital Partners Group.

 (4) Includes (i) 891,151 shares of common stock held by Flambeau Corp., (ii) 235,507 shares of common stock held by Flambeau Products Corp., (iii) 38,333 shares of common stock held by Seats, Inc. and (iv) 1,038,103 shares of common stock held by the W.R. & Floy A. Sauey Grandparents Trust established for the benefit of certain grandchildren of W.R. Sauey. Mr. Sauey is Chairman of the Board and the principal shareholder in each of Flambeau Corp., Flambeau Products Corp. and Seats, Inc. (collectively, the "Sauey Affiliates"). Mr. Sauey disclaims beneficial ownership of all the above-listed shares, except to the extent of his pecuniary or pro rata interest in such shares. Also, includes options to purchase 12,500 shares of common stock exercisable at or within 60 days of June 3, 1999.

 (5) Includes (i) 1,038,604 shares of preferred stock held by Flambeau Corp.,
     (ii) 1,038,604 shares of preferred stock held by Flambeau Products Corp. and (iii) 169,074 shares of preferred stock held by Seats, Inc. Mr. Sauey disclaims beneficial ownership of all the above-listed shares, except to the extent of his pecuniary or pro rata interest in such shares.

 (6) Includes (i) 3,492,681 shares held jointly with Pamela Lambert, the spouse of Mr. Lambert, (ii) 3,600 shares of common stock held by Pamela Lambert, and 166 shares of common stock held by Mr. Lambert's daughter and (iii) options to purchase 10,000 shares of common stock exercisable at or within 60 days of June 3, 1999.

 (7) Includes (i) 546 shares of common stock held by Lisa Kammersgard, the spouse of Mr. Kammersgard and (ii) options to purchase 6,250 shares of common stock exercisable at or within 60 days of June 3,1999.

 (8) Includes options to purchase 12,500 shares of common stock exercisable at or within 60 days of June 3, 1999.

 (9) Includes 1,600,000 shares held by Maxtor Corporation. Dr. Park is President and Chief Executive Officer of Hyundai Electronics America, the parent of Maxtor Corporation, and Chairman of the Board of Maxtor Corporation. Also, includes options to purchase 12,500 shares of common stock exercisable at or within 60 days of June 3, 1999.

(10) Includes options to purchase 12,500 shares of common stock exercisable at or within 60 days of June 3, 1999.

(11) Includes options to purchase 12,500 shares of common stock exercisable at or within 60 days of June 3, 1999.

(12) Includes options to purchase 12,500 shares of common stock exercisable at or within 60 days of June 3, 1999.

(13) Includes 2,203,094 shares of common stock held by the Sauey Affiliates.

                          COMPARISON OF CAPITAL STOCK

DESCRIPTION OF BOX HILL CAPITAL STOCK

     Box Hill's authorized capital stock consists of 40,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par
value $.01 per share. As of the record date, there were              shares of
Box Hill common stock issued and outstanding, and no shares of Box Hill preferred stock issued or outstanding. The following summary of the terms and provisions of Box Hill's capital stock does not purport to be complete and is qualified in its entirety by reference to Box Hill's certificate of incorporation and bylaws and applicable law.

     BOX HILL COMMON STOCK. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Box Hill board of directors out of funds legally available therefor, subject to preferences that may be applicable to any outstanding preferred stock. In the event of a dissolution of Box Hill, after distribution to the holders of preferred stock, if any, of amounts to which they may be preferentially entitled, the holders of common stock are entitled to share ratably in the assets of Box Hill legally available for distribution to its shareholders. None of the holders of common stock has any preemptive, subscription, liquidation, conversion or redemption rights, and no holders of common stock are subject to further calls or assessments or rights of redemption by Box Hill. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon consummation of the merger will be, validly issued, fully paid and nonassessable.

     BOX HILL PREFERRED STOCK. Box Hill's board of directors has the authority to issue 5,000,000 shares of preferred stock in one or more series and to fix the powers, designations, rights, preferences and restrictions thereof, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and the number of shares constituting each such series, without any further vote or action by Box Hill's shareholders. Box Hill currently has no plans to issue any preferred stock.

     LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS. Box Hill's bylaws provide that Box Hill will indemnify its directors and executive officers for their reasonable expenses, including attorneys' fees, actually and necessarily incurred by him or her in connection with his or her defense of any action to which he or she becomes a party by reason of the fact that such individual served as an officer or director of Box Hill or of any corporation in which he or she served at the request of Box Hill. Box Hill's employment agreements with Dr. Monderer, Ms. Turchin and Mr. Mays, its Compensation Agreement with Mr. Black and its agreement with Mr. Conner, a prior director of Box Hill contain indemnification provisions consistent with the foregoing.

     No indemnification is available to an officer or director if a judgment or other final adjudication adverse to such officer or director establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty, and were material to the adjudicated action that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. The limit to the indemnification provisions in this paragraph prohibit indemnification only to the extent provided by Section 721 of the New York Business Corporation Law; they do not eliminate a director's duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief may be available. Such limitations also do not affect a director's responsibilities under any other laws, such as federal securities laws or state or federal environmental laws.

     NEW YORK BUSINESS CORPORATION LAW. Section 912 of the New York law regulates certain business combinations, including transactions between domestic corporations (which term includes Box Hill) and an interested shareholder, which is any person beneficially owning 20% or more of the outstanding voting stock of the domestic corporation or any affiliate or associate of such corporation and has owned 20% or more of the outstanding voting stock of the corporation within the previous five years. Under the statute, a domestic corporation may not engage in any business combination with any interested shareholder, unless:

     - if the business combination is to occur within five years of the date the shareholder acquired 20% or more ownership, either the business combination or the stock acquisition was approved by the board of directors prior to the date such shareholder became a 20% shareholder; or

     - the business combination is approved by a majority of outstanding voting stock not beneficially owned by the interested shareholder or his or her associates or affiliates, the stock acquisition date; or

     - the business combination occurs after five years or more after the relevant stock acquisition date and the consideration paid to the non-interested shareholders meets certain additional conditions.

     The restrictions imposed by Section 912 will not apply to a corporation that amends its bylaws by the affirmative vote of a majority of its outstanding voting stock (not including shares owned by the interested shareholder) to "opt out" of Section 912. However, an amendment will not be effective for 18 months after such vote and will not apply to any business combination where the stock acquisition date precedes the amendment.

     Box Hill has not sought to "opt out" of Section 912, but believes the
Section 912 provisions do not apply to the merger.

     Section 912 of the New York law may discourage other persons from making a tender offer for, or acquisitions of, a number of shares of the common stock. This could have the incidental effect of inhibiting changes in management and also may prevent temporary fluctuations in the market price of the common stock that often result from actual or rumored takeover attempts. In addition, the limited liability provisions in Box Hill's certificate of incorporation and the indemnification provisions in Box Hill's bylaws, each with respect to officers and directors, may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty and may also reduce the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise have benefited Box Hill and its shareholders. Furthermore, a shareholder's investment in Box Hill may be adversely affected to the extent Box Hill pays the costs of settlement and damage awards against Box Hill's directors and officers pursuant to the indemnification provisions of Box Hill's bylaws.

     TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for the Box Hill common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF ARTECON CAPITAL STOCK

     The authorized capital stock of Artecon consists of 40,000,000 shares of Artecon common stock, par value $0.005 per share, and 10,000,000 shares of Artecon preferred stock, par value $0.005 per share. As of the record date, there were 21,772,227 shares of Artecon common stock issued and outstanding, and 2,494,159 shares of Artecon Series A Preferred Stock issued and outstanding.

     ARTECON COMMON STOCK. The holders of Artecon common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Except as otherwise required by law, all matters submitted for stockholder vote are determined by a majority of the votes cast. Holders of Artecon common stock are entitled to receive ratably such dividends, if any, as may be declared by the Artecon board out of funds legally available therefor, subject to any preferential dividend rights of outstanding Artecon preferred stock. Subject to the rights of holders of Artecon preferred stock, upon the liquidation (which includes a merger and a sale of all or substantially all of the assets of Artecon), dissolution or winding up of Artecon, the holders of Artecon common stock are entitled to receive ratably the net assets of Artecon available after the payment of all debts and other liabilities. Holders of the Artecon common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Artecon common stock are fully paid and nonasessable.

     ARTECON PREFERRED STOCK. The board of directors of Artecon, without any further vote or action by the stockholders, subject to certain limitations prescribed by law, has the authority to issue from time to time up to an aggregate of 10,000,000 shares of Artecon preferred stock in one or more classes or series and to determine the designation and the number of shares of any class or series as well as the voting rights, preferences, limitations and special rights, if any, of the shares of any such class or series, including the dividend rights, dividend rates, conversion rights and terms, voting rights, redemption rights and terms, and liquidation preferences. Artecon's certificate designates 2,494,159 of the shares of Artecon preferred stock as Series A Preferred Stock, all of which are outstanding and held of record by four stockholders. Upon any liquidation (which includes a merger and a sale of all or substantially all of the assets of Artecon), dissolution or winding up of Artecon, the holders of Series A are entitled to receive an amount equal to $2.00 per share prior and in preference to any distribution of any of the assets or surplus of funds of Artecon to the Artecon common stockholders. The shares of the Series A vote together with the common stock as a single class. The holder of each share of Series A is entitled to the number of votes equal to the number of shares of common stock into which such share of Series A could be converted on the record date for such vote. At the option of the holder, each share of Series A is convertible into such number of shares of common stock as is determined by dividing two dollars ($2.00) by the greater of (i) $6.00 and (ii) the average of the closing sales prices of Artecon common stock as traded on the Nasdaq National Market during the 20-trading-day period ending on the day that is two days prior to the date on which conversion is requested. Each share of Series A automatically converts on the earlier of (i) the day the Artecon board unanimously adopts a resolution requesting such conversion, in which case the conversion rate is determined by dividing two dollars ($2.00) by the conversion price, and (ii) the day following the date on which the average of the closing per share sales price of the Artecon common stock for 20 consecutive days equals or exceeds $9.00 per share, as reported on the Nasdaq National Market in which case the conversion rate is determined by dividing two dollars ($2.00) by such average price.

     The authorization of additional Artecon preferred stock having equivalent rights to the Series A Preferred Stock may have an adverse effect upon the rights of holders of the Artecon common stock. Such effects might include:

     - restrictions on dividends on the Artecon common stock if dividends on preferred stock have not been paid;

     - dilution of the voting power of the Artecon common stock to the extent that the Artecon preferred stock and Series A Preferred Stock have voting rights;

     - dilution of the equity interest of the Artecon common stock to the extent that the Artecon preferred stock or Series A Preferred Stock is converted into Artecon common stock; or

     - the Artecon common stock not being entitled to share in Artecon's assets upon liquidation until satisfaction of any liquidation preference granted to holders of the Artecon preferred stock or Artecon Series A Preferred Stock.

     Additionally, the issuance of Artecon preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, may be used to deter, discourage or make more difficult the assumption of control of Artecon by another corporation or person through a tender offer, merger, proxy contest or similar transaction or series of transactions.

     The Artecon certificate of incorporation and Artecon bylaws require that any action required or permitted to be taken by stockholders of Artecon must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of the stockholders of Artecon may be called only by the Artecon board, the Chairman or Vice Chairman of the Board, the President of Artecon, or by any person or persons holding shares entitled to cast at least 10% of the votes at the meeting. The Artecon certificate of incorporation also provides for a classified board and specifies that the authorized number of directors may be changed only by resolution of the Artecon board. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Artecon.

     DELAWARE GENERAL CORPORATION LAW.  Artecon is subject to the provisions of
Section 203 of Delaware law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time that such stockholder became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and employees, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

     Such effect of this provision may deter hostile takeovers at a price higher than the prevailing market price for the Artecon common stock. In some circumstances, certain stockholders may consider this antitakeover provision to have a disadvantageous effect. Tender offers or other non-open market acquisitions of shares are frequently made at prices above the prevailing market price of a company's shares. In addition, acquisitions of shares by persons attempting to acquire control through market purchases may cause the market price of the Artecon common stock to reach levels that are higher than would otherwise be the case. This antitakeover provision may discourage any or all of such acquisitions, particularly those of less than all of the Artecon common stock, and may thereby prevent certain holders of Artecon common stock from having an opportunity to sell their shares at a temporarily higher market price.

     TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for the Artecon common stock is Boston EquiServe.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

     In connection with the merger, the Artecon stockholders will be converting their shares of Artecon common stock and Artecon preferred stock into shares of Box Hill common stock. Box Hill is a New York corporation and Artecon is a Delaware corporation, and the Box Hill certificate of incorporation and bylaws differ from the Artecon certificate of incorporation and bylaws in several significant respects. Because of the differences between the Delaware law and the New York law and the differences in the charter documents of Box Hill and Artecon, the rights of a holder of Box Hill common stock differ from the rights of a holder of Artecon common stock.

     Copies of the Box Hill charter, the Box Hill bylaws, the Artecon charter, and the Artecon bylaws are incorporated herein by reference and will be sent to holders of Box Hill and Artecon shares upon request. See Additional Information
"Where You Can Find More Information" on page   . The summary contained below is
not intended to be complete and is qualified by reference to Delaware law, New York law, the Box Hill charter and bylaws and the Artecon charter and bylaws.

     Below is a summary of some of the material differences between the Delaware law and the New York law and the charter documents of Box Hill and Artecon. It is not practical to summarize all of such differences in this prospectus/joint proxy statement, but some of the principal differences which could materially affect the rights of Artecon stockholders include the following:

SIZE OF THE BOARD OF DIRECTORS

     The Artecon certificate of incorporation states that the number of directors will be set exclusively by the Artecon board and authorizes the Artecon board to change the number by resolution. The number of directors of Artecon is currently fixed at seven. The Artecon board, acting without shareholder approval, may change such number.

     The Box Hill bylaws authorize the Box Hill board to fix the number of directors by resolution adopted by the majority of the entire Box Hill board. The number of directors is currently fixed at six directors. Upon the closing of the merger, the number of directors will be fixed at eight directors.

CLASSIFIED BOARD OF DIRECTORS

     A classified board is one in which a certain number, but not all, of the directors are elected on a rotating basis each year. Delaware law permits a classified board of directors to be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year. The Artecon certificate of incorporation provides for a classified board of directors with three classes of directors.

     The New York law permits the certificate of incorporation or the specific provisions of a bylaw adopted by the shareholders to divide the directors into either two, three or four classes. In contrast to the Artecon certificate of incorporation, the Box Hill certificate of incorporation does not currently provide for a classified board, but will be amended to provide for a classified board of directors divided into three classes. For a more complete description of the proposal to amend Box Hill's certificate of incorporation, by-laws and the composition of the Box Hill board after the merger, you should read "Interest of Certain Persons in the Transaction Merger Related Agreements Management of Box Hill" and "Amendment of Box Hill Certificate of Incorporation for a Classified Board of Directors."

REMOVAL OF DIRECTORS

     Under Delaware law, if a corporation has a classified board, the stockholders may remove a director only for cause, unless the certificate of incorporation provides otherwise. The Artecon certificate of incorporation and the Artecon bylaws provide that any and all directors may be removed with cause by a vote of the holders of a majority of shares entitled to vote at an election of directors, and without cause by:

     - until the 2001 annual meeting of stockholders of Artecon, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all the outstanding shares entitled to vote at an election of directors; and

     - after the 2001 annual meeting, the vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the outstanding shares entitled to vote at an election of directors.

     Under New York law:

     - shareholders may remove any director for cause, and the certificate of incorporation or provision of a bylaw adopted by the shareholders may give the board such right;

     - if the certificate of incorporation or the bylaws so provide, shareholders may remove directors without cause; and

     - an action to remove a director for cause may be brought by the attorney-general or by the holders of 10% of the outstanding shares, whether or not such shares are entitled to vote.

     The Box Hill bylaws permit the removal of any director by a vote of the shareholders cast at a special meeting of shareholders called for such purpose.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

     Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless otherwise provided in the certificate of incorporation or bylaws (and unless the certificate of incorporation directs that a particular class of stock is to elect such director, in which case any other directors elected by such class, or a sole remaining director so elected, may fill such vacancy). Under the Artecon certificate of incorporation and Artecon bylaws, the shareholders may, at a special meeting called for such purpose, fill a vacancy created by the removal of a director at such meeting. Any such vacancy not filled by the shareholders, or any vacancy caused by the death or resignation of any director, and any newly created directorship resulting from any increase in the authorized number of directors, may be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum. Any director so elected to fill any such vacancy or newly created directorship shall hold office until his successor is elected and qualified or until his earlier resignation or removal.

     Pursuant to the New York law and the Box Hill bylaws, newly created directorships resulting from an increase in the number of directors and vacancies arising therefrom may be filled by vote of the board of directors. The Box Hill bylaws provide that the shareholders may, at a special meeting called for such purpose, fill a vacancy at such meeting. Any such vacancy not filled by the shareholders, and any newly created directorship resulting from any increase in the authorized number of directors, may be filled by the vote of a majority of the directors then in office, although less than a quorum. Any director so elected to fill any such vacancy or newly created directorship will hold office until the next annual meeting of shareholders at which such directorship is up for election and until his successor is elected and qualified.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Delaware law, other than an action brought by or in the right of the corporation, indemnification is available to a director, officer, employee or agent of a corporation who is a party or threatened to be made a party to any action, suit or proceeding by reason of such office, employment, directorship or agency if it is determined that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful. In actions brought by or in the right of the corporation, such indemnification is limited to expenses actually and reasonably incurred and permitted only if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company, except that no indemnification may be made in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper. To the extent that the proposed indemnitee has been successful in defense of any action, suit or proceeding, he must be indemnified against expenses actually and reasonably incurred by him in connection with the action.

     The Artecon bylaws provide that Artecon shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, (including action by or in the rights of Artecon) by reason of the fact that he is or was or has agreed to become a director or officer of Artecon, or is or was serving or has agreed to serve at the request of Artecon as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Artecon, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except that in the case of an action or suit by or in the right of Artecon to procure a judgment in its favor (i) such indemnification shall be limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and
(ii) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Artecon unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

     The New York law permits a corporation to indemnify any person made, or threatened to be made, a party to any action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she was a director or officer of the corporation, provided such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. In the case of shareholder derivative suits, the corporation may indemnify any person by reason of the fact that he or she was a director or officer of the corporation if he or she acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     The indemnification rights described above are not exclusive of other indemnification rights to which a director or officer may be entitled, if contained in the certificate of incorporation or bylaws, or, when authorized, by a resolution of shareholders, a resolution of directors or an agreement providing for such indemnification.

     However, no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

     Any person who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding shall be entitled to indemnification. Except as provided in the preceding sentence, or ordered by a court pursuant to New York law, any indemnification provided under New York law described in the above paragraphs shall be made by the corporation only if authorized in the specific case, and after a finding that the director or officer met the requisite standard of conduct by the disinterested directors if a quorum is available, or in the event a quorum of disinterested directors is not available or an available quorum so directs, by either the board of directors upon the written opinion of independent legal counsel, or by the shareholders.

     The Box Hill bylaws provide that Box Hill will, to the fullest extent permitted by law, indemnify any person made, or threatened to be made, a party to any action or proceeding, whether civil or criminal, including an action by or in the right of Box Hill to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of Box Hill served in any capacity at the request of Box Hill, by reason of the fact that he or she, his or her testator or intestate, was a director or officer of Box Hill, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually necessarily incurred as a result of such action or proceeding or any appeal therein. However, no indemnification will be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     Expenses incurred by an officer or director pursuant to the Box Hill bylaws in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately found that he is not entitled to be indemnified by the corporation. The indemnification and advancement of expenses provided for in the Box Hill bylaws continues as to a person who has ceased to be a director or officer of Box Hill and will inure to the benefit of the heirs, executors and administrators of such person.

AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

     Under Delaware law, a corporation's certificate of incorporation can be amended by the affirmative vote of the board of directors and approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, unless the certificate of incorporation requires the vote of a larger portion of the shares. The Artecon certificate of incorporation requires approval by 66 2/3% of the outstanding shares entitled to vote thereon in order to amend certain provisions relating to the composition of the Artecon board, the removal of directors, amendment of the bylaws and certificate of incorporation, actions by stockholders and approval of mergers or combination with an interested purchaser.

     Under the New York law, an amendment or change of the certificate of incorporation may be authorized by vote of the board of directors, followed by vote of the holders of a majority of all outstanding shares entitled to vote thereon. Certain categories of amendments which adversely affect the rights of any holders of shares of a class of stock must be authorized by a majority of the votes of all outstanding shares of the class.

AMENDMENT OF BYLAWS

     Under Delaware law, the stockholders may adopt, amend or repeal the bylaws. The certificate of incorporation may confer the power to adopt, amend or repeal bylaws upon the board of directors. Under the Artecon certificate of incorporation and Artecon bylaws, the stockholders of Artecon may alter or amend the Artecon bylaws by a vote of at least 66 2/3% of the outstanding shares entitled to vote thereon. Under the Artecon certificate of incorporation and Artecon bylaws, the Artecon board may adopt, amend or repeal the Artecon bylaws.

     Under New York law, except as otherwise provided in the certificate of incorporation, bylaws may be amended, repealed or adopted by a majority of the votes cast by the shares at the time entitled to vote in the election of any directors. When so provided in the certificate of incorporation or a bylaw adopted by the shareholders, bylaws may also be amended, repealed or adopted by the board of directors by such vote as may be therein specified, which may be greater than the vote otherwise prescribed by law, but any bylaw adopted by the board of directors may be amended or repealed by the shareholders entitled to vote thereon. Under the terms of the Box Hill bylaws, such bylaws may be amended by the board of directors at any regular meeting or any special meeting which is held for that purpose or at a meeting of the shareholders, provided that notice of such action is contained in the notice or waiver of notice should the action take place at a special meeting.

POWER TO CALL SPECIAL SHAREHOLDERS MEETINGS

     Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. In addition, if the annual meeting of stockholders has not been held for a certain period of time or action by written consent to elect directors has not been taken, the Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director. The Artecon certificate of incorporation and the Artecon bylaws provide that special meetings of stockholders may be called only by the Artecon board, the Chairman or Vice-Chairman of the Artecon board, the President of Artecon, or by any person or persons holding shares representing at least ten percent (10%) of the outstanding capital stock of Artecon.

     Under New York law, a special meeting of shareholders may be called by the board of directors and by such person or persons as may be authorized to do so in the certificate of incorporation or bylaws. In addition, if an annual shareholder meeting has not been held for a certain period of time and a sufficient number of directors were not elected to conduct the business of the corporation, the board shall call a special meeting for the election of directors. If the board fails to do so, or sufficient directors are not elected within a certain period of time, holders of ten percent (10%) of the votes of the shares entitled to vote in an election of directors may call a special meeting for such an election. The Box Hill bylaws provide that (i) a special meeting of shareholders may be called by the President, the Chairman of the board of directors or by written instrument signed by a majority of the board of directors and that (ii) a special meeting shall be called by the Chief Executive Officer, the President, the Chairman of the board of directors or Secretary upon written request therefor by shareholders holding at least thirty percent (30%) of the outstanding shares at the time entitled to vote at any meeting of the shareholders.

ACTIONS BY WRITTEN CONSENT OF SHAREHOLDERS

     As permitted by law, the Artecon certificate of incorporation provides that any action taken by shareholders must be effected at an annual or special meeting and may not be effected by written consent. The Box Hill certificate does not provide such a limitation; and therefore, except as limited by law, actions may be taken by the shareholders by written consent.

INSPECTION OF SHAREHOLDERS' LIST

     Delaware law allows any stockholder to inspect the stockholders' list for a purpose reasonably related to such person's interest as a stockholder. The New York law provides that any shareholder of record has the right to examine in person or by agent the record of shareholders for any purpose reasonably related to such person's interest as a shareholder.

DIVIDENDS AND REPURCHASES OF SHARES

     Delaware law permits a corporation, unless otherwise restricted by its certificate of incorporation, to declare and pay dividends out of its surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared or for the preceding fiscal year as long as the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The Artecon certificate of incorporation does not contain any such restrictions on Artecon's ability to declare and pay dividends. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation. The ability of a Delaware corporation to pay dividends on, or to make repurchases or redemptions of, its shares is dependent on the financial status of the corporation standing alone and not on a consolidated basis. In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, regardless of their historical book value.

     Under New York law, dividends may be declared or paid and other distributions may be made out of surplus only, so that the net assets of the corporation remaining after such declaration, payment or distribution must at least equal the amount of its stated capital. A corporation may declare and pay dividends or make other distributions except when the corporation is currently insolvent or would thereby be made insolvent, or when the declaration, payment or distribution would be contrary to any restrictions contained in the corporation's certificate of incorporation. The Box Hill bylaws provide that the Box Hill board in its discretion may declare and pay dividends upon the outstanding shares of Box Hill out of surplus only, so that the net assets of Box Hill remaining after such payment will at least equal the amount of its stated capital.

APPROVAL OF CERTAIN CORPORATE TRANSACTIONS

     Under Delaware law, with certain exceptions, any merger, consolidation or sale, lease or exchange of all or substantially all of the assets must be approved by the board of directors and by the affirmative vote of a majority of the outstanding shares entitled to vote thereon. Pursuant to the New York law, two-thirds of the votes of all outstanding shares of stock of a New York corporation entitled to vote thereon is required to approve sales, leases, share exchanges, or other dispositions of all or substantially all the assets of a corporation if not made in the usual or regular course of the business actually conducted by such corporation.

BUSINESS COMBINATION FOLLOWING A CHANGE IN CONTROL

     Delaware law prohibits certain business combinations between a Delaware corporation, the shares of which are listed on a national securities exchange, and an "interested stockholder" for a period of three years following the time that such person became an "interested stockholder," without board approval, unless certain conditions are met and unless the certificate of incorporation of the corporation contains a provision expressly electing not to be governed by such provisions. The Artecon certificate of incorporation does not contain such an election.

     New York law prohibits any business combination (defined to include a variety of transactions, including mergers, consolidations, sales or dispositions of assets, issuances of stock, liquidations, reclassifications and the receipt of certain benefits from the corporation, including loans or guarantees) with, involving or proposed by any interested shareholder (defined generally as any person who beneficially owns, directly or indirectly, 20% or more of the outstanding voting stock of a resident domestic New York law corporation or is an affiliate or associate of such resident domestic corporation and at any time within the past five years was a beneficial owner of 20% or more of such stock) for a period of five years after the date on which the interested shareholder became such unless such business combination or the interested shareholder's purchase of stock is approved by the board of directors prior to such interested shareholder's stock acquisition date. After such five-year period a business combination between a resident domestic New York corporation and such interested shareholder is prohibited unless either certain "fair price" provisions are complied with or the business combination is approved by a majority of the outstanding voting stock not beneficially owned by such interested shareholder, its affiliates or associates. New York law exempts from its prohibitions any business combination with an interested shareholder if such business combination, or the purchase of stock by the interested shareholder that caused such shareholder to become such, is approved by the board of directors of the resident domestic New York corporation prior to the date on which the interested shareholder becomes such. Under New York law, corporations may opt to not be governed by the statute described above. The Box Hill certificate of incorporation does not contain such an election.

APPRAISAL RIGHTS

     Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair market value of the shares held by such stockholder (as determined by a court or by agreement of the corporation and the stockholder) in lieu of the consideration such stockholder may otherwise receive in the transaction. Under Delaware law, appraisal rights are not available to:

     - stockholders holding a class or series of shares that are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders if such shareholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders; or

     - stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because, among other things, the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger, and if certain other conditions are met.

     Delaware law also does not provide stockholders of a corporation with appraisal rights when the corporation acquires another business through the issuance of its capital stock:

     - in exchange for all or substantially all of the assets of the business to be acquired;

     - in exchange for more than fifty percent of the outstanding shares of the corporation to be acquired; or

     - in a merger of the corporation to be acquired with a subsidiary of the acquiring corporation.

     APPRAISAL RIGHTS ARE AVAILABLE TO HOLDERS OF ARTECON PREFERRED STOCK WITH RESPECT TO THE MERGER. FOR MORE INFORMATION REGARDING APPRAISAL RIGHTS OF HOLDERS OF ARTECON

PREFERRED STOCK, YOU SHOULD READ "THE MERGER -- APPRAISAL RIGHTS OF HOLDERS OF ARTECON PREFERRED STOCK."

     Under the New York law, shareholders have the right under certain circumstances to receive payment of the fair value of their shares if certain proposed corporate actions (including a merger, consolidation, certain amendments or changes to the certificate of incorporation adversely affecting their shares, certain sales, exchanges or other dispositions of all or substantially all of the corporation's assets and certain share exchanges) are taken. However, the right of a shareholder, who does not assent to any plan of merger or consolidation to which the corporation is a party, to receive payment of the fair market value of his shares is not available to a shareholder for shares which were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. A shareholder intending to enforce his or her rights of dissent must file a written notice of election to dissent to the proposed action with the corporation before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote.

                            AMENDMENT TO BOX HILL'S
                          CERTIFICATE OF INCORPORATION

CHANGE IN BOX HILL'S NAME

     Box Hill shareholders are requested to specifically approve the amendment to the Box Hill certificate of incorporation to change the name of the company
from Box Hill Systems Corp. to "               ".

     The board of directors of Box Hill believes that the proposed new name of the company will better reflect the combined capabilities of Box Hill and Artecon, and will be an easily recognizable name in the data storage systems marketplace.

     Approval of this proposal will require the affirmative vote of the holders of a majority of the outstanding voting stock of Box Hill. Accordingly, abstentions and broker non-votes are equivalent to negative votes for purposes of approving the proposal.

     The Box Hill board believes that approval of this proposal is in the best interests of Box Hill and its shareholders and unanimously recommends that the Box Hill shareholders vote in favor of this amendment to the Box Hill certificate of incorporation.

CHANGE TO PROVIDE FOR CLASSIFIED BOARD OF DIRECTORS

     Box Hill shareholders are requested to specifically approve the amendment to the Box Hill certificate of incorporation to add Article VII of Box Hill's certificate of incorporation, which amendment provides for a classified board of directors whereby the directors will be separated into three classes with members of each class serving for a three-year term. A copy of the proposed amendment is attached to this prospectus/joint proxy statement as Appendix B.

     Currently, each elected director of Box Hill holds office until the next annual meeting of shareholders and until his or her successor is duly elected and qualified. The proposed amendment provides for a classified board of directors with staggered three-year terms. Directors will be assigned to one or three classes designated as Class I, Class II and Class III, respectively, by resolution of the board of directors. The board of directors will have the authority to reallocate directors among classes from time to time, and to appoint new directors to any class, so long as the total number of directors in each class remains equal as nearly as practicable. The term of office of Class I directors will expire on the first annual meeting of stockholders of Box Hill following the adoption of the certificate of amendment, while the terms of Class II and Class III directors expire on the second and third annual meetings, respectively, following adoption of the certificate of amendment. If adopted, the provision would be applicable to every subsequent election of directors and have the effect of requiring at least two annual meetings to gain control of the board of directors versus only one annual meeting under the current system.

     Approval of this proposal will require the affirmative vote of the holders of a majority of the outstanding voting stock of Box Hill. Accordingly, abstentions and broker non-votes are equivalent to negative votes for purposes of approving the proposal. A vote against this proposal will constitute a vote against the merger and the issuance of Box Hill shares pursuant to the terms of the merger agreement.

     The Box Hill board believes that approval of this proposal is in the best interest of Box Hill and its shareholders and unanimously recommends that the Box Hill shareholders vote in favor of this amendment to the Box Hill certificate of incorporation.

             AMENDMENT TO INCREASE THE NUMBER OF SHARES AUTHORIZED UNDER BOX HILL'S 1997 EMPLOYEE STOCK PURCHASE PLAN AND
                        1995 INCENTIVE STOCK OPTION PLAN

     In August 1997, Box Hill adopted the 1997 Employee Stock Purchase Plan, which provides employees of Box Hill and its designated subsidiaries with an opportunity to purchase Box Hill common stock through accumulated payroll deductions. In 1995, Box Hill adopted the 1995 Incentive Program, which provides for grants to officers, directors and employees and certain consultants of Box Hill of certain rights to acquire shares of Box Hill common stock.

GENERAL DESCRIPTION

1997 PLAN

     The 1997 Plan may be administered by the board or a designated committee thereof. The 1997 Plan currently authorizes, and has reserved for issuance, 250,000 shares of Box Hill common stock, of which approximately 232,000 remain available for issuance.

     The 1997 Plan provides for a series of six-month periods, at the conclusion of each of which an option granted pursuant to the plan may be exercised. The enrollment date, which is the first day of each offering period, is the date by which each employee may elect to have up to 10% of his or her regular compensation during the offering period deducted from their respective payroll account. The exercise date under the purchase plan is the last day of any offering period. The purchase price of any option granted under the purchase plan is an amount equal to 85% of the fair market value of a share of common stock on the enrollment date or exercise date, whichever is lower. Subject to certain volume limitations, the purchase option may be exercised on the exercise date for a number of shares equal to the accumulated deductions for the offering period divided by the purchase price.

1995 PLAN

     The 1995 Plan may be administered by the board or a designated committee thereof. The 1995 Plan currently authorizes, and reserves for issuance, 2,392,500 shares of Box Hill common stock, of which approximately 850,000 remain available for issuance.

     The board may grant to employees, officers, key executives, directors, professionals, administrators or consultants non-transferable incentive stock options or non-qualified stock options under the 1995 Plan. Options granted thereunder are evidenced by an option agreement between Box Hill and the grantee, which option agreement specifies the exercise price per share, term and other provisions thereof, all as determined by the board in its sole discretion, subject to its fiduciary duties. Grants of options under the 1995 Plan need not be uniform. To exercise an option, an employee may pay the price of the option in cash, or deliver other shares of Box Hill common stock owned by the grantee for at least six-months, as permitted by law.

NEED FOR ADDITIONAL SHARES

     As of May 31, 1999, options to purchase approximately 44,600 shares of Artecon common stock were outstanding under the Artecon 1996 Employee Stock Purchase Plan and approximately 1,132,500 shares of Artecon common stock were outstanding under Artecon's 1993 Stock Option Plan and 1996 Stock Option Plan. At the exchange ratio of .40, such number shares of Artecon common stock and options may be exchanged for shares and options to purchase an aggregate of 470,840 shares of Box Hill common stock, which exceeds the number of shares available for issuance under the Box Hill plans. Therefore, the number of shares of Box Hill common stock available for issuance under the Box Hill plans must be increased to enable Box Hill to satisfy its obligations under the merger agreement.

     Consequently, the Box Hill board has authorized, subject to Box Hill shareholder approval, an amendment to the 1997 Plan authorizing an additional 500,000 shares of Box Hill common stock to be reserved for issuance under such plan, and an amendment to the 1995 Plan authorizing an additional 2,000,000 shares of Box Hill common stock to be reserved for issuance under such plan. Such increase would provide an adequate number of shares of Box Hill common stock to allow Box Hill to exchange options granted under the Artecon option plans for options to purchase Box Hill common stock. Box Hill also believes the amendment will provide sufficient shares for future grants under the Box Hill plans to employees of the combined company.

     Approval of the amendment to increase the number of shares of Box Hill common stock issuable under the 1997 Plan and 1995 Plan requires the affirmative vote of a majority of shares of Box Hill common stock cast on the proposal, provided that the total votes cast on the proposal represents more than 50% of all shares of Box Hill common stock that are entitled to vote thereon.

     Approval of the amendment to increase the number of shares of Box Hill common stock issuable under the 1997 Plan and 1995 Plan is conditioned upon shareholder approval of the other Box Hill proposals. If the merger proposal or the proposals to amend the certificate of incorporation are not approved, the amendment to increase the number of shares of Box Hill common stock issuable under the 1997 Plan and 1995 Plan will not become effective.

     The board recommends that the holders of Box Hill common stock vote for the approval of the amendment of the 1997 employee stock purchase plan and the 1995 incentive program.

                                    EXPERTS

     The consolidated audited financial statements of Box Hill Systems Corp. included in this prospectus/joint proxy statement and elsewhere in this registration statement of which this prospectus/joint proxy statement is a part, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of Artecon at March 31, 1999 and 1998, and for each of the three years in the period ended March 31, 1999, included in this prospectus/ joint proxy statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report thereon appearing elsewhere herein. The consolidated financial statements referred to above are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Storage Dimensions, Inc. as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in this prospectus/joint proxy statement have been so included in reliance on the part of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the shares of Box Hill common stock offered hereby, certain legal matters in connection with the merger and the federal income tax consequences of the merger will be passed upon for Box Hill by Herrick, Feinstein LLP, New York, New York. Certain legal matters in connection with the merger agreement and the federal income tax consequences of the merger will be passed upon for Artecon by Cooley Godward LLP, San Diego, California.

                         INDEX TO FINANCIAL STATEMENTS

BOX HILL SYSTEMS CORP.
Report of Independent Public Accountants....................   F-2
Consolidated Balance Sheets as of December 31, 1998 and
  1997......................................................   F-3
Consolidated Statements of Income for the years ended
  December 31, 1998, 1997 and 1996..........................   F-4
Consolidated Statements of Shareholders' Equity for 1998,
  1997 and 1996.............................................   F-5
Consolidated Statements of Cash Flows for 1998, 1997 and
  1996......................................................   F-6
Notes to Consolidated Financial Statements..................   F-7
Condensed Consolidated Balance Sheet as of March 31, 1999
  and December 31, 1998 (unaudited).........................  F-19
Condensed Consolidated Statement of Income for the three
  months ended March 31, 1999 and 1998 (unaudited)..........  F-20
Condensed Consolidated Statements of Cash Flows for the
  three months ended March 31, 1999 and 1998 (unaudited)....  F-21
Notes to Condensed Consolidated Financial Statements
  (unaudited)...............................................  F-22

ARTECON, INC.
Independent Auditors' Report................................  F-24
Consolidated Balance Sheets as of March 31, 1999 and March
  31, 1998..................................................  F-25
Consolidated Statement of Operations and Comprehensive
  Operations for the years ended March 31, 1999, March 31,
  1998 and March 29, 1997...................................  F-27
Consolidated Statement of Shareholders' Equity for the years ended March 31, 1999, March 31, 1998 and March 29, 1997...  F-28
Consolidated Statement of Cash Flows for the years ended
  March 31, 1999, March 31, 1998 and March 29, 1997.........  F-29
Notes to Consolidated Financial Statements..................  F-32

STORAGE DIMENSIONS, INC.
Report of Independent Accountants...........................  F-50
Consolidated Balance Sheet as of December 31, 1997 and
  1996......................................................  F-51
Consolidated Statement of Operations for the three years
  ended December 31, 1997...................................  F-52
Consolidated Statement of Stockholders' Equity for the three years ended December 31, 1997.............................  F-53
Consolidated Statement of Cash Flows for the three years
  ended December 31, 1997...................................  F-54
Notes to Consolidated Financial Statements..................  F-55

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Box Hill Systems Corp.:

     We have audited the accompanying consolidated balance sheets of Box Hill Systems Corp. (a New York Corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Box Hill Systems Corp. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Philadelphia, Pennsylvania
January 29, 1999 (except with respect
  to the matter discussed in Note 11 as to which the date is April 29, 1999)

                    BOX HILL SYSTEMS CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                             ----------------------
                                                               1998         1997
                                                               ----         ----
                                                             (IN THOUSANDS, EXCEPT
                                                               SHARE INFORMATION)
ASSETS
Current assets:
  Cash and cash equivalents................................   $54,214      $40,897
  Short-term investments...................................     3,500        9,305
  Accounts receivable, net of allowance of $640 and $267...    13,601       13,866
  Inventories..............................................     8,091        7,351
  Prepaid expenses and other...............................     1,220          344
  Prepaid income taxes.....................................       737           --
  Deferred income taxes....................................       984          721
                                                              -------      -------
     Total current assets..................................    82,347       72,484
Property and equipment, net................................     1,331        1,199
Deferred income taxes......................................       191          134
                                                              -------      -------
                                                              $83,869      $73,817
                                                              =======      =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.........................................   $ 9,796      $ 8,088
  Accrued expenses.........................................     4,008        2,000
  Customer deposits........................................     2,173        2,143
  Deferred revenue.........................................     2,455        1,829
  Income taxes payable.....................................        --          757
  Distribution payable.....................................        --          227
                                                              -------      -------
     Total current liabilities.............................    18,432       15,044
                                                              -------      -------
Deferred rent..............................................       287          225
                                                              -------      -------
Commitments and contingencies (Note 9)
Shareholders' equity:
  Preferred stock, $.01 par value, 5,000,000 shares
     authorized, none issued...............................        --           --
  Common stock, $.01 par value, 40,000,000 shares
     authorized, 14,327,081 and 14,138,871 shares issued
     and outstanding.......................................       143          141
     Additional paid-in capital............................    57,157       56,491
  Retained earnings........................................     7,850        1,916
                                                              -------      -------
     Total shareholders' equity............................    65,150       58,548
                                                              -------      -------
                                                              $83,869      $73,817
                                                              =======      =======

The accompanying notes are an integral part of these statements.

                    BOX HILL SYSTEMS CORP. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                       YEAR ENDED DECEMBER 31,
                                                   --------------------------------
                                                     1998        1997        1996
                                                   --------    --------    --------
                                                   (IN THOUSANDS, EXCEPT PER SHARE
                                                             INFORMATION)
                                                   --------------------------------
Net revenues.....................................  $72,476     $70,344     $50,027
Cost of goods sold...............................   47,403      45,528      33,028
                                                   -------     -------     -------
     Gross profit................................   25,073      24,816      16,999
                                                   -------     -------     -------
Operating expenses:
  Shareholder officers' compensation.............    1,275       7,538       6,347
  Engineering and product development............    2,617       2,324       2,071
  Sales and marketing............................    8,731       6,699       5,325
  General and administrative.....................    4,634       3,465       2,348
                                                   -------     -------     -------
                                                    17,257      20,026      16,091
                                                   -------     -------     -------
Operating income.................................    7,816       4,790         908
Interest income..................................    1,924         681         144
                                                   -------     -------     -------
     Income before income taxes..................    9,740       5,471       1,052
Income taxes.....................................    3,806         413         226
                                                   -------     -------     -------
Net income.......................................  $ 5,934     $ 5,058     $   826
                                                   =======     =======     =======
Basic net income per share.......................  $   .42     $   .45     $   .08
                                                   =======     =======     =======
Diluted net income per share.....................  $   .39     $   .42     $   .08
                                                   =======     =======     =======

The accompanying notes are an integral part of these statements.

                    BOX HILL SYSTEMS CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                           COMMON STOCK
                                        -------------------   ADDITIONAL PAID-IN   RETAINED
                                          SHARES     AMOUNT        CAPITAL         EARNINGS       TOTAL
                                        ----------   ------   ------------------   --------   -------------
                                                     (IN THOUSANDS, EXCEPT SHARE INFORMATION)
Balance, December 31, 1995............   9,900,000    $ 99              --         $  7,844     $  7,943
  Net income..........................          --      --              --              826          826
                                        ----------    ----         -------         --------     --------
Balance, December 31, 1996............   9,900,000      99              --            8,670        8,769
  Sale of Common stock, net of
     offering costs...................   4,125,000      41          56,514               --       56,555
  Distributions to S Corporation
     shareholders.....................          --      --              --          (11,927)     (11,927)
  Termination of S Corporation
     status...........................          --      --            (115)             115           --
  Exercise of stock options...........     113,871       1              92               --           93
  Net income..........................          --      --              --            5,058        5,058
                                        ----------    ----         -------         --------     --------
Balance, December 31, 1997............  14,138,871     141          56,491            1,916       58,548
  Exercise of stock options...........     170,870       2             120               --          122
  Sale of Common stock under Employee
     Stock Purchase Plan..............      12,381      --             108               --          108
  Acquisition of Box Hill Europe......       4,959      --              52               --           52
  Issuance of Common stock warrants...          --      --             213               --          213
  Tax benefit of option exercises.....          --      --             173               --          173
  Net income..........................          --      --              --            5,934        5,934
                                        ----------    ----         -------         --------     --------
Balance, December 31, 1998............  14,327,081    $143         $57,157         $  7,850     $ 65,150
                                        ==========    ====         =======         ========     ========

The accompanying notes are an integral part of these statements.

                    BOX HILL SYSTEMS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     YEAR ENDED DECEMBER 31,
                                                  ------------------------------
                                                   1998        1997       1996
                                                  -------    --------    -------
                                                          (IN THOUSANDS)
Operating Activities:
  Net income....................................  $ 5,934    $  5,058    $   826
  Adjustments to reconcile net income to net
     cash provided by (used in) operating
     activities --
     Depreciation and amortization..............      389         279        257
Deferred income taxes...........................     (320)       (855)        --
Non-cash compensation expense...................      213          --         --
Other...........................................       63          70         45
Changes in operating assets and liabilities--
Accounts receivable.............................      265      (4,628)    (3,989)
Inventories.....................................     (740)     (1,237)    (1,890)
Prepaid expenses and other......................     (876)       (129)       (94)
Prepaid income taxes............................     (565)         --         --
Accounts payable................................    1,760       2,936      1,090
Accrued expenses................................    2,008         889        545
Customer deposits...............................       30         797        551
Deferred revenue................................      626         946        459
Income taxes payable............................     (757)        757         --
                                                  -------    --------    -------
Net cash provided by (used in) operating
  activities....................................    8,030       4,883     (2,200)
                                                  -------    --------    -------
Investing Activities:
Purchases of property and equipment.............     (521)       (623)      (284)
Sales (purchases) of short-term investments.....    5,805      (9,305)        --
                                                  -------    --------    -------
Net cash provided by (used in) investing
  activities....................................    5,284      (9,928)      (284)
                                                  -------    --------    -------
Financing Activities:
Distributions to S Corporation shareholders.....     (227)    (11,700)        --
Net proceeds from initial public offering.......       --      56,555         --
Proceeds from exercise of stock options.........      122          93         --
Proceeds from sale of stock to employees........      108          --         --
                                                  -------    --------    -------
Net cash provided by financing activities.......        3      44,948         --
                                                  -------    --------    -------
Net increase (decrease) in cash and cash
  equivalents...................................   13,317      39,903     (2,484)
Cash and cash equivalents, beginning of year....   40,897         994      3,478
                                                  -------    --------    -------
Cash and cash equivalents, end of year..........  $54,214    $ 40,897    $   994
                                                  =======    ========    =======

The accompanying notes are an integral part of these statements.

                    BOX HILL SYSTEMS CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

1.  BACKGROUND AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BACKGROUND

     Box Hill Systems Corp. (the "Company"), designs, manufactures, markets and supports high performance data storage systems for the open systems computing environment. In the United States, the Company employs a direct marketing strategy aimed at data-intensive industries which, to date, include financial services, telecommunications, healthcare, government/defense and academia. The Company's international strategy has been to use distributors located outside of the United States. The Company's manufacturing operations consist primarily of assembly and integration of components and subassemblies into the Company's products. The Company's manufacturing, principal research and development and principal sales and marketing operations are conducted from a single, leased facility in New York City.

INITIAL PUBLIC OFFERING

     The Company completed an initial public offering (the "Offering") of its Common Stock effective September 16, 1997. The offering consisted of the sale of
5.5 million shares of Common Stock at an initial public offering price of $15.00, of which 3.3 million shares were issued and sold by the Company and 2.2 million shares were sold by individuals who were the only shareholders of the Company prior to the Offering. Additionally, 825,000 shares of Common Stock were purchased from the Company at $15.00 per share by the underwriters upon the exercise of an over-allotment option. The net proceeds to the Company, after deducting estimated underwriting discounts and offering expenses, were approximately $56.6 million.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Box Hill Systems Corp. and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

USE OF ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION AND PRODUCT WARRANTY

     The Company recognizes revenue on product sales when products are shipped. Revenues from maintenance contracts are deferred and recognized on a straight-line basis over the contract term, generally twelve months. The cost of purchase maintenance contracts is deferred and recognized as expense over the contract term, consistent with the associated revenue. At December 31, 1998, the balance of deferred costs of purchase maintenance contracts was $711 and is included in prepaid expenses and other assets.

                    BOX HILL SYSTEMS CORP. AND SUBSIDIARIES

     The Company generally extends to its customers the warranties provided to the Company by its suppliers. The Company provides for the estimated cost that may be incurred for product warranties in the period the related revenue is recognized. To date, the Company's suppliers have covered the majority of the Company's warranty costs. There can be no assurance that such suppliers will continue to cover such costs in the future, which could have a material adverse effect on the Company's financial position and results of operations.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include highly liquid investments purchased with an original maturity of three months or less. Cash equivalents consist principally of money market mutual funds.

SHORT-TERM INVESTMENTS

     The Company accounts for investments in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Short-term investments have been categorized as available for sale and, as a result, are stated at fair value. Unrealized holding gains and losses are included as a separate component of shareholders' equity until realized. At December 31, 1998 and 1997, unrealized holding gains and losses were not material. Short-term investments are generally comprised of variable rate securities that provide for early redemption within twelve months.

INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out) or market and consist principally of purchased components used as raw materials.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Equipment and furniture are depreciated using straight-line and accelerated methods over their estimated useful lives (two to seven years). Leasehold improvements are amortized on a straight-line basis over the life of the lease. Significant improvements are capitalized and expenditures for maintenance and repairs are charged to expense as incurred. Upon the sale or retirement of these assets, the applicable cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in the statements of income.

ADVERTISING COSTS

     The Company expenses advertising costs as incurred. For the years ended December 31, 1998, 1997 and 1996, advertising expense was $499, $444, and $520, respectively.

PRODUCT DEVELOPMENT

     Research and development costs are expensed as incurred. In conjunction with the development of its products, the Company incurs certain software development costs. No

                    BOX HILL SYSTEMS CORP. AND SUBSIDIARIES
costs have been capitalized pursuant to SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," since the period between achieving technological feasibility and completion of such software is relatively short and software development costs qualifying for capitalization have been insignificant.

INCOME TAXES

     Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates.

     The Company was subject to taxation under Subchapter "S" of the Internal Revenue Code and the New York State Tax Code from 1990 until the termination of its S Corporation status concurrent with its initial public offering. Accordingly, prior to the offering, no provision was made for federal or state income taxes and the Company's shareholders' were taxed directly on their proportionate share of the Company's taxable income. In connection with the offering, the Company terminated its S Corporation status and is subject to federal and state income taxes for the C Corporation's pro rata share of the Company's 1997 taxable income. Upon terminating its S Corporation status, the Company recorded a $855 tax benefit for the recognition of a net deferred tax asset (see Note 6).

NET INCOME PER SHARE

     In 1997, the Company adopted SFAS No. 128, "Earnings Per Share". This statement requires that the Company report basic and diluted earnings per share for all periods reported. Basic and diluted earnings per share are calculated by dividing net income by the weighted average and diluted weighted average number of shares outstanding, respectively.

     The table below sets forth the reconciliation of the numerators and denominators of the earnings per share calculation:

                                              YEAR ENDED DECEMBER 31,
                                           -----------------------------
                                            1998       1997       1996
                                           -------    -------    -------
Net income...............................  $ 5,934    $ 5,058    $   826
                                           =======    =======    =======
Shares used in computing basic net income
  per share..............................   14,283     11,120      9,900
Dilutive effect of options...............      770      1,047        791
Shares used in computing diluted net
  income per share.......................   15,053     12,167     10,691
                                           =======    =======    =======

     For the year ended December 31, 1998, options to purchase 547,531 shares of common stock with exercise prices ranging from $6.60 to $15.00 per share were outstanding, but were not included in the computation of diluted net income per share for the entire year because the exercise price of the options was greater than the average market price of the common shares. These options expire at various times through November 2008.

                    BOX HILL SYSTEMS CORP. AND SUBSIDIARIES

SUPPLEMENTAL CASH FLOW DISCLOSURES

     Cash paid for income taxes for the years ended December 31, 1998, 1997, and 1996 was $5,459, $448 and $256, respectively.

RECENT ACCOUNTING PRONOUNCEMENT

     In June 1997, the FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." This statement establishes additional standards for segment reporting in the financial statements and is effective for fiscal years beginning after December 15, 1997. Management believes that the Company operates in a single line of business and, therefore, no additional disclosure is required.

2.  RISKS AND UNCERTAINTIES

     The Company's future results of operations involve a number of risks and uncertainties. Factors that could affect the Company's future operating results and cause actual results to vary materially from expectations include, but are not limited to, dependence on new products, dependence on a limited number of suppliers of high quality components, reliance on a limited number of principal customers, concentration of customers in targeted industries, difficulties in managing growth, difficulties in attracting and retaining qualified personnel, competition, competitive pricing, dependence on key personnel, enforcement of the Company's intellectual property rights, dependence on a single production facility, and an uneven pattern of quarterly results.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company does not require collateral or other securities to support customer receivables. The majority of the Company's net revenues are derived from sales to customers in the financial services and telecommunications industries and a significant amount of the Company's net revenues are derived from sales to customers located in the New York City area. For the years ended December 31, 1998, direct sales to customers in the financial services and telecommunications industry constituted 47% and 15%, respectively, of the Company's net revenues and for the year ended December 31, 1997 were approximately 40% and 14%, respectively, of the Company's net revenues. For the year ended December 31, 1998, one customer accounted for 17.9% of the Company's net revenues. For the years ended December 31, 1997 and 1996, no single customer accounted for greater than 10% of the Company's net revenues.

                    BOX HILL SYSTEMS CORP. AND SUBSIDIARIES

EXPORT SALES

     The following table summarizes export sales by graphical region:

                                                   YEAR ENDED DECEMBER 31,
                                                  -------------------------
                                                  1998      1997      1996
                                                  -----     -----     -----
Asia............................................   4.2%      5.8%      9.1%
Europe..........................................   6.3%     10.2%      8.3%
Other...........................................   1.6%      1.2%      0.6%
                                                  ----      ----      ----
                                                  12.1%     17.2%     18.0%
                                                  ====      ====      ====

DEPENDENCE ON SUPPLIERS

     The Company purchases substantially all of its disk drives, a critical component of its storage products, from one supplier. Approximately 24.9%, 32.7%, and 52.7% of the Company's total component purchases were made from this supplier for the years ended December 31, 1998, 1997 and 1996, respectively. The Company resells the products of various third parties including one supplier of tape libraries and other products. During 1998 and 1997, approximately 34% and 10% respectively, of total purchases were from this supplier. Additionally, the Company purchases all of its DLT tape drives from another supplier, which is the only source for such tape drives. Approximately 2.9%, 10.5% and 16.5% of the Company's total component purchases were from this supplier for the years ended December 31, 1998, 1997 and 1996. There are a limited number of suppliers for certain of the Company's other components and management believes that other suppliers could provide certain similar products on comparable terms. Any shortage of key components and any delay or other difficulty in obtaining such components from other suppliers and integrating them into the Company's products or lack of supply from sole source suppliers could have a material adverse effect on the Company's financial position and results of operations.

3.  PROPERTY AND EQUIPMENT

                                                         DECEMBER 31,
                                                       ----------------
                                                        1998      1997
                                                       ------    ------
Equipment and furniture..............................  $1,948    $1,514
Leasehold improvements...............................     949       862
                                                       ------    ------
                                                        2,897     2,376
Less - Accumulated depreciation......................  (1,566)   (1,177)
                                                       ------    ------
                                                       $1,331    $1,199
                                                       ======    ======

     Depreciation expense was $389, $279 and $257 for the years ended December 31, 1998, 1997 and 1996, respectively.

                    BOX HILL SYSTEMS CORP. AND SUBSIDIARIES

4.  CREDIT FACILITY

     In October 1997, the Company entered into an agreement with a commercial bank which provides for a $10 million revolving line of credit. The Company did not have any borrowings under this facility in 1998 or 1997. Borrowings under the facility will be collateralized by a pledge of substantially all of the Company's assets and borrowings greater than $5 million will also be required to be secured by short-term investments. Additionally, the Company is required to comply with certain financial covenants, as defined. The revolver expires in May 1999.

5.  INCOME TAXES

     The components of the income tax provision are as follows:

                                               YEAR ENDED DECEMBER 31,
                                               ------------------------
                                                1998      1997     1996
                                               ------    ------    ----
Current:
  Federal....................................  $2,729    $  867    $ --
  State and local............................   1,397       401     226
                                               ------    ------    ----
                                                4,126     1,268     226
                                               ------    ------    ----
Deferred:
  Federal....................................    (216)       --      --
  State and local............................    (104)       --      --
  Recognition of deferred tax asset..........      --      (855)     --
                                               ------    ------    ----
                                                 (320)     (855)     --
                                               ------    ------    ----
                                               $3,806    $  413    $226
                                               ======    ======    ====

     The provision for income taxes for the year ended December 31, 1998, consists of federal and state income taxes. The provision for income taxes for the year ended December 31, 1997, consists of federal and state income taxes on the C Corporation's pro rata portion of the Company's 1997 taxable income, New York City taxes, state franchise taxes and a one-time tax benefit of $855 related to the recognition of the net deferred tax asset recorded by the Company upon terminating its S Corporation status. For the year ended December 31, 1996, the provision for income taxes consists of New York City taxes and state franchise taxes.

     The reconciliation of the federal statutory income tax rate and the actual and pro forma effective income tax rate is as follows for the year ended December 31, 1998:

                                                              1998
                                                              ----
Federal statutory rate......................................  34.0%
State and local income taxes, net of federal benefit........  10.9
Permanent differences and other.............................  (5.8)
                                                              ----
                                                              39.1%
                                                              ====

                    BOX HILL SYSTEMS CORP. AND SUBSIDIARIES

     The tax effect of temporary differences that give rise to the gross deferred income tax assets are as follows:

                                                          DECEMBER 31,
                                                         --------------
                                                          1998     1997
                                                         ------    ----
Warranty accrual.......................................  $  372    $228
Inventory reserve......................................     205     238
Vacation accrual.......................................     113      86
Allowance for bad debts................................     233     114
Depreciation...........................................      69      37
Deferred rent..........................................     123      97
Other accruals and reserves............................      60      55
                                                         ------    ----
                                                         $1,175    $855
                                                         ======    ====

6.  STOCK INCENTIVE PLAN

EMPLOYEE STOCK OPTIONS

     The Company's stock incentive plan (the "Plan"), adopted in May 1995 and amended in July 1997, provides for the granting of incentive and nonqualified stock options to employees, non-employee directors, and consultants. The Company has currently reserved 2,392,500 shares of Common Stock for issuance pursuant to the Plan. The terms and conditions of grants of stock options are determined by the Board of Directors in accordance with the terms of the Plan.

     Information with respect to options under the Plan is as follows:

                                                                            WEIGHTED
                                            NUMBER OF      RANGE OF         AVERAGE
                                             SHARES     EXERCISE PRICE   EXERCISE PRICE
                                            ---------   --------------   --------------
Balance, December 31, 1995................  1,043,833   $ .64 -   .75        $0.69
  Grants..................................     68,947      .83 - 5.02         1.93
                                            ---------   -------------        -----
Balance, December 31, 1996................  1,112,780      .64 - 5.02         0.77
  Grants..................................    577,850    5.03 - 15.00        13.13
  Forfeitures.............................    (19,832)     .75 - 5.02         1.66
  Exercises...............................   (113,871)     .75 - 5.02         0.82
                                            ---------   -------------        -----
Balance, December 31, 1997................  1,556,927     .64 - 15.00         5.34
  Grants..................................    265,500    5.50 - 10.50         9.15
  Forfeitures.............................   (313,447)    .75 - 12.73        10.94
  Exercises...............................   (170,870)     .64 - 2.23         0.71
                                            ---------   -------------        -----
Balance, December 31, 1998................  1,338,110   $ .64 - 15.00        $5.38
                                            =========   =============        =====

                    BOX HILL SYSTEMS CORP. AND SUBSIDIARIES

     At December 31, 1998, 649,779 options were exercisable and 619,650 options were available for future grants. The options generally vest ratably over a five-year period and are exercisable over a period of ten years, with the exception of 291,531 options issued to outside directors which vest ratably over a four-year period.

     Information with respect to options issued under the Plan at December 31, 1998 is as follows:

                               OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                 -----------------------------------------------   ----------------------------
                                   WEIGHTED
                                   AVERAGE           WEIGHTED                       WEIGHTED
   RANGE OF                       REMAINING          AVERAGE                        AVERAGE
EXERCISE PRICE   OUTSTANDING   CONTRACTUAL LIFE   EXERCISE PRICE   OUTSTANDING   EXERCISE PRICE
--------------   -----------   ----------------   --------------   -----------   --------------
$ .64 - $  .75     732,115        6.7 years           $  .68         490,351         $  .68
$ .83 - $ 5.02      36,564        7.3 years             1.84          19,725           1.65
$   5.03 - $15     569,431        8.9 years            11.64         139,703          12.78

     The Company applies Accounting Principal Board Opinion No. 25," Accounting for Stock Issued to Employee," and the related interpretations in accounting for its stock option plan.

     Had compensation cost for the Plan been determined upon the fair value of the options issued to employees at the date of grant, as prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and basic and diluted net income per share would have been reduced to the following amounts:

                                                         YEAR ENDED
                                                        DECEMBER 31,
                                                     ------------------
                                                      1998        1997
                                                     ------      ------
Net Income:
  As reported......................................  $5,934      $7,216
  As adjusted......................................   5,363       6,566
Basic net income per share:
  As reported......................................  $  .42      $  .62
  As adjusted......................................     .38         .56
Diluted net income per share:
  As reported......................................  $  .39      $  .57
  As adjusted......................................     .36         .52

     The weighted average fair value of each stock option granted during the years ended December 31, 1998, 1997 and 1996 was $5.98, $8.67 and $1.86,
respectively.

                    BOX HILL SYSTEMS CORP. AND SUBSIDIARIES

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                       YEAR ENDED DECEMBER 31
                                                    -----------------------------
                                                     1998       1997       1996
                                                    -------    -------    -------
Risk-free interest rate...........................      5.5%       6.4%       6.0%
Expected dividend yield...........................       --         --         --
Expected life.....................................  7 years    7 years    7 years
Expected volatility...............................       60%        60%        --

     Because additional option grants are expected to be made each year, the above pro forma disclosures are not representative of pro form effects of reported net income for future years.

STOCK OPTIONS ISSUED TO CONSULTANT

     In October 1998, the Company issued an option to a sales consultant to purchase 150,000 shares of Common Stock at an exercise price of $5.00, which was equal to the fair value of the Company's stock on the date of grant. The option was exercisable immediately and expires in January 2000. The Company recorded a charge of $213 for the year ended December 31, 1998 for the fair value of option on the date of grant, which was calculated using the Black-Scholes option pricing model.

7.  RELATED PARTY TRANSACTIONS

DISTRIBUTIONS TO S CORPORATION SHAREHOLDERS

     In September 1997, the Company made distributions of $10,500 to its S Corporation shareholders, representing the estimated taxed, but undistributed S Corporation earnings of the Company as of June 30, 1997. In December 1997, the Company made distributions of $1,200 to its S Corporation shareholders, representing the estimated taxed, but undistributed, S Corporation earnings of the Company as of December 31, 1997. In March 1998, the Company made distributions of $227 to its S Corporation shareholders, representing the final distribution for taxed, but undistributed, S Corporation earnings.

BOX HILL EUROPE

     Box Hill Systems Europe Limited ("Box Hill Europe") was formed in 1995 by the Company's founding shareholders to provide marketing and technical support services to the Company in Europe. Effective January 1, 1998, the Company issued 4,959 shares of common stock to the founding shareholders, collectively, in exchange for 100% of the shares of Box Hill Europe (the "Box Hill Europe Merger"). The transaction has been accounted for as a merger between entities under common control in accordance with APB No. 16, "Accounting for Business Combinations".

     After the Box Hill Europe Merger, Box Hill Europe became a wholly owned subsidiary of the Company. On January 1, 1998, the fair value of the 4,959 shares of Box Hill common stock issued to the founding shareholders was $52; which was equal to the net book value of Box Hill Europe on that date. No restatement of the Company's

                    BOX HILL SYSTEMS CORP. AND SUBSIDIARIES
financial statements is required as a result of this transaction because the results of Box Hill Europe, consisting only of sales and marketing expenses, have been included in the Company's statements of operations for all periods prior to the Box Hill Europe Merger.

8.  EMPLOYEE BENEFIT PLANS

RETIREMENT SAVINGS PLAN

     Effective August 1, 1995, the Company established a retirement savings plan under the provisions of Section 401(k) of the Internal Revenue Code. The plan covers all employees who were employed on the effective date of the plan or upon the attainment of age 21. The Company can make discretionary contributions to the plan. No contributions were made to the plan for the years ended December 31, 1998, 1997 and 1996.

EMPLOYEE STOCK PURCHASE PLAN

     In August 1997, the Company adopted an employee stock purchase plan under the provisions of Section 423 of the Internal Revenue Code. The plan provides eligible employees of the Company with an opportunity to purchase shares of the Company's Common Stock at 85% of fair market value, as defined. The Company has reserved 250,000 shares of Common Stock for issuance pursuant to this plan. For the year ended December 31, 1998, 12,381 shares were issued under the plan.

9.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases its primary operating facility under a noncancelable operating lease which expires in September 2007. The lease provides for a rent abatement which is being amortized over the life of the lease. Rent expense for the years ended December 31, 1998, 1997 and 1996, was $685, $472 and $369,
respectively.

     Future minimum lease payments, on a cash basis, under all noncancelable operating leases at December 31, 1998, are as follows:

1999...........................................  $  621
2000...........................................     637
2001...........................................     652
2002...........................................     628
2003...........................................     671
Thereafter.....................................   2,595
                                                 ------
                                                 $5,804
                                                 ======

EMPLOYMENT AGREEMENTS

     The Company has an employment contract with its Chief Executive Officer ("CEO") which provides for base annual compensation, incentive bonus, benefits and termination. Either the Company or the CEO may terminate the agreement at any time with or without cause. However, if the Company terminates the agreement without cause, the

                    BOX HILL SYSTEMS CORP. AND SUBSIDIARIES

Company must continue to pay the CEO for a one year period subsequent to the termination. The agreement contains a non-competition covenant for an eighteen month period following termination of employment.

     During 1998, the Company hired and employed its Executive Vice President of Sales pursuant to terms which provide for base annual compensation, commissions, benefits and termination. The Company is in the process of negotiating an employment contract and compensation plan with this officer. The proposed agreement is expected to contain severance, disability and non-competition provisions following the termination of employment.

     On July 15, 1997, the Company entered into employment agreements with its three shareholder officers, which commenced on September 22, 1997. The agreements provide for combined minimum annual base compensation of $1,275, benefits, termination, non-competition and death benefits. The agreements extend through December 31, 2000. In addition, the shareholder officers are eligible for combined annual bonus equal to (i) 1.0% of the consolidated net revenues of the Company in excess of $100 million, plus (ii) 8.0% of the income before income taxes in excess of $20 million, for any fiscal year during the agreement term.

CLASS ACTION LAWSUITS

     In December 1998, four shareholder class action lawsuits were filed against the Company, certain of its officers and directors, and the underwriters of the Company's September 16, 1997 initial public offering (the "Offering"). The actions were filed on behalf of purchasers of the Common Stock of the Company during the period from September 16, 1997 to April 14, 1998 and allege that the Company made misrepresentations of material fact and omitted material facts required to be disclosed in the Company's registration statement and prospectus issued in connection with the Offering and in statements allegedly made by the Company and certain of its officers and directors subsequent to the Offering. The Company believes that it has meritorious defenses to plaintiffs' claims and intends to vigorously defend against those claims. Legal costs to defend the claims are expected to be material and will be charged to expense as incurred.

OTHER LITIGATION

     The Company is involved in certain other legal actions and claims arising in the ordinary course of business. Management believes that the outcome of such other litigation and claims will not have a material adverse effect on the Company's financial position or results of operations.

10.  RECAPITALIZATION

     On July 3, 1997, the Company's Board of Directors and Shareholders approved an amendment to the Company's Certificate of Incorporation authorizing 5,000,000 shares of $.01 par value Preferred Stock and authorized a 3.3-for 1 split of its Common Stock. The authorized Preferred Stock and the stock split have been retroactively reflected in the accompanying financial statements.

                    BOX HILL SYSTEMS CORP. AND SUBSIDIARIES

11.  ARTECON ACQUISITION SUBSEQUENT TO DECEMBER 31, 1998.

     Effective April 29, 1999, the Company and Artecon, Inc. ("Artecon") signed an agreement and plan of merger (the "Merger Agreement"), in which the two companies would be merged in a tax-free, stock-for-stock transaction intended to be accounted for as a pooling of interests. Under the terms of the Merger Agreement, the Company will issue 0.4 shares of its common stock in exchange for each share of Artecon common stock. Additionally, Artecon's convertible preferred A stock will be converted into the Company's Common stock based on the terms defined in the Merger Agreement.

                    BOX HILL SYSTEMS CORP. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                        MARCH 31,     DECEMBER 31,
                                                          1999            1998
                                                       -----------    ------------
                                                       (UNAUDITED)
                                                       (IN THOUSANDS, EXCEPT SHARE
                                                              INFORMATION)
ASSETS
Current assets:
  Cash and cash equivalents..........................    $56,603        $54,214
  Short-term investments.............................      6,000          3,500
  Accounts receivable, net...........................     11,207         13,601
  Inventories........................................      7,648          8,091
  Prepaid expenses and other.........................      1,428          1,220
  Prepaid income taxes...............................        389            737
  Deferred income taxes..............................        984            984
                                                         -------        -------
     Total current assets............................     84,259         82,347
Property and equipment, net..........................      1,275          1,331
Deferred income taxes................................        191            191
                                                         -------        -------
                                                         $85,725        $83,869
                                                         =======        =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................    $10,921        $ 9,796
  Accrued expenses...................................      3,765          4,008
  Customer deposits..................................      2,053          2,173
  Deferred revenue...................................      2,938          2,455
                                                         -------        -------
     Total current liabilities.......................     19,677         18,432
                                                         -------        -------
Deferred rent........................................        292            287
                                                         -------        -------
Shareholders' equity:
  Preferred stock, $.01 par value, 5,000,000 shares
     authorized, none issued.........................         --             --
  Common stock, $.01 par value, 40,000,000 shares
     authorized, 14,358,761 and 14,327,081 shares
     issued and outstanding..........................        144            143
  Additional paid-in capital.........................     57,198         57,157
  Retained earnings..................................      8,414          7,850
                                                         -------        -------
     Total shareholders' equity......................     65,756         65,150
                                                         -------        -------
                                                         $85,725        $83,869
                                                         =======        =======

The accompanying notes are an integral part of these statements.

                    BOX HILL SYSTEMS CORP. AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED STATEMENT OF INCOME

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                             ----------------------
                                                               1999         1998
                                                             ---------    ---------
                                                             (IN THOUSANDS, EXCEPT
                                                             PER SHARE INFORMATION)
                                                                  (UNAUDITED)
Net revenue................................................   $14,285      $16,045
Cost of goods sold.........................................     9,393       10,519
                                                              -------      -------
     Gross profit..........................................     4,892        5,526
                                                              -------      -------
Operating expenses:
  Engineering and product development......................       673          646
  Sales and marketing......................................     2,118        1,999
  General and administrative...............................     1,626        1,282
                                                              -------      -------
                                                                4,417        3,927
                                                              -------      -------
     Operating income......................................       475        1,599
Interest income............................................       442          506
                                                              -------      -------
  Income before income taxes...............................       917        2,105
Income tax provision.......................................       353          810
                                                              -------      -------
Net income.................................................   $   564      $ 1,295
                                                              =======      =======
Basic net income per share.................................   $   .04      $   .09
                                                              =======      =======
Diluted net income per share...............................   $   .04      $   .09
                                                              =======      =======

The accompanying notes are an integral part of these statements.

                    BOX HILL SYSTEMS CORP. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              THREE MONTHS ENDED
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
                                                                  (UNAUDITED)
Operating activities:
  Net income................................................  $   564    $ 1,295
  Adjustments to reconcile net income to net cash provided
     by operating activities --
     Depreciation and amortization..........................       90         79
     Other..................................................        3          5
     Changes in assets and liabilities --
       Accounts receivable..................................    2,394        158
       Inventories..........................................      443       (877)
       Prepaid expenses and other...........................     (208)       (74)
       Prepaid income taxes.................................      348         --
       Accounts payable.....................................    1,125        512
       Accrued expenses.....................................     (243)      (193)
       Customer deposits....................................     (120)       282
       Deferred revenue.....................................      483        133
       Income taxes payable.................................       --         61
                                                              -------    -------
          Net cash provided by operating activities.........    4,879      1,381
                                                              -------    -------
Investing activities:
  (Purchase) sale of short-term investments.................   (2,500)     4,405
  Purchases of property and equipment.......................      (34)      (172)
                                                              -------    -------
          Net cash (used in) provided by investing
             activities.....................................   (2,534)     4,233
                                                              -------    -------
Financing activities:
  Proceeds from exercise of stock options...................       19         57
  Proceeds from Employee Stock Purchase Plan................       25         75
  Distributions to S Corporation shareholders...............       --       (227)
                                                              -------    -------
          Net cash provided by (used in) financing
             activities.....................................       44        (95)
                                                              -------    -------
Net increase in cash and cash equivalents...................    2,389      5,519
                                                              -------    -------
Cash and cash equivalents, beginning of period..............   54,214     40,897
                                                              -------    -------
Cash and cash equivalents, end of period....................  $56,603    $46,416
                                                              =======    =======
Supplemental cash flow disclosure:
  Cash paid for income taxes................................  $    --    $   751
                                                              =======    =======

The accompanying notes are an integral part of these statements.

                    BOX HILL SYSTEMS CORP. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1.  BASIS OF PRESENTATION:

     The accompanying unaudited condensed consolidated financial statements of Box Hill Systems Corp. and subsidiaries ("Box Hill" or the "Company"), have been prepared in accordance with generally accepted accounting principles for interim financial reporting and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for fair presentation have been included. Certain reclassifications have been made to prior year financial statements to conform with current year financial statement presentation.

     Operating results for the three month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999. For further information, refer to the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

2.  EARNINGS PER SHARE:

     Basic and diluted net income per share have been computed under the guidelines of Statement of Financial Accounting Standards No. 128, "Earnings per Share." Basic net income per share is computed by dividing net income by the weighted average number of shares of common stock outstanding for the period. Diluted net income per share is computed by dividing net income by the weighted average number of shares of common stock outstanding for the period, adjusted for the dilutive effect of common stock equivalents, consisting of dilutive common stock options using the treasury stock method. The table below sets forth the options using the treasury stock method. The table below sets forth the reconciliation of basic to diluted shares used in computing net income per share (in thousands):

                                                             THREE MONTHS ENDED
                                                                 MARCH 31,
                                                             ------------------
                                                              1999        1998
                                                             ------      ------
Shares used in computing basic net income per share........  14,341      14,221
Dilutive effect of options.................................     657         844
                                                             ------      ------
Shares used in computing diluted net income per share......  14,998      15,065
                                                             ======      ======

3.  INVENTORIES:

     Inventories are stated at the lower of cost (first-in, first-out) or market and consist principally of purchased components used as raw materials.

4.  INITIAL PUBLIC OFFERING OF COMMON STOCK:

     The Company completed an initial public offering (the "Offering"), of its Common Stock effective September 16, 1997. The Offering consisted of the sale of 5,500,000 shares of Common Stock at an initial public offering price of $15.00 per share, of which 3,300,000 shares were issued and sold by the Company and 2,200,000 shares were sold by individuals who were the only shareholders of the Company prior to the Offering. Additionally, 825,000 shares of Common Stock were purchased from the Company at $15.00 per share by the underwriters upon the exercise of an over-allotment option. The net proceeds to the Company, after deducting underwriting discounts and expenses, were approximately $56.6 million. The Company did not receive any proceeds from the sale of shares by the selling shareholders.

     The Company was subject to taxation under Subchapter S of the Internal Revenue Code of 1986, as amended, from 1990 until the termination of the S Corporation status concurrent with the Offering. Subsequent to the Offering, the Company made aggregate distributions of $11,927,000 to its S Corporation shareholders for taxed, but previously undistributed, S Corporation earnings.

5.  SUBSEQUENT EVENT:

     Effective April 29, 1999, the Company and Artecon, Inc. ("Artecon") signed an agreement and plan of merger (the "Merger Agreement"), in which the two companies would be merged in a tax-free, stock-for-stock transaction intended to be accounted for as a pooling of interests. Under the terms of the Merger Agreement, the Company will issue 0.4 shares of its common stock in exchange for each share of Artecon common stock. Additionally, Artecon's convertible preferred A stock will be converted into the Company's Common Stock based on the terms defined in the Merger Agreement.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Artecon, Inc.

     We have audited the accompanying consolidated balance sheets of Artecon, Inc. and its subsidiaries (the Company) as of March 31, 1999 and 1998, and the related consolidated statements of operations, comprehensive operations, shareholders' equity and cash flows for each of the three years in the period ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Artecon, Inc. and its subsidiaries at March 31, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1999, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Costa Mesa, California
May 6, 1999

                                 ARTECON, INC.

                          CONSOLIDATED BALANCE SHEETS
                         AS OF MARCH 31, 1999 AND 1998

                                                           MARCH 31,    MARCH 31,
                                                             1999         1998
                                                           ---------    ---------
                                                           (IN THOUSANDS, EXCEPT
                                                               SHARE AMOUNTS)
ASSETS
Current assets:
  Cash and cash equivalents..............................  $  2,093     $  7,992
  Accounts receivable, less allowance for doubtful
     accounts and sales returns of $1,010 at March 31,
     1999 and $887 at March 31, 1998.....................    12,231       18,415
  Inventories, net.......................................    11,673       12,354
  Deferred income taxes..................................     3,239        3,510
  Prepaid expenses and other.............................     1,970        1,654
                                                           --------     --------
     Total current assets................................    31,206       43,925
Property and Equipment:
  Machinery and equipment................................     3,811        4,474
  Tooling molds..........................................       932        1,158
  Furniture and fixtures.................................       136          105
  Computer software......................................       183          347
                                                           --------     --------
                                                              5,062        6,084
  Less accumulated depreciation..........................    (3,426)      (2,358)
                                                           --------     --------
     Property and equipment, net.........................     1,636        3,726
Other assets.............................................       114          133
Goodwill, net............................................     1,252        4,668
Other intangible assets, net.............................     1,059        3,291
Deferred income taxes....................................     7,894        1,602
                                                           --------     --------
                                                           $ 43,161     $ 57,345
                                                           ========     ========

                                                           MARCH 31,    MARCH 31,
                                                             1999         1998
                                                           ---------    ---------
                                                           (IN THOUSANDS, EXCEPT
                                                               SHARE AMOUNTS)
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.......................................  $  9,663     $ 14,253
  Accrued compensation...................................     1,446        2,431
  Accrued merger and restructuring liabilities...........     1,259        5,765
  Other accrued liabilities..............................     2,016        3,684
  Unearned maintenance revenue...........................     1,387          182
  Current portion of long-term debt......................       483          756
  Short-term borrowings..................................                     35
                                                           --------     --------
     Total current liabilities...........................    16,254       27,106
Long-term liabilities....................................       133           13
Borrowings under lines of credit.........................    10,552        7,899
Long-term debt...........................................     1,356        2,585
Minority interest........................................        52           63
Commitments (Note 14)....................................
Shareholders' equity:
  Convertible preferred A shares, $.005 par value, 10,000
     shares authorized, 2,494............................        12           12
  Shares issued and outstanding at March 31, 1999 and
     March 31, 1998; liquidation preference of $4,988....
  Common shares, $.005 par value ; 40,000 shares
     authorized; 21,707 and 21,387 shares issued and
     outstanding at March 31, 1999 and March 31, 1998,
     respectively........................................       109          107
  Additional paid-in capital.............................    39,596       39,148
  Accumulated other comprehensive operations.............       (62)         (97)
  Accumulated deficit....................................   (24,841)     (19,491)
                                                           --------     --------
     Total shareholders' equity..........................    14,814       19,679
                                                           --------     --------
                                                           $ 43,161     $ 57,345
                                                           ========     ========

See accompanying notes to consolidated financial statements.

                                 ARTECON, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                          AND COMPREHENSIVE OPERATIONS
               FOR THE YEARS ENDED MARCH 31, 1999, MARCH 31, 1998
                               AND MARCH 29, 1997

                                               MARCH 31,    MARCH 31,    MARCH 29,
                                                 1999         1998         1997
                                               ---------    ---------    ---------
                                                         (IN THOUSANDS,
                                                    EXCEPT PER SHARE AMOUNTS)
Net revenues.................................   $95,879     $ 66,340      $55,317
Cost of sales................................    61,958       50,945       42,391
Restructure expenses.........................       403           --           --
                                                -------     --------      -------
Gross margin.................................    33,518       15,395       12,926
Operating expenses:
  Selling & service..........................    26,108       11,422        7,643
  General & administrative...................     5,347        3,584        1,663
  Research and development...................     7,329        3,199        2,392
  Restructure expenses.......................     1,404           --           --
  Additional amortization of intangible
     assets..................................       867           --           --
  Acquired in-process research and
     development costs.......................        --       18,200           --
                                                -------     --------      -------
     Total operating expenses................    41,055       36,405       11,698
                                                -------     --------      -------
Operating (loss) income......................    (7,537)     (21,010)       1,228
Other expense:
  Other income (expense), net................       395         (124)         (10)
  (Loss) gain on foreign currency
     transactions, net.......................       (14)        (141)          45
  Interest expense, net......................    (1,018)        (820)        (282)
                                                -------     --------      -------
     Total other expense.....................      (637)      (1,085)        (247)
                                                -------     --------      -------
(Loss) income before income tax benefit
  (provision)................................    (8,174)     (22,095)         981
Income tax benefit (provision)...............     2,824        2,807         (340)
                                                -------     --------      -------
Net (loss) income............................   $(5,350)    $(19,288)     $   641
                                                =======     ========      =======
Basic net (loss) income per share............   $ (0.25)    $  (3.30)     $  0.12
                                                =======     ========      =======
Weighted average shares used to calculate
  basic net income (loss) per share..........    21,549        5,841        5,202
                                                =======     ========      =======
Diluted net (loss) income per share..........   $ (0.25)    $  (3.30)     $  0.08
                                                =======     ========      =======
Weighted average shares used to calculate
  diluted net income (loss) per share........    21,549        5,841        8,410
                                                =======     ========      =======
COMPREHENSIVE OPERATIONS:
Net (loss) income............................   $(5,350)    $(19,288)     $   641
Foreign currency translation adjustments, net
  of tax.....................................        35          233          (18)
                                                -------     --------      -------
Comprehensive (loss) income..................   $(5,315)    $(19,055)     $   623
                                                =======     ========      =======

See accompanying notes to consolidated financial statements.

                                 ARTECON, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
               FOR THE YEARS ENDED MARCH 31, 1999, MARCH 31, 1998
                               AND MARCH 29, 1997

                                                       CONVERTIBLE        CONVERTIBLE
                                    CONVERTIBLE        PREFERRED B        PREFERRED A
                                  PREFERRED SHARES        SHARES            SHARES         COMMON SHARES
                                  ----------------   ----------------   ---------------   ----------------
                                  SHARES   AMOUNT    SHARES   AMOUNT    SHARES   AMOUNT   SHARES   AMOUNT
                                  ------   -------   ------   -------   ------   ------   ------   -------
                                                    (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
BALANCE, April 1, 1996..........  1,212    $2,419    1,405    $2,810       --     $--     5,210    $  601
Repurchase of common and
 preferred shares...............   (100)     (200)                                          (17)
Foreign currency translation
 adjustment.....................
Net income......................
                                  ------   -------   ------   -------   -----     ---     ------   -------
BALANCE, March 29, 1997.........  1,112     2,219    1,405     2,810                      5,193       601
Issuance of common shares.......              (57)               (68)                       851       817
Conversion of preferred shares
 to common shares...............    (23)      (46)                                           29        46
Conversion of convertible
 preferred and preferred B
 shares to convertible preferred
 A shares....................... (1,089)   (2,116)  (1,405)   (2,742)   2,494      12
Assumed issuance of common stock
 in connection with
 acquisition....................                                                         15,314    (1,357)
Foreign currency translation
 adjustment.....................
Net loss........................
                                  ------   -------   ------   -------   -----     ---    ------    -------
BALANCE, March 31, 1998.........                                        2,494      12    21,387       107
Common stock issued under
 employee stock purchase plan...                                                            167         1
Common stock issued under
 employee stock option plan.....                                                            153         1
Stock options income tax
 benefits.......................
Foreign currency translation
 adjustment.....................
Net loss........................
                                  ------   -------   ------   -------   -----     ---    ------    -------
BALANCE, March 31, 1999.........     --    $            --    $   --    2,494     $12    21,707    $  109
                                  ======   =======   ======   =======   =====     ===    ======    =======


                                              OTHER
                                            COMPREHEN-    ACCUM-
                                  PAID-IN      SIVE       ULATED     TOTAL
                                  CAPITAL   OPERATIONS   DEFICIT     EQUITY
                                  -------   ----------   --------   --------
                                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
BALANCE, April 1, 1996..........              $(312)     $   (798)  $  4,720
Repurchase of common and
 preferred shares...............                              (46)      (246)
Foreign currency translation
 adjustment.....................                (18)                     (18)
Net income......................                              641        641
                                  -------     -----      --------   --------
BALANCE, March 29, 1997.........               (330)         (203)     5,097
Issuance of common shares.......                                         692
Conversion of preferred shares
 to common shares...............
Conversion of convertible
 preferred and preferred B
 shares to convertible preferred
 A shares.......................   4,846
Assumed issuance of common stock
 in connection with
 acquisition....................  34,302                              32,945
Foreign currency translation
 adjustment.....................                233                      233
Net loss........................                          (19,288)   (19,288)
                                  -------     -----      --------   --------
BALANCE, March 31, 1998.........  39,148        (97)      (19,491)    19,679
Common stock issued under
 employee stock purchase plan...     236                                 237
Common stock issued under
 employee stock option plan.....      75                                  76
Stock options income tax
 benefits.......................     137                                 137
Foreign currency translation
 adjustment.....................                 35                       35
Net loss........................                           (5,350)    (5,350)
                                 -------      -----      --------   --------
BALANCE, March 31, 1999......... $39,596      $ (62)     $(24,841)  $ 14,814
                                 =======      =====      ========   ========

See accompanying notes to consolidated financial statements.

                                 ARTECON, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE YEARS ENDED MARCH 31, 1999, MARCH 31, 1998
                               AND MARCH 29, 1997

                                               MARCH 31,    MARCH 31,    MARCH 29,
                                                 1999         1998         1997
                                               ---------    ---------    ---------
                                                         (IN THOUSANDS)
Cash flows from operating activities:
  Net (loss) income..........................   $(5,350)    $(19,288)    $    641
  Adjustments to reconcile net (loss) income
     to net cash (used in) provided by
     operating activities, net of effects of
     acquisition:
     Depreciation and amortization...........     5,152        1,001          664
     Write-off of property and equipment.....       323           --           --
     Compensation expense related to stock
       issuances.............................        --          699           --
     Acquired in-process research and
       development costs.....................        --       18,200           --
     Provision for doubtful accounts and
       sales returns.........................       123          271           10
     Deferred income taxes...................    (3,307)      (2,868)         (18)
     Impairment of intangible assets.........       300           --           --
     Changes in operating assets and
       liabilities, net of effects of
       acquisitions:
       Accounts receivable...................     6,061          258          226
       Inventories...........................       682        3,276         (980)
       Prepaid expenses and other assets.....      (308)        (580)        (175)
       Accounts payable......................    (4,498)          96          240
       Accrued compensation..................      (985)         406         (327)
       Accrued merger and restructuring
          liabilities........................    (4,261)        (816)          --
       Other accrued liabilities.............    (2,005)        (506)         518
       Unearned maintenance revenue..........     1,205           49          (39)
       Long-term liabilities.................       120          (91)         (13)
       Other.................................        36           20           (5)
                                                -------     --------     --------
          Net cash (used in) provided by
             operating activities............    (6,712)         127          742
Cash flows from investing activities:
  Purchases of property and equipment........      (638)        (668)        (260)
  Cash received from acquisitions, net of
     cash paid...............................        --        7,351           --
                                                -------     --------     --------
     Net cash (used in) provided by investing
       activities............................      (638)       6,683         (260)

                                               MARCH 31,    MARCH 31,    MARCH 29,
                                                 1999         1998         1997
                                               ---------    ---------    ---------
                                                         (IN THOUSANDS)
Cash flows from financing activities:
  Proceeds from bank and other borrowings....    48,292       24,988       23,116
  Payments on bank and other borrowings......   (47,210)     (24,802)     (23,381)
  Issuance of common shares..................       313           17           --
  Repurchase of preferred shares.............        --           --         (230)
  Repurchase of common shares................        --           --          (16)
                                                -------     --------     --------
     Net cash provided by (used in) financing
       activities............................     1,395          203         (511)
Effect of exchange rate changes on cash......        56          233          (18)
                                                -------     --------     --------
Net (decrease) increase in cash..............    (5,899)       7,246          (47)
Cash and cash equivalents, beginning of
  year.......................................     7,992          746          793
                                                -------     --------     --------
Cash and cash equivalents, end of year.......   $ 2,093     $  7,992     $    746
                                                =======     ========     ========
Supplemental disclosures of cash flow
  information:
  Cash paid during the year for:
  Interest...................................   $   817     $    663     $    307
                                                =======     ========     ========
  Income taxes (refunded) paid...............   $  (961)    $    880     $    289
                                                =======     ========     ========
Supplemental schedule of noncash investing
  and financing activities:
  Acquisitions of property and equipment for
     note payable............................                            $    360
                                                                         ========
  Adjustment of deferred income taxes and
     goodwill (Notes 1 and 14)...............   $ 2,576
                                                =======
  Stock Option income tax benefits...........   $   137
                                                =======
Detail of businesses acquired in purchase
  business combinations:
  On August 21, 1997, the Company acquired
     certain net assets of Falcon Systems,
     Inc.
  A summary of the transaction is as follows:
     Fair value of other assets acquired.....               $ 10,232
     Acquired in-process research and
       development costs.....................                  3,700
     Other intangible assets.................                    420
     Goodwill................................                    127
     Acquired developed technology...........                     91
     Note to Falcon shareholder..............                 (2,500)

                                               MARCH 31,    MARCH 31,    MARCH 29,
                                                 1999         1998         1997
                                               ---------    ---------    ---------
                                                         (IN THOUSANDS)
     Cash paid for acquisition, net of cash
       acquired..............................                   (432)
                                                            --------
Liabilities assumed..........................               $ 11,638
                                                            ========
  On March 31, 1998, the Company acquired the
     net assets of Storage Dimensions, Inc.
     (SDI)
  A summary of the transactions is as
     follows:
     Fair value of other assets acquired.....               $ 17,281
     Acquired in-process research and
       development...........................                 14,500
     Other intangible assets.................                  2,400
     Goodwill................................                  4,538
     Acquired developed technology...........                    500
     Cash acquired...........................                  7,783
     Fair market value of stock..............                (32,945)
                                                            --------
Liabilities assumed..........................               $ 14,057
                                                            ========

See accompanying notes to consolidated financial statements.

                                 ARTECON, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     FOR THE YEARS ENDED MARCH 31, 1999, MARCH 31, 1998, AND MARCH 29, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.  DESCRIPTION OF BUSINESS ACTIVITIES

     DESCRIPTION OF BUSINESS -- Artecon, Inc. and its wholly- and majority-owned subsidiaries, (collectively, the Company or Artecon), are manufacturers and suppliers of value-added computer products and services in the open systems workstation and server markets. The Company's principal markets include the United States, Europe, Canada, and Japan. The Company sells its products through a direct sales force, reseller distribution channels, worldwide government agencies and Fortune 1000 companies.

     On August 21, 1997, the Company acquired certain net assets of Falcon Systems, Inc. (Falcon), a manufacturer and distributor of computer peripheral equipment. The purchase price of $3,500 included $1,000 in cash and $2,500 of promissory notes (Note 9). The acquisition was recorded as a purchase and the results of operations for the period from August 21, 1997 to March 31, 1998 are included in the accompanying consolidated financial statements. The purchase price was allocated $10,232 to assets acquired (consisting primarily of inventories, accounts receivable, property and equipment and other current assets), $638 to goodwill and other intangible assets, $14,138 to liabilities assumed, and $3,700 to in-process research and development expenses, which had no future alternative use, based on management assumptions. In connection with the acquisition, a partnership was created to purchase certain assets from Falcon. The partners are majority shareholders of the Company. The partnership is considered to be a Special Purpose Entity and, accordingly, the accompanying consolidated financial statements include the accounts of the partnership and all intercompany transactions have been eliminated.

     On March 31, 1998, Artecon, Inc. and Storage Dimensions, Inc. (SDI) completed a reverse merger whereby SDI acquired Artecon, Inc. Immediately after the merger, SDI changed its name to Artecon, Inc. In the merger, shareholders of the former Artecon, Inc. received approximately 62% of the total issued and outstanding common stock, and 100% of the total issued and outstanding Preferred Stock of the new Artecon, Inc. Since the former Artecon shareholders received a substantial majority of the shares of common stock of the newly named Artecon, the transaction was treated as a purchase of SDI by Artecon for accounting purposes. As a result, the historical financial statements of Artecon, Inc. for the periods prior to the merger are those of Artecon, Inc., rather than those of SDI. The fair market value of stock was contractually determined based on the average bid and ask price of Storage Dimensions common stock of 3.96875 on December 18, 1997. The purchase price was allocated $25,064 to assets acquired (consisting primarily of cash and cash equivalents, accounts receivable, inventories, property and equipment, deferred tax assets, and other assets), $7,438 to goodwill and other intangible assets, $14,057 to liabilities assumed and $14,500 to in-process research and development expenses, which had no future alternative use, based on management assumptions.

     During the year ended March 31, 1999, the Company recorded adjustments associated with certain tax-related matters that existed at the time of the merger with SDI. The amount of the purchase price allocated to goodwill was decreased by approximately $581 as a result of these adjustments.

                                 ARTECON, INC.

     Unaudited pro forma results of operations of the Company for the years ended March 31, 1998 and March 29, 1997 are included below. Such pro forma presentation has been prepared assuming that the acquisitions had occurred as of April 1, 1996 for the Company.

                                                   MARCH 31,    MARCH 29,
                                                     1998         1997
                                                   ---------    ---------
Net revenues.....................................  $144,595     $183,298
Net loss.........................................   (10,942)     (18,183)
Pro forma basic and diluted net loss per share...  $  (0.53)    $  (1.39)
Weighted average shares used to calculate pro
  forma basic and diluted net loss per share.....    20,667       13,074

     The pro forma results include the historical accounts of the Company, Falcon and SDI and pro forma adjustments, as may be required, including the in-process research and development expense, the amortization of goodwill and other intangible assets, and the interest expense related to the promissory notes issued to Falcon's previous shareholder. The in-process research and development expense has been included as if recorded on April 1, 1996 and has been excluded from the year ended March 31, 1998. The pro forma results of operations are not necessarily indicative of actual results that may have occurred had the operations of Falcon and SDI been combined in prior years.

     Effective December 31, 1997, the Company changed its fiscal year as ending on March 31 and its fiscal quarters as ending on June 30, September 30 and December 31, respectively. Prior to this change, the Company's fiscal year was previously on a 52- to 53-week basis that ended on the Saturday nearest to March
31. The fiscal year ended March 29, 1997 contained 52 weeks.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION -- The accompanying consolidated financial statements include the accounts of Artecon, Inc. and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

     CREDIT RISK -- The Company performs ongoing credit evaluations of its customers and requires no collateral. The Company maintains reserves for potential credit losses.

     INVENTORIES -- Inventories are comprised of purchased parts and assemblies, which include direct labor and overhead, and are valued at the lower of cost (first-in, first-out) or market.

     PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets (ranging from three to five years). Depreciation expense was $2,371, $859, and $664 for the years ended March 31, 1999, March 31, 1998 and March 29, 1997 respectively.

     FOREIGN CURRENCY -- The accounts of foreign subsidiaries consolidated herein have been translated from their respective functional currencies at appropriate exchange rates in accordance with Financial Accounting Standards Board (FASB) Statement of Financial

                                 ARTECON, INC.

Accounting Standards (SFAS) No. 52. Cumulative translation adjustments are included as a separate component of shareholders' equity. Gains and losses on short-term intercompany foreign currency transactions are recognized as incurred.

     LONG-LIVED ASSETS -- The Company accounts for the impairment and disposition of long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. In accordance with SFAS No. 121, long-lived assets to be held are reviewed whenever events or changes in circumstances indicate that their carrying value may not be recoverable. The Company periodically reviews the carrying value of long-lived assets to determine whether or not an impairment to such value has occurred. Based on its most recent analysis, the Company believes that no impairment exists at March 31, 1999. During the years ended March 31, 1999 and 1998, the Company recognized an impairment of certain long-lived assets in connection with the merger and restructuring activities (Note 4).

     SOFTWARE LICENSE COSTS -- Software license costs are amortized as the related products which include the software are shipped. Included in other current assets in the accompanying consolidated financial statements at March 31, 1999 is $1,000 in unamortized software license costs that are expected to be utilized in fiscal year 2000.

     GOODWILL AND OTHER INTANGIBLE ASSETS -- Goodwill related to acquisitions is being amortized on a straight-line basis over a period of seven years. Accumulated amortization was $679 and $12 at March 31, 1999 and March 31, 1998, respectively. Other intangible assets related to acquisitions are being amortized on a straight-line basis over two to four years. Goodwill and other intangible assets are periodically reviewed for events or changes whenever circumstances which indicate that their carrying value may not be recoverable. The Company periodically reviews the carrying value of goodwill and other intangible assets to determine whether or not an impairment to such values has occurred. During the year ended March 31, 1999, the Company recorded an impairment associated with certain other intangible assets of $300 and additional amortization of $867 associated with a change in estimate of the remaining useful lives of such assets (Note 4).

     REVENUE RECOGNITION -- The Company recognizes revenue from product sales upon shipment, including products sold under a stock rotation program that entitles the buyer to the right to return products under certain conditions. The Company provides allowance for estimated returns. Revenue from service contracts is recognized ratably over the term of the contract.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     INCOME TAXES -- The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this statement, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax

                                 ARTECON, INC.

bases of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse.

     CONCENTRATIONS -- The Company currently utilizes a limited number of suppliers for certain devices used in its products but has no long-term supply contracts with them. Due to the cyclical nature of the industry and competitive conditions, there can be no assurance that the Company will not experience difficulties in meeting its supply requirement in the future.

     Approximately 26%, 27% and 35% of revenues for the years ended March 31, 1999, March 31, 1998 and March 29, 1997, were to four, four and two customers, respectively. For the years ended March 31, 1999 and 1998, no customer accounted for 10% or more of total revenues. For the year ended March 29, 1997, one customer accounted for 25% of total net revenues. The loss of, or a reduction in sales to, any such customers would have a material adverse effect on the Company's business, operating results and financial condition.

     Revenues derived from various U.S. government agencies were approximately $1,440, $1,861 and $1,400 for the years ended March 31, 1999, March 31, 1998 and
March 29, 1997, respectively. Export sales to international customers amounted to approximately $8,064, $7,737 and $7,675 for the years ended March 31, 1999, March 31, 1998 and March 29, 1997, respectively.

     ACCOUNTING FOR STOCK-BASED COMPENSATION -- The Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

     EARNINGS (LOSS) PER SHARE -- Basic earnings (loss) per share is computed using the weighted average number of common shares outstanding during the reporting period. Diluted earnings (loss) per share is computed using the weighted average number of common shares outstanding and the potential dilutive effect of the convertible Preferred A shares and options to purchase common stock (see Note 10).

     RECENT ACCOUNTING PRONOUNCEMENTS -- In June 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. This statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosure about products and services, geographic areas and major customers (see Note 16).

     In February 1998, the FASB issued SFAS No. 132, Disclosures about Pensions and Other Post-Retirement Benefits. This statement revises and standardizes employers' disclosure requirements about pension and other post-retirement benefit plans, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis and eliminates certain disclosures that are no longer useful. The Company does not maintain an employee pension plan or any other post-retirement benefit plans.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The Company does not invest in derivative

                                 ARTECON, INC.

investments and engaged in limited hedging activity in the prior year (Note 15). The Company does not presently engage, nor does it intend to engage in future hedging activities.

     RECLASSIFICATIONS -- Certain prior year balances have been reclassified to conform with the current year presentation.

3.  OTHER COMPREHENSIVE OPERATIONS

     Accumulated other comprehensive operations for each of the three years in the period ended March 31, 1999 is comprised of the following:

                                                            ACCUMULATED
                                                               OTHER
                                                           COMPREHENSIVE
                                                            OPERATIONS
                                                           -------------
Balance, April 1, 1996.................................        $(312)
Foreign currency translation adjustment................          (18)
                                                               -----
Balance, March 29, 1997................................         (330)
Foreign currency translation adjustment................          233
                                                               -----
Balance, March 31, 1998................................          (97)
Foreign currency translation adjustment................           35
                                                               -----
Balance, March 31,1999.................................        $ (62)
                                                               =====

4. ACCRUED MERGER AND RESTRUCTURING LIABILITIES AND IMPAIRMENT OF INTANGIBLE ASSETS

     In December 1998, the Board of Directors approved a plan to consolidate one of the Company's engineering facilities from Milpitas, California, to Carlsbad, California, to consolidate certain domestic sales and service locations, and to eliminate certain product lines and development activities. The Company recorded pre-tax restructuring charges of $1,807 to cover the costs associated with these actions. The major components of the fiscal year 1999 charges and the remaining accrual balance as of March 31, 1999 were as follows:

                                               INITIAL                      ACCRUED
                                            RESTRUCTURING    AMOUNTS     RESTRUCTURING
                                               CHARGE        UTILIZED        COSTS
                                            -------------    --------    -------------
Employee termination costs................     $  254        $  (200)        $ 54
Inventory write-downs.....................        415           (115)         300
Facility closures and related expenses....        715           (476)         239
Tooling write-off.........................        123           (123)          --
Intangible asset impairment...............        300           (300)          --
                                               ------        -------         ----
     Total................................     $1,807        $(1,214)        $593
                                               ======        =======         ====

                                 ARTECON, INC.

     Employee termination costs consist primarily of severance payments for 43 employees, all of which were terminated as of March 31, 1999. The majority of the employees terminated were employed at the engineering facility in Milpitas, California and at the various domestic sales and service locations. Remaining costs associated with bi-weekly payroll payments are expected to be paid in the first quarter of fiscal year 2000. Inventory write-downs and the tooling write-off primarily relate to the discontinuance of certain low-volume and low-profit product lines. Of the total restructuring charge associated with the inventory write-downs, $403 has been included as a separate component of cost of sales in the accompanying financial statements. Facility closures and related expenses consist of lease termination costs and the write-off of certain property and equipment which was disposed of associated with the closures. The majority of the remaining costs are expected to be paid in fiscal year 2000.

     In connection with the acquisitions of Falcon and SDI, the Company allocated $420 and $1,600, respectively, to an assembled workforce intangible asset. The Company recorded an impairment of these intangible assets of $300 during the year ended March 31, 1999, which has been included as a component of the restructuring charge, as the impairment was a direct result of employee terminations associated with restructuring activities. Furthermore, as a result of significant attrition and terminations of employees, which had been utilized as the basis for the assembled workforce valuation, the Company recognized additional amortization of $867 based on a change in estimate of the remaining useful life of the assembled workforce.

     In connection with the merger with SDI, the Company recorded a reserve for acquisition related costs of $6,581, of which $5,765 was outstanding at March 31, 1998. All of the acquisition related costs were included in the purchase price allocation performed at March 31, 1998. The following is a summary related to the accrued merger costs at March 31, 1998, amounts utilized during fiscal year 1999 and remaining reserve balance at March 31, 1999:

                                                ACCRUED                   ACCRUED
                                                 MERGER                    MERGER
                                                 COSTS                     COSTS
                                               (MARCH 31,    AMOUNTS     (MARCH 31,
                                                 1998)       UTILIZED      1999)
                                               ----------    --------    ----------
                                                          (IN THOUSANDS)
Employee termination costs...................    $2,858      $(2,691)       $167
Professional service fees....................     1,726       (1,410)        316
Other costs..................................     1,181         (998)        183
                                                 ------      -------        ----
     Total...................................    $5,765      $(5,099)       $666
                                                 ======      =======        ====

     The majority of the accrued merger costs at March 31, 1999 relate to remaining severance and benefit payments pursuant to the related agreements, lease and contract termination costs, and miscellaneous professional service fee obligations. The Company anticipates that the remaining merger costs will be paid in fiscal year 2000 and believes that there are no unresolved issues or additional liabilities that may result in an adjustment to the purchase price allocation for the SDI merger.

                                 ARTECON, INC.

5.  INVENTORIES

     Inventories consist of the following:

                                                   MARCH 31,    MARCH 31,
                                                     1999         1998
                                                   ---------    ---------
Purchased parts and materials....................   $ 8,385      $ 6,972
Work-in-process..................................       163        1,599
Finished goods...................................     3,125        3,783
                                                    -------      -------
                                                    $11,673      $12,354
                                                    =======      =======

6.  ACCOUNTS AND TRANSACTIONS WITH RELATED PARTIES

     Revenues from sales to affiliated companies for the years ended March 31, 1999, March 31, 1998, and March 29, 1997 were approximately $48, $125, and $74, respectively. Accounts receivable from affiliated companies were approximately $13 and $3 at March 31, 1999 and March 31, 1998, respectively, and are included in accounts receivable in the accompanying consolidated balance sheets.

     The Company purchases certain goods from affiliates and was subject to a management fee of approximately $4 per month from an affiliate which was terminated upon completion of the merger with SDI. Purchases from affiliated companies for the years ended March 31, 1999, March 31, 1998, and March 29, 1997 were approximately $80, $130, and $85, respectively.

7.  SHORT-TERM BORROWINGS

     As a result of the merger with SDI (Note 1), the Company assumed a Loan and Security Agreement with a financial institution. Borrowings outstanding under the line at March 31, 1998 included $35 representing borrowings under the loan provisions. Amounts outstanding under this agreement were repaid during the year ended March 31, 1999 and this agreement was not renewed upon expiration in May 1998.

8.  BORROWINGS UNDER LINE OF CREDIT

     The Company has a $15,000 revolving credit facility with a United States bank (the Agreement). The Agreement provides for financing collateralized by all assets of the Company, as defined by the Agreement, and matures May 14, 2001, unless otherwise renewed. The line of credit bears interest, at the bank's prime rate. Monthly payments consist of interest only, with the principal due at maturity. The Agreement requires that the Company comply with certain covenants including quarterly and annual profitability covenants. The Company was not in compliance with the net income covenants at March 31, 1999 and obtained a waiver from the bank which included a modification of the future net income requirements.

     The Japanese subsidiary has two lines of credit with a Japanese bank for borrowings up to an aggregate 35 million Yen (US$295 at March 31, 1999) at rates ranging from 1.8% to 2.5%. At March 31, 1999, 33 million Yen (approximately US$275) were

                                 ARTECON, INC.

outstanding. Interest is due monthly with the principal due on various dates through August 2005. Borrowings are collateralized by inventories of the Japanese subsidiary.

     At March 31, 1999, the Company's borrowings under lines of credit were as follows:

U.S. bank line, variable interest at prime (7.75% at March
  31, 1999).................................................    $10,277
Japan bank lines, interest ranging from 1.8% to 2.5%........        275
                                                                -------
                                                                $10,552
                                                                =======

     During the year ended March 31, 1999, the Company received a short-term loan totaling $500 from an affiliate. The loan bore interest at 7.25% and interest expense related to the loan was immaterial. During the year ended March 31, 1998, the Company made a short-term loan totaling $754 to an affiliate. The loan bore interest at 7.25% per annum and interest income related to the loan was immaterial.. No amounts related to the loans were outstanding at March 31, 1999 and March 31, 1998.

9.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                           MARCH 31,    MARCH 31,
                                                             1999         1998
                                                           ---------    ---------
Promissory notes payable to former shareholder of Falcon
  (Note 1), bearing interest at 10% per annum, monthly
  installments of principal and interest of $53 through
  August 2002............................................   $1,839       $2,268
Term loan payable to bank, bearing interest at 7.72% per
  annum, collateralized by property and equipment and
  monies in possession of the bank, paid in full in May
  1998...................................................                   190
Term loan payable to bank, bearing interest at 8.5% per
  annum, collateralized by substantially all of the
  assets of the Company, paid in full in May 1998........                   883
                                                            ------       ------
                                                             1,839        3,341
Less current portion.....................................     (483)        (756)
                                                            ------       ------
                                                            $1,356       $2,585
                                                            ======       ======

     Long-term debt at March 31, 1999 matures as follows:

FISCAL YEAR ENDING:
-------------------
2000.........................................    $  483
2001.........................................       525
2002.........................................       580
2003.........................................       251
                                                 ------
                                                 $1,839
                                                 ======

                                 ARTECON, INC.

     Interest expense related to long-term debt was $207, $160 and $13 for the years ended March 31, 1999, March 31, 1998, and March 29, 1997, respectively.

10.  SHAREHOLDERS' EQUITY

     Immediately prior to the merger with SDI, there were two classes of preferred shares: the "Preferred" shares and the "Preferred B" shares. There were 10,000 shares of each preferred class authorized. All Preferred shares were nonvoting, did not provide for dividends, and had a liquidation preference over common shares. The shares were convertible into common shares, at the option of the holder, at the earlier of three years after issuance or upon the occurrence of certain other events, at the conversion rate of one common share for each 0.8 Preferred share. The liquidation preference for the Preferred was $.01 per share and for the Preferred B was $2.00 per share.

     In December 1994, the Company entered into a repurchase agreement with certain shareholders who were holders of the Company's outstanding Preferred shares. The agreement required the Company to redeem 100 shares of the outstanding Preferred shares and grants the Company the option to repurchase the remaining shares at any time during the five-year period ending December 22, 1999 at prices ranging from $2.00 to $2.50 per share. During the year ended March 29, 1997, the Company repurchased 100 Preferred shares under the agreement at $2.30 per share.

     As consideration for the option to repurchase the Preferred shares, in the period ended March 29, 1997, the Company issued 276 common shares to the holders of Preferred shares at the ratio of approximately one share of common stock for each ten shares of Preferred stock that were valued at $0.50 per common share. The value ascribed to the common stock outstanding at the date of issuance has been shown as a reduction in the carrying value of the Preferred stock.

     In June and October 1997, the Company issued a total of 95 shares of common stock to certain employees in exchange for stock participation rights previously granted. The common stock was issued at prices of $1.20 and $2.00 per share. No stock participation rights or other options to purchase common stock were outstanding at March 31, 1998. Management has recorded $73 in compensation expense for the period ended March 31, 1998 as a result of these issuances.

     In July 1997, the Company issued 475 shares of common stock to certain officers of the Company at a price of $0.035 per share. Management has recorded $553 in compensation expense for the period ended March 31, 1998 as a result of these issuances.

     As a result of, and immediately following the merger with SDI, each share of common stock of the former Artecon, Inc. was converted into 2.19 shares of common stock of the new Artecon, Inc., and each share of convertible Preferred stock and convertible Preferred B stock of the former Artecon, Inc. was converted into one share of Series A convertible Preferred stock of the new Artecon, Inc.

     The convertible Preferred A shares have voting rights, provide for dividends when and if declared by the Board of Directors and have liquidation preference over common shares. The convertible Preferred A shares are convertible into common shares, at the option of the holder, any time after January 1, 1999 at the conversion rate, as defined in the amended Articles of Incorporation.

                                 ARTECON, INC.

     The convertible Preferred A shares are automatically converted into common shares upon a unanimous resolution by the Board of Directors or upon the close of business on the first day following the date on which the average of the closing per share sales price of the common stock as reported on the NASDAQ National Market for 20 consecutive trading days equals or exceeds $9.00 per share, at the conversion rate defined in the amended Articles of Incorporation.

11.  EARNINGS PER SHARE

     Basic net (loss) income per share is computed using the weighted average number of common shares outstanding during the periods presented.

     Diluted net (loss) income per share is computed using the weighted average number of common and common stock equivalent shares outstanding during the periods presented assuming the conversion of all shares of the Company's Convertible preferred stock into common stock. Common stock equivalent shares have not been included where inclusion would be antidilutive.

     The following is a reconciliation between the components of the basic and diluted net income per share calculations (in thousands, except per share amounts):

                                        MARCH 31, 1999                 MARCH 31, 1998                MARCH 29, 1997
                                  ---------------------------   ----------------------------   --------------------------
                                                        PER                            PER                          PER
                                    NET     WEIGHTED   SHARE      NET      WEIGHTED   SHARE     NET     WEIGHTED   SHARE
                                   LOSS      SHARES    AMOUNT     LOSS      SHARES    AMOUNT   INCOME    SHARES    AMOUNT
                                  -------   --------   ------   --------   --------   ------   ------   --------   ------
Basic net (loss) income per
  share.........................  $(5,350)   21,549    $(0.25)  $(19,288)   5,841     $(3.30)   $641     5,202     $0.12
Effect of dilutive securities --
  preferred stock...............                                                                         3,208
                                  -------    ------    ------   --------    -----     ------    ----     -----     -----
Diluted net (loss) income per
  share plus assumed
  conversions...................  $(5,350)   21,549    $(0.25)  $(19,288)   5,841     $(3.30)   $641     8,410     $0.08
                                  =======    ======    ======   ========    =====     ======    ====     =====     =====

12.  EMPLOYEE STOCK AND SAVINGS PLANS

     SAVINGS PLAN -- The Company has a savings plan, which qualifies under
Section 401(k) of the Internal Revenue Code. Under the plan, participating U.S. employees may defer up to 15% of their pretax salary, but not more than statutory limits. The Company matches 50% of eligible employees' contributions up to a specified limit ($500). The Company's matching contributions to the savings plan were $67, $38 and $23 for the years ended March 31, 1999, March 31, 1998, and March 29, 1997, respectively.

     STOCK PLANS -- In connection with the merger with SDI, the Company adopted, and the Board of Directors approved, the following employee stock plans:

1996 EMPLOYEE STOCK PURCHASE PLAN

     Under the Company's 1996 Employee Stock Purchase Plan (the Purchase Plan), a total of 200 shares of SDI's common stock was originally reserved for issuance under the Purchase Plan. The Purchase Plan was amended in January 1998 and a total of 400 shares of Artecon common stock has been reserved for issuance under the amended purchase plan. As of March 31, 1999, 298 shares of common stock had been purchased under the Purchase Plan and 102 shares of common stock remained available for purchase under the Purchase Plan.

                                 ARTECON, INC.

1993 STOCK OPTION PLAN

     The 1993 Stock Option Plan (the 1993 Plan) provides for the granting of non-statutory stock options for the purchase of up to an aggregate of 556 shares of the Company's common stock by officers, employees, consultants and directors of the Company. The Board of Directors is responsible for administration of the 1993 Stock Option Plan. The Board of Directors determines the term of each option, option exercise price, number of shares for which each option is granted and the rate at which each option is exercisable. Options granted under the 1993 Stock Option Plan generally vest over a four-year period.

1996 STOCK OPTION PLAN

     The 1996 Stock Option Plan (the 1996 Plan) provides for the granting to employees and consultants of non-statutory stock options. A total of 3,000 shares of common stock are currently reserved for issuance pursuant to the 1996 Plan. As of March 31, 1999, 3,074 options have been granted under the 1996 Plan. As of March 31, 1999, options to purchase 1,280 shares of common stock were outstanding under the 1996 plan and 1,720 shares of common stock remain for issuance under the 1996 plan.

     In April 1998, the Company approved the cancellation of 218 previously outstanding SDI options with exercise prices ranging from $5.13 to $7.00 per share, and regranted the stock options at an exercise price of $3.38 per share, the fair market value on the date of the regrant. The options were considered granted on April 3, 1998 and are exercisable prospectively in accordance with the agreements evidencing those grants.

     Non-statutory stock options may be granted at an exercise price per share of not less than 100% of the fair value per common share on the date of the grant (not less than 110% of the fair value in the case of holders of more than 10% of the Company's voting stock). Options granted under the 1993 and 1996 Stock Option Plans generally expire ten years from the date of the grant. Transactions under the 1993 and 1996 Stock Option Plans are summarized as follows (in thousands except per share amounts):

                                                                        WEIGHTED
                                                                        AVERAGE
                                                           NUMBER OF    EXERCISE
                                                            OPTIONS      PRICE
                                                           ---------    --------
OUTSTANDING, March 30, 1996..............................      458       $0.20
  Granted (weighted average fair value of $5.11).........      718       $5.11
  Exercised..............................................      (70)      $0.20
  Canceled...............................................     (116)      $0.37
                                                            ------       -----
OUTSTANDING, March 29, 1997..............................      990       $3.99
  Granted (weighted average fair value of $5.94).........      492       $5.77
  Exercised..............................................     (146)      $0.40
  Canceled...............................................     (277)      $5.47
                                                            ------       -----
OUTSTANDING, March 31, 1998..............................    1,059       $5.06
  Granted (weighted average fair value of $3.27).........    2,085       $3.27
  Exercised..............................................     (154)      $0.49
  Canceled...............................................   (1,614)      $4.38
                                                            ------       -----
OUTSTANDING, March 31, 1999..............................    1,376       $3.64
                                                            ======       =====

                                 ARTECON, INC.

     The following table summarizes information about stock options outstanding and exercisable at March 31, 1999:

                                  OPTIONS OUTSTANDING
                       -----------------------------------------       OPTIONS EXERCISABLE
                                           AVERAGE                  --------------------------
                           NUMBER         REMAINING     WEIGHTED        NUMBER        WEIGHTED
                       OUTSTANDING AT    CONTRACTUAL    AVERAGE     EXERCISABLE AT    AVERAGE
RANGE OF                 MARCH 31,          LIFE        EXERCISE      MARCH 31,       EXERCISE
EXERCISE PRICES             1999           (YEARS)       PRICE           1999          PRICE
---------------        --------------    -----------    --------    --------------    --------
$0.20 - $3.00........  237......            7.67         $1.37            91           $0.28
$3.38 - $3.38........        560            8.98          3.38             0               0
$3.75 - $3.75........        365            9.00          3.75             0               0
$4.06 - $7.25........        214            8.01          6.70           214            6.70
                           -----            ----         -----           ---           -----
                           1,376            8.61          3.64           305            4.77
                           =====            ====         =====           ===           =====

FAIR VALUE DISCLOSURES

     Had compensation cost for options granted in fiscal years 1999, 1998 and 1997 under the Company's option plan been determined based on the fair value at the grant dates, as prescribed in SFAS No. 123, the Company's net (loss) income and pro forma net (loss) income per share would have been as follows (in thousands except per share amounts):

                                                           YEAR ENDED
                                               -----------------------------------
                                               MARCH 31,    MARCH 31,    MARCH 29,
                                                 1999         1998         1997
                                               ---------    ---------    ---------
Net (loss) income:
  As reported................................   $(5,350)    $(19,288)      $ 641
  Pro forma..................................   $(6,098)    $(19,923)      $ 640
Basic net (loss) income per share:
  As reported................................   $ (0.25)    $  (3.30)      $0.12
  Pro forma..................................   $ (0.28)    $  (3.41)      $0.12
Diluted net (loss) income per share:
  As reported................................   $ (0.25)    $  (3.30)      $0.08
  Pro forma..................................   $ (0.28)    $  (3.41)      $0.08

     The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions used for grants during the applicable periods: dividend yield of 0.0% for all periods, risk-free interest rates of 4.54% to 5.63% for options granted during the year ended March 31, 1999, risk-free interest rates of 5.49% to 6.57% for options granted during the year ended March 31, 1998, and risk-free interest rates of 5.97% to 6.48% for options granted during the year ended March 29, 1997. An 80% volatility factor was used for the years ended March 31, 1998 and March 27, 1997, and a 137% volatility factor was used for the year ended March 31, 1999. A weighted average expected option term of five years was used for all periods.

                                 ARTECON, INC.

     Because the determination of the fair value of all options granted after the Company became a public entity includes an expected volatility factor and because additional option grants are expected to be made each year, the above pro forma disclosures are not representative of pro forma effects of reported net income for future years.

13.  INCOME TAXES

     Significant components of the (benefit) provision for income taxes are as follows:

                                               MARCH 31,    MARCH 31,    MARCH 29,
                                                 1999         1998         1997
                                               ---------    ---------    ---------
Current:
  Federal....................................   $   352      $    17       $245
  State......................................       105          (11)       145
  Foreign....................................        27           20          9
                                                -------      -------       ----
                                                    484           26        399
Deferred:
  Federal....................................    (2,838)      (2,150)        53
  State......................................      (402)        (602)       (66)
  Foreign....................................       (68)         (81)       (46)
                                                -------      -------       ----
                                                 (3,308)      (2,833)       (59)
                                                -------      -------       ----
                                                $(2,824)     $(2,807)      $340
                                                =======      =======       ====

     A reconciliation of the Company's effective tax rate compared to the statutory federal tax rate is as follows:

                                       MARCH 31,    MARCH 31,    MARCH 29,
                                         1999         1998         1997
                                       ---------    ---------    ---------
Statutory federal rate...............     (35)%        (35)%        35%
State taxes, net of federal
  benefit............................      (2)          (2)          5
In-process research and
  development........................                   23
Foreign tax (benefit) provision......                               (6)
Goodwill.............................       3
Other................................      (1)           1           1
                                          ---          ---          --
                                          (35)%        (13)%        35%
                                          ===          ===          ==

                                 ARTECON, INC.

     Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                           MARCH 31,    MARCH 31,
                                                             1999         1998
                                                           ---------    ---------
Deferred tax assets
  Uniform capitalization.................................   $   129      $   100
  Tax credit carryforwards...............................     1,566          713
  Inventory reserve......................................     1,556        2,117
  Other reserves and accruals............................     1,504        1,258
  Book over tax depreciation.............................       160          501
  In-process research and development....................     1,418        1,523
  Acquisition costs......................................        64        1,002
  Net operating losses...................................     5,972        2,125
  Restructuring reserve..................................       231
                                                            -------      -------
     Total deferred tax assets...........................    12,600        9,339
Deferred tax liabilities:
  Import reserve.........................................   $   277      $   346
  Amortization...........................................       152          160
  State taxes............................................       784          537
  Acquired intangibles...................................       254        1,189
                                                            -------      -------
     Total deferred tax liabilities......................     1,467        2,232
  Valuation allowance....................................                 (1,995)
                                                            -------      -------
  Net deferred tax assets................................   $11,133      $ 5,112
                                                            =======      =======

     A valuation allowance of $1,995 was established at the date of the Company's merger with SDI in order to reflect limitations on the company's usage of SDI's net operating loss carryforwards associated with, among other factors, SDI continuing to be a separate subsidiary of Artecon. The valuation allowance has been reduced to zero in the fourth quarter of fiscal year 1999 as a result of the Company dissolving the subsidiary structure of SDI and making the determination that it is now more likely than not that these losses will be utilized. The reduction in the valuation allowance of $1,995 has reduced goodwill related to the SDI acquisition.

     As of March 31, 1999, the Company has federal and state net operating losses of $15,612 and $7,512, which begin to expire in the tax years ending 2009 and 2010, respectively. In addition, the Company has federal and state tax credit carryforwards of $875 and $691, respectively.

                                 ARTECON, INC.

14.  COMMITMENTS

     The Company leases office and equipment under non-cancelable operating leases. Lease terms range from three to five years. The Company's United States headquarters is leased under an operating lease that has been extended to December 1999.

     Future minimum lease commitments for all operating leases are as follows:

FISCAL YEAR ENDING:
2000.......................................................................    $1,610
2001.......................................................................     1,002
2002.......................................................................       366
2003.......................................................................        91
2004.......................................................................        55
                                                                               ------
                                                                               $3,124
                                                                               ======

     Total rent expense for the years ended March 31, 1999, March 31, 1998, and March 29, 1997 was approximately $1,951, $1,027, and $698, respectively.

15.  HEDGING ACTIVITIES

     The company engaged in limited hedging activity in the prior year and the Company does not presently engage, nor does it intend to engage in future hedging activities.

     In the prior year, the Company's Japanese subsidiary entered into derivative financial instruments, primarily foreign currency forward exchange contracts, to manage foreign exchange risk on foreign currency transactions and did not use the contracts for trading purposes. These financial instruments were used to protect the Company from the risk that the eventual net cash inflows from the foreign currency transactions would be adversely affected by changes in exchange rates. Gains and losses related to hedges of firmly committed transactions were deferred and recognized when the hedged transaction occurred.

     The following table summarizes the notional amount, which approximates fair market value, of the Company's outstanding foreign exchange contracts at March 31, 1998 (none outstanding at March 31, 1999):

                                                     U.S.
                                                    DOLLAR
                                                  EQUIVALENT     MATURITY
                                                  ----------    ----------
U.S. Dollars....................................     $100       April 1998
U.S. Dollars....................................      100         May 1998
U.S. Dollars....................................      100        June 1998
                                                     ----
                                                     $300
                                                     ====

                                 ARTECON, INC.

     The counterparties to these instruments were major financial institutions. The Company was exposed to credit losses in the event of nonperformance by counterparties to its forward exchange contracts but had no off-balance sheet credit risk of accounting loss. The Company anticipated, however, that the counterparties would be able to fully satisfy their obligations under the contracts. The Company did not obtain collateral or other security to support the forward exchange contracts subject to credit risk but monitored the credit standing of the counterparties.

16.  GEOGRAPHICAL AND SEGMENT INFORMATION

     Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the Company's chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company's chief operating decision-maker is its Chief Executive Officer. The operating segments of the Company are managed separately because each segment represents a strategic business unit that offers different products or services.

     The Company's reportable operating segments include the Enterprise Storage Division (ESD), the Telecommunications (Telco) Division and the International Division. The ESD Division provides enterprise storage solutions to the following markets: finance, multimedia, government, advanced-technology and industrial. The Telco Division designs, manufactures, markets, and supports fully integrated, industry-compliant storage products, services and solutions for the telecommunications and Internet/intranet markets by utilizing commercially available workstation, server and other application-specific products for enhanced price/performance characteristics and reduced time to market. The International Division provides storage solutions in various international markets.

     The accounting policies of the Company's operating segments are the same as those described in Note 2, Summary of Significant Accounting Policies. The Company evaluates performance based on stand-alone segment gross margin. Because the Company does not evaluate performance based on segment operating income or return on assets at the operating segment level, Company operating expenses and total assets are not tracked internally by segment. Therefore, such information is not presented.

                                 ARTECON, INC.

     Operating segment data for the years ended March 31, 1999, March 31, 1998, and March 29, 1997 are as follows:

                                    ESD       TELCO     INTERNATIONAL    CONSOLIDATED
                                  -------    -------    -------------    ------------
Year ended March 31, 1999
  Net Revenues..................  $62,967    $23,306       $9,606          $95,879
  Gross Margin..................   21,786      8,063        3,669           33,518
Year ended March 31, 1998
  Net Revenues..................  $33,746    $23,531       $9,063          $66,340
  Gross Margin..................    7,983      4,601        2,811           15,395
Year ended March 29, 1997
  Net Revenues..................  $44,982    $ 1,392       $8,943          $55,317
  Gross Margin..................   10,080        248        2,598           12,926

     Information concerning principal geographic areas in which the Company operates was as follows:

                                                  AS OF AND FOR THE YEAR ENDED
                                               -----------------------------------
                                               MARCH 31,    MARCH 31,    MARCH 29,
                                                 1999         1998         1997
                                               ---------    ---------    ---------
REVENUE:
North America..............................     $87,638     $ 58,557      $48,169
Europe.....................................       5,781        4,271        3,176
Japan......................................       2,460        3,512        3,972
                                                -------     --------      -------
                                                $95,879     $ 66,340      $55,317
                                                =======     ========      =======
INCOME (LOSS) BEFORE TAXES:
North America..............................     $(8,189)    $(21,873)     $   996
Europe.....................................         140          (74)          59
Japan......................................        (125)        (148)         (74)
                                                -------     --------      -------
                                                $(8,174)    $(22,095)     $   981
                                                =======     ========      =======
ASSETS:
North America..............................     $42,292     $ 56,187      $14,057
Europe.....................................         416          232          579
Japan......................................         902        1,539        1,967
Eliminations...............................        (449)        (613)      (1,409)
                                                -------     --------      -------
                                                $43,161     $ 57,345      $15,194
                                                =======     ========      =======

                                 ARTECON, INC.

17.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                             FIRST     SECOND      THIRD      FOURTH      FISCAL
                            QUARTER    QUARTER    QUARTER    QUARTER       YEAR
                            -------    -------    -------    --------    --------
Year ended March 31, 1999
  Revenues................  $26,945    $30,968    $19,639    $ 18,327    $ 95,879
  Income (loss) before
     income taxes.........      125        527     (7,079)(a)   (1,747)(a)   (8,174)
  Net income (loss).......       69        282     (6,795)    1,094(C)     (5,350)
  Basic earnings (loss)
     per share............     0.00       0.01      (0.32)      (0.05)      (0.25)
  Diluted earnings (loss)
     per share............     0.00       0.01      (0.32)      (0.04)      (0.25)
Year ended March 31, 1998
  Revenues................  $12,158    $18,042    $22,401    $ 13,739    $ 66,340
  Income (loss) before
     income taxes.........      275     (2,607)(b)     145    (19,908)(b)  (22,095)
  Net income (loss).......      104     (1,565)      (153)    (17,674)(c)  (19,288)
  Basic earnings (loss)
     per share............     0.02      (0.26)     (0.03)      (2.84)      (3.30)
  Diluted earnings (loss)
     per share............     0.01      (0.26)     (0.03)      (2.84)      (3.30)

-------------------------

(a) Includes pre-tax charges of $2,387 in the third quarter of 1999 and $287 in the fourth quarter of 1999 for restructuring and impairment of certain intangible assets.

(b) Includes pre-tax in-process research and development costs relating to the acquisition of Falcon of $3,700 in the second quarter of fiscal year 1998 and $14,500 in the fourth quarter of fiscal year 1998 relating to the acquisition of SDI.

(c) Includes the recognition of an income tax benefit of $2,841 and $2,234 during the fourth quarter of fiscal year 1999 and 1998, respectively.

18.  SUBSEQUENT EVENT

     On April 29, 1999, the Company and Box Hill Systems Corporation (Box Hill) signed an agreement and plan of merger (the Merger Agreement), whereby the two companies would be merged in a tax-free, stock-for-stock transaction intended to be accounted for as a pooling of interests. Under the terms of the Merger Agreement, each share of the Company's common stock will be converted into 0.40 of a share of Box Hill's common stock. Additionally, the Company's convertible Preferred A shares will be converted into Box Hill common stock based on the terms defined in the Merger Agreement.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Storage Dimensions, Inc.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Storage Dimensions, Inc. and its subsidiaries at December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of Storage Dimensions, Inc. for any period subsequent to December 31, 1997.

PricewaterhouseCoopers LLP

San Jose, California
January 16, 1998

                            STORAGE DIMENSIONS, INC.

                           CONSOLIDATED BALANCE SHEET

                                                                 DECEMBER 31,
                                                            -----------------------
                                                              1996          1997
                                                            ---------     ---------
                                                             (IN THOUSANDS, EXCEPT
                                                            FOR PER SHARE AMOUNTS)
ASSETS
Current assets:
  Cash and cash equivalents...............................   $ 1,682       $ 7,094
  Accounts receivable, net................................    11,939        12,178
  Inventories.............................................     6,304         5,606
  Prepaid expenses and other assets.......................       858           732
                                                             -------       -------
     Total current assets.................................    20,783        25,610
Property and equipment, net...............................     2,115         1,822
                                                             -------       -------
     Total assets.........................................   $22,898       $27,432
                                                             =======       =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................   $ 5,061       $ 4,016
  Accrued liabilities.....................................     3,580         4,211
  Short-term borrowings...................................     6,029            86
  Short-term debt from stockholder........................     3,600            --
                                                             -------       -------
          Total current liabilities.......................    18,270         8,313
                                                             -------       -------
Commitments (Note 10)
Stockholders' equity:
  Series A Convertible Preferred Stock, $0.005 par value,
     13,850 and 10,000 shares authorized; 13,850 and no
     shares issued and outstanding........................        69            --
  Common Stock, $0.005 par value, 40,000 shares
     authorized; 1,674 and 7,933 shares issued and
     outstanding..........................................         8            40
  Additional paid-in capital..............................    10,442        27,396
  Deferred stock compensation.............................      (486)         (351)
  Accumulated deficit.....................................    (5,405)       (7,966)
                                                             -------       -------
     Total stockholders' equity...........................     4,628        19,119
                                                             -------       -------
     Total liabilities and stockholders' equity...........   $22,898       $27,432
                                                             =======       =======

The accompanying notes are an integral part of these consolidated financial statements.

                            STORAGE DIMENSIONS, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                      YEAR ENDED DECEMBER 31
                                                   -----------------------------
                                                    1995       1996       1997
                                                   -------    -------    -------
                                                       (IN THOUSANDS, EXCEPT
                                                        PER SHARE AMOUNTS)
Net sales:
  Enterprise and OEM.............................  $52,475    $69,873    $70,966
  Desktop........................................    7,683      2,437        366
                                                   -------    -------    -------
                                                    60,158     72,310     71,332
Cost of goods sold...............................   37,170     45,327     45,723
                                                   -------    -------    -------
Gross profit.....................................   22,988     26,983     25,609
                                                   -------    -------    -------
Operating expenses:
  Sales and marketing............................   13,344     14,081     17,491
  Research and development.......................    5,377      5,872      6,250
  General and administrative.....................    3,390      3,819      4,231
  Advisory fee payable to related party..........      360        729         --
                                                   -------    -------    -------
                                                    22,471     24,501     27,972
                                                   -------    -------    -------
Income (loss) from operations....................      517      2,482     (2,363)
Interest expense.................................     (641)      (686)      (255)
Related party interest expense...................     (482)      (469)       (90)
Interest income..................................       --         --        277
Income (loss) before provision for income
  taxes..........................................     (606)     1,327     (2,431)
Provision for income taxes.......................       30        132        130
                                                   -------    -------    -------
Net income (loss)................................  $  (636)   $ 1,195    $(2,561)
                                                   =======    =======    =======
Basic net income (loss) per share................  $ (0.40)   $  0.73    $ (0.39)
                                                   =======    =======    =======
Weighted average shares used to calculate basic
  net income (loss) per share....................    1,604      1,641      6,651
                                                   =======    =======    =======
Diluted net income (loss) per share..............  $ (0.40)   $  0.22    $ (0.39)
                                                   =======    =======    =======
Weighted average shares used to calculate diluted
  net income (loss) per share....................    1,604      5,529      6,651
                                                   =======    =======    =======

The accompanying notes are an integral part of these consolidated financial statements.

                            STORAGE DIMENSIONS, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                       SERIES A
                                      CONVERTIBLE
                                    PREFERRED STOCK      COMMON STOCK     ADDITIONAL     DEFERRED                       TOTAL
                                   -----------------   ----------------    PAID-IN        STOCK       ACCUMULATED   STOCKHOLDERS'
                                   SHARES    AMOUNTS   SHARES   AMOUNTS    CAPITAL     COMPENSATION     DEFICIT        EQUITY
                                   -------   -------   ------   -------   ----------   ------------   -----------   -------------
                                                                           (IN THOUSANDS)
Balance at December 31, 1994.....   13,453     $67     1,600      $ 8      $ 9,220        $  --         $(5,964)       $ 3,331
Issuance of Series A Convertible
  Preferred Stock to employees...      341       2        --       --          199           --              --            201
Redemption of Series A
  Convertible Preferred..........      (60)     --        --       --          (35)          --              --            (35)
Stock Common Stock options
  exercised......................       --      --         8       --            1           --              --              1
Net loss.........................       --      --        --       --           --           --            (636)          (636)
                                   -------     ---     -----      ---      -------        -----         -------        -------
Balance at December 31, 1995.....   13,734      69     1,608        8        9,385           --          (6,600)         2,862
Issuance of Series A Convertible
  Preferred Stock to employees...      383       2        --       --          490           --              --            492
Redemption of Series A
  Convertible Preferred Stock....     (267)     (2)       --       --         (155)          --              --           (157)
Common Stock options exercised,
  net............................       --      --        66       --            7           --              --              7
Equity related to issuance of
  Common Stock options...........       --      --        --       --          715         (540)             --            175
Amortization of deferred stock
  compensation...................       --      --        --       --           --           54              --             54
Net income.......................       --      --        --       --           --           --           1,195          1,195
                                   -------     ---     -----      ---      -------        -----         -------        -------
Balance at December 31, 1996.....   13,850      69     1,674        8       10,442         (486)         (5,405)         4,628
Preferred Stock converted into
  common shares..................  (13,850)    (69)    3,462       18           51           --              --             --
Common Stock issued pursuant to
  initial public offering, net of
  expenses.......................       --      --     2,700       14       16,615           --              --         16,629
Common Stock issued under
  employee stock purchase plan...       --      --        47       --          260           --              --            260
Common Stock options exercised,
  net............................       --      --        50       --           28           --              --             28
Amortization of deferred stock
  compensation...................       --      --        --       --           --          135              --            135
Net loss.........................       --      --        --       --           --           --          (2,561)        (2,561)
                                   -------     ---     -----      ---      -------        -----         -------        -------
Balance at December 31, 1997.....       --     $--     7,933      $40      $27,396        $(351)        $$(7,966)      $19,119
                                   =======     ===     =====      ===      =======        =====         =======        =======

  The accompanying notes are an integral part of these consolidated financial statements.

                            STORAGE DIMENSIONS, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                      YEAR ENDED DECEMBER 31,
                                                    ----------------------------
                                                     1995       1996      1997
                                                    -------    ------    -------
                                                           (IN THOUSANDS)
Cash flows from operating activities:

  Net income (loss)...............................  $  (636)   $1,195    $(2,561)
  Adjustments to reconcile net income (loss) to
     cash provided by operating activities:
     Depreciation and amortization................    2,495     1,147      1,238
     Compensation expense from stock and stock
       options....................................       --       434        135
     Changes in assets and liabilities:
       Accounts receivable........................   (1,141)   (2,293)      (239)
       Inventory..................................   (2,106)      611        698
       Prepaid expenses and other assets..........      258      (350)       126
       Accounts payable...........................    2,158    (1,180)    (1,045)
       Accrued liabilities........................     (118)      769        631
                                                    -------    ------    -------
          Net cash provided by (used in) operating
             activities...........................      910       333     (1,017)
                                                    -------    ------    -------
Cash flows from investing activities:
  Acquisition of property and equipment...........   (1,363)     (943)      (945)
                                                    -------    ------    -------
Cash flows from financing activities:
  Proceeds from initial public offering, net......       --        --     16,629
  Proceeds from sale of Series A Convertible
     Preferred Stock to employees.................      201       287         --
  Payments to repurchase Series A Convertible
     Preferred Stock..............................      (35)     (157)        --
  Proceeds from exercise of Common Stock options,
     net..........................................        1         7         28
  Proceeds from employee stock purchase plan......       --        --        260
  Proceeds from (repayments of) from short-term
     borrowings...................................      179     1,792     (9,543)
                                                    -------    ------    -------
     Net cash provided by financing activities....      346     1,929      7,374
                                                    -------    ------    -------
Net increase (decrease) in cash and cash
  equivalents.....................................     (107)    1,319      5,412
Cash and cash equivalents at beginning of year....      470       363      1,682
                                                    -------    ------    -------
Cash and cash equivalents at end of year..........  $   363    $1,682    $ 7,094
                                                    =======    ======    =======
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest..........  $   929    $1,066    $   104
                                                    =======    ======    =======
  Cash paid during the year for income taxes......  $    14    $   25    $   451
                                                    =======    ======    =======
Supplemental schedule of noncash financing
  activities:
  Refinancing of short-term borrowings............  $    --    $5,289    $    --
                                                    =======    ======    =======
  Issuance of Common Stock upon conversion of
     Preferred Stock..............................  $    --    $   --    $    69
                                                    =======    ======    =======

The accompanying notes are an integral part of these consolidated financial statements.

                            STORAGE DIMENSIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES:

     Storage Dimensions, Inc. (the "Company") was incorporated in Delaware in November 1992. The Company designs, manufactures, markets and supports high performance data storage systems for open systems network applications.

     The Company was formed in order to effect a majority interest management-led buy-out (the "MBO") of Storage Dimensions, Inc. (a wholly owned subsidiary of Maxtor Corporation ("Maxtor") on December 26, 1992 by an investor group comprised of members of management and Capital Partners, Inc.

     On December 22, 1997 the Company entered into an agreement and Plan of Merger and Reorganization with Artecon, Inc. ("Artecon") setting forth the terms of a merger between the Company and Artecon (the "Merger"). Under the terms of the Merger, each share of Artecon Common Stock would be converted into the right to receive approximately 2.16 shares of Storage Dimensions Common Stock and each share of Artecon Preferred Stock would be converted into the right to receive one share of Storage Dimensions Preferred Stock, and Artecon would become a wholly owned subsidiary of Storage Dimensions. For accounting purposes, the Merger would be treated as a purchase of Storage Dimensions by Artecon since former holders of Artecon equity securities would hold and have voting power with respect to approximately 62.5% of the total issued and outstanding voting capital stock of the combined company, giving effect to the conversion of the Storage Dimensions Preferred Stock to be issued in the Merger and the exercise of outstanding Storage Dimensions stock with an exercise price of less than $3.9375 per share.

BASIS OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its subsidiaries after elimination of all significant intercompany accounts and transactions.

USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of highly liquid investment instruments with original maturities of three months or less.

INVENTORIES

     Inventories are stated at the lower of cost (using the first-in, first-out method) or market.

                            STORAGE DIMENSIONS, INC.

PROPERTY AND EQUIPMENT

     Property, equipment and leasehold improvements are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to five years. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the estimated useful lives of the assets or the remaining lease term.

REVENUE RECOGNITION AND PRODUCT WARRANTY

     Revenue from product sales is recognized upon shipment.

     Certain sales are made to distributors who have limited rights to return products or obtain credits for pricing changes. The Company accrues for the estimated costs of sales returns and allowances in the period the related revenue is recognized.

     Also, the Company provides product warranties, generally for periods of either three or five years from the date of product sale. The Company provides for the estimated cost to repair or replace products under warranty arrangements in the period the related revenue is recognized.

RESEARCH AND DEVELOPMENT COSTS

     Research and development costs are charged to operations as incurred.

SOFTWARE DEVELOPMENT COSTS

     To date, the period between achieving technological feasibility and completion of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

ADVERTISING COSTS

     Advertising costs are charged to operations as incurred in accordance with AICPA Statement of Position 93-7, "Reporting on Advertising Costs."

FISCAL YEAR

     The Company operates and reports financial results on a fifty-two/fifty-three week fiscal year cycle ending on the Saturday nearest December 31. The Company also follows a five-four-four week quarterly cycle. For convenience, the Company presents its fiscal year as ending on December 31. Fiscal 1995, 1996 and 1997 each contained 52 weeks.

ACCOUNTING FOR STOCK-BASED COMPENSATION

     The Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." In January 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 ("FAS 123"), "Accounting for Stock-Based Compensation" (see Note 7).

                            STORAGE DIMENSIONS, INC.

NET INCOME (LOSS) PER SHARE

     In December 1997, the Company adopted Statement of Financial Accounting Standards No. 128 ("FAS 128"), "Earnings per Share." All historical earnings per share information has been restated as required by FAS 128.

     Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the periods presented and also gives retroactive effect to the one-for-four reverse split of all shares of Common Stock as described in Note 6.

     Diluted net income (loss) per share is computed using the weighted average number of common and common equivalent shares outstanding during the periods presented assuming the conversion of all shares of the Company's Series A Convertible Preferred Stock into Common Stock. Per share amounts also give retroactive effect to the one-for-four reverse split of all shares of Common Stock (and an adjustment to the conversion price of the Series A Convertible Preferred Stock) as described in Note 6.

     The following is a reconciliation between the components of the basic and diluted net income (loss) per share calculations (in thousands except per share amounts):

                                                             YEAR ENDED DECEMBER 31,
                                 -------------------------------------------------------------------------------
                                           1995                       1996                       1997
                                 ------------------------   ------------------------   -------------------------
                                                    PER                        PER                         PER
                                                   SHARE                      SHARE                       SHARE
                                 INCOME   SHARES   AMOUNT   INCOME   SHARES   AMOUNT   INCOME    SHARES   AMOUNT
                                 ------   ------   ------   ------   ------   ------   -------   ------   ------
BASIC INCOME (LOSS) PER SHARE
Income available to Common
  stockholder..................  $(636)   1,604    (0.40)    1,195   1,641    $0.73    $(2,561)  6,651    $(0.39)
Effect of dilutive securities
  Options......................     --       --                 --     464                  --      --
Preferred stock................     --       --                 --   3,424                  --      --
                                 -----    -----             ------   -----             -------   -----
Diluted net income (loss) per
  share........................
Income available to common
  stockholders
                                                            ======   =====             =======
plus assumed conversions.......  $(636)   1,604    $(0.40)  $1,195   5,529    $0.22    $(2,561)  6,651    $(0.39)
                                 =====    =====             ======   =====             =======   =====

2.  RELATED PARTY TRANSACTIONS:

PURCHASES AND SALES

     During 1995, the Company purchased goods (principally rigid magnetic and optical disk drives) from Maxtor Corporation and its affiliates totaling $69,000. The Company did not purchase any goods from Maxtor during 1996 or 1997.

SUBORDINATED NOTE PAYABLE

     In December 1992, in conjunction with the MBO, the Company issued a subordinated promissory note of $4 million to Maxtor (the "Maxtor Note"). Interest at 12% per annum was paid quarterly. During 1996, in accordance with the terms of the Maxtor Note and in addition to interest payments, the Company repaid $400,000 in principal. In 1997, the

                            STORAGE DIMENSIONS, INC.

remaining principal balance of $3,600,000 was repaid in March 1997 after the Company effected its initial public offering.

ADVISORY FEE

     During 1995 and 1996, the Company paid advisory fees of $360,000 and $729,000, respectively, to one of its investors in accordance with an Investment Advisory Services Agreement (the "Advisory Agreement"). The Advisory Agreement was terminated in December 1996.

3.  BALANCE SHEET COMPONENTS (IN THOUSANDS):

                                                        DECEMBER 31,
                                                     ------------------
                                                      1996       1997
                                                     -------    -------
Accounts receivable:
  Gross receivables................................  $12,478    $12,861
  Less allowance for doubtful accounts.............     (539)      (683)
                                                     -------    -------
                                                     $11,939    $12,178
                                                     =======    =======
Inventory:
  Raw material and purchased components............  $ 3,140    $ 3,145
  Work in progress.................................    1,639      1,683
  Finished goods...................................    2,156      1,763
                                                     -------    -------
                                                     $ 6,935    $ 6,591
                                                     -------    -------
                                                        (631)      (985)
                                                     -------    -------
                                                     $ 6,304    $ 5,606
                                                     =======    =======
Property and equipment:
  Machinery and equipment..........................  $ 6,992    $ 6,773
  Furniture and fixtures...........................      620        656
  Leasehold improvements...........................      539        548
                                                     -------    -------
                                                       8,151      7,977
  Less accumulated depreciation and amortization...   (6,036)    (6,155)
                                                     -------    -------
                                                     $ 2,115    $ 1,822
                                                     =======    =======

                            STORAGE DIMENSIONS, INC.

                                                        DECEMBER 31,
                                                     ------------------
                                                      1996       1997
                                                     -------    -------
Accrued liabilities:
  Accrued employee compensation....................  $ 1,865    $ 2,078
  Accrued warranty expense.........................      404        652
  Deferred revenue.................................      252        617
  Accrued sales tax................................      431        356
  Other............................................      628        508
                                                     -------    -------
                                                     $ 3,580    $ 4,211
                                                     =======    =======

4.  SHORT-TERM BORROWINGS:

     On May 17, 1996, the Company entered into a Loan and Security Agreement (the "Agreement") with Congress Financial Corporation, which expires May 16, 1998. Under the revolving line of credit provisions of the Agreement, the Company may borrow up to $11 million based upon eligible accounts receivable and inventory. Under the terms of the Agreement, deposits from collections of accounts receivable are restricted. The Agreement also allows the Company to borrow up to $1 million for purchases of property and equipment under its capital expenditure facility and up to $400,000 under its term loan provisions. Such borrowings reduce the available borrowings under the revolving line of credit. Borrowings bear interest at the rate of prime plus .75% (9.25% as of December 31, 1997) and are secured by all of the Company's assets. Borrowings outstanding under the line at December 31, 1996 and 1997 include $267,000 and $67,000, respectively, representing borrowings under the term loan provisions.

5.  INCOME TAXES:

     The provision for income taxes consists of the following (in thousands):

                                                   YEAR ENDED DECEMBER 31,
                                                   -----------------------
                                                   1995     1996     1997
                                                   -----    -----    -----
Current:
  Federal........................................   $--     $ 34     $ --
  State..........................................     6       40       66
  Foreign........................................    24       58       64
                                                    ---     ----     ----
                                                    $30     $132     $130
                                                    ===     ====     ====

                            STORAGE DIMENSIONS, INC.

     Deferred tax assets consist of the following (in thousands):

                                                        DECEMBER 31,
                                                     ------------------
                                                      1996       1997
                                                     -------    -------
Depreciation and amortization......................  $   358    $   324
Reserves and accruals..............................      889       1121
Net operating loss carryforward....................       50        479
Research and development credits...................      233        344
Other..............................................      165        269
                                                     -------    -------
Gross deferred tax assets..........................    1,695      2,537
Deferred tax asset valuation allowance.............   (1,695)    (2,537)
                                                     -------    -------
Net deferred tax assets............................  $    --    $    --
                                                     =======    =======

     The Company provides a valuation allowance for deferred tax assets when it is more likely than not, based on available evidence including the prior history of losses, that some or all of the deferred tax assets will not be realized.

     At December 31, 1997 the Company had federal net operating loss carryforwards of approximately $1,410,000 available to reduce future federal and state taxable income. Its net operating loss carryforwards expire from 2009 to 2012. The tax benefit of the net operating loss and credit carryforwards may be limited due to the impact of the Tax Reform Act of 1986. Events which may cause the tax benefit to be limited include, but are not limited to, a cumulative stock ownership change of more than 50%, as defined, over a three-year period and the timing of utilization of various tax benefits carried forward. The Company's net operating loss and credit carryforwards may be subject to such limitations.

     A reconciliation of the provision for income taxes to the amount computed by applying the statutory federal income tax rate to income (loss) before income taxes is as follows (in thousands):

                                                             DECEMBER 31,
                                                        ----------------------
                                                        1995     1996    1997
                                                        -----    ----    -----
Tax provision (benefit) at the U.S. federal statutory
  rate of 34%.........................................  $(206)   $451    $(827)
State income taxes, net of federal tax benefit........      6      40       66
Change in valuation allowance.........................    184    (564)     842
Other, net............................................     46     205       49
                                                        -----    ----    -----
                                                        $  30    $132    $ 130
                                                        =====    ====    =====
Effective tax rate....................................     (5)%    10%      (5)%
                                                        =====    ====    =====

                            STORAGE DIMENSIONS, INC.

6.  SHAREHOLDERS' EQUITY:

     On March 11, 1997 the Company effected its initial public offering of 2,700,000 shares of Common Stock at an offering price of $7.00 per share (the "Offering"). The net proceeds from the Offering were $16,629,000 after payment of underwriting discounts and Offering expenses. Net proceeds were used to pay down the Company's short-term line of credit and pay off the Company's subordinated promissory note to Maxtor Corporation, a stockholder.

     In conjunction with the Offering, the Company effected a one-for-four reverse stock split of all outstanding Common Stock and increased the authorized Common Stock to 40,000,000 shares, par value $0.005. In addition, all outstanding Preferred Stock were converted to Common Stock, and the Company increased the authorized Preferred Stock to 10,000,000 shares of undesignated Preferred Stock, par value $0.005. As of December 31, 1997, the Company had 7,933,451 shares of Common Stock outstanding and no shares of Preferred Stock outstanding .

7.  EMPLOYEE STOCK PLANS:

1996 EMPLOYEE STOCK PURCHASE PLAN

     The Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in December 1996 and by the stockholders in January 1997. A total of 200,000 shares of Storage Dimensions Common Stock was originally reserved for issuance under the Purchase Plan. As of December 31, 1997, 47,253 shares of Common Stock had been purchased under the Purchase Plan and 152,747 shares of Common Stock remained available for purchase under the Purchase Plan.

1993 STOCK OPTION PLAN

     The 1993 Stock Option Plan (the "1993 Plan") provides for the granting of nonstatutory stock options for the purchase of up to an aggregate of 555,555 shares of the Company's common stock by officers, employees, consultants and directors of the Company. The Board of Directors is responsible for administration of the 1993 Stock Option Plan. The Board of Directors determines the term of each option, option exercise price, number of shares for which each option is granted and the rate at which each option is exercisable. Options granted under the 1993 Stock Option Plan generally vest over a four-year period.

1996 STOCK OPTION PLAN

     The 1996 Stock Option Plan (the "1996 Plan") provides for the granting to employees and consultants of nonstatutory stock options. The 1996 Plan was approved by the Board of Directors in December 1996 and was effective March 11, 1997, the date the initial public offering (see Note 6) of the Company's Common stock was consummated. A total of 1,000,000 shares of Common Stock are currently reserved for issuance pursuant to the 1996 Plan. As of December 31, 1996 and 1997, no and 978,016 options, respectively, have been granted under the 1996 Plan.

     Nonstatutory stock options may be granted at an exercise price per share of not less than 100% of the fair value per common share on the date of the grant (not less than

                            STORAGE DIMENSIONS, INC.

110% of the fair value in the case of holders of more than 10% of the Company's voting stock). Options granted under the 1993 and 1996 Stock Option Plans generally expire ten years from the date of the grant.

     Transactions under the 1993 and 1996 Stock Option Plans are summarized as follows (in thousands except per share amounts):

                                                  YEAR ENDED DECEMBER 31,
                                 ---------------------------------------------------------
                                       1995                1996                1997
                                 -----------------   -----------------   -----------------
                                          WEIGHTED            WEIGHTED            WEIGHTED
                                          AVERAGE             AVERAGE             AVERAGE
                                          EXERCISE            EXERCISE            EXERCISE
                                 SHARES    PRICE     SHARES    PRICE     SHARES    PRICE
                                 ------   --------   ------   --------   ------   --------
Outstanding at beginning of
  period.......................    451     $0.20       457     $0.20       457     $0.57
  Granted......................    167      0.20       185      1.12     1,038      6.41
  Exercised....................     (8)     0.20       (70)     0.20       (50)     0.57
  Canceled.....................   (153)     0.20      (115)     0.21      (254)     5.09
                                  ----               -----               -----
Outstanding at period end......    457      0.20       457      0.57     1,191      4.70
                                  ====               =====               =====
Options exercisable at period
  end..........................    233      0.20       224      0.21       475      3.07
                                  ====               =====               =====
Weighted average grant date
  fair value of options granted
  during the year..............                      $3.48               $6.51
                                                     =====               =====
Weighted average grant date
  fair value of options granted
  during the year at exercise
  prices below market prices...                      $3.48               $7.00
                                                     =====               =====

     During the year ended December 31, 1996, the Company granted options to purchase 185,125 shares of Common Stock to employees at exercise prices ranging from $0.20 to $3.00 per share. Management is amortizing $540,000 of compensation expense over the vesting period relating to these options, of which $54,000 and $135,000 have been recorded during the years ended December 31, 1996 and 1997, respectively.

     Upon consummation of the IPO, in accordance with a previous commitment, the Company granted a nonqualified option to purchase 25,000 shares of Common Stock at an exercise price of $0.20 per share in exchange for financial planning and management services. The option became exercisable upon consummation of the initial public offering of the Company's Stock (see Note 6). The Company recorded $175,000 in estimated compensation expense in 1996 in connection with this option.

                            STORAGE DIMENSIONS, INC.

     The following table summarizes information about stock options outstanding and exercisable at December 31, 1997:

                                      OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                            ---------------------------------------    ------------------------
                               NUMBER         AVERAGE                     NUMBER
                            OUTSTANDING      REMAINING     WEIGHTED    EXERCISABLE     WEIGHTED
                                 AT         CONTRACTUAL    AVERAGE          AT         AVERAGE
                            DECEMBER 31,       LIFE        EXERCISE    DECEMBER 31,    EXERCISE
RANGE OF EXERCISE PRICES        1997          (YEARS)       PRICE          1997         PRICE
------------------------    ------------    -----------    --------    ------------    --------
$0.20 - $0.20...........         279            6.4         $0.20          246          $0.20
1.00 - 5.88.............         206            9.3          3.58           31           1.54
6.00 - 6.75.............         219            9.4          6.35           40           6.38
7.00 - 7.69.............         487            9.2          7.01          158           7.00
                               1,191            8.6          4.70          475           3.07
                               =====                                       ===

FAIR VALUE DISCLOSURES

     Had compensation cost for options granted in 1996 and 1997 under the Company's option plan been determined based on the fair value at the grant dates, as prescribed in FAS 123, the Company's net income (loss) and pro forma net income (loss) per share would have been as follows (in thousands except per share amounts):

                                                         YEAR ENDED
                                                        DECEMBER 31,
                                                      -----------------
                                                       1996      1997
                                                      ------    -------
Net income (loss):
  As reported.......................................  $1,195    $(2,561)
  Pro forma.........................................   1,186     (3,300)
Basic net income (loss) per share:
  As reported.......................................  $ 0.73    $  (.39)
  Pro forma.........................................    0.72       (.50)
Diluted net income (loss) per share:
  As reported.......................................  $ 0.22    $  (.39)
  Pro forma.........................................    0.21       (.50)

     The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions used for grants during the applicable period: dividend yield of 0.0% for both periods; risk-free interest rates of 5.36% to 6.60% for options granted during the year ended December 31, 1996 and 5.80% to 6.76% for options granted during the year ended December 31, 1997; no volatility factor was used due to the nonpublic entity status for the year ended December 31, 1996 and an 0.80 volatility factor was used for the year ended December 31, 1997; and a weighted average expected option term of 5 years for both periods.

                            STORAGE DIMENSIONS, INC.

     Because the determination of the fair value of all options granted after the Company became a public entity includes an expected volatility factor and because additional option grants are expected to be made each year, the above pro forma disclosures are not representative of pro forma effects of reported net income for future years.

8.  EMPLOYEE BENEFIT PLANS:

PROFIT SHARING

     Employees of the Company are entitled to receive compensation under a profit sharing agreement that is based upon attaining specific profit goals. Profit sharing expense totaled $20,000, $231,000 and $0 in 1995, 1996 and 1997, respectively.

401(K) PLAN

     The Company maintains a 401(k) Tax Deferred Savings Plan (the Plan) which covers all full-time employees of the Company who are at least 21 years of age. Under the Plan, employees may elect to contribute up to 15% of their pre-tax compensation to the Plan. The Company matches contributions under the Plan at the rate of 50% of the employee's contributions up to a specified maximum. The Company's contributions to the Plan were $75,000, $94,000 and $82,000 for 1995, 1996 and 1997, respectively.

9.  EXPORT SALES AND CONCENTRATIONS OF CREDIT RISK:

     The Company markets its products both domestically and internationally. Export sales are as follows (in thousands):

                                                     DECEMBER 31,
                                              --------------------------
                                               1995      1996      1997
                                              ------    ------    ------
Europe......................................  $4,597    $4,676    $3,322
Other.......................................   1,010       543       478
                                              ------    ------    ------
                                              $5,607    $5,219    $3,800
                                              ======    ======    ======

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and accounts receivable. Substantially all of the Company's cash is invested in high credit quality financial institutions. The Company performs ongoing credit evaluations of its customers' financial conditions and maintains an allowance for uncollectible accounts receivable based upon expected write-offs. At December 31, 1997, one customer accounted for 11% gross accounts receivable. Revenues from significant customers which represented 10% or more of total revenues for the respective periods were as follows:

                                                        DECEMBER 31,
                                                    --------------------
                                                    1995    1996    1997
                                                    ----    ----    ----
Customer A........................................   11%     13%     6%
Customer B........................................   15%      8%     5%

                            STORAGE DIMENSIONS, INC.

10.  COMMITMENTS:

     The Company leases its offices and operating facilities under various noncancelable renewable operating leases. The Company's future minimum commitments at December 31, 1997 under all operating leases are as follows (in thousands):

1998.........................................    $1,049
1999.........................................       178
2000.........................................        14
                                                 ------
                                                 $1,241
                                                 ======

     Rental expense under noncancelable operating leases totaled $862,000, $904,000, and $1,190,000 in 1995, 1996 and 1997, respectively.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF

                                 APRIL 29, 1999

                                     AMONG

                            BOX HILL SYSTEMS CORP.,
                              BH ACQUISITION CORP.

                                      AND

                                 ARTECON, INC.

                               TABLE OF CONTENTS

                                                                           PAGE
ARTICLE I  DEFINITIONS...................................................   A-6
  SECTION 1.1    Certain Defined Terms...................................   A-6
ARTICLE II  THE MERGER...................................................  A-12
  SECTION 2.1    The Merger..............................................  A-12
  SECTION 2.2    Closing; Effective Time.................................  A-12
  SECTION 2.3    Effect of the Merger....................................  A-13
  SECTION 2.4    Certificate of Incorporation and By-laws; Directors and
                 Officers................................................  A-13
  SECTION 2.5    Conversion of Securities................................  A-14
  SECTION 2.6    Exchange of Certificates................................  A-15
  SECTION 2.7    Tax Consequences........................................  A-16
  SECTION 2.8    Accounting Consequences.................................  A-17
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............  A-17
  SECTION 3.1    Organization and Qualification; Subsidiaries............  A-17
  SECTION 3.2    Certificate of Incorporation and By-laws................  A-17
  SECTION 3.3    Capitalization..........................................  A-17
  SECTION 3.4    Authority Relative to this Agreement....................  A-18
  SECTION 3.5    No Conflict; Required Filings and Consents..............  A-18
  SECTION 3.6    Compliance..............................................  A-19
  SECTION 3.7    SEC Filings; Financial Statements.......................  A-19
  SECTION 3.8    Absence of Certain Changes or Events....................  A-20
  SECTION 3.9    Absence of Litigation...................................  A-20
  SECTION 3.10   Company Plans...........................................  A-21
  SECTION 3.11   Labor Matters...........................................  A-21
  SECTION 3.12   Real Property and Leases................................  A-21
  SECTION 3.13   Intellectual Property Rights............................  A-22
  SECTION 3.14   Taxes...................................................  A-22
  SECTION 3.15   Environmental Matters...................................  A-23
  SECTION 3.16   Material Agreements.....................................  A-24
  SECTION 3.17   Accounting Matters......................................  A-24
  SECTION 3.18   Section 203 of the DGCL Not Applicable..................  A-24
  SECTION 3.19   Ownership of Parent Common Stock........................  A-24
  SECTION 3.20   Information Supplied....................................  A-25
  SECTION 3.21   Brokers.................................................  A-25
  SECTION 3.22   Fairness Opinion........................................  A-25
  SECTION 3.23   Assets..................................................  A-25

                                                                           PAGE
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT
AND PURCHASER............................................................  A-26
  SECTION 4.1    Organization and Qualification; Subsidiaries............  A-26
  SECTION 4.2    Certificate of Incorporation and By-laws................  A-26
  SECTION 4.3    Capitalization..........................................  A-26
  SECTION 4.4    Authority Relative to this Agreement....................  A-27
  SECTION 4.5    No Conflict; Required Filings and Consents..............  A-27
  SECTION 4.6    Compliance..............................................  A-28
  SECTION 4.7    SEC Filings; Financial Statements.......................  A-28
  SECTION 4.8    Absence of Certain Changes or Events....................  A-29
  SECTION 4.9    Absence of Litigation...................................  A-29
  SECTION 4.10   Parent Plans............................................  A-29
  SECTION 4.11   Labor Matters...........................................  A-30
  SECTION 4.12   Real Property and Leases................................  A-30
  SECTION 4.13   Intellectual Property Rights............................  A-31
  SECTION 4.14   Taxes...................................................  A-31
  SECTION 4.15   Environmental Matters...................................  A-31
  SECTION 4.16   Material Agreements.....................................  A-32
  SECTION 4.17   Accounting Matters......................................  A-32
  SECTION 4.18   Section 912 Not Applicable..............................  A-33
  SECTION 4.19   Ownership of Company Common Stock.......................  A-33
  SECTION 4.20   Information Supplied....................................  A-33
  SECTION 4.21   Brokers.................................................  A-33
  SECTION 4.22   Fairness Opinion........................................  A-33
  SECTION 4.23   Class Action Proceeding.................................  A-33
  SECTION 4.24   Purchaser Organization..................................  A-34
ARTICLE V  COVENANTS.....................................................  A-34
  SECTION 5.1    Conduct of Business by the Company Pending the Merger...  A-34
  SECTION 5.2    Conduct of Business by Parent Pending the Merger........  A-36
  SECTION 5.3    No Solicitation of Transactions by the Company..........  A-37
  SECTION 5.4    No Solicitation of Transactions by Parent...............  A-39
  SECTION 5.5    Company Stockholders' Meeting...........................  A-41
  SECTION 5.6    Parent Shareholders' Meeting............................  A-42
  SECTION 5.7    Proxy Statement/Form S-4................................  A-43
  SECTION 5.8    Accounting Methods......................................  A-44
  SECTION 5.9    Indemnification Agreement...............................  A-44
  SECTION 5.10   Letters of the Company's Accountants....................  A-44
  SECTION 5.11   Letters of Parent's Accountants.........................  A-44
  SECTION 5.12   Access to Information; Confidentiality..................  A-45

                                                                           PAGE
  SECTION 5.13   Employee Benefit Plans..................................  A-45
  SECTION 5.14   Stock Exchange Listing..................................  A-46
  SECTION 5.15   Notification of Certain Matters.........................  A-46
  SECTION 5.16   Subsequently Filed SEC Documents........................  A-46
  SECTION 5.17   Further Action; Reasonable Best Efforts.................  A-46
  SECTION 5.18   Public Announcements....................................  A-46
  SECTION 5.19   Indemnification of Directors and Officers...............  A-47
  SECTION 5.20   Affiliates..............................................  A-47
  SECTION 5.21   Reasonable Efforts......................................  A-48
  SECTION 5.22   Tax Representation Letters..............................  A-48
  SECTION 5.23   Disclosure Regarding Class Action Proceeding............  A-48
ARTICLE VI  CONDITIONS TO THE MERGER.....................................  A-48
  SECTION 6.1    Conditions to Each Party's Obligation To Effect the
                 Merger..................................................  A-48
  SECTION 6.2    Conditions to Obligations of Parent and Purchaser.......  A-49
  SECTION 6.3    Conditions to Obligations of the Company................  A-50
ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER...........................  A-51
  SECTION 7.1    Termination.............................................  A-51
  SECTION 7.2    Effect of Termination...................................  A-52
  SECTION 7.3    Fees and Expenses.......................................  A-52
  SECTION 7.4    Amendment...............................................  A-53
  SECTION 7.5    Waiver..................................................  A-53
ARTICLE VIII  GENERAL PROVISIONS.........................................  A-54
  SECTION 8.1    Non-Survival of Representations, Warranties and
                 Agreements..............................................  A-54
  SECTION 8.2    Notices.................................................  A-54
  SECTION 8.3    Severability............................................  A-54
  SECTION 8.4    Entire Agreement; Assignment............................  A-55
  SECTION 8.5    Parties in Interest.....................................  A-55
  SECTION 8.6    Governing Law...........................................  A-55
  SECTION 8.7    Headings................................................  A-55
  SECTION 8.8    Interpretation..........................................  A-55
  SECTION 8.9    Counterparts............................................  A-55

EXHIBITS

Exhibit A -- Certificate of Amendment of Certificate of Incorporation of Parent Exhibit B -- Amended and Restated By-laws of Parent
Exhibit C -- Certificate of Incorporation and By-laws of Surviving Corporation Exhibit D -- Directors and Officers of Parent
Exhibit E -- Directors and Officers of Surviving Corporation
Exhibit F -- Tucker Anthony Fairness Opinion
Exhibit G -- Salomon Smith Barney Inc. Fairness Opinion

Exhibit H  -- Form of Indemnification Agreements
Exhibit I  -- Affiliate Letters
Exhibit J  -- Form of Opinion of Cooley Godward LLP
Exhibit K  -- Summary of Terms of Artecon Executive Summary
Exhibit L  -- Form of Opinion of Herrick, Feinstein LLP
Exhibit M  -- Summary of Terms of Box Hill Executive Summay
Exhibit N  -- Tax representation Letter of Parent
Exhibit O  -- Tax Representation Letter of Surviving Corporation
Exhibit P  -- Form of Tax Opinion of Cooley Godward LLP
Exhibit Q  -- Form of Tax Opinion of Herrick, Feinstein LLP

COMPANY DISCLOSURE SCHEDULE

Schedule 3.1     -- Subsidiaries
Schedule 3.3     -- Options and Warrants
Schedule 3.5(a)  -- Exceptions to No Conflicts
Schedule 3.5(b)  -- Company Consents
Schedule 3.7(c)  -- Company Current Balance Sheet
Schedule 3.10    -- Company Plans
Schedule 3.11    -- Labor Matters
Schedule 3.16    -- Company Material Agreements
Schedule 3.23    -- Assets
Schedule 5.1(f)  -- Company Severance Payments

PARENT DISCLOSURE SCHEDULE

Schedule 4.1     -- Parent Subsidiaries
Schedule 4.3     -- Options and Warrants
Schedule 4.5(a)  -- Exceptions to No Conflicts
Schedule 4.5(b)  -- Parent Consents
Schedule 4.7(c)  -- Parent Current Balance Sheet
Schedule 4.10    -- Parent Plans
Schedule 4.11    -- Labor Matters
Schedule 4.16    -- Parent Material Agreements
Schedule 5.2(f)  -- Parent Severance Payments

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of April 29, 1999 (this "Agreement") by and among BOX HILL SYSTEMS CORP., a New York corporation ("Parent"), BH ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and ARTECON, INC., a Delaware corporation (the "Company").

                                  WITNESSETH:

     WHEREAS, the Boards of Directors of each of Parent, Purchaser and the Company have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination transaction provided for in this Agreement in which Purchaser would merge with and into the Company (the "Merger");

     WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests";

     WHEREAS, certain stockholders of the Company and of Parent are concurrently herewith executing irrevocable voting agreements (the "Voting Agreements") providing for, inter alia, the vote of all of their respective shares of capital stock of the Company or Parent, as the case may be, in favor of the Merger and the transactions contemplated by this Agreement;

     WHEREAS, certain members of senior management of the Company and certain members of senior management of Parent will be entering into employment agreements with Parent, which employment agreements will become effective upon the consummation of the Merger; and

     WHEREAS, certain affiliates of the Company and certain affiliates of Parent are concurrently herewith delivering executed affiliate letters providing for certain restrictions on the ability of such affiliates to sell their shares of Company Common Stock and Parent Common Stock, respectively.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

     "1995 Stock Incentive Plan" means the 1995 Stock Incentive Program of Parent, as amended, as governed by the operative documents with respect thereto, which have been filed as exhibits to the Parent SEC Reports.

     "1996 Employee Stock Purchase Plan" means the 1996 Employee Stock Purchase Plan of the Company, as governed by the operative documents with respect thereto, which have been filed as exhibits to the Company SEC Reports.

     "1996 Stock Option Plan" means the 1996 Stock Option Plan of the Company, as governed by the operative documents with respect thereto, which have been filed as exhibits to the Company SEC Reports.

     "Accounting Pronouncements" has the meaning ascribed to it in Section 3.17.

     "Affiliate" of a specified Person means a Person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified Person.

     "Affiliate Letters" has the meaning ascribed to it in Section 5.20.

     "Agreement" has the meaning ascribed to it in the Recitals.

     "APB 16" has the meaning ascribed to it in Section 5.11(b).

     "Blue Sky Laws" means any and all state securities laws and regulations thereunder.

     "Business Day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York.

     "Certificates" has the meaning ascribed to it in Section 2.6(b).

     "Certificate of Amendment" has the meaning ascribed to it in Section
2.4(a).

     "Certificate of Merger" has the meaning ascribed to it in Section 2.2.

     "Charter Document" has the meaning ascribed to it in Section 3.2.

     "Class Action Proceeding" has the meaning ascribed to it in Section 4.23.

     "Closing" has the meaning ascribed to it in Section 2.2.

     "Closing Date" has the meaning ascribed to it in Section 2.2.

     "Code" has the meaning ascribed to it in the Recitals.

     "Comfort Letter" has the meaning ascribed to it in Section 5.10.

     "Company" has the meaning ascribed to it in the Recitals.

     "Company Acquisition Transaction" has the meaning ascribed to it in Section 5.3.

     "Company Assets" has the meaning ascribed to it in Section 3.23.

     "Company Common Stock" means the common stock of the Company, par value $.005 per share.

     "Company Required Consents" has the meaning ascribed to it in Section 3.16.

     "Company Current Balance Sheet" means the consolidated balance sheet of the Company and Subsidiaries as at March 31, 1999, including the notes thereto.

     "Company Disclosure Schedule" means the disclosure schedule listing certain information referred to in this Agreement and delivered to Parent and Purchaser contemporaneously with the execution and delivery of this Agreement.

     "Company Employees" has the meaning ascribed to it in Section 5.13.

     "Company Material Agreements" has the meaning ascribed to it in Section
3.16.

     "Company Options" shall mean all outstanding options to purchase Company Common Stock pursuant to the 1996 Stock Option Plan and 1996 Employee Stock Purchase Plan.

     "Company Plans" means employee benefit plans, programs and arrangements maintained for the benefit of any current or former employee, officer or director of the Company or any Subsidiary.

     "Company Preferred Stock" means the Series A Preferred Stock, par value $.005 per share, of the Company.

     "Company's Stockholders' Meeting" has the meaning ascribed to it in Section 5.5.

     "Company Triggering Event" A "Company Triggering Event" shall be deemed to have occurred if: (i) the board of directors of the Company shall have failed to recommend, or shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent, its unanimous recommendation in favor of, the Merger or approval or adoption of this Agreement; (ii) the Company shall have failed to include in the Proxy Statement the unanimous recommendation of the board of directors of the Company in favor of approval and adoption and declaring the advisability of this Agreement and the Merger; (iii) the board of directors of the Company shall have approved, endorsed or recommended any Company Acquisition Transaction; (iv) the Company shall have entered into any letter of intent or similar document or any contract or other agreement relating to any Company Acquisition Transaction; (v) the Company shall have failed to hold the Company Stockholders' Meeting as promptly as practicable and in any event within forty-five (45) days after the definitive Proxy Statement was filed with the SEC (which 45-day period shall be extended on a day-for-day basis if and for so long as any stop order or other similar action is in place, pending or threatened by the SEC); (vi) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (vii) a Company Acquisition Transaction is publicly announced, and the Company (A) fails to issue a press release announcing its opposition to such Company Acquisition Transaction within ten (10) Business Days after such Company Acquisition Transaction is announced or (B) otherwise fails to actively oppose such Company Acquisition Transaction; or (viii) a Person or group (as defined in the Exchange Act and the rules promulgated thereunder) shall have acquired more than fifty percent (50%) of the Company's voting securities (excluding persons and groups that, as of the date of this Agreement, hold more than fifty percent (50%) of the Company's voting securities or that may be deemed to have acquired such percentage upon execution of the Voting Agreements).

     "Company SEC Reports" has the meaning ascribed to it in Section 3.7(a).

     "Company Unaudited Financial Statements" shall have the meaning ascribed to it in Section 3.7(b).

     "Consents" has the meaning ascribed to it in Section 6.1(d).

     "Damages" shall include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

     "DGCL" means the Delaware General Corporation Law.

     "Effective Time" has the meaning ascribed to it in Section 2.2.

     "Environmental Law" has the meaning ascribed to it in Section 3.15(a).

     "ERISA" has the meaning ascribed to it in Section 3.10.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Act Filings" shall have the meaning ascribed to it in Section
5.16.

     "Exchange Agent" means the bank or trust company designated by Parent to exchange Company Common Stock and Company Preferred Stock for Parent Common Stock in accordance with the terms of this Agreement.

     "Exchange Rate" has the meaning ascribed to it in Section 2.5(a).

     "Form S-4" means a registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger.

     "GAAP" means United States generally accepted accounting principles, consistently applied.

     "Governmental Entity" means any court, alternative dispute resolution body, government, administrative agency, commission or other governmental authority or instrumentality, domestic or foreign.

     "Hazardous Substances" means (i) hazardous substances as defined in the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq., and regulations thereunder; and (ii) any substance regulated by or pursuant to state or local laws because of a potential or real harmful effect on public safety or health and/or the environment.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indemnified Party" has the meaning ascribed to it in Section 5.19(a).

     "Injunction" means a temporary restructuring order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition.

     "Intellectual Property Rights" means any of the following rights of the specified Person to own, use and exploit all or any of the following which is material to the business of such Person: (i) statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations and continuations-in-part) and all improvements to the inventions covered in each such registration, patent or application; (ii) trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof, including, but not limited to, all marks registered in any trademark offices throughout the world;
(iii) copyrights (registered or otherwise) and registrations and applications for registration thereof; (iv) computer software, data and documentation; (v) trade secrets and confidential business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; (vi) copies and tangible embodiments of all of the foregoing, in whatever form or medium; (vii) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights; and (viii) all rights to sue for present and past infringement of any of the rights hereinabove set out.

     "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

     "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principal of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

     "Liens" means all mortgages, pledges, security interests, conditional and installment sale agreements, encumbrances, charges, options, rights of first refusal, limitations on voting rights, and other encumbrances of any kind, nature or character.

     "Material Adverse Effect" means, with respect to any Person, any change or effect that is or could reasonably be expected to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) of such Person and its subsidiaries taken as a whole. In no event shall any of the following constitute a Material Adverse Effect: (i) a change in the trading prices of either the Company's or Parent's equity securities between the date hereof and the Effective Time, in and of itself; (ii) conditions, events, circumstances, changes or effects generally affecting the industry in which either the Company or Parent operates or arising from changes in general business or economic conditions; (iii) conditions, events, circumstances, changes or effects directly attributable to out-of-pocket fees and expenses (including without limitation legal, accounting and financial consulting fees and expenses) incurred in connection with the transactions contemplated by this Agreement; (iv) any modification or amendment which is required or desirable to be made to any of the financial statements contained in or required to be contained in the Company SEC Reports, regardless of the dollar amount of such change or the effect such change would have on the financial position or condition of the Company; (v) any conditions, events, circumstances, changes or effects resulting from any change in law or generally accepted accounting principles, which effect generally entities such as Parent or the Company; (vi) any conditions, events, circumstances, changes or effects (including without limitation, delays in customer orders, a reduction in sales, a disruption in supplier, distributor or similar relationships or a loss of employees) resulting from the announcement or pendency of any of the transactions contemplated by this Agreement; (vii) any conditions, events, circumstances, changes or effects resulting from compliance by the Company or Parent with, or the taking of any action contemplated or permitted by, the terms of this Agreement; or (viii) any adverse consequence arising out of or resulting from the Class Action Proceeding that is attributable to a fact, condition, circumstance or event that was disclosed in writing by Parent to the Company prior to the date hereof.

     "Merger" has the meaning ascribed to it in the Recitals.

     "Named Individuals" has the meaning ascribed to it in Section 4.23.

     "NASD" means the National Association of Securities Dealers.

     "NMS" shall mean the Nasdaq National Market System.

     "NYSE" means the New York Stock Exchange, Inc.

     "Parent Acquisition Transaction" has the meaning ascribed to it in Section 5.4(b).

     "Parent" has the meaning ascribed to it in the Recitals.

     "Parent Common Stock" means the common stock of Parent, par value $.01 per share.

     "Parent Required Consents" has the meaning ascribed to it in Section 4.16.

     "Parent Current Balance Sheet" means the consolidated balance sheet of the Parent and the Parent Subs as at March 31, 1999, including the notes thereto.

     "Parent Disclosure Schedule" means the disclosure schedule listing certain information referred to in this Agreement and delivered to the Company contemporaneously with the execution and delivery of this Agreement.

     "Parent Options" shall mean all outstanding options and warrants to purchase Parent Common Stock pursuant to the 1995 Stock Incentive Plan.

     "Parent Material Agreements" has the meaning ascribed to it in Section
4.16.

     "Parent Plans" means employee benefit plans programs and arrangements maintained for the benefit of any current or former employee, officer or director of the Parent or any Parent Sub.

     "Parent SEC Reports" has the meaning ascribed to it in Section 4.7(a).

     "Parent Shareholders' Meeting" has the meaning ascribed to it in Section
5.6.

     "Parent Sub" has the meaning ascribed to it in Section 4.1.

     "Parent Triggering Event" A "Parent Triggering Event" shall be deemed to have occurred if: (i) the board of directors of Parent shall have failed to recommend, or shall for any reason have withdrawn or shall have amended or modified in a manner adverse to the Company its unanimous recommendation in favor of the issuance of the shares of Parent Common Stock in the Merger or the Merger or approval or adoption of this Agreement or the Certificate of Amendment; (ii) Parent shall have failed to include in the Proxy Statement the unanimous recommendation of the board of directors of Parent in favor of approval and adoption and declaring the advisability of this Agreement, the Merger or the Certificate of Amendment; (iii) the board of directors of Parent shall have approved, endorsed or recommended any Parent Acquisition Transaction;
(iv) Parent shall have entered into any letter of intent or similar document or any contract or other agreement relating to any Parent Acquisition Transaction;
(v) Parent shall have failed to hold the Parent Stockholders' Meeting as promptly as practicable and in any event within forty-five (45) days after the definitive Proxy Statement was filed with the SEC (which 45-day period shall be extended on a day-for-day basis if and for so long as any stop order or other similar action is in place, pending or threatened by the SEC); (vi) a tender or exchange offer relating to securities of Parent shall have been commenced and Parent shall not have sent to its securityholders, within ten (10) Business Days after the commence-ment of such tender or exchange offer, a statement disclosing that Parent recommends rejection of such tender or exchange offer; (vii) a Parent Acquisition Transaction is publicly announced, and Parent (A) fails to issue a press release announcing its opposition to such Parent Acquisition Transaction within ten (10) Business Days after such Parent Acquisition Transaction is announced or (B) otherwise fails to actively oppose such Parent Acquisition Transaction; or (viii) a Person or group (as defined in the Exchange Act and the rules promulgated thereunder) shall have acquired more than fifty percent (50%) of Parent's voting securities (excluding persons and groups that, as of the date of this Agreement, hold more than fifty percent (50%) of Parent's voting securities or that may be deemed to have acquired such percentage upon execution of the Voting Agreements).

     "Parent Unaudited Financial Statements" has the meaning ascribed to it in
Section 4.7(b).

     "Permitted Liens" means (A) Liens for current taxes and assessments not yet past due which are adequately accrued in the most recent audited balance sheet of the Company or Parent, as the case may be, in accordance with GAAP; (B) inchoate mechanics' and materialmen's Liens for construction in progress; and
(C) workmen's, repairmen's, warehousemen's and carrier's Liens arising in the ordinary course of business.

     "Person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Entity.

     "Proxy Statement" means the joint proxy statement in definitive form relating to the meetings of the Company's and Parent's stockholders in connection with the Merger.

     "Privileged Information" has the meaning ascribed to it in Section 4.23.

     "Purchaser" has the meaning ascribed to it in the Recitals.

     "Requisite Regulatory Approvals" has the meaning ascribed to it in Section 6.1(d).

     "SEC" means the United States Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Subsidiary" has the meaning ascribed to it in Section 3.1.

     "Surviving Corporation" has the meaning ascribed to it in Section 2.1.

     "Transactions" has the meaning ascribed to it in Section 3.4.

     "Voting Agreements" has the meaning ascribed to it in the Recitals.

     "WARN Act" means the Worker Adjustment Retraining Notification Act.

                                   ARTICLE II

                                   THE MERGER

     SECTION 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time Purchaser shall be merged with and into the Company in accordance with the DGCL. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     SECTION 2.2 Closing; Effective Time. The closing of the Merger (the "Closing") will take place at 10:00 a.m. (New York time) on a date specified by the parties hereto, which date shall not be later than two (2) Business Days after the satisfaction or waiver of the conditions set forth in Sections 6.1, 6.2 and 6.3 at the offices of Herrick, Feinstein LLP, Two Park Avenue, New York, New York 10016, or such other time, date or place as agreed to in writing by the parties hereto (the date on which the Closing shall occur being referred to in this Agreement as the "Closing Date"). Contemporaneously with or as promptly as practicable after the Closing, a certificate of merger (the "Certificate of Merger") shall be duly prepared and acknowledged by the Surviving Corporation and thereafter filed with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the date and time of such filing being the "Effective Time").

     SECTION 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     SECTION 2.4 Certificate of Incorporation and By-laws; Directors and Officers. Unless otherwise determined by the Company and Parent prior to the Effective Time and only to the extent that the shareholders of Parent affirmatively vote to take such actions described in (a) and (b) below:

        (a) Concurrent with the Effective Time, by the filing of a Certificate of Amendment of Certificate of Incorporation of Parent with the Secretary of State of the State of New York, Parent shall amend its Certificate of Incorporation to (i) change its name to a name mutually agreed upon between Parent and the Company and (ii) provide for a classified Board of Directors whereby the directors shall be separated into three classes, with the members of each class serving for a three year term, provided that the Class I directors shall be elected at Parent's 2000 annual meeting of shareholders, the Class II directors shall be elected at Parent's 2001 annual meeting of shareholders and the Class III directors shall be elected at Parent's 2002 annual meeting of shareholders; all as set forth in the Certificate of Amendment of Certificate of Incorporation attached hereto as Exhibit A (the "Certificate of Amendment");

        (b) Effective on or promptly following the Effective Time, the By-laws of the Parent shall be amended and restated to provide for a classified Board of Directors whereby the directors shall be separated into three classes, with the members of each class serving time for a three year term, provided that the Class I directors shall be elected at Parent's 2000 annual meeting of shareholders, the Class II directors shall be elected at Parent's 2001 annual meeting of shareholders and the Class III directors shall be elected at Parent's 2002 annual meeting of shareholders all as set forth in the Amended and Restated Bylaws of Parent attached hereto as Exhibit B; and

        (c) the Certificate of Incorporation and Bylaws of the Surviving Corporation shall be substantially as set forth in Exhibit C.

        (d) Directors and Officers. The directors and officers of the Parent immediately after the Effective Time shall be the individuals identified on Exhibit D. The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Exhibit E.

     SECTION 2.5 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holders of any shares of the capital stock of the Company:

        (a) All shares of Company Common Stock that are owned by the Company as treasury stock and all shares of Company Common Stock that are owned by Parent or any Parent Sub shall be canceled and retired and shall cease to exist and no securities of Parent or other consideration shall be delivered in exchange therefor.

        (b) Subject to Section 2.6(e), each issued and outstanding share of Company Common Stock, other than the shares to be canceled in accordance with
Section 2.5(a), shall be converted into 0.40 (the "Exchange Rate") of a fully paid and nonassessable share of Parent Common Stock (i.e., each one hundred
(100) shares of Company Common Stock shall be converted into forty (40) shares of Parent Common Stock, each one thousand (1,000) shares of Company Common Stock shall be converted into four hundred (400) shares of Parent Common Stock, etc.). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive, upon surrender of such certificate, shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock, without interest, as contemplated by this Agreement.

        (c) Each issued and outstanding share of Company Preferred Stock shall be converted into the right to receive that number of shares of Parent Common Stock equal to the quotient obtained by dividing (i)(1) $4,988,318, divided by
(2) the closing sales price of Parent Common Stock as traded on the NYSE Composite Transactions Tape on the last trading day immediately prior to the Closing Date, by (ii) 2,494,159. Any fractional shares of Parent Common Stock shall be rounded upwards to the nearest whole number. All shares of Company Preferred Stock shall no longer be outstanding after the Effective Time and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive Parent Common Stock as provided herein.

        (d) Each share of Common Stock of Purchaser then outstanding shall be converted into one share of Common Stock of the Surviving Corporation.

        (e) All rights with respect to Company Common Stock under Company Options that are then outstanding, if any, shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each Company Option in accordance with the terms (as in effect as of the date hereof) of the 1996 Stock Option Plan and the stock option agreements by which such options are evidenced, other than provisions contained in such plans and agreements which grant the plan administrator discretion with respect to the terms and provisions of such plans and agreements. From and after the Effective Time, (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Rate, rounding down to the nearest whole share, (iii) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under each such Company Option by the Exchange Rate and rounding up to the nearest cent and (iv) any restriction on the exercise of any Company Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each such Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, subdivision, reclassification, reorganization, business combination or similar transaction subsequent to the Effective Time. The Company and Parent shall take all action that may be necessary (under the stock option plan or other agreements pursuant to which Company Options are outstanding) to effectuate the provisions of this Section 2.5(e) and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided herein and that all incentive stock options within the meaning of
Section 422 of the Code continue to qualify as such. Within one (1) Business Day after the Effective Time, Parent shall file with the SEC a registration statement on Form S-8 relating to the shares of Parent Common Stock issuable with respect to the Company Options assumed by Parent in accordance with this
Section 2.5(e).

     SECTION 2.6  Exchange of Certificates.

        (a) As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock and the holders of Company Preferred Stock for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of the Parent Common Stock issuable pursuant to Section
2.5 in exchange for outstanding shares of Company Common Stock and Company Preferred Stock.

        (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Company Preferred Stock (the "Certificates") whose shares were converted into shares of Parent Common Stock pursuant to Section 2.5, (i) a letter of transmittal, in form and substance acceptable to Parent, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of shares of Parent Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II (after taking into account all shares of Company Common Stock and Company Preferred Stock then held by such holder), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents, in form and substance satisfactory to Parent, required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.6(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this
Section 2.6. If any Certificate shall have been lost, stolen or destroyed, Parent shall issue a certificate representing Parent Common Stock with respect to such lost, stolen or destroyed Certificate in accordance with this Agreement upon delivery by the owner of such lost, stolen or destroyed Certificate to Parent of an appropriate affidavit as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate.

        (c) No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid pursuant to Section 2.6(e) until such holder of such Certificate shall surrender such Certificate as contemplated by this Agreement. Subject to the effect of the applicable laws following surrender of any such Certificate, there shall be paid to the holder of the Certificates without interest at the time of such surrender, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.6(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

        (d) All shares of Parent Common Stock issued upon conversion of shares of Company Common Stock and Company Preferred Stock in accordance with the terms of this Agreement (including any cash paid pursuant to Section 2.6(c) or 2.6(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock and Company Preferred Stock. The stock transfer books of the Company shall be closed at the Effective Time and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock or Company Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for certificates representing Parent Common Stock as provided in this Article II.

        (e) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of and upon surrender of such holder's Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction of a share of Parent Common Stock by the closing sales price of one share of Parent Common Stock as traded on the NYSE on the Closing Date (and if such day is not a trading day, then on the first trading day immediately preceding the Closing Date).

        (f) Neither Parent nor the Company shall be liable to any holder of shares of Company Common Stock or Company Preferred Stock for shares of Parent Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     SECTION 2.7 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     SECTION 2.8 Accounting Consequences. For accounting purposes, the Merger is intended to be accounted for as a "pooling of interests."

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Purchaser that except as set forth in the Company Disclosure Schedule:

     SECTION 3.1 Organization and Qualification; Subsidiaries. Each of the Company and each subsidiary of the Company (each a "Subsidiary") is a corporation or other business entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power (corporate or otherwise) and authority and all necessary approvals to own, lease and operate its properties and to carry on its business as it is now being conducted and as it will be conducted as of the Closing Date. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation or other business entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect to the Company. A true and complete list of all the Subsidiaries, together with the jurisdiction of organization of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, is set forth on Schedule 3.1 of the Company Disclosure Schedules. Except as disclosed in Schedule 3.1 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any Person.

     SECTION 3.2 Certificate of Incorporation and By-laws. The Company has delivered to Parent a true, complete and correct copy of the Certificate of Incorporation and the By-laws (each such document being referred to in this Agreement as a "Charter Document"), each as amended to the date hereof, of the Company and each Subsidiary. Neither the Company nor any Subsidiary is in violation of any provision of its respective Charter Documents.

     SECTION 3.3 Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of capital stock: 40,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock. As of the date hereof: (i) 21,779,307 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and
(ii) 1,762,254 shares of Company Common Stock are reserved for future issuances pursuant to outstanding options under the 1996 Stock Option Plan and (iii) 101,599 shares are reserved for future issuances under the 1996 Employee Stock Purchase Plan. All shares of capital stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are 2,494,159 shares of Company Preferred Stock issued and outstanding and all such shares are validly issued, fully paid and nonassessable. Except as set forth in Schedule 3.3 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character (including, without limitation, registration rights) relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem, or otherwise acquire any shares or any capital stock or any other security, instrument or right to acquire any equity interest of the Company or of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, the Company or any Subsidiary or any other Person. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Subsidiary is free and clear of all Liens.

     SECTION 3.4 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby (collectively, the "Transactions"). The execution and delivery of this Agreement by the Company and the consummation by Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, (i) the approval and adoption of this Agreement by the holders of a majority of the then issued and outstanding shares of Company Common Stock and Company Preferred Stock and (ii) the filing of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     SECTION 3.5  No Conflict; Required Filings and Consents.

        (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not: (i) conflict with or violate any of the Charter Documents of the Company or any Subsidiary; (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any material property or asset of the Company or any Subsidiary is bound or affected; or (iii) except as set forth in Schedule 3.5(a) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a breach or default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected.

        (b) Except for the approval of the holders of the Company Common Stock and the holders of the Company Preferred Stock voting together as a single class, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Person, including without limitation, any Governmental Entity, where the failure to obtain any such consents, approvals, authorizations or permits or make such filings would not have a Material Adverse Effect on the Company except: (y) (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, NMS and NASD rules and regulations; (ii) notices under the HSR Act; and (iii) the filing of the Certificate of Merger as required by the DGCL; and (z) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, other than the Company Consents, would not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock voting together as a single class, entitled to vote thereon is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and the Transactions.

     SECTION 3.6 Compliance. The Company and each Subsidiary holds all permits, licenses, vacancies, order and appeals which are material to the operation of the Company and the Subsidiaries. Neither the Company nor any Subsidiary is in conflict with, or in default or violation of: (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected; or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected other than, in the case of clauses (i) and (ii), such conflicts, defaults or violations that do not have, nor would be reasonably expected to have, a Material Adverse Effect on the Company or its Subsidiaries, taken as a whole.

     SECTION 3.7  SEC Filings; Financial Statements.

        (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC between January 1997 and the date of this Agreement (such forms, reports and other documents between January 1997 and the date hereof are referred to herein, collectively, as the "Company SEC Reports"). The Company SEC Reports: (i) complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, including, without limitation, Items 401 through 404 of Regulation S-K; and (ii) except to the extent that information contained in any Company SEC Reports has been revised or superseded by a later-filed Company SEC Report, did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

        (b) The Company has attached to Schedule 3.7(b) of the Company Disclosure Schedules the Company Current Balance Sheet and the related unaudited income statement of the Company for the three months ended March 31, 1999 (collectively, the "Company Unaudited Financial Statements").

        (c) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports and the Company Unaudited Financial Statements was prepared in accordance with GAAP throughout the periods indicated (except as may be indicated in the notes thereto) and except that any unaudited financial statements, including the Company Unaudited Financial Statements, may not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not be, in the aggregate, material in amount to the Company Unaudited Financial Statements) and each fairly presented the consolidated financial position, results of operations and changes in financial position of the Company and the consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein.

        (d) Between the date of the Company Current Balance Sheet attached to
Schedule 3.7(b) of the Company Disclosure Schedule and the date of this Agreement, neither the Company nor any Subsidiary has incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP, except for liabilities and obligations incurred in the ordinary course of business and in a manner consistent with past practice between the date of the Company Current Balance Sheet Date and the date hereof, which would not, individually or in the aggregate, have a Material Adverse Effect to the Company.

     SECTION 3.8 Absence of Certain Changes or Events. Between March 31, 1999 and the date of this Agreement, except as contemplated by this Agreement or disclosed in the most current Company SEC Report prior to the date of this Agreement, the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and there has not been: (i) any fact, event or transaction which has or could result in a Material Adverse Effect to the Company; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any property or asset of the Company or any Subsidiary other than those which would not have a Material Adverse Effect to the Company; (iii) any change by the Company or any Subsidiary in its accounting methods, principles or practices; (iv) any revaluation by the Company or any Subsidiary of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business and in a manner consistent with past practice; (v) any entry by the Company or any Subsidiary into any commitment or transaction material to the Company and the Subsidiaries taken as a whole, other than this Agreement, which requires the payment or receipt of more than $100,000; (vi) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities; (vii) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice and in accordance with the terms and provisions of this Agreement; or (viii) any agreement, commitment or arrangement for the Company or any Subsidiary to do any of the foregoing actions prior to or on the Closing Date.

     SECTION 3.9 Absence of Litigation. Except as disclosed in the Company Disclosure Schedule or in the Company SEC Reports filed prior to the date of this Agreement, there is no Legal Proceeding pending or, to the best knowledge of the Company threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary which Legal Proceeding could reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award which is not expressly disclosed in the Company SEC Reports.

     SECTION 3.10 Company Plans. Schedule 3.10 of the Company Disclosure Schedule lists the Company Plans. True, correct and complete copies of each Company Plan and each material document prepared in connection with each Company Plan have been provided by the Company to Parent prior to the date hereof. Except as set forth in Schedule 3.10 of the Company Disclosure Schedule: (i) none of the Company Plans is a multiemployer plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) except as required by COBRA, none of the Company Plans promises or provides retiree medical or life insurance benefits to any Person; (iii) each Company Plan intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter to affect the qualified status of such Company Plan; (iv) none of the Company Plans promises or provides severance benefits or benefits contingent upon a change in ownership or control, within the meaning of Section 280G of the Code; (v) each Company Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law; (vi) with respect to each Company Plan subject to Title IV of ERISA, the aggregate accumulated benefit obligations of such Company Plan (as of the date of the most recent actuarial valuation prepared for such Company Plan) do not exceed the fair market value of the assets of such Plan (as of the date of such valuation); (vii) neither the Company nor any Subsidiary has incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any Company Plan or other retirement plan or arrangement, and no fact or event exists that could give rise to any such liability; and (viii) the Company and the Subsidiaries have not incurred any liability under, and have complied in all material respects with, the WARN Act, and no fact or event exists that could give rise to liability under such act.

     SECTION 3.11 Labor Matters. Except as set forth in Schedule 3.11 of the Company Disclosure Schedule: (i) there are no controversies pending or, to the best knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees; (ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by the Company or any Subsidiary, nor, to the best knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) neither the Company nor any Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract and there are no grievances outstanding against the Company or any Subsidiary under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Subsidiary; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the best knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary.

     SECTION 3.12  Real Property and Leases.

        (a) The Company and the Subsidiaries have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted.

        (b) Each parcel of real property owned or leased by the Company or any
Subsidiary: (i) is owned or leased free and clear of all Liens, other than Permitted Liens and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the best knowledge of the Company after due inquiry, has any such condemnation, expropriation, or other taking been proposed.

        (c) All leases of real property leased for the use or benefit of the Company or any Subsidiary to which the Company or any Subsidiary is a party requiring rental payments in excess of $10,000 during the remaining period of the lease, and all amendments and modifications thereto are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any Subsidiary, nor any event which with notice or lapse of time or both would constitute a default thereunder by the Company or any Subsidiary.

     SECTION 3.13 Intellectual Property Rights. The Company and the Subsidiaries own their respective Intellectual Property Rights free and clear of all Liens or have a valid and enforceable written agreement providing for the unrestricted right to use all such Intellectual Property Rights currently used and/or necessary for the current conduct of the business of the Company and the Subsidiaries, other than restrictions on such Intellectual Property Rights which are expressly contained in the agreements relating to such rights, all of which such agreements have been provided by the Company to Parent prior to the date hereof. There is no claim by any Person contesting the validity, enforceability, use or ownership of any of the Intellectual Property Rights of the Company or any Subsidiary. There is no loss or expiration of any Intellectual Property Right of the Company or any Subsidiary that is pending, reasonably foreseeable or threatened. The Company has not received any notice of, and is not aware of any fact, event or transaction which indicates a likelihood of, any infringement or misappropriation by, or conflict with, any Person with respect to the Intellectual Property Rights of the Company or any Subsidiary. Neither the Company nor any Subsidiary has infringed, misappropriated or otherwise conflicted with any Intellectual Property Rights of any other Person and is not aware of any infringement, misappropriation or conflict which would reasonably be expected to occur as a result of conducting its business as currently conducted. Immediately after the Effective Time, upon obtaining the Company Consents the Intellectual Property Rights of the Company and the Subsidiaries shall become the Intellectual Property Rights of the Surviving Corporation without any further action required by any party other than the filing of an applicable notice with the United States Patent and Trademark Office. The Company and each Subsidiary have taken all necessary and desirable action to maintain and protect their respective Intellectual Property Rights.

     SECTION 3.14 Taxes. The Company and the Subsidiaries have filed all federal, state, local and foreign tax returns and reports required to be filed by them and have paid and discharged all taxes shown as due thereon and have paid all applicable ad valorem and other taxes as are due. Neither the IRS nor any other taxing authority or agency, domestic or foreign, is now asserting or, to the best knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith. Neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, state, county, municipal or foreign income tax. The accruals and reserves for taxes reflected in the Company Current Balance Sheet are adequate to cover all taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP. Neither the Company nor any Subsidiary has made an election under Section 341(f) of the Code.

     SECTION 3.15  Environmental Matters.

        (a) Each of the Company and the Subsidiaries is currently operating, and at all times during the applicable statute of limitations has operated, in substantial compliance with all foreign, federal, state and local laws, rules and regulations relating to environmental protection and conservation including, but not limited to, laws, rules and regulations relating to pollution or protection of the environment, including, without limitation, the laws, rules and regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes, such as the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act of 1986, U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act and any parallel or similar laws, rules and regulations (as any of the above laws, rules and regulations may have been amended, each an "Environmental Law").

     (b) Each of the Company and each Subsidiary does not currently nor to the best knowledge of the Company has in the past during the applicable period of the statute of limitations, produced, used, stored, handled, discharged or disposed of, in connection with the operation of its business or the use of its properties (owned or leased) or otherwise, any Hazardous Substances, hazardous wastes or other pollutants or deleterious substances, nor have during such period any such substances or wastes been dumped, buried or otherwise disposed of or stored on any of the properties (owned or leased) of the Company or any Subsidiary or on any property previously owned or leased by the Company or any Subsidiary.

     (c) At no time during the applicable statute of limitations, has any government, governmental agency or representative conducted any audits, assessments, tests or other reviews in connection with environmental matters at the properties (owned or leased) of the Company or any Subsidiary. To the best knowledge of the Company, there is no existing or potential liability under any Environmental Law in respect of any operations now or previously conducted by it or any Subsidiary which would give rise to any liability or cost which would require disclosure in a report filed with the SEC or would reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries, taken as a whole. To the best knowledge of the Company, there is no asserted present or past failure to so comply with any Environmental Law except where the failure to be in compliance would not have nor reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and each Subsidiary has obtained and is in substantial compliance with all permits, licenses and other authorizations required under Environmental Laws. There are no pending applications for any such permits, licenses or authorizations, except where the failure to be in compliance would not have nor reasonably be expected to have a Material Adverse Effect on the Company. No Lien has attached to and no basis exists for the attachment of a lien to any revenues or any real or personal property owned or leased by the Company or any Subsidiary pursuant to Environmental Laws. There are no circumstances within the control of the Company which may interfere with or prevent continued compliance, or which may give rise to any liability, or otherwise form the basis of any claim, or investigation under Environmental Laws, relating to the operation of the business of the Company or any Subsidiary. To the best knowledge of the Company, there is not present any toxic, Hazardous Substance or chemical waste, substance or contaminant in, on or under any part of the soil at the property (owned or leased) or caused as a result of the operations of the Company or any Subsidiary including without limitation, the soils, surface waters and ground waters in, on or under any part of such properties. To the extent any toxic, Hazardous Substance is used on the property of the Company or any Subsidiary (owned or leased), such use has been in substantial compliance with all applicable Environmental Laws. There are no underground tanks for the storage of oil, gasoline, the by-products thereof or any Hazardous Substance on, in or under the property of the Company or any Subsidiary (owned or leased).

     SECTION 3.16  Material Agreements. Except for those contracts listed in
Schedule 3.16 of the Company Disclosure Schedule, or as attached as an exhibit to the Company SEC Reports (collectively, the "Company Material Agreements"), neither the Company nor any of the Subsidiaries is a party to or is bound by any written or oral contract, commitment or agreement which is material to the Company and the Subsidiaries taken as a whole or which involves payments or receipts of more than $100,000 in the aggregate over the remaining term thereof or which restricts the Company or its Affiliates from engaging in any business in a manner that would be consistent with its current practices and activities. Each Company Material Agreement is in all material respects the validly existing, enforceable obligation of the Company or one of the Subsidiaries, as the case may be, enforceable against the Company or the Subsidiaries, as the case may be, and, to the best knowledge of the Company, of the other parties thereto. To the best knowledge of the Company, the Company and the Subsidiaries are validly and lawfully operating in all material respects under the Company Material Agreements to which they are a party and to the best knowledge of the Company, the Company and the Subsidiaries have duly complied in all material respects with all of the terms and conditions of each of the Company Material Agreements to which they are a party except in each case, where the failure to do so would not have, nor reasonably be expected to have, a Material Adverse Effect on the Company and the Subsidiaries taken as a whole. Schedule 3.16 of the Company Disclosure Schedule indicates each Company Material Agreement which requires the Company to obtain the consent of a third party as a result of the consummation of the Transactions in order to maintain the rights of the Company under such agreements (all such consents being referred to herein as the "Company Required Consents").

     SECTION 3.17 Accounting Matters. To the knowledge of the Company, neither the Company nor any of its Affiliates, having consulted with its accountants and other advisors, has taken or agreed to take any action that would preclude Parent from accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion (APB) No. 16, Business Combinations, and the related published interpretations of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, and the published rules and regulations of the SEC (collectively, the "Accounting Pronouncements") or which would preclude the independent public accountants of Parent and the Company from issuing the letters described in Section 5.10 and 5.11, respectively).

     SECTION 3.18  Section 203 of the DGCL Not Applicable. The provisions of
Section 203 of the DGCL will not, prior to the termination of this Agreement, assuming the accuracy of the representations contained in Section 4.19, apply to this Agreement or the Transactions.

     SECTION 3.19 Ownership of Parent Common Stock. As of the date hereof, except pursuant to the Voting Agreements neither the Company, nor, to the best of its knowledge, any of its Affiliates or associates (as such term is defined under the Exchange Act),

(i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of Parent, which in the aggregate, represent 10% of more of the outstanding shares of capital stock of Parent entitled to vote generally in the election of directors.

     SECTION 3.20 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading, and (ii) the Proxy Statement will, on the date of mailing to the stockholders of the Parent and the Company and at the times of the meetings of the stockholders of the Parent and the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Parent) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     SECTION 3.21 Brokers. No broker, finder or investment banker (other than Tucker Anthony) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Tucker Anthony pursuant to which such firm would be entitled to any payment relating to the Transactions.

     SECTION 3.22 Fairness Opinion. Tucker Anthony has delivered to the Board of Directors of the Company an opinion, a copy of which is attached hereto as Exhibit F, to the effect that as of the date of such opinion and subject to certain considerations stated therein, the consideration to be received in the Merger by the holders of Company Common Stock and Company Preferred Stock pursuant to the Agreement is fair from a financial point of view to the holders of Company Common Stock and Company Preferred Stock.

     SECTION 3.23 Assets. Except as disclosed in Schedule 3.23 of the Company Disclosure Schedule, each of the Company and the Subsidiaries, as the case may be, owns, leases or has the legal right to use all the properties and assets used or intended to be used in the conduct of their businesses or otherwise owned, leased or used by the Company and the Subsidiaries, and with, respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used in or relating to the conduct of their businesses (all such properties, assets and contract rights being the "Company Assets"). Each of the Company or the Subsidiaries, as the case may be, has good and marketable title to, or, in the case of the leased properties and assets, valid and subsisting leasehold interests in, all the Company Assets, free and clear of all Liens, except as disclosed in Schedule 3.23 of the Company Disclosure Schedule.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

     Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that except as set forth in the Parent Disclosure Schedule:

     SECTION 4.1 Organization and Qualification; Subsidiaries. Each of Parent and each subsidiary of Parent (each a "Parent Sub") is a corporation or other business entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power (corporate or otherwise) and authority and all necessary approvals to own, lease and operate its properties and to carry on its business as it is now being conducted and as it will be conducted as of the Closing Date. Parent and each Parent Sub is duly qualified or licensed as a foreign corporation or other business entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect to Parent. A true and complete list of all the Parent Subs, together with the jurisdiction of organization of each Parent Sub and the percentage of the outstanding capital stock of each Parent Sub owned by Parent and each other Parent Sub, is set forth on Schedule 4.1 of Parent Disclosure Schedules. Except as disclosed in such Section of the Parent Disclosure Schedule. Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any Person.

     SECTION 4.2 Certificate of Incorporation and By-laws. Parent has delivered to the Company a true, complete and correct copy of the Charter Documents, each as amended to date, of Parent, Purchaser and of each Parent Sub. Neither Parent, Purchaser nor any Parent Sub is in violation of any provision of its respective Charter Documents.

     SECTION 4.3 Capitalization. The authorized capital stock of Parent consists of 45,000,000 shares of capital stock: 40,000,000 shares of Parent Common Stock and 5,000,000 shares of Preferred Stock, all such shares par value $0.01 per share. As of the date hereof, (i) 14,314,384 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and (ii) 2,392,500 shares of Parent Common Stock are reserved for future issuances pursuant to outstanding options under the 1995 Stock Incentive Plan. There are no shares of Preferred Stock of Parent issued and outstanding. All shares of capital stock subject to issuances as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Schedule 4.3 of the Parent Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character (including, without limitation, registration rights) relating to the issued or unissued capital stock of Parent or any Parent Sub or obligating Parent or any Parent Sub to issue or sell any shares of capital stock of, or other equity interests in, Parent or any Parent Sub. There are no outstanding contractual obligations of Parent or any Parent Sub to repurchase, redeem, or otherwise acquire any shares or any capital stock or any other security, instrument or right to acquire any equity interest of Parent or of any Parent Sub or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, Parent or any Parent Sub or any other Person. Each outstanding share of capital stock of each Parent Sub is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Parent or another Parent Sub is free and clear of all Liens. All the issued and outstanding shares of each Subsidiary are owned by Parent. The shares of Parent Common Stock to be issued in connection with the Merger (including the shares of Parent Common Stock to be issued to the holders of Company Common Stock or Company Preferred Stock and the shares of Parent Common Stock to be issued to the holders of options to purchase Company Common Stock in accordance with the terms and provisions of this Agreement) have been duly authorized by all necessary corporate action, and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and not subject to any preemptive rights, and will be issued in compliance with the requirements of the Securities Act.

     SECTION 4.4 Authority Relative to this Agreement. Each of Parent and Purchaser has all necessary power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the Merger and the other Transactions. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by each of Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, (i) the approval and adoption of this Agreement by the holders of a majority of the then issued and outstanding shares of Parent Common Stock and (ii) the filing of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser and, assuming the due authorization, execution and delivery by Company, constitutes the legal, valid and binding obligation of each of Parent and Purchaser, respectively enforceable against Parent and Purchaser, as the case may be, in accordance with its terms.

     SECTION 4.5  No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not: (i) conflict with or violate any of the Charter Documents of Parent or any Parent Sub; (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any Parent Sub or by which any property or asset of Parent or any Parent Sub is bound or affected; or (iii) except as set forth in Schedule 4.5(a) of Parent Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a breach or default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any Parent Sub pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any Parent Sub is a party or by which Parent or any Parent Sub or any property or asset of Parent or any Parent Sub is bound or affected.

     (b) Except for the approval of the holders of Parent Common Stock, the execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Person, including without limitation, any Governmental Entity where the failure to obtain any such consent, approval, authorizations or permits or make such filings would not have a Material Adverse Effect on Parent, except: (y)(i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, NYSE, NMS and NASD rules and regulations; (ii) notices under the HSR Act; and (iii) filing of the Certificate of Merger as required by the DGCL; and (z) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, other than the Parent Consents, would not prevent or delay consummation of the Merger, or otherwise prevent Parent or Purchaser from performing its respective obligations under this Agreement. The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote thereon is the only vote of the holders of any class or series of capital stock of Parent and Purchaser necessary to approve this Agreement and the Transactions.

     SECTION 4.6 Compliance. Parent and each Parent Sub holds all permits, licenses, vacancies, order and appeals which are material to the operation of Parent and the Parent Subs. Neither Parent nor any Parent Sub is in conflict with, or in default or violation of: (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any Parent Sub or by which any property or asset of Parent or any Parent Sub is bound or affected; or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any Parent Sub is a party or by which Parent or any Parent Sub or any property or asset of Parent or any Parent Sub is bound or affected other than in the case of clauses (i) and
(ii), such conflicts, defaults or violations that do not have, nor would be reasonably expected to have a Material Adverse Effect on Parent or any Parent Sub, taken as a whole.

     SECTION 4.7  SEC Filings; Financial Statements.

     (a) Parent has filed all forms, reports and documents required to be filed by it with the SEC since July 1997 (the forms, reports and other documents required to be filed by Parent since July 1997 referred to herein, collectively, as the "Parent SEC Reports"). The Parent SEC Reports: (i) complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder including, without limitation, Items 401 through 404 of Regulation S-K; and (ii) except to the extent that information contained in any Parent SEC Reports has been revised or superseded by a later-filed Parent SEC Report, did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Parent Sub is required to file any form, report or other document with the SEC.

     (b) Parent has attached to Section 4.7(b) of the Parent Disclosure Schedules the Parent Current Balance Sheet and the related unaudited income statement of Parent for the three months ended March 31, 1999 (collectively, the "Parent Unaudited Financial Statements").

     (c) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP throughout the periods indicated (except as may be indicated in the notes thereto and except that any unaudited financial statements, including the Parent Unaudited Financial Statements may not contain footnotes and are subject to normal and recurring year-end adjustments, which will not be, in the aggregate, material in amount to the Parent Unaudited Financial Statements) and each fairly presented the consolidated financial position, results of operations and changes in financial position of Parent and the consolidated Parent Subs as at the respective dates thereof and for the respective periods indicated therein.

     (d) Between the date of the Parent Current Balance Sheet attached to
Schedule 4.7(b) of the Parent Disclosure Schedule and the date of this Agreement, neither Parent nor any Parent Sub has incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP, except for liabilities and obligations incurred in the ordinary course of business and in a manner consistent with past practice since the date of the Parent Current Balance Sheet Date which would not, individually or in the aggregate, have a Material Adverse Effect to Parent.

     SECTION 4.8 Absence of Certain Changes or Events. Between March 31, 1999 and the date of this Agreement, except as contemplated by this Agreement or disclosed in the most current Parent SEC Report prior to the date of this Agreement, Parent and the Parent Subs have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, there has not been: (i) any fact, event or transaction which has or could would reasonably be expected to result in a Material Adverse Effect to Parent; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any property or asset of Parent or any Parent Sub other than in the ordinary course and in a manner consistent with past practice; (iii) any change by Parent or any Parent Sub in its accounting methods, principles or practices; (iv) any revaluation by Parent or any Parent Sub of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business and in a manner consistent with past practice; (v) any entry by Parent or any Parent Sub into any commitment or transaction material to Parent and the Parent Subs taken as a whole, other than this Agreement, which requires the payment or receipt of more than $100,000; (vi) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Parent or any redemption, purchase or other acquisition of any of its securities; (vii) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of Parent or any Parent Sub, except in the ordinary course of business and in a manner consistent with past practices and in accordance with the terms and provisions of this Agreement; or
(viii) any agreement, commitment or arrangement for Parent or any Parent Sub to do any of the foregoing actions prior to or on the Closing Date.

     SECTION 4.9 Absence of Litigation. Except as disclosed in the Parent Disclosure Schedule or in the Parent SEC Reports filed prior to the date of this Agreement, there is no Legal Proceeding pending or, to the best knowledge of Parent, threatened against Parent or any Parent Sub, or any property or asset of Parent or any Parent Sub which Legal Proceeding could reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any Parent Sub nor any property or asset of the Parent and Purchaser or any Parent Sub is subject to any order, writ, judgment, injunction, decree, determination or award which is not expressly disclosed in the Parent SEC Reports.

     SECTION 4.10 Parent Plans. Schedule 4.10 of the Parent Disclosure Schedule lists all the Parent Plans. True, correct and complete copies of each Parent Plan and each material document prepared in connection with each Parent Plan has been provided by Parent to the Company prior to the date hereof. Except as set forth in Schedule 4.10 of the Parent Disclosure Schedule: (i) none of the Parent Plans is a multiemployer plan within the meaning of ERISA; (ii) except as required by COBRA, none of the Parent Plans promises or provides retiree medical or life insurance benefits to any Person; (iii) each Parent Plan intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter to affect the qualified status of such Parent Plan; (iv) none of the Parent Plans promises or provides severance benefits or benefits contingent upon a change in ownership or control, within the meaning of Section 280G of the Code; (v) each Parent Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law; (vi) with respect to each Parent Plan subject to Title IV of ERISA, the aggregate accumulated benefit obligations of such Parent Plan (as of the date of the most recent actuarial valuation prepared for such Parent Plan) do not exceed the fair market value of the assets of such Parent Plan (as of the date of such valuation); (vii) neither Parent nor any Parent Sub has incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any Parent Plan or other retirement plan or arrangement, and no fact or event exists that could give rise to any such liability; and (viii) Parent and the Parent Subs have not incurred any liability under, and have complied in all material respects with, the WARN Act, and no fact or event exists that could give rise to liability under such act.

     SECTION 4.11 Labor Matters. Except as set forth in Section 4.11 of the Parent Disclosure Schedule: (i) there are no controversies pending or, to the best knowledge of Parent, threatened between Parent or any Parent Sub and any of their respective employees; (ii) neither Parent nor any Parent Sub is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by Parent or any Parent Sub, nor, to the best knowledge of Parent, are there any activities or proceedings of any labor union to organize any such employees; (iii) neither Parent nor any Parent Sub has breached or otherwise failed to comply with any provision of any such agreement or contract and there are no grievances outstanding against Parent or any Parent Sub under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against Parent or any Parent Sub before the National Labor Relations Board or any current union representation questions involving employees of Parent or any Parent Sub; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the best knowledge of Parent, threat thereof, by or with respect to any employees of the Parent or any Parent Sub.

     SECTION 4.12  Real Property and Leases.

        (a) Parent and the Parent Subs have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted.

        (b) Each parcel of real property owned or leased by Parent or any Parent
Sub: (i) is owned or leased free and clear of all Liens, other than Permitted Liens and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the best knowledge of Parent, has any such condemnation, expropriation, or other taking been proposed.

        (c) All leases of real property leased for the use or benefit of Parent or any Parent Sub to which Parent or any Parent Sub is a party requiring rental payments in excess of $10,000 during the remaining period of the lease, and all amendments and modifications thereto are in full force and effect and have not been modified or amended, and there exists no default under any such lease by Parent or any Parent Sub, nor any event which with notice or lapse of time or both would constitute a default thereunder by Parent or any Parent Sub.

     SECTION 4.13 Intellectual Property Rights. Parent and the Parent Subs own their respective Intellectual Property Rights free and clear of all Liens or have a valid and enforceable written agreement providing for the unrestricted right to use all such Intellectual Property Rights currently used and/or necessary for the current conduct of the business of Parent and the Parent Subs, other than restrictions on such Intellectual Property Rights which such agreements are expressly contained in the agreements relating to such rights, all of which such agreements have been provided by the Company to Parent prior to the date hereof. There is no claim by any Person contesting the validity, enforceability, use or ownership of any of the Intellectual Property Rights of Parent or any Parent Sub. There is no loss or expiration of any Intellectual Property Right of Parent or any Parent Sub that is pending, reasonably foreseeable or threatened. Parent has not received any notice of, and is not aware of any fact, event or transaction which indicates a likelihood of, any infringement or misappropriation by, or conflict with, any Person with respect to the Intellectual Property Rights of Parent or any Parent Sub. Neither Parent nor any Parent Sub has infringed, misappropriated or otherwise conflicted with any Intellectual Property Rights of any other Person and is not aware of any infringement, misappropriation or conflict which could occur as a result of conducting its business as currently conducted.

     SECTION 4.14 Taxes. Parent and the Parent Subs have filed all federal, state, local and foreign tax returns and reports required to be filed by them and have paid and discharged all taxes shown as due thereon and have paid all applicable ad valorem and other taxes as are due. Neither the IRS nor any other taxing authority or agency, domestic or foreign, is now asserting or, to the best knowledge of Parent, threatening to assert against Parent or any Parent Sub any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith. Neither Parent nor any Parent Sub has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, state, county, municipal or foreign income tax. The accruals and reserves for taxes reflected in the Parent Current Balance Sheet are adequate to cover all taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP. Neither Parent nor any Parent Sub has made an election under Section 341(f) of the Code.

     SECTION 4.15  Environmental Matters.

        (a) Each of Parent and each Parent Sub is currently and at all times during the applicable statute of limitations has operated in substantial compliance with all Environmental Laws.

        (b) Each of Parent and each Parent Sub does not currently nor to the best knowledge of Parent has in the past during the applicable period of the statute of limitations, produced, used, stored, handled, discharged or disposed of, in connection with the operation of its business or the use of its properties (owned or leased) or otherwise, any Hazardous Substances, hazardous wastes or other pollutants or deleterious substances, nor have during such period any such substances or wastes been dumped, buried or otherwise disposed of or stored on any of the properties (owned or leased) of Parent or any Parent Sub or on any property previously owned or leased by Parent or any Parent Sub.

        (c) At no time during the applicable statute of limitations, has any government, governmental agency or representative conducted any audits, assessments, tests or other reviews in connection with environmental matters at the properties (owned or leased) of Parent or any Parent Sub. To the best knowledge of Parent, there is no existing or potential liability under any Environmental Law in respect of any operations now or previously conducted by it or any Parent Sub which would give rise to any liability or cost which would require disclosure in a report filed with the SEC or would reasonably be expected to have a Material Adverse Effect on Parent or the Parent Subs, taken as a whole. To the best knowledge of Parent there is no asserted present or past failure to so comply with any Environmental Law. Each of Parent and each Parent Sub has obtained and is in substantial compliance with all permits, licenses and other authorizations required under Environmental Laws, except where the failure to be in compliance would not have nor reasonably be expected to have a Material Adverse Effect on Parent. There are no pending applications for any such permits, licenses or authorizations. No Lien has attached to and no basis exists for the attachment of a lien to any revenues or any real or personal property owned or leased by Parent or any Parent Sub pursuant to Environmental Laws. There are no circumstances within the control of Parent which may interfere with or prevent continued compliance, or which may give rise to any liability, or otherwise form the basis of any claim, or investigation under Environmental Laws, relating to the operation of the business of Parent or any Parent Sub. To the best knowledge of Parent, there is not present any toxic, Hazardous Substance or chemical waste, in, on or under any part of the soil at the property (owned or leased) or caused as a result of the operations of Parent or any Parent Sub including without limitation, the soils, surface waters and ground waters in, on or under any part of such properties. To the extent any toxic, hazardous substance is used on the property of Parent or any Parent Sub (owned or leased), such use has been in substantial compliance with all applicable Environmental Laws. There are no underground tanks for the storage of oil, gasoline, the by-products thereof or any hazardous substance on, in or under the property of Parent or any Parent Sub (owned or leased).

     SECTION 4.16  Material Agreements. Except for those contracts listed in
Schedule 4.16 of the Parent Disclosure Schedule or attached as an exhibit to the Parent SEC Reports (collectively, the "Parent Material Agreements"), neither Parent nor any of the Parent Subs is a party to or is bound by any written or oral contract, commitment or agreement which is material to Parent and the Parent Subs taken as a whole or which involves payments of more than $100,000 in the aggregate over the remaining term thereof or which restricts Parent or its Affiliates from engaging in any business in a manner that would be consistent with its current practices and activities. Each Parent Material Agreement is in all material respects the validly existing enforceable obligation of Parent or one of the Parent Subs, enforceable against Parent or a Parent Sub, as the case may be, and, to the best knowledge of Parent, of the other parties thereto. To the best knowledge of Parent, Parent and the Parent Subs are validly and lawfully operating in all material respects under the Material Agreements to which they are a party and to the best knowledge of Parent, Parent and Parent Subs have duly complied in all material respects with all of the terms and conditions of each of the Parent Material Agreements to which they are a party except in each case, where the failure to do so would not have, nor reasonably be expanded to have, a Material Adverse Effect on Parent and the Parent Subs, taken as a whole. Schedule 4.16 of Parent Disclosure Schedule lists each Parent Material Agreement which requires Parent to obtain the consent of a third party as a result of the consummation of the Transactions in order to maintain the rights of Parent under such agreements (all such consents being referred to herein as the "Parent Required Consents").

     SECTION 4.17 Accounting Matters. To the knowledge of Parent, neither Parent nor any of its Affiliates, having consulted with its accountants and other advisors, has taken or agreed to take any action that would preclude the Company from accounting for the Merger as a pooling of interests in accordance with the Accounting Pronouncements or which would preclude the independent public accountants of the Company and Parent from issuing the letters described in Section 5.10 and 5.11, respectively.

     SECTION 4.18 Section 912 Not Applicable. The provisions of Section 912 of the New York Business Corporation Law will not, prior to the termination of this Agreement, assuming the accuracy of the representations contained in Schedule 3.19, apply to this Agreement or the Transactions.

     SECTION 4.19 Ownership of Company Common Stock. As of the date hereof, except pursuant to the Voting Agreements, neither Parent, Purchaser, nor, to the best of its knowledge, any of its Affiliates or associates (as such term is defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of Company, which in the aggregate, represent 10% of more of the outstanding shares of capital stock of Company entitled to vote generally in the election of directors.

     SECTION 4.20 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation be reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement will, on the date of mailing to the stockholders of Parent and the Company, and at the times of the meetings of the stockholders of Parent and the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (except for such portions that relate only to the Company) will comply as to form in all material respects with the provisions of the Exchange Act and rules and regulations thereunder.

     SECTION 4.21 Brokers. No broker, finder or investment banker (other than Salomon Smith Barney Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent. Parent has heretofore furnished to the Company a complete and correct copy of all agreements between the Parent and Salomon Smith Barney Inc. pursuant to which such firm would be entitled to any payment relating to the Transactions.

     SECTION 4.22 Fairness Opinion. As of the date hereof, Salomon Smith Barney Inc. has delivered to the Board of Directors of Parent an opinion, a copy of which is attached hereto as Exhibit G to the effect that, as of the date of such opinion and subject to certain considerations stated therein, the consideration to be paid in the Merger is fair to Parent from a financial point of view.

     SECTION 4.23 Class Action Proceeding. (a) Parent and those former and current directors and officers of Parent set forth on Schedule 4.23 of the Parent Disclosure Schedules, Salomon Smith Barney Inc. and Nationsbanc Montgomery Securities Inc. (collectively, the "Named Individuals") have been named as parties to that certain shareholder class action securities litigation proceeding (the "Class Action Proceeding") described in Item 3 of Part I of Parent's Annual Report on Form 10-K for the year ended December 31, 1998. Parent has provided to the Company and its counsel true and complete copies of all complaints, filings, motions, scheduling orders, stipulations, affidavits, notices, including all exhibits, supplements, amendments and modifications thereto, and all other materials filed, issued or delivered, on behalf of Parent or any Named Individuals, by or to any Person (including Parent and each Named Individual) or Governmental Entity in connection with the Class Action Proceeding which are in the possession of Parent as of the date hereof, other than any of the foregoing materials that are subject to the protections of attorney-client privilege and which, if provided to the Company, would not be entitled to the protections afforded to materials subject to the attorney-client privilege (such privileged information referred to herein as "Privileged Information").

        (b) Parent has delivered to the Company and its counsel true and complete copies of all policies of insurance that provide coverage to Parent or any of the Named Individuals for any and all Damages that could arise from the Class Action Proceeding. To the best knowledge of Parent, all such policies of insurance are valid, outstanding and enforceable.

     SECTION 4.24 Purchaser Organization. Purchaser has been formed by Parent solely for the purpose of consummating the Merger and has not and does not now have any operations, assets or liabilities.

                                   ARTICLE V

                                   COVENANTS

     SECTION 5.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise consent in writing, (which consent will not be unreasonably withheld) or as contemplated or permitted by this Agreement, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its commercially reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other Persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation of the foregoing, except as contemplated by this Agreement neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent (which consent will not be unreasonably withheld) and except as contemplated or permitted by this Agreement:

        (a) amend or otherwise change its respective Charter Documents;

        (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance, of (i) any shares of capital stock of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except that the Company may issue shares of Company Common Stock upon the exercise of Company Options outstanding as of the date of this Agreement) or
(ii) any material asset of the Company or any Subsidiary;

        (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

        (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

        (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, limited liability company or other business organization or any division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money (other than borrowings pursuant to its current credit facility) or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances; (iii) enter into any material contract or agreement; (iv) authorize any single capital expenditure which is in excess of $25,000 or capital expenditures which are, in the aggregate, in excess of $100,000 for the Company and the Subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.1(e);

        (f) increase the compensation payable or to become payable to its officers or employees, except for regularly scheduled increases in a manner consistent with past practices in salaries of employees of the Company or any Subsidiary who are not officers of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any Subsidiary (other than severance or termination or other payments owed to directors, officers or other employees of the Company or any Subsidiary and indicated on Schedule 5.1(f) of the Company Disclosure Schedule pursuant to, the agreements or arrangements existing as of the date hereof, or, except as required to comply with applicable law and except as otherwise permitted or contemplated by this Agreement), or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

        (g) changes any accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

        (h) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability; or

        (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and in a manner consistent with past practice, of liabilities reflected or reserved against in the Company Current Balance Sheet or subsequently incurred in the ordinary course of business and in a manner consistent with past practice;

        (j) hire any employee with an annual base salary in excess of $100,000;

        (k) commence or settle any Legal Proceeding other than those seeking or claiming, individually or in the aggregate, under $75,000 in damages; or

        (l) agree or commit to take any of the actions described in clauses (a) through (k) of this Section 5.1.

     SECTION 5.2 Conduct of Business by Parent Pending the Merger. Parent covenants and agrees that, between the date of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent will not be unreasonably withheld) as contemplated or permitted by this Agreement, the businesses of Parent and Parent Subs shall be conducted only in, and Parent and Parent Subs shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and Parent shall use commercially reasonable efforts to preserve substantially intact the business organization of Parent and Parent Subs, to keep available the services of the current officers, employees and consultants of Parent and Parent Subs and to preserve the current relationships of Parent and Parent Subs with customers, suppliers and other Persons with which Parent or any Parent Sub has significant business relations. By way of amplification and not limitation of the foregoing, except as contemplated by this Agreement, neither Parent nor any Parent Sub shall, between the date of this Agreement and the Effective Time, do, or propose to do, any of the following without the prior written consent of the Company (which consent will not be unreasonably withheld) and except as contemplated or permitted by this Agreement:

        (a) amend or otherwise change its respective Charter Documents;

        (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance, of (i) any shares of capital stock of any class of Parent or any Parent Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Parent or any Parent Sub (except that Parent may issue shares of Parent Common Stock upon the exercise of Parent Options outstanding as of the date of this Agreement), or (ii) any material asset of Parent or any Parent Sub;

        (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

        (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

        (e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, limited liability company or other business organization or any division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money (other than borrowings pursuant to its current credit facility) or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business and in a manner consistent with past practice; (iii) enter into any material contract or agreement; (iv) authorize any single capital expenditure which is in excess of $25,000 or capital expenditures which are, in the aggregate, in excess of $100,000 for Parent and Parent Subs taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.2(e);

        (f) increase the compensation payable or to become payable to its officers or employees, except for regularly scheduled increases in a manner consistent with past practices in salaries of employees of Parent or any Parent Sub who are not officers of Parent, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of Parent or any Parent Sub (other than severance or termination or other payments owed to directors, officers or other employees of Parent or any Parent Sub pursuant to agreements or arrangements existing as of the date hereof and indicated on Schedule 5.2(f) of the Parent Disclosure Schedule, or, except as required to comply with applicable law), establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

        (g) change any accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

        (h) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

        (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and in a manner consistent with past practice, of liabilities reflected or reserved against in Parent Current Balance Sheet or subsequently incurred in the ordinary course of business and in a manner consistent with past practice;

        (j) hire any employee or with an annual base salary in excess of $100,000;

        (k) (y) commence or settle any Legal Proceeding other than those seeking or claiming, individually or in the aggregate, under $75,000 in damages and (z) settle any pending Legal Proceeding except those covered by insurance or except those requiring Parent to pay not in excess of $3,000,000; or

        (l) agree or commit to take any of the actions described in clauses (a) through (k) of this Section 5.2.

     SECTION 5.3  No Solicitation of Transactions by the Company.

        (a) Neither the Company nor any Subsidiary shall, directly or indirectly, through any officer, director, agent, employee, representative, or otherwise, (i) solicit, initiate or encourage (including, without limitation, by way of furnishing non-public information) the submission, making or announcement of any Company Acquisition Transaction, (ii) take any other action to facilitate any inquiries or the making of any proposal to effect a Company Acquisition Transaction, (iii) approve, endorse or recommend any Company Acquisition Transaction, (iv) enter into any letter of intent or similar document or any contract or other agreement contemplating or otherwise relating to any Company Acquisition Transaction, (v) enter into discussions or negotiate with any Person regarding a Company Acquisition Transaction, or (vi) authorize or permit any of the officers, directors or employees of the Company or any investment banker, financial advisor, attorney, accountant or other representative retained by or acting on behalf of the Company to take any such action set forth in clauses (i) through (vi) above; provided, however, that nothing contained in this subsection
(a) shall prohibit the board of directors of the Company from (I) furnishing non-public information to, or entering into discussions or negotiations with, any Person in response to a Superior Company Proposal (defined below) made by such Person (and not withdrawn) relating to a Company Acquisition Transaction if
(A) neither the Company, nor any of the Subsidiaries, directors, officers, employees, attorneys, accountants, investment bankers, financial advisors or other representatives retained by or acting on behalf of the Company shall have violated any of the restrictions set forth in this Section 5.3, (B) the board of directors of the Company determines in good faith after consultation with Cooley Godward LLP, that the failure to provide information in response to a written request by a Person considering a Company Acquisition Transaction and the failure to consider the Company Acquisition Transaction would be reasonably likely to constitute a breach of its fiduciary duties to the Company's stockholders under applicable law, (C) prior to furnishing such information to, or entering into discussions or negotiations with, such Person the Company requires such Person to enter into a confidentiality agreement with the Company in customary form (which confidentiality agreement also contains a standstill agreement whereby such Person agrees that it will not, either directly or indirectly, seek to acquire any interest in the Company (whether by way of merger, asset acquisition, tender offer or otherwise), without the approval of the Company's board of directors, for a period of twenty-four (24) months from the date of the confidentiality agreement), (D) at least five (5) Business Days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with any such Person, the Company gives Parent written notice of the identity of such Person, the terms and conditions of such Company Superior Proposal and of the Company's intention to furnish nonpublic information to such Person, and (E) at least five (5) Business Days prior to furnishing any nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent not already furnished to Parent), (II) withdrawing or modifying its recommendation referred to in Section 5.5(b) following receipt of a Superior Company Proposal, if, after duly considering the advice of Cooley Godward LLP, the board of directors of the Company determines in good faith that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to the Company's stockholders under applicable law or (III) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Company Acquisition Transaction. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any representative of the Company or any of the Subsidiaries, whether or not such representative is purporting to act on behalf of the Company or any of the Subsidiaries, shall be deemed to constitute a breach of this Section 5.3 by the Company. The Company shall keep Parent fully informed with respect to the status of any such Company Acquisition Transaction and any modification or proposed modification thereto. The Company shall also give Parent the ability to match any Superior Company Proposal by providing Parent with the terms of such Superior Company Proposal in writing and allowing Parent five (5) Business Days to respond with a new offer.

        (b) Definitions. The following terms shall have the meanings set forth below:

             (i) "Company Acquisition Transaction" means any transaction or series of transactions involving:

                  (1) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer, or other similar transaction (i) in which the Company or any Subsidiary is a constituent corporation or involving the capital stock of the Company, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) or Persons directly or indirectly acquires the Company or any Subsidiary or more than 20% of the Company's business or assets, or directly or indirectly becomes the beneficial owner (as such term is used in Section 13d-3 of the Exchange Act) or record owner of securities representing, or exchangeable for or convertible into, more than 20% of the outstanding securities of any class of voting securities of the Company or any Subsidiary, or (iii) in which the Company or any Subsidiary issues securities representing more than 20% of the outstanding securities of any class of voting securities of the Company;

                  (2) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 20% of the assets of the Company or any Subsidiary; or

                  (3) any liquidation or dissolution of the Company or any Subsidiary.

             (i) "Superior Company Proposal" means an unsolicited, bona fide written offer made by a third party relating to any Company Acquisition Transaction on terms that the board of directors of the Company determines, in its reasonable judgment, based upon the advice of its financial advisor, and upon consultation with its counsel, to be more favorable to the Company's stockholders than the terms of the Merger; provided however, that any such offer shall not be deemed to be a "Superior Company Proposal" if (1) any financing required to consummate the transaction contemplated by such offer is not committed (in a writing signed by a Person that the board of directors of the Company reasonably believes has the financial ability to meet such commitment) and is not likely to be obtained by such third party on a timely basis, and (2) such offer sets forth material terms which taken as a whole are less favorable to the Company than the terms set forth in this Agreement.

        (c) The Company immediately shall cease and cause to be terminated all existing inquiries, contacts, discussions or negotiations with any Person (other than Parent or Purchaser) conducted heretofore with respect to any Company Acquisition Transaction. The Company shall notify Parent promptly if any Company Acquisition Transaction is proposed by any Person after the date hereof and shall, in any such notice to Parent, indicate in reasonable detail the identity of the Person making such proposed Company Acquisition Transaction (and its significant Affiliates), and the terms and conditions of such proposed Company Acquisition Transaction. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party. Each amendment or other modification to any proposed Company Acquisition Transaction shall be considered a new and separate proposal for a Company Acquisition Transaction for the purposes of this Agreement.

     SECTION 5.4  No Solicitation of Transactions by Parent.

        (a) Neither Parent nor Parent Sub shall, directly or indirectly, through any officer, director, agent, employee, representative, or otherwise, (i) solicit, initiate or encourage (including, without limitation, by way of furnishing non-public information) the submission, making or announcement of any Parent Acquisition Transaction, (ii) take any other action to facilitate any inquiries or the making of any proposal to effect a Parent Acquisition Transaction, (iii) approve, endorse or recommend any Parent Acquisition Transaction, (iv) enter into any letter of intent or similar document or any contract or other agreement contemplating or otherwise relating to any Parent Acquisition Transaction, (v) enter into discussions or negotiate with any Person regarding an Parent Acquisition Transaction, or (vi) authorize or permit any of the officers, directors or employees of Parent or any investment banker, financial advisor, attorney, accountant or other representative retained by or acting on behalf of Parent to take any such action set forth in clauses (i) through (vi) above; provided, however, that nothing contained in this subsection
(a) shall prohibit the board of directors of Parent from (I) furnishing non-public information to, or entering into discussions or negotiations with, any Person in response to a Superior Parent Proposal (defined below) made by such Person (and not withdrawn) relating to a Parent Acquisition Transaction if (A) neither Parent, nor any of its subsidiaries, directors, officers, employees, attorneys, accountants, investment bankers, financial advisors or other representatives retained by or acting on behalf of Parent shall have violated any of the restrictions set forth in this Section 5.4, (B) the board of directors of Parent determines in good faith after consultation with Herrick, Feinstein LLP, that the failure to provide information in response to a written request by a Person considering a Parent Acquisition Transaction and the failure to consider the Parent Acquisition Transaction would be reasonably likely to constitute a breach of its fiduciary duties to Parent's stockholders under applicable law, (C) prior to furnishing such information to, or entering into discussions or negotiations with, such Person Parent requires such Person to enter into a confidentiality agreement with Parent in customary form (which confidentiality agreement also contains a standstill agreement whereby such Person agrees that it will not, either directly or indirectly, seek to acquire any interest in Parent (whether by way of merger, asset acquisition, tender offer or otherwise), without the approval of Parent's board of directors, for a period of twenty-four (24) months from the date of the confidentiality agreement), (D) at least five (5) Business Days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with any such Person, Parent gives Parent written notice of the identity of such Person, the terms and conditions of such Superior Parent Proposal and of Parent's intention to furnish nonpublic information to such Person, and (E) at least five (5) Business Days prior to furnishing any nonpublic information to such Person, Parent furnishes such nonpublic information to Parent (to the extent not already furnished to Parent), (II) withdrawing or modifying its recommendation referred to in Section 5.6(b) following receipt of a Superior Parent Proposal, if, after duly considering the advice of Herrick, Feinstein LLP, the board of directors of Parent determines in good faith that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to Parent's shareholders under applicable law or
(III) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Parent Acquisition Transaction. Without limiting the generality of the foregoing, Parent acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any representative of Parent or any Parent Sub, whether or not such representative is purporting to act on behalf of Parent or any Parent Sub, shall be deemed to constitute a breach of this Section 5.4 by Parent. Parent shall keep the Company fully informed with respect to the status of any such Parent Acquisition Transaction and any modification or proposed modification thereto. Parent shall also give the Company the ability to match any Superior Parent Proposal by providing Parent with the terms of such Superior Parent Proposal in writing and allowing the Company five (5) Business Days to respond with a new offer.

        (b) Definitions. The following terms shall have the meanings set forth below:

             (i) "Parent Acquisition Transaction" means any transaction or series of transactions involving:

                  (1) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer, or other similar transaction (i) in which Parent or any Parent Sub is a constituent corporation or involving the capital stock of Parent, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) or Persons directly or indirectly acquires Parent or any Parent Sub or more than 20% of Parent's business or assets, or directly or indirectly becomes the beneficial owner (as such term is used in Section 13d-3 of the Exchange Act) or record owner of securities representing, or exchangeable for or convertible into, more than 20% of the outstanding securities of any class of voting securities of Parent or any Parent Sub, or (iii) in which Parent or any Parent Sub issues securities representing more than 20% of the outstanding securities of any class of voting securities of Parent;

                  (2) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 20% of the assets of Parent or any Parent Sub; or

                  (3) any liquidation or dissolution of Parent or any Parent
Sub.

             (i) "Superior Parent Proposal" means an unsolicited, bona fide written offer made by a third party relating to any Parent Acquisition Transaction on terms that the board of directors of Parent determines, in its reasonable judgment, based upon the advice of its financial advisor, and upon consultation with its counsel, to be more favorable to Parent's stockholders than the terms of the Merger; provided however, that any such offer shall not be deemed to be a "Superior Parent Proposal" if (1) any financing required to consummate the transaction contemplated by such offer is not committed (in a writing signed by a Person that the board of directors of Parent reasonably believes has the financial ability to meet such commitment) and is not likely to be obtained by such third party on a timely basis, and (2) such offer sets forth material terms which taken as a whole are less favorable to Parent than the terms set forth in this Agreement.

        (c) Parent immediately shall cease and cause to be terminated all existing inquiries, contacts, discussions or negotiations with any Person (other than Parent or Purchaser) conducted heretofore with respect to any Parent Acquisition Transaction. Parent shall notify Parent promptly if any Parent Acquisition Transaction is proposed by any Person after the date hereof and shall, in any such notice to Parent, indicate in reasonable detail the identity of the Person making such proposed Parent Acquisition Transaction (and its significant Affiliates), and the terms and conditions of such proposed Parent Acquisition Transaction. Parent agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Parent is a party. Each amendment or other modification to any proposed Parent Acquisition Transaction shall be considered a new and separate proposal for a Parent Acquisition Transaction for the purposes of this Agreement.

     SECTION 5.5  Company Stockholders' Meeting.

        (a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of, convene and duly hold a meeting of the holders of Company Common Stock and Company Preferred Stock (the "Company Stockholders' Meeting") to consider, act upon and vote upon the adoption and approval of this Agreement and approval of the Merger. The Company Stockholders' Meeting will be held as promptly as practicable and in any event within 45 days after the Form S-4 is declared effective under the Securities Act (which 45-day period shall be extended on a day-for-day basis if and for so long as any stop order or other similar action is in place, pending or threatened by the SEC). The Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this Section 5.5(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Company Proposal or other Company Acquisition Transaction related to the Company, or by any withdrawal, amendment or modification of the recommendation of the board of directors of the Company with respect to the Merger.

        (b) Subject to Section 5.5(c): (i) the board of directors of the Company shall unanimously recommend that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; (ii) the Proxy Statement shall include a statement to the effect that the board of directors of the Company has unanimously recommended that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; and (iii) neither the board of directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the unanimous recommendation of the board of directors of the Company that the Company's stockholders vote in favor of the adoption and approval this Agreement and the approval of the Merger. For purposes of this Agreement, said recommendation of the board of directors of the Company shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous.

        (c) Nothing in Section 5.5(b) shall prevent the board of directors of the Company from withdrawing, amending or modifying its unanimous recommendation in favor of the Merger if (i) a Superior Company Proposal is made to the Company and is not withdrawn, (ii) neither the Company nor any of its representatives shall have violated any of the restrictions set forth in Section 5.3, and (iii) the board of directors of the Company concludes in good faith, after consultation with Cooley Godward LLP, that the failure to withdraw, amend or modify such recommendation would reasonably be likely to constitute a breach of the board of directors' fiduciary obligations to the Company's stockholders under applicable law. Nothing contained in this Section 5.5 shall limit the Company's obligation to call, give notice of, convene or hold the Company Stockholders' Meeting (regardless of whether the unanimous recommendation of the board of directors of the Company shall have been withdrawn, amended or modified), provided that nothing contained in this Section 5.5 shall require the Company to call, give notice of, convene or hold the Company Stockholders' Meeting in the event this Agreement is terminated pursuant to Section 7.1.

     SECTION 5.6  Parent Shareholders' Meeting.

        (a) Parent shall take all action necessary under all applicable Legal Requirements to call, give notice of, convene and duly hold a meeting of the holders of Parent Common Stock (the "Parent Shareholders' Meeting") to consider, act upon and vote upon the approval of the issuance of the shares of Parent Common Stock to be issued in the Merger, the adoption and approval of this Agreement, the Merger and the Certificate of Amendment. The Parent Shareholders' Meeting will be held as promptly as practicable and in any event within 45 days after the Form S-4 is declared effective under the Securities Act (which 45-day period shall be extended on a day-for-day basis if and for so long as any stop order or other similar action is in place, pending or threatened by the SEC). Parent's obligation to call, give notice of, convene and hold Parent Shareholders' Meeting in accordance with this Section 5.6(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Parent Proposal or other Parent Acquisition Transaction related to Parent, or by any withdrawal, amendment or modification of the recommendation of the board of directors of Parent with respect to the Merger.

        (b) Subject to Section 5.6(c): (i) the board of directors of Parent shall unanimously recommend that Parent's stockholders vote in favor of and approve the issuance of the shares of Parent Common Stock to be issued in the Merger and adopt and approve this Agreement, the Merger and the Certificate of Amendment; (ii) the Proxy Statement shall include a statement to the effect that the board of directors of Parent has unanimously made such recommendation; and
(iii) neither the board of directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to the Company, such unanimous recommendation. For purposes of this Agreement, said recommendation of the board of directors of Parent shall be deemed to have been modified in a manner adverse to the Company if said recommendation shall no longer be unanimous.

        (c) Nothing in Section 5.6(b) shall prevent the board of directors of Parent from withdrawing, amending or modifying its unanimous recommendation in favor of the Merger if (i) a Superior Parent Proposal is made to Parent and is not withdrawn, (ii) neither Parent nor any of its representatives shall have violated any of the restrictions set forth in Section 5.4, and (iii) the board of directors of Parent concludes in good faith, after consultation with Herrick, Feinstein LLP, that the failure to withdraw, amend or modify such recommendation would reasonably be likely to constitute a breach of the board of directors' fiduciary obligations to Parent's shareholders under applicable law. Nothing contained in this Section 5.6 shall limit Parent's obligation to call, give notice of, convene and hold Parent Shareholders' Meeting (regardless of whether the unanimous recommendation of the board of directors of Parent shall have been withdrawn, amended or modified), provided that nothing contained in this Section
5.6 shall require Parent to call, give notice of, convene or hold the Parent Shareholders' Meeting in the event this Agreement is terminated pursuant to
Section 7.1.

     SECTION 5.7  Proxy Statement/Form S-4.

        (a) As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC a preliminary Proxy Statement to be sent to the stockholders of Parent and the Company in connection with Parent Shareholders' Meeting and the Company Stockholders' Meeting, respectively, and Parent shall prepare and cause to be filed with the SEC the Form S-4. Parent and the Company shall use all reasonable efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Proxy Statement cleared by the SEC for distribution to Parent's shareholders and the Company's stockholders. The Proxy Statement (and any other documents required by the Securities Act or the Exchange Act) will be included in the Form S-4. The parties acknowledge and agree that the foregoing arrangements may be altered by mutual consent of the parties as reasonably necessary to respond to any comments or requests received from the SEC. Parent shall use all reasonable efforts to cause the Form S-4 (including the Proxy Statement) to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Parent and the Company will use all reasonable efforts to cause the Proxy Statement to be mailed to their respective stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Company and the Company's stockholders that may be required or reasonably requested in connection with any action contemplated by this Section
5.7. If the Company or Parent becomes aware of any information that should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, then the Company or Parent, as applicable, shall promptly inform the other party thereof and shall cooperate with the other party in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company and Parent.

        (b) Prior to the Effective Time Parent shall make all required filings with the NYSE and shall ensure that Parent Common Stock to be issued in the Merger will be qualified under the Securities Act.

        (c) Parent shall amend its 1997 Employee Stock Purchase Plan to provided that Company employees will be eligible to participate in such plan effect no later than five (5) Business Days following the Closing and that the offering period with respect to such employees under such plan shall commence as close as possible to such day (and shall to the extent feasible have purchase dates and otherwise ending days consistent with those for Parent's employees). To the extent required by the rules and regulations of the SEC, the amendment to Parent's 1997 Employee Stock Purchase Plan shall be reflected in the Proxy Statement.

     SECTION 5.8 Accounting Methods. Neither the Company nor Parent shall change (i) its methods of accounting which are currently in effect or (ii) its fiscal year. Neither the Company nor Parent shall take or cause or permit to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests" for financial reporting purposes or as a "tax-free reorganization" within the meaning of Section 368(a) of the Code.

     SECTION 5.9 Indemnification Agreement. Two Business Days prior to filing the Form S-4 with the SEC, the Company shall execute and deliver to Parent and Purchaser an Indemnity Agreement, and Parent and Purchaser shall execute and deliver to the Company and deliver to the Company an Indemnity Agreement, in the forms attached hereto as Exhibit H.

     SECTION 5.10  Letters of the Company's Accountants.

        (a) The Company shall use all reasonable efforts to cause to be delivered to Parent two letters of Deloitte & Touche LLP pursuant to Statement on Auditing Standards No. 72 ("SFAS 72") (each a "Comfort Letter"), one dated a date within two Business Days before the date on which the Form S-4 shall become effective and one dated a date within three Business Days before the Closing Date, each addressed to Parent, in customary form, scope and substance relating to the performance by Deloitte & Touche LLP of its procedures with respect to the financial statements of the Company contained in or incorporated by reference in the Form S-4.

        (b) The Company shall use all its reasonable efforts to cause to be delivered to Parent a copy of a letter from Deloitte & Touche LLP, addressed to the Company, dated as of the Closing Date (which letter may contain customary qualifications and assumptions), to the effect that Deloitte & Touche LLP concurs with the Company's Management's conclusion that no conditions exist that would prevent the Company from accounting for the Merger as a pooling of interests in accordance with APB 16 (as defined in Section 5.11(b)) and applicable rules and regulations of the SEC as such criteria relate only to the Company (and not to Parent).

     SECTION 5.11  Letters of Parent's Accountants.

        (a) Parent shall use all reasonable efforts to cause to be delivered to the Company two Comfort Letters from Arthur Andersen LLP, one dated a date within two Business Days before the date on which the Form S-4 shall become effective and one dated a date within three Business Days before the Closing Date, each addressed to the Company, in customary form, scope and substance relating to the performance by Arthur

Andersen LLP of its procedures with respect to the financial statements of Parent contained in or incorporated by reference in the Form S-4.

        (b) Parent shall use its reasonable efforts to cause to be delivered to the Company a copy of a letter from Arthur Andersen LLP, addressed to Parent, dated as of the Closing Date (which letter may contain customary qualifications and assumptions), to the effect that Arthur Andersen LLP concurs with Parent's management's conclusion that no conditions exist that would prevent Parent from accounting for the Merger as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board ("APB 16") and applicable rules and regulations of the SEC.

     SECTION 5.12 Access to Information; Confidentiality. (a) Upon reasonable notice, the Company and Parent shall each (and shall cause each of their respective subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time or the termination of this Agreement, to all its properties, books, contracts, commitments and records and, during such period, each of the Company and Parent shall (and shall cause each of their respective subsidiaries to) make available to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws (other than reports or documents which such party is not permitted to disclose under applicable law) and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. No investigation by either the Company or Parent shall affect the representations and warranties of the other, except to the extent such representations and warranties are by their terms qualified by disclosures made to such first party.

        (b) Each of the parties agree, on behalf of themselves and their respective Affiliates and representatives, to retain in strict confidence, and not to use for any purpose whatsoever, or divulge, disseminate or disclose to any third party (other than as may be required by court order or by law) any proprietary or confidential information obtained in connection with the negotiation of this Agreement or the Transactions.

     SECTION 5.13  Employee Benefit Plans.

        (a) As of the Effective Time, the Company shall amend each of the Company Plans to provide that Parent is the sole entity authorized to amend, modify, discontinue, merge or terminate any such Company Plan. Parent shall take all actions necessary or appropriate to permit the employees of the Company and its Subsidiaries (collectively, the "Company Employees") to continue to participate from and after the Closing Date in the Company Plans maintained by the Company immediately prior to the Effective Time. Notwithstanding the foregoing, Parent may in its sole discretion, cause any such Company Plans to be terminated or discontinued or merged with and into a comparable Parent Plan, on or after the Effective Time provided that Parent shall take all actions necessary or appropriate to permit the Company Employees participating in such Company Plans to immediately thereafter participate in the comparable Parent Plan maintained by Parent or any Parent Sub for their similarly situated employees. If the Company Plan that is terminated, discontinued or merged by Parent is a group health plan, then Parent shall permit each Company Employee participating in such group health plan to be covered under a Parent Plan that
(i) provides group health benefits to each such Company Employee effective immediately upon the cessation of coverage of such individuals under such group health plan, and (ii) credits such Company Employee, for the year under which such coverage under such Company Plan begins, with any deductibles and co-payments already incurred during such year under such group health plans. Parent and the Parent Plan shall recognize each Company Employee's years of service and level of seniority with the Company and its Subsidiaries for purposes of terms of employment and eligibility, vesting and benefit determination under the Parent Plans. This Section 5.13(a) shall survive the consummation of the Merger.

        (b) As of the Effective Time, the Company's 1996 Employee Stock Purchase Plan shall be terminated. The rights of participants in such plan with respect to any offering period underway thereunder immediately prior to the Effective Time shall be determined by treating the last business day prior to the Effective Time as the last day of such offering period but otherwise treating such offering period as a fully effective and completed offering period for all purposes of such plan.

     SECTION 5.14 Stock Exchange Listing. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to or on the Effective Time.

     SECTION 5.15 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of:
(i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate such that the conditions set forth in Sections 6.2(a) and 6.3(a) would not be satisfied as a result thereof; and (ii) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the conditions set forth in Sections 6.2(b) and 6.3(b) would not be satisfied as a result thereof; provided, however, that the delivery of any notice pursuant to this Section 5.15 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 5.16 Subsequently Filed SEC Documents. The Company and Parent will each file with the SEC all reports, schedules, forms, statements and other documents required to be filed under the Exchange Act from the date hereof through the Effective Date (the "Exchange Act Filings") and promptly provide the other party with a copy of each such Exchange Act Filing. Each Exchange Act Filing, as of its respective date: (i) will comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to each such Filing; and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 5.17 Further Action; Reasonable Best Efforts. Each of the parties hereto shall: (i) make promptly its respective filings, and thereafter make any other of its respective required submissions, under the Securities Act, Exchange Act, HSR Act and the NYSE, NMS and NASD rules and regulations with respect to the Transactions; and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Transactions; provided, however, that no provision of this
Section 5.17 shall require a party to bear the expense of another party hereto unless otherwise provided in this Agreement.

     SECTION 5.18 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the written consent of the other party, except as may be required by law or any listing agreement with the NYSE, NMS or NASD to which Parent or the Company is a party.

     SECTION 5.19  Indemnification of Directors and Officers.

        (a) From and after the consummation of the Merger, Parent will and will cause the Surviving Corporation to, fulfill and honor in all material respects the obligations of Parent and the Company pursuant to (i) each indemnification agreement in effect at such time which is referenced in Section 5.19 between Parent and each person who is or was a director or officer of Parent and the Company at or prior to the Effective Time and (ii) any indemnification provisions under Parent's and the Company's Certificate of Incorporation or Bylaws, as each is in effect on the date hereof (the persons to be indemnified pursuant to this agreement and provisions referred to in clauses (i) and (ii) of this Section 5.19 shall be referred to individually as an "Indemnified Party" and collectively as the "Indemnified Parties"). The Certificate of Incorporation and the Bylaws of Parent and the Company shall continue to contain the provisions with respect to indemnification and exculpation from liability set forth in such documents as of the date of this Agreement and such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party.

        (b) For a period of six (6) years after the Effective Time, Parent shall maintain in effect the current level and scope of directors' and officers' liability insurance covering those persons which are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent), provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 150% of the annual premium currently paid by the Company for such insurance, and provided further that if the annual premiums of such insurance exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not to exceed such amount.

        (c) Parent and the Surviving Corporation jointly and severally agree to pay all expenses, including attorney's fees, that may be incurred by the Indemnified Parties in enforcing the indemnity and other obligations provided in this Section 5.19.

        (d) This Section 5.19 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforceable by the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

     SECTION 5.20  Affiliates.

        (a) As soon as practicable but in any event within thirty (30) Business Days after the date hereof, the Company has delivered to Parent a letter identifying all Persons who in the Company's judgment are or may be deemed to be, at the time this Agreement is submitted to the Company's stockholders for approval, "affiliates" of the Company for the purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests financial reporting treatment under APB 16 and applicable rules and regulations of the SEC. The Company has caused each such affiliate to execute and deliver to Parent an affiliate letter substantially in the form attached hereto as Exhibit I (the "Affiliate Letter").

        (b) As soon as practicable but in any event within thirty (30) Business Days after the date hereof, Parent has delivered to the Company a letter identifying all Persons who in Parent's judgment are or may be deemed to be, at the time this Agreement is submitted to Parent's shareholders for approval, "affiliates" of Parent for the purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests financial reporting treatment under APB 16 and applicable rules and regulations of the SEC. Parent has caused each such affiliate to execute and deliver to the Company an Affiliate Letter.

     SECTION 5.21 Reasonable Efforts. During the period from the date hereof to the Effective Time, (a) the Company shall use its reasonable efforts to cause the conditions set forth in Section 6.1 and Section 6.2 to be satisfied on a timely basis, and (b) Parent and Purchaser shall use their reasonable efforts to cause the conditions set forth in Section 6.1 and Section 6.3 to be satisfied on a timely basis.

     SECTION 5.22 Tax Representation Letters. At or prior to the filing of the Form S-4 with the SEC, and to the extent necessary, at the Closing, Parent and the Company shall each execute and deliver to Herrick, Feinstein LLP and Cooley Godward LLP tax representation letters in substantially in the form attached hereto as Exhibits N and O. Each of Parent and the Company shall use its reasonable efforts to cause Herrick, Feinstein LLP and Cooley Godward LLP, respectively, to deliver promptly to it a legal opinion satisfying the requirements of Item 601 of the Regulation S-K promulgated under the Securities Act. In rendering such opinion, each counsel shall be entitled to rely on the tax representation letters.

     SECTION 5.23 Disclosure Regarding Class Action Proceeding. During the period between the date hereof and the Effective Time, Parent shall keep the Company and its counsel fully appraised and informed of all facts, circumstances, events or matters that relate to the Class Action Proceeding including the nature and status of any discussion or negotiations related to the Class Action Proceeding and provide notices and other information which is in the possession of Parent other than Privileged Information.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     SECTION 6.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of Parent, Purchaser and the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

        (a) This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock entitled to vote thereon.

        (b) The issuance of the shares of Parent Common Stock to be issued in the Merger, this Agreement, the Merger and the Certificate of Amendment shall have been adopted and approved by the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote thereon.

        (c) The shares of Parent Common Stock issuable to the Company's stockholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

        (d) Other than any Requisite Regulatory Approvals which the failure to obtain or file would not have a Material Adverse Effect, or the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Entity including without limitation the waiting period under the HSR Act (all the foregoing, "Consents") which are necessary for the consummation of the Merger and the other Transactions shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect.

        (e) The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

        (f) No Injunction preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Governmental Entity seeking the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

        (g) Parent and the Company shall have received the letters from Arthur Andersen LLP and Deloitte & Touche LLP contemplated by Sections 5.10 and 5.11.

     SECTION 6.2 Conditions to Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to effect the Merger are subject to the satisfaction or waiver of the following conditions:

        (a) The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement (except to the extent such representations and warranties which are expressly stated to be made as of an earlier date, which shall be true and correct in all respects as of such date) it being understood that for purposes of determining the accuracy of such representations or warranties each of the following shall be disregarded: (i) any "Material Adverse Effect" qualification or any other materiality qualifications contained in such representations and warranties, (ii) any inaccuracy that does not, together with all other inaccuracies, have a Material Adverse Effect on the Company, (iii) any inaccuracy that results from or relates to general business or economic conditions, (iv) any inaccuracy that results from or relates to conditions generally affecting the industry in which the Company competes, (v) any inaccuracy that results from or relates to the announcement or pendency of the Merger or any of the other transactions contemplated hereby, and (vi) any inaccuracy that results from or relates to the taking of any action contemplated by this Agreement; and Parent shall have received a certificate signed on behalf of the Company by the Chairman and Chief Executive Officer or the Vice Chairman and by the Executive Vice President and Chief Financial Officer of the Company to such effect.

        (b) The Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, except where the failure to perform such obligations would not have a Material Adverse Effect on the Company or Parent and Parent shall have received a certificate signed on behalf of the Company by the Chairman and Chief Executive Officer or the Vice Chairman and by the Executive Vice President and Chief Financial Officer of the Company to such effect.

        (c) The Company shall have obtained all the Company Required Consents.

        (d) Parent shall have received from Cooley Godward LLP, Company's counsel, a legal opinion, addressed to Parent and dated the Closing Date, opining as to the matters set forth in Exhibit J attached hereto, with customary exceptions and qualifications thereto and Parent shall have received from its counsel an opinion that the Merger will constitute a tax free reorganization within the meaning of Section 368 of the Code in the form attached hereto as Exhibit P.

        (e) Each of the persons set forth on Exhibit M shall have received employment agreements containing at a minimum the terms set forth opposite such person's name on Exhibit M, as the case maybe, duly executed by those persons set forth on Exhibit M, and such employment agreements shall become effective as of the Closing Date and be in full force and effect as of the date thereof.

     SECTION 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions unless waived by the Company:

        (a) The representations and warranties of Parent and Purchaser set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement (except to the extent such representation is expressly stated to be made as of an earlier date, which shall be true and correct in all respects as of such date) it being understood that for purposes of determining the accuracy of such representations or warranties each of the following shall be disregarded: (i) any "Material Adverse Effect" qualification or any other materiality qualifications contained in such representations and warranties,
(ii) any inaccuracy that does not, together with all other inaccuracies, have a Material Adverse Effect on Parent, (iii) any inaccuracy that results from or relates to general business or economic conditions, (iv) any inaccuracy that results from or relates to conditions generally affecting the industry in which Parent competes, (v) any inaccuracy that results from or relates to the announcement or pendency of the Merger or any of the other transactions contemplated hereby, (vi) any inaccuracy that results from or relates to the taking of any action contemplated by this Agreements and the Company shall have received a certificate signed on behalf of Parent by the Chairman or the President or a Vice Chairman and by the Chief Financial Officer of Parent to such effect.

        (b) Parent and Purchaser shall have performed all obligations required to be performed by them under this Agreement, at or prior to the Closing Date except where the failure to perform such obligation would not have a Material Adverse Effect on the Company or Parent, and the Company shall have received a certificate signed on behalf of the Company by the Chairman and Chief Executive Officer or the Vice Chairman and by the Executive Vice President and Chief Financial Officer of the Company to such effect.

        (c) Parent and Purchaser shall have obtained the Parent Consents.

        (d) The Company shall have received from Herrick, Feinstein LLP, Parent's and Purchaser's counsel, a legal opinion, addressed to the Company and dated the Closing Date, opining as to the matters set forth in Exhibit L attached hereto, with customary exceptions and qualifications thereto, and the Company shall have received from its counsel an opinion that the Merger will constitute a tax-free reorganization within the meaning of Section 368 of the Code in the form attached as Exhibit Q.

        (e) Each of the persons set forth on Exhibit K shall have received employment agreements containing at a minimum the terms set forth opposite such person's name on Exhibit M, duly executed by Parent and those parties set forth on Exhibit K, and such employment agreements shall become effective as of the Closing Date and be in full force and effect as of the date thereof.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any approval or adoption of this Agreement and the Transactions by the stockholders of the Company and/or Parent:

        (a) By mutual written consent duly authorized by the boards of directors of Parent, Purchaser and the Company;

        (b) By either Parent or the Company if: (i) the Effective Time shall not have occurred on or before September 30, 1999 or such later date as Parent and the Company shall agree to in writing; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party if the failure to consummate the Merger is the result of willful breach of this Agreement by the party seeking to terminate this Agreement; or (ii) there shall have occurred (A) any general suspension of, or limitation on prices for, trading in securities on the NYSE and/or the Nasdaq Stock Market, Inc. which shall have continued for five (5) Business Days and is in effect on the date of such termination, or (B) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, which shall have continued for five (5) Business Days and is in effect on the date of such termination;

        (c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

        (d) by either Parent or the Company if (i) Parent Shareholders' Meeting (including any adjournments thereof) shall have been held and completed and Parent's shareholders shall have taken a final vote on a proposal to approve the issuance of the shares of Parent Common Stock to be issued in the Merger and to approve and adopt this Agreement, the Merger and the Certificate of Amendment and (ii) the issuance of shares of Parent Common Stock, the Merger, this Agreement and the Certificate of Amendment shall not have been adopted and approved at such meeting by the required affirmative vote of Parent shareholders; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if the failure of Parent's shareholders to approve the issuance of the Parent Common Stock and to adopt and approve this Agreement, the Merger and the Certificate of Amendment at Parent Shareholders' Meeting is attributable to a failure on the part of Parent to perform any material obligation required to have been performed by Parent under this Agreement;

        (e) by either the Company or Parent if (i) the Company Stockholders' Meeting (including any adjournments thereof) shall have been held and completed and the Company's stockholders shall have taken a final vote on a proposal to approve and adopt this Agreement and the Merger and (ii) this Agreement and the Merger shall not have been adopted and approved at such meeting by the required affirmative vote of the Company stockholders; provided, however, that Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) if the failure of the Company's stockholders to adopt and approve this Agreement and the Merger at the Company

Stockholders' Meeting is attributable to a failure on the part of the Company to perform any material obligation required to have been performed by the Company under this Agreement; or

        (f) at any time prior to the adoption and approval of this Agreement and the Merger by the Company's stockholders and Parent's shareholders, (i) by the Company if a Parent Triggering Event shall have occurred, or (ii) by Parent if a Company Triggering Event shall have occurred;

        (g) by either party if any of the other party's covenants contained in this Agreement shall have been breached in any respect whereby such breach shall have resulted in a Material Adverse Effect on the non-breach party; provided, however, that if a breach of a covenant by a party is curable by such party and such party is continuing to exercise all reasonable efforts to cure such breach, then the other party may not terminate this Agreement under this Section 7.1(g) on account of such breach and provided, further, that a party may not terminate this Agreement pursuant to this Section 7.1(g) if it shall have materially breached this Agreement;

        (h) by the Company in the event that the board of directors of the Company determines in good faith after consultation with Cooley Godward LLP that the failure to terminate this Agreement may constitute a breach of the board of directors' fiduciary duty to the stockholders of the Company, provided that the Company may not terminate this Agreement under this Section 7.1(h) as a result of a change in the trading prices of either the Company's or Parent's equity securities; or

        (i) by Parent in the event that the board of directors of Parent determines in good faith after consultation with Herrick, Feinstein LLP that failure to terminate this Agreement may constitute a breach of the board of directors' fiduciary duty to the shareholders of Parent provided that Parent may not terminate this Agreement under this Section 7.1(i) as a result of a change in the trading prices of either the Company's or Parent's equity securities.

     SECTION 7.2 Effect of Termination. The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to each other party of a written notice of such termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and (i) neither Parent, Purchaser nor the Company shall be obligated to perform its obligations under this Agreement except as set forth in Sections 5.12, 7.3 and 8.1, and (ii) nothing herein shall relieve any party from liability for any willful or material breach of such party's representations and warranties.

     SECTION 7.3  Fees and Expenses.

        (a) In the event that this Agreement is terminated by Parent or the Company pursuant to Section 7.1(e), the Company shall pay Parent not later than one (1) Business Day after such termination in immediately available funds a cash fee equal to one hundred twenty percent (120%) of all out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to all investment banking firms structuring the Transactions and all reasonable fees of counsel, accountants, experts and consultants to Parent and Purchaser, and all printing expenses) incurred or accrued by Parent and Purchaser in connection with the negotiation, preparation, execution and performance of this Agreement.

        (b) In the event that this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d), Parent shall pay the Company not later than one (1) Business Day after such termination in immediately available funds a cash fee equal to one hundred twenty percent (120%) of all out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to all investment banking firms, structuring the Transactions and all reasonable fees of counsel, accountants, experts and consultants to the Company and all printing expenses) incurred or accrued by the Company in connection with the negotiation, preparation, execution and performance of this Agreement.

        (c) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(f)(i) or by Parent pursuant to Section 7.1(i), Parent shall pay the Company not later than one (1) Business Day after such termination in immediately available funds a cash fee equal to $2,500,000.

        (d) In the event that this Agreement is terminated by Parent pursuant to
Section 7.1(f)(ii) or by the Company pursuant to Section 7.1(h) the Company shall pay Parent not later than one (1) Business Day after such termination in immediately available funds a cash fee equal to $2,500,000.

        (e) Notwithstanding anything contained in Section 7.3(a) or 7.3(b) to the contrary, the amount payable pursuant to Section 7.3(a) or 7.3(b), as the case may be, shall not exceed $2,500,000 in the aggregate.

        (f) Except as set forth in this Section 7.3, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

        (g) Any amounts owed by the Company pursuant to Section 7.3(a) and any amounts owed by Parent pursuant to Section 7.3(b) shall be deemed to include the costs and expenses actually incurred or accrued by such party (including, without limitation, reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.3, together with interest on such unpaid amounts, commencing on the date that the fee became due, at a rate equal to the lesser of: (x) the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate plus eight percent (8%), and (y) the maximum rate permitted by law.

     SECTION 7.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of Parent and the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock or Company Preferred Stock shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 7.5 Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any agreement or condition contained herein, except that Parent shall not waive any obligation, representation, warranty, agreement or condition of Purchaser and Purchaser shall not waive any obligation, representation, warranty, agreement or condition of Parent. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.1  Non-Survival of Representations, Warranties and
Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Section 5.12 and Section 7.3 shall survive termination indefinitely.

     SECTION 8.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, telecopy or by registered or certified mail (postage prepaid, return receipt requested) or by overnight courier, facsimile to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.2):

        if to Parent or Purchaser:

            BOX HILL SYSTEMS CORP. and
            BH ACQUISITION CORP.
            161 Avenue of the Americas
            New York, New York 10017
            Telephone No: (212) 989-6817
            Attn: Carol Turchin

        with a copy to:

            Herrick, Feinstein LLP
            Two Park Avenue
            New York, New York 10016
            Telecopier No: (212) 889-7577
            Attn: Irwin A. Kishner, Esq.

        if to the Company:

            ARTECON, INC.
            6305 El Camino Real
            Carlsbad, California 92009
            Telecopier No: (760) 431-4419
            Attn: James Lambert

        with a copy to:

            Cooley Godward LLP
            4365 Executive Drive
            Suite 1100
            San Diego, CA 92121
            Telecopier No: (619) 550-6000
            Attn: Thomas A. Coll, Esq.

     SECTION 8.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

     SECTION 8.4 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, without the prior written consent of the other parties.

     SECTION 8.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York governing agreements made wholly within the State of New York.

     SECTION 8.7 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.8 Interpretation. Any word or term used in this Agreement in any form shall be masculine, feminine, neuter, singular or plural, as proper reading requires. The words "herein", "hereof", "hereby" or "hereto" shall refer to this Agreement unless otherwise expressly provided. Any reference herein to a Section or any exhibit or schedule shall be a reference to a Section of, and an exhibit or schedule to, this Agreement unless the context otherwise requires.

     SECTION 8.9 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                             [SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                                             BOX HILL SYSTEMS CORP.
                                                              By: /s/ PHILIP BLACK
                                                 ----------------------------------------------
                                                               Name: Philip Black
                                                         Title: Chief Executive Officer

Attest:                                        BH ACQUISITION CORP.

---------------------------------------------                 By: /s/ PHILIP BLACK
                                                 ----------------------------------------------
                                                               Name: Philip Black
                                                                Title: President

Attest:                                        ARTECON, INC.

---------------------------------------------               By: /s/ JAMES L. LAMBERT
                                                 ----------------------------------------------
                                                             Name: James L. Lambert
                                                  Title: President and Chief Executive Officer

                                                                      APPENDIX B

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                             BOX HILL SYSTEMS CORP.
              (UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW)

                             HERRICK, FEINSTEIN LLP
                           2 PARK AVENUE, 21ST FLOOR
                            NEW YORK, NEW YORK 10016
                            ATTN: DAVID LUBIN, ESQ.
                                 (212) 592-1400

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                             BOX HILL SYSTEMS CORP.
              (UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW)

     We, Philip Black and Mark Mays, being respectively the President and Secretary of Box Hill Systems Corp., in accordance with Section 807 of the Business Corporation Law do hereby certify:

     FIRST: The name of the corporation is Box Hill Systems Corp.

     SECOND: The certificate of incorporation was filed by the Department of State on April 5, 1988.

     THIRD: The certificate of incorporation as now in full force and effect is hereby amended to effect the following changes authorized by Section 801 of the Business Corporation Law: to change the name of the Corporation to provide that the board of directors of the Corporation be divided into three classes, and to set the number of directors of each class and their respective terms of office. The certificate of incorporation is hereby restated to set forth its entire text as amended as follows.

     FIRST: The name of the corporation is [                     ], hereinafter
sometimes called the "Corporation".

     SECOND: The purposes for which the Corporation is formed are as follows:

        To engage in any lawful act or activity for which corporations may be organized under the business corporation law, provided that the corporation is not formed to engage in any act or activity which requires the act or approval of any state official, department, board, agency or other body without such approval or consent first being obtained.

        To manufacture, make, buy sell, exchange, install, repair, service, supply, exploit, develop, protect and generally trade and deal in (as principal or agent) products, processes and techniques of all kinds pertaining or related to or connected with electronics and related industries, including, without limitation, equipment, parts and components for radio, television and phonograph, products for military electronics and industrial electronics, transistors, rectifiers, diodes and other semiconductors of every kind and description, aircraft, missile and other airborne apparatus surveillance systems, beaconry, radio transmitting, receiving and relay equipment, microwave equipment, telephone and telegraph terminal equipment, air traffic control devices, telephone and telegraph terminal equipment, air traffic control devices, communications equipment, meteorological devices, transducers and other acoustical devices, electronic cleaning equipment, fixed and variable capacitors, delay lines and pulse forming networks, television tuners, deflection components, transformers, power generators and other power supply and silicon supplies and crystals, cast germanium, resistors, computer components, thin films, intermetallics and other advanced solid state techniques, and electrophotographic processes.

        To develop, experiment with, conduct research on, connect, manufacture, produce, assemble, buy, rent or otherwise acquire, hold, own, operate, use, install, equip, replace, maintain, service, process, reprocess, repair, remodel, recondition, import, export, sell, lease, market, distribute, transport or otherwise dispose of and generally to deal in and with, as contractor, subcontractor, principal, agent, commission merchant, broker, factor or any combination of the foregoing and at wholesale or retail or both, any and all kinds of computer hardware and computer software and all allied apparatus, systems, parts, supplies, tools, implements, raw materials, natural products, manufactured articles and products, and goods, wares, merchandise and tangible property of every kind, use or capable of being used for any purpose whatever.

        To engage in research and development, purchase, sale, import, export, license, distribution, manufacture, or rental of any product, machine, apparatus, appliance merchandise and property of every kind and description, ideas, systems and procedures of any nature, including, without limiting the generality of the foregoing, all types of products which possess an internal intelligence for recognizing and correlating any type of data or information to be processed, pattern interpretation, recognition and memory systems and equipment, optical scanning, analog, and digital computers, components, all types of electrical, mechanical, electro-mechanical and electronic products and systems such as for analysis of visible, radar, sonar or other inputs, voice recognition and identification of voice elements and magnetic storage and drums.

        To acquire by purchase, subscription, underwriting or otherwise, and to own, hold for investment, or otherwise, and to use, sell, assign, transfer, mortgage, pledge, exchange or otherwise dispose of real and personal property of every sort and description and wheresoever situated, including shares of stock, bonds, debentures, notes, scrip, securities, evidences of indebtedness, contracts or obligations of any corporation or association, whether domestic or foreign, or of any firm or individual or of the United States or any state, territory or dependency of the United States or foreign country, or any municipality or local authority within or without the United States, and also to issue in exchange therefor, stocks, bonds, or other securities or evidences of indebtedness of this corporation and, while the owner or holder of any such property, to receive, collect and dispose of the interest, dividends and income on or from such property and to possess and exercise in respect thereto all of the rights, powers and privileges of ownership, including all voting powers thereon.

        To construct, build, purchase, lease or otherwise acquire, equip, hold, own, improve, develop, manage, maintain, control, operate, lease, mortgage, create liens upon, sell, convey or otherwise dispose of and turn to account, any and all plants, machinery, works, implements and things or property, real and personal, of every kind and description, incidental to, connected with, or suitable, necessary or convenient for any of the purposes enumerated herein, including all or any part or parts of the properties, assets, business and good will of any persons, firms, associations or corporations.

        The powers, rights and privileges provided in this certificate are not to be deemed to be in limitation of similar, other or additional powers, rights and privileges granted or permitted to a corporation by the Business Corporation Law, it being intended that this corporation shall have all the rights, powers and privileges granted or permitted to a corporation by such statute.

     THIRD: The office of the Corporation is to be located in the County of New York, State of New York.

     FOURTH: The aggregate number of shares of capital stock which the Corporation shall have authority to issue is Forty Five Million (45,000,000), which shall consist of (i) Forty Million (40,000,000) shares of common stock, par value $.01 per share and (ii) Five Million (5,000,000) shares of preferred stock, par value $.01 per share. The preferred stock shall have the designations, rights and preferences as determined from time to time by the Board of Directors.

     FIFTH: The Secretary of State of the State is designated as the agent of the Corporation upon whom process against it may be served. The post office address to which the Secretary of State of the State of New York shall mail a copy of any process against the Corporation served upon him is:

                                The Corporation
                                161 Sixth Avenue
                            New York, New York 10013

     SIXTH: The personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity is hereby eliminated except that such personal liability shall not be eliminated if a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the Business Corporation Law.

     SEVENTH: The board of directors of the corporation shall consist of three classes, and the directors of each class shall be designated Class I Directors, Class II Directors and Class III Directors, respectively. The initial term of the Class I Directors shall expire on the date of the next annual meeting of shareholders following the filing of this certificate, the initial term of the Class II Directors shall terminate on the date of the second annual meeting of shareholders following the filing of this certificate and the initial term of the Class III Directors shall expire on the date of the third annual meeting of shareholders following the filing of this certificate. At each such annual meeting, directors shall be elected for a full term of three years to succeed those directors whose terms expire at such annual meeting.

     There shall initially be two (2) Class I Directors, three (3) Class II Directors and three (3) Class IV Directors.

     The directors of the Corporation shall have the right to appoint members of committees thereof by plurality vote of the entire board, in accordance with the Corporation's by-laws.

     EIGHTH: Any director may be removed for cause at any time by majority vote of the additional directors. Vacancies so created, or created by the resignation of any director, shall be filled by a majority vote of the remainder of the board.

     IN WITNESS WHEREOF, we have hereunto signed our names and affirm this
certificate as of                             , 1999.

-------------------------------------    -------------------------------------
Philip Black                             Mark Mays
President                                Secretary

                                                                      APPENDIX C

                      OPINION OF SALOMON SMITH BARNEY INC.

                     [SALOMON SMITH BARNEY INC. LETTERHEAD]

April 29, 1999
Board of Directors
Box Hill Systems Corp.
161 Avenue of the Americas
New York, New York 10013
Ladies and Gentlemen:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to Box Hill Systems Corp. ("Box Hill") of the Exchange Ratio (as defined below) and the Preferred Exchange Ratio (as defined below) in connection with the proposed merger (the "Proposed Merger") of BH Acquisition Corp., a wholly owned subsidiary of Box Hill ("Merger Sub"), with and into Artecon, Inc. (the "Company"), pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of April 29, 1999, among Box Hill, Merger Sub and the Company.

     As more specifically set forth in the Agreement, and subject to the terms and conditions thereof, Merger Sub will merge with and into the Company, and each issued and outstanding share of common stock, par value $0.005 per share (the "Company Common Stock"), of the Company (except shares of Company Common Stock owned by the Company, Box Hill or any of their respective subsidiaries), will be converted in the Proposed Merger into the right to receive 0.40 (the "Exchange Ratio") of a share of common stock, par value $0.01 per share (the "Box Hill Common Stock"), of Box Hill. In addition, each outstanding share of the Series A Preferred Stock, par value $0.005 per share, of the Company, will be converted in the Proposed Merger into the right to receive a number (the "Preferred Exchange Ratio") of shares of Box Hill Common Stock equal to (A) (i) $4,988,318, divided by (ii) the average closing price per share of Box Hill Common Stock for the twenty trading-day period ending on the last trading day immediately prior to the Closing Date (as defined in the Agreement), divided by
(B) 2,494,159.

     In connection with rendering our opinion we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) certain publicly available information concerning Box Hill, including the Annual reports on form 10-K of Box Hill for each of the years in the two-year period ended December 31, 1998; (iii) certain other internal information, primarily financial in nature, including projections, concerning the business, assets and operations of Box Hill, furnished to us by Box Hill for purposes of our analysis; (iv) certain publicly available information concerning the trading of, and the trading market for, Box Hill Common Stock; (v) certain publicly available information concerning the Company, including the Annual reports on Form 10-K of the Company for the fiscal years ended December 31, 1997 and March 31, 1998 and the Quarterly reports on Form 10-Q of the Company for the quarters ended June 30, 1998, September 30, 1998 and December 31, 1998; (vi) certain other internal information, primarily financial in nature, including projections, concerning the business, assets and operations of the Company, furnished to us by the Company for the purposes of our analysis; (vii) certain publicly available information concerning the trading of, and the trading market for, Company Common Stock; (viii) certain publicly available information with respect to certain other companies that we believe to be comparable to Box Hill or the Company and the trading markets for certain of such other companies' securities; and (ix) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We also have considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant. We also have met with certain officers and employees of Box Hill and the Company to discuss the foregoing, as well as other matters we believe relevant to the Company.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have neither attempted independently to verify nor assumed responsibility for verifying any of such information. We have not conducted a physical inspection of any of the properties or facilities of Box Hill or the Company, nor have we made or obtained, or assumed any responsibility for making or obtaining, any independent evaluations or appraisals of any of such properties or facilities. With respect to projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Box Hill or the Company, as the case may be, and we express no view with respect to such projections or the assumptions on which they were based. We also have assumed that the Proposed Merger will be consummated in a timely manner and in accordance with the terms of the Agreement, without waiver of any of the conditions precedent to the Proposed Merger contained in the Agreement. We understand, and have assumed, that the Proposed Merger will qualify as a tax-free reorganization under the provisions of Section 368 of the Internal revenue Code of 1986, as amended, and that the proposed Merger will be accounted for as a pooling of interests for financial reporting purposes.

     In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors we have deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of Box Hill and the Company; (ii) the business prospects of Box Hill and the Company; (iii) the historical and current market for Box Hill Common Stock, Company Common Stock and for the equity securities of certain other companies that we believe to be comparable to Box Hill or the Company; and (iv) the nature and terms of certain other merger transactions that we believe to be relevant. We have not been asked to consider, and our opinion does not address, the relative merits of the Proposed Merger as compared to any alternative business strategy that might exist for Box Hill. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof, and we assume no responsibility to update or review our opinion based on circumstances or events occurring after the date hereof. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the Exchange Ratio and the Preferred Exchange Ratio to Box Hill and does not address Box Hill's underlying business decision to effect the Proposed Merger. Nor does this opinion constitute a recommendation of the Proposed Merger to Box Hill or a recommendation to any holder of Box Hill Common Stock as to how such holder should vote with respect to the Proposed Merger. Nor does our opinion constitute an opinion or imply any conclusion as to the likely trading range for Box Hill Common Stock following consummation of the Proposed Merger.

     As you are aware, Salomon Smith Barney Inc. ("Salomon Smith Barney") is acting as financial advisor to Box Hill in connection with the Proposed Merger and will receive certain fees for our services, a substantial portion of which fees is contingent on consummation of the Proposed Merger. In addition, in the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade the securities of Box Hill and the Company for their own accounts and for the accounts of customers and, accordingly, may at any time hold a short or long position in such securities. We or our predecessors or affiliates previously have rendered certain investment banking and financial advisory services to Box Hill and the Company, for which we or such predecessors or affiliates received customary compensation. Salomon Smith Barney and its affiliates (including Citigroup Inc. and its affiliates) may have other business and financial relationships with Box Hill or the Company.

     This opinion is intended for the benefit and use of Box Hill (including its management and directors) in considering the transaction to which it relates and may not be used by Box Hill for any other purpose or reproduced, disseminated, quoted or referenced to by Box Hill at any time, in any manner or for any purpose, without the prior written consent of Salomon Smith Barney, except that this opinion may be reproduced in full, and references to the opinion and to Salomon Smith Barney and its relationship with Box Hill (in each case in such form as Salomon Smith Barney may approve) may be included in any proxy statement or prospectus relating to the Proposed Merger that Box Hill files with the U.S. Securities and Exchange Commission and distributes to holders of Box Hill Common Stock in connection with the Proposed Merger. Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the Exchange Ratio and the Preferred Exchange Ratio are fair, from a financial point of view, to Box Hill.

                                          Very truly yours,

                                          /s/ Salomon Smith Barney Inc.

                                          SALOMON SMITH BARNEY INC.

                                                                      APPENDIX D

                     OPINION OF TUCKER ANTHONY INCORPORATED

                     TUCKER ANTHONY INCORPORATED LETTERHEAD

                                                                  April 29, 1999

Board of Directors
Artecon, Inc.
6305 El Camino Real
Carlsbad, CA 92009-1606

Gentlemen:

     We understand that Artecon, Inc., a Delaware corporation ("Artecon" or the "Company"), is contemplating a merger (the "Artecon Merger") with BH Acquisition Corp., a Delaware corporation (the "Merger Sub"), a wholly-owned subsidiary of Box Hill Systems Corp., a New York corporation ("Box Hill") pursuant to an Agreement and Plan of Merger dated as of April 29,1999, (the "Merger Agreement"). We further understand that James L. Lambert, W.R. Sauey, Dana Kammersgard and their affiliates (the "Artecon Principal Shareholders") who beneficially own an aggregate of 10,157,402 shares of the Company's Common Stock and all of the 2,494,159 outstanding shares of Series A Preferred Stock, par value $.005 (the "Artecon Preferred Stock") have entered into agreements with Box Hill dated as of April 29, 1999, pursuant to which they have agreed, subject to the terms and conditions thereof, to vote in favor of the Artecon Merger (the "Shareholder Agreements").

     Pursuant to the Merger Agreement, each share of common stock, par value of $0.05 of the Company ("Artecon Common Stock") shall be converted into and exchanged for the right to receive .40 of a share of common stock, par value $0.01, of Box Hill ("Box Hill Common Stock"). The Artecon Preferred Stock will be exchanged for Box Hill Common Stock based upon its liquidation value and the closing stock price of Box Hill Common Stock on the trading day immediately preceding the closing. The shares of Box Hill Common Stock to be received by the holders of Artecon Common Stock and Artecon Preferred Stock is referred to herein as the "Consideration". Additionally, 1,762,254 Artecon stock options shall be exchanged for Box Hill stock options. We understand and have assumed that the Artecon Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code and will be treated as a pooling-of-interests for accounting purposes.

     You have requested our opinion (the "Opinion") as to whether the Consideration as provided for in the Merger Agreement to be received by the holders of the Artecon Common Stock and Artecon Preferred Stock, is fair, from a financial point of view, to the holders of Artecon Common Stock and Artecon Preferred Stock.

     Tucker Anthony Incorporated ("Tucker Anthony"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and for corporate and other purposes. We have in the ordinary course of business, provided our clients with research coverage of the Company and Box Hill. In addition, in the ordinary course of our business, we actively trade the securities of the Company for our own account and the securities of the Company and Box Hill for the accounts of customers and accordingly, may at any time hold a long or short position in such securities. Tucker Anthony has acted as the Company's financial advisor in connection with, and has participated in the negotiations leading to, the Artecon Merger. Tucker Anthony will receive fees for rendering this opinion and for acting as financial advisor, a substantial portion of such advisory fee is contingent upon the closing of the Artecon Merger. Tucker Anthony has not provided investment banking services to Box Hill.

     In arriving at the Opinion, we have, among other things:

        (i) reviewed, as set forth below, the most recently available draft of the Merger Agreement, including exhibits thereto;

        (ii) reviewed certain historical financial and other information concerning the Company for the three fiscal years ended March 31, 1998 and preliminary results for the fiscal year ended March 31, 1999, including publicly available financial information on Artecon's Quarterly Reports on Form 10-Q for the quarterly periods ending December 31, 1998 and Artecon's Proxy Statement dated March 9, 1998;

        (iii) reviewed certain historical financial and other information concerning Box Hill including its Prospectus dated September 16, 1997; its proxy statement dated March 31, 1998 and its Annual Report on Form 10-K for the fiscal years ended December 31, 1997 and 1998;

        (iv) reviewed certain other information, including publicly available information relating to the business, earnings, cash flow, assets and prospects of Artecon and Box Hill, respectively;

        (v) held discussions with the senior management of the Company and Box Hill with respect to their past and current business, operations, assets and financial performance, financial condition and future prospects;

        (vi) reviewed certain internal financial and other information of the Company and Box Hill including financial projections provided to us by their respective managements;

        (vii) analyzed certain financial information, operating statistics and market trading information of publicly traded companies that we deemed comparable or otherwise relevant to our inquiry, and compared the Company from a financial point of view with these companies; analyzed certain financial and operating statistics of publicly traded companies that we deemed comparable or otherwise relevant to our inquiry, and compared Box Hill from a financial point of view with these companies;

        (viii) compared the Consideration with the consideration received by shareholders in other acquisitions of companies that we deemed comparable or otherwise relevant to our inquiry;

        (ix) reviewed the market prices, historical trading activity and ownership data of the Artecon Common Stock and Box Hill Common Stock and considered the prospects for price movements; and

        (x) conducted such other financial studies and analyses and reviewed such other information as we deemed appropriate to enable us to render the Opinion. In our review, we have also taken into account an assessment of general economic and business conditions and certain industry trends and related matters.

     In our review and analysis and in arriving at the Opinion, we have assumed and relied upon the accuracy and completeness of all the financial and other information provided to us by the Company and Box Hill or that is publicly available, and have not attempted to verify any of such information. We have assumed (i) the financial projections of the

Company and Box Hill have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company's and Box Hill's managements as to future financial performance and (ii) that such projections will be realized in the amounts and time periods currently estimated by the respective managements. We did not make or obtain any independent evaluation or appraisals of any assets or liabilities of the Company or Box Hill. The Opinion is necessarily based upon prevailing market conditions (including current market prices for the Artecon Common Stock and Box Hill Common Stock) and other circumstances and conditions as they exist and can be evaluated as of the date hereof, and does not represent our opinion as to what the actual value of the Artecon Common Stock or Box Hill Common Stock will be after the date hereof. We disclaim any undertakings or obligations to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to our attention after the date of the Opinion.

     For the purposes of the Opinion, we have not been asked to consider, and we have not considered, the effect of any federal, state or local tax laws on the holders of Artecon Common Stock or Artecon Preferred Stock and have confined our review to the receipt by the holders of Artecon Common Stock and Artecon Preferred Stock of the Consideration provided for in the Merger Agreement. Further, we have not addressed the terms of the Shareholder Agreements and make no statements as to the fairness of these agreements.

     This letter is being furnished for the use and benefit of the Company's Board of Directors in evaluating the fairness, from a financial point of view, of the Consideration to be received by the holders of Artecon Common Stock and Artecon Preferred Stock. The Opinion does not constitute a recommendation as to any action the Board of Directors of the Company or any shareholder of the Company should take in connection with the Artecon Merger or any aspect thereof. We hereby consent, however, to the inclusion of the Opinion as an exhibit or annex to any proxy or registration statement filed in connection with the Artecon Merger. The Opinion rendered herein is given as of the date hereof, and is limited in scope and subject matter as set forth herein. No other opinions should be inferred beyond the opinion expressly stated herein.

     Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, the Consideration to be received by the holders of Artecon Common Stock and Artecon Preferred Stock pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of Artecon Common Stock and Artecon Preferred Stock.

                                          Very truly yours,

                                          TUCKER ANTHONY INCORPORATED

                                          By:      /s/ WILLIAM E. ROMAN
                                             -----------------------------------
                                                      William E. Roman
                                                      Managing Director

                                                                      APPENDIX E

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

SECTION 262 APPRAISAL RIGHTS.

     (a) Any shareholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the shareholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "shareholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of shareholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its shareholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each shareholder electing to demand the appraisal of such shareholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such shareholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of such shareholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A shareholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each shareholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such shareholders of the effective date of the merger or consolidation. Any shareholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify shareholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each shareholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the shareholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any shareholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such shareholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any shareholder shall have the right to withdraw such shareholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any shareholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the shareholder within 10 days after such shareholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a shareholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the shareholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the shareholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the shareholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with such direction, the Court may dismiss the proceedings as to such shareholder.

     (h) After determining the shareholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any shareholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the shareholder entitled to an appraisal. Any shareholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such shareholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such shareholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the shareholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such shareholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a shareholder, the Court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no shareholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to shareholders of record at a date which is prior to the effective date of the merger or consolidation);

provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such shareholder shall deliver to the surviving or resulting corporation a written withdrawal of such shareholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such shareholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any shareholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting shareholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The certificate of incorporation of the Registrant provides that a director of the Registrant shall not be liable to the Registrant or its shareholders for damages for any breach of duty in such capacity unless a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719 of the New York Business Corporation Law.

     The by-laws of the Registrant further provide that the Registrant shall indemnify any officer or director of the Registrant for his or her reasonable expenses, including attorneys' fees, actually and necessarily incurred by him or her in connection with his or her defense of any action (except an action by the Registrant in its own right) to which he or she becomes a party by reason of the fact that such individual served as an officer or director or employee of the Registrant or of any corporation in which he or she served at the request of the Registrant, unless judgment or final adjudication adverse to the officer or director establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

     Section 722 of the New York Business Corporation Law provides, in substance, that New York corporations may indemnify their directors and officers in connection with actions or proceedings (other than one by or in the right of the corporation to procure a judgment in its favor) brought against such directors or officers, including actions brought against such directors or officers by or in the right of any other corporation, by reason of the fact that they are or were such directors or officers, against judgements, fines, amounts paid in settlement and reasonable expenses.

     The Registrant's employment agreements with Dr. Benjamin Monderer, Ms. Carol Turchin and Mr. Mark Mays, all executive officers and directors of the company, its compensation agreement with Mr. Philip Black, a director of the Registrant and its Chief Executive Officer, and an agreement with Mr. Finis Conner, a former director of the Registrant, provide for the indemnification of those individuals to the extent of the foregoing.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

EXHIBIT    EXHIBIT
FOOTNOTE   NUMBER                      DESCRIPTION OF DOCUMENT
--------   -------                     -----------------------
  (3)        2.1     Agreement and Plan of Merger by and among the Registrant, BH
                     Acquisition Corp. and Artecon, Inc. ("Artecon") dated as of
                     April 29, 1999.*
  (1)        3.1     Registrant's Certificate of Incorporation.
  (1)        3.2     Registrant's Amended and Restated Bylaws.
             3.3     Registrant's Amended and Restated Certificate of
                     Incorporation. See Appendix B to the prospectus/joint proxy statement.
             3.4     Certificate of Incorporation of BH Acquisition Corp.
                     ("Merger Sub").
             3.5     Bylaws of Merger Sub.

EXHIBIT    EXHIBIT
FOOTNOTE   NUMBER                      DESCRIPTION OF DOCUMENT
--------   -------                     -----------------------
  (1)        4.1     Form of Registrant's Common Stock Certificate.
             5.1     Opinion of Herrick, Feinstein LLP.
             8.1     Tax Opinion of Herrick, Feinstein LLP.
             8.2     Tax Opinion of Cooley Godward LLP.
  (1)        9.1     Voting Agreement dated July 31, 1997 among Dr. Monderer, Ms.
                     Turchin and Mr. Mays.
  (3)        9.2     Form of Box Hill Voting Agreement dated as of April 29, 1999 entered into between certain shareholders of the Registrant and Artecon.
  (3)        9.3     Form of Artecon Voting Agreement dated as of April 29, 1999 entered into between certain stockholders of Artecon and the
                     Registrant.
  (1)       10.1     Compensation Plan and agreement between the Registrant and
                     Philip Black.
  (1)       10.2     Employment Agreement between the Registrant and Carol
                     Turchin.
  (1)       10.3     Employment Agreement between the Registrant and Benjamin
                     Monderer.
  (1)       10.4     Employment Agreement between the Registrant and Mark Mays.
  (1)       10.5     Incentive Program of the Registrant, as amended.
  (1)       10.6     License Agreement with Emulex Corporation.
  (1)       10.7     Lease Agreement, dated as of December 23, 1993, as extended and modified, related to the Registrant's facilities in New
                     York City.
  (1)       10.8     Employee Stock Purchase Plan.
  (2)       10.9     Lease Modification Agreement.
  (2)       10.10    1999 Compensation Plan and Agreement between the Registrant and Philip Black.
  (4)       10.11    Form of Affiliate Agreement to be entered into by and
                     between the Registrant, Artecon and each of Philip Black,
                     Benjamin Monderer, Carol Turchin, Mark A. Mays, Mischa
                     Schwartz, Benjamin Brussell, Monderer 1999 GRAT u/a/d March
                     1999, Robert C. Miller, Elizabeth Strong, Adam T. Temple,
                     Kenneth Pitz, R. Robert Rebmann, Jr., Tom Loomis and Daniel
                     Kalagher.
  (5)       10.12    Form of Affiliate Agreement to be entered into by and
                     between Box Hill Systems Corp. and each of James L. and
                     Pamela Lambert, Dana Kammersgard, W. R. Sauey, Flambeau
                     Corporation, Flambeau Products Corporation, Seats, Inc., the
                     W.R. and Floy A. Sauey Grandparents Trust, Jason C. Sauey,
                     Chong Sup Park, Maxtor Corporation, Brian D. Fitzgerald, CP
                     Acquisition L.P. No. 4A, CP Acquisition L.P. No. 4B, Capital
                     Partners, Inc., FGS, Inc., Norman R. Farquhar and William J.
                     Filip.
  (1)       16.1     Letter re: change in certifying accountants.
            21.1     Subsidiaries of Registrant.
            23.1     Consent of Arthur Andersen LLP, Independent Public
                     Accountants.
            23.2     Consent of Deloitte & Touche LLP, Independent Accountants.
            23.3     Consent of PricewaterhouseCoopers LLP, Independent
                     Accountants.
            23.4     Consent of Salomon Smith Barney Inc. Reference is made to
                     Appendix C to the prospectus/joint proxy statement.
            23.5     Consent of Tucker Anthony Incorporated.
            23.6     Consent of Cooley Godward LLP. (Included in the opinion
                     filed as Exhibit 8.2 hereto.)
            23.7     Consent of Herrick, Feinstein LLP. (Included in the opinion filed as Exhibit 8.1 hereto.)
            24.1     Power of Attorney. See page II-4.
  (2)       27.1     Financial Data Schedule.
            99.1     Form of proxy card for the Registrant's Special Meeting of
                     Shareholders.
            99.2     Form of proxy card for Artecon's Special Meeting of
                     Stockholders.

---------------
* Schedules omitted pursuant to Regulation S-K, Item 601(b)(2) of the Commission. Registrant undertakes to furnish such schedules to the Commission supplementally upon request.

(1) Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (No. 333-31873) or amendments thereto and incorporated herein by reference.

(2) Filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.

(3) Filed as an exhibit to the Registrant's Current Report on Form 8-K dated April 29, 1999 and incorporated herein by reference.

(4) Filed as an exhibit to the Schedule 13D filed by the Registrant on May 10, 1999 with respect to the common stock of Artecon and incorporated herein by reference.

(5) Filed as an exhibit to the Schedule 13D filed by Artecon on May 10, 1999 with respect to the common stock of the Registrant and incorporated herein by reference.

    (b) Financial Statement Schedules.

     Schedule II -- Valuation and Qualifying Accounts.

ITEM 22. UNDERTAKINGS.

     (1) The Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any provision or arrangement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Box Hill Systems Corp. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, County of New York, State of New York, on the 10th day of June, 1999.

                                          BOX HILL SYSTEMS CORP.

                                          By: /s/ DR. BENJAMIN MONDERER
                                             -----------------------------------
                                              Dr. Benjamin Monderer
                                              Chairman of the Board, President
                                              and
                                              Chief Technical Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Benjamin Monderer and Philip Black, or any of them, his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

                  SIGNATURE                              TITLE                 DATE
                  ---------                              -----                 ----

            /s/ BENJAMIN MONDERER              Chairman of the Board,      June 10, 1999
---------------------------------------------  President, and Chief
            Dr. Benjamin Monderer              Technical Officer

              /s/ PHILIP BLACK                 Chief Executive Officer,    June 10, 1999
---------------------------------------------  and Director (Principal
                Philip Black                   Executive Officer)

         /s/ R. ROBERT REBMANN, JR.            Chief Financial Officer,    June 10, 1999
---------------------------------------------  and Treasurer (Principal
           R. Robert Rebmann, Jr.              Accounting Officer)

              /s/ CAROL TURCHIN                Executive Vice President,   June 10, 1999
---------------------------------------------  Strategic Planning, and
                Carol Turchin                  Director

                  SIGNATURE                              TITLE                 DATE
                  ---------                              -----                 ----
              /s/ MARK A. MAYS                 Vice President, Secretary,  June 10, 1999
---------------------------------------------  and Director
                Mark A. Mays

            /s/ BENJAMIN BRUSSELL              Director                    June 10, 1999
---------------------------------------------
              Benjamin Brussell

             /s/ MISCHA SCHWARTZ               Director                    June 10, 1999
---------------------------------------------
               Mischa Schwartz

                                                                      SCHEDULE I

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Box Hill Systems Corp.:

Our report on the consolidated financial statements of Box Hill Systems Corp. and subsidiaries is included on page F-2 of this Form S-4. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed on Schedule II is presented for purposes of complying with the Securities and Exchange Commissions rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Philadelphia, Pennsylvania
  February 5, 1999

                                                                     SCHEDULE II

                    BOX HILL SYSTEMS CORP. AND SUBSIDIARIES

                 CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS

                                                       ADDITIONS
                                          BALANCE AT   CHARGED TO                BALANCE AT
                                          BEGINNING    COSTS AND                   END OF
CLASSIFICATIONS                           OF PERIOD     EXPENSES    DEDUCTIONS     PERIOD
---------------                           ----------   ----------   ----------   ----------
For the Year Ended, December 31, 1998
  Allowance for doubtful accounts.......   $267,000     $373,000        $--       $640,000
                                           ========     ========        ==        ========
For the Year Ended, December 31, 1997
  Allowance for doubtful accounts.......   $206,000     $ 61,000        $--       $267,000
                                           ========     ========        ==        ========
For the Year Ended, December 31, 1996
  Allowance for doubtful accounts.......   $162,000     $ 44,000        $--       $206,000
                                           ========     ========        ==        ========

                                 EXHIBIT INDEX

EXHIBIT   EXHIBIT
FOOTNOTE  NUMBER                      DESCRIPTION OF DOCUMENT
--------  -------                     -----------------------
  (3)       2.1     Agreement and Plan of Merger by and among the Registrant, BH
                    Acquisition Corp. and Artecon, Inc. ("Artecon") dated as of
                    April 29, 1999.*
  (1)       3.1     Registrant's Certificate of Incorporation.
  (1)       3.2     Registrant's Amended and Restated Bylaws.
            3.3     Registrant's Amended and Restated Certificate of
                    Incorporation. See Appendix B to the prospectus/joint proxy statement.
            3.4     Certificate of Incorporation of BH Acquisition Corp.
                    ("Merger Sub").
            3.5     Bylaws of Merger Sub.
  (1)       4.1     Form of Registrant's Common Stock Certificate.
            5.1     Opinion of Herrick, Feinstein LLP.
            8.1     Tax Opinion of Herrick, Feinstein LLP.
            8.2     Tax Opinion of Cooley Godward LLP.
  (1)       9.1     Voting Agreement dated July 31, 1997 among Dr. Monderer, Ms.
                    Turchin and Mr. Mays.
  (3)       9.2     Form of Box Hill Voting Agreement dated as of April 29, 1999 entered into between certain shareholders of the Registrant and Artecon.
  (3)       9.3     Form of Artecon Voting Agreement dated as of April 29, 1999 entered into between certain stockholders of Artecon and the
                    Registrant.
  (1)      10.1     Compensation Plan and agreement between the Registrant and
                    Philip Black.
  (1)      10.2     Employment Agreement between the Registrant and Carol
                    Turchin.
  (1)      10.3     Employment Agreement between the Registrant and Benjamin
                    Monderer.
  (1)      10.4     Employment Agreement between the Registrant and Mark Mays.
  (1)      10.5     Incentive Program of the Registrant, as amended.
  (1)      10.6     License Agreement with Emulex Corporation.
  (1)      10.7     Lease Agreement, dated as of December 23, 1993, as extended and modified, related to the Registrant's facilities in New
                    York City.
  (1)      10.8     Employee Stock Purchase Plan.
  (2)      10.9     Lease Modification Agreement.
  (2)      10.10    1999 Compensation Plan and Agreement between the Registrant and Philip Black.
  (4)      10.11    Form of Affiliate Agreement to be entered into by and
                    between the Registrant, Artecon and each of Philip Black,
                    Benjamin Monderer, Carol Turchin, Mark A. Mays, Mischa
                    Schwartz, Benjamin Brussell, Monderer 1999 GRAT u/a/d March
                    1999, Robert C. Miller, Elizabeth Strong, Adam T. Temple,
                    Kenneth Pitz, R. Robert Rebmann, Jr., Tom Loomis and Daniel
                    Kalagher.
  (5)      10.12    Form of Affiliate Agreement to be entered into by and
                    between Box Hill Systems Corp. and each of James L. and
                    Pamela Lambert, Dana Kammersgard, W. R. Sauey, Flambeau
                    Corporation, Flambeau Products Corporation, Seats, Inc., the
                    W.R. and Floy A. Sauey Grandparents Trust, Jason C. Sauey,
                    Chong Sup Park, Maxtor Corporation, Brian D. Fitzgerald, CP
                    Acquisition L.P. No. 4A, CP Acquisition L.P. No. 4B, Capital
                    Partners, Inc., FGS, Inc., Norman R. Farquhar and William J.
                    Filip.

EXHIBIT   EXHIBIT
FOOTNOTE  NUMBER                      DESCRIPTION OF DOCUMENT
--------  -------                     -----------------------
  (1)      16.1     Letter re: change in certifying accountants.
           21.1     Subsidiaries of Registrant.
           23.1     Consent of Arthur Andersen LLP, Independent Public
                    Accountants.
           23.2     Consent of Deloitte & Touche LLP, Independent Accountants.
           23.3     Consent of Pricewaterhouse Coopers LLP, Independent
                    Accountants.
           23.4     Consent of Salomon Smith Barney Inc. Reference is made to
                    Appendix C to the prospectus/joint proxy statement.
           23.5     Consent of Tucker Anthony Incorporated.
           23.6     Consent of Cooley Godward LLP. (Included in the opinion
                    filed as Exhibit 8.2 hereto.)
           23.7     Consent of Herrick, Feinstein LLP. (Included in the opinion filed as Exhibit 8.1 hereto.)
           24.1     Power of Attorney. See page II-4.
  (2)      27.1     Financial Data Schedule.
           99.1     Form of proxy card for the Registrant's Special Meeting of
                    Shareholders
           99.2     Form of proxy card for Artecon's Special Meeting of
                    Stockholders

---------------
* Schedules omitted pursuant to Regulation S-K, Item 601(b)(2) of the Commission. Registrant undertakes to furnish such schedules to the Commission supplementally upon request.

(1) Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (No. 333-31873) or amendments thereto and incorporated herein by reference.

(2) Filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.

(3) Filed as an exhibit to the Registrant's Current Report on Form 8-K dated April 29, 1999 and incorporated herein by reference.

(4) Filed as an exhibit to the Schedule 13D filed by the Registrant on May 10, 1999 with respect to the common stock of Artecon and incorporated herein by reference.

(5) Filed as an exhibit to the Schedule 13D filed by Artecon on May 10, 1999 with respect to the common stock of the Registrant and incorporated herein by reference.